As filed with the Securities and Exchange Commission on January 15, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

First Interstate BancSystem, Inc.
(Exact name of registrant as specified in its charter)

Montana (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	81-0331430 (I.R.S. Employer Identification Number)

401 North 31st Street
Billings, Montana 59116
(406) 255-5390
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Terrill R. Moore
Executive Vice President and Chief Financial Officer
401 North 31st Street
Billings, Montana 59116
(406) 255-5390
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

David G. Angerbauer, Esq. Scott A. Berdan, Esq. Holland & Hart LLP 60 E. South Temple, Suite 2000 Salt Lake City, UT 84111-1031 (801) 799-5800	Lee Meyerson, Esq. Lesley Peng, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017-3954 (212) 455-2000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate Offering	Amount of
Securities to be Registered	Price(1)(2)	Registration Fee
Class A Common Stock	$115,000,000	$8,200

(1)	Includes shares of Class A common stock issuable upon exercise of the underwriters’ option.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 15, 2010

PROSPECTUS

           Shares

Class A Common Stock

This is the initial public offering of the Class A common stock of First Interstate BancSystem, Inc. We are offering           shares of our Class A common stock and the selling stockholders identified in this prospectus are offering           shares. We will not receive any proceeds from the sale of shares held by the selling stockholders. No public market currently exists for our Class A common stock.

We intend to apply to list our Class A common stock on the NASDAQ Stock Market under the symbol “FIBK.”

Following this offering, we will have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to five votes per share and is convertible at any time into one share of Class A common stock.

We anticipate that the initial public offering price will be between $      and $      per share.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 10 of this prospectus.

	Per Share	Total

Price to the public	$	$
Underwriting discounts and commissions	$	$
Proceeds to us (before expenses)	$	$
Proceeds to the selling stockholders (before expenses)	$	$

We have granted the underwriters the option to purchase an additional           shares of Class A common stock from us on the same terms and conditions set forth above if the underwriters sell more than           shares of Class A common stock in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Barclays Capital, on behalf of the underwriters, expects to deliver the shares on or about          , 2010.

Barclays Capital

D.A. Davidson & Co.

Keefe, Bruyette & Woods	Sandler O’Neill + Partners, L.P.

Prospectus dated          , 2010

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We and the underwriters have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise indicated or the context requires, or with respect to our historical consolidated financial data, all information in this prospectus:

•	assumes that the underwriters’ option is not exercised;

•	assumes an initial offering price of $ per share (the midpoint of the estimated public offering price set forth on the cover page of this prospectus); and

•	gives pro forma effect to a recapitalization of our common stock, which will occur prior to the completion of this offering and which will include (1) a -for-1 split of the existing common stock; (2) the redesignation of the existing common stock as shares of Class B common stock; and (3) the creation of a new class of common stock designated as Class A common stock.

INDUSTRY AND MARKET DATA

This prospectus includes industry and government data and forecasts that we have prepared based, in part, upon industry and government data and forecasts obtained from industry and government publications and surveys. These sources include publications and data compiled by the Board of Governors of the Federal Reserve System, or Federal Reserve, the Federal Deposit Insurance Corporation, or FDIC, the Bureau of Labor Statistics and SNL Financial LC. For example, when we refer to “our UBPR peer group” in this prospectus, we mean the group of FDIC-insured bank holding companies with assets between $3 billion and $10 billion included in our Uniform Bank Performance Report, as reported by the Federal Reserve and the FDIC.

Third-party industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. While we are responsible for the adequacy and accuracy of the disclosure in this prospectus, we have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Forecasts are particularly likely to be inaccurate, especially over long periods of time. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section captioned “Risk Factors.”

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SUMMARY

The following is a summary of selected information contained in this prospectus. This summary does not contain all the information that you should consider before investing in our Class A common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section, the consolidated financial statements and the accompanying notes included in this prospectus, as well as the other documents to which we refer you. When we refer to “we,” “our,” “us” or “the Company” in this prospectus, we mean First Interstate BancSystem, Inc. and our consolidated subsidiaries, including our wholly-owned subsidiary, First Interstate Bank, unless the context indicates that we refer only to the parent company, First Interstate BancSystem, Inc. When we refer to the “Bank” in this prospectus, we mean First Interstate Bank.

OUR COMPANY

We are a financial and bank holding company headquartered in Billings, Montana. As of September 30, 2009, we had consolidated assets of $6.9 billion, deposits of $5.7 billion, loans of $4.6 billion and total stockholders’ equity of $571 million. We currently operate 72 banking offices in 42 communities located in Montana, Wyoming and western South Dakota. Through the Bank, we deliver a comprehensive range of banking products and services to individuals, businesses, municipalities and other entities throughout our market areas. Our customers participate in a wide variety of industries, including energy, healthcare and professional services, education and governmental services, construction, mining, agriculture, retail and wholesale trade and tourism.

Our company was established on the principles and values of our founder, Homer Scott, Sr. In 1968, Mr. Scott purchased the Bank of Commerce in Sheridan, Wyoming and began building his vision of a premier community bank committed to serving the local communities in Wyoming, Montana and surrounding areas. Over the past 42 years, we have expanded from one banking office to 72 branch locations through organic, de novo and acquisition-based growth, including the purchase of First Western Bank’s 18 offices in western South Dakota in January 2008. Our growth has resulted from our adherence to the principles and values of our founder and the alignment of these principles and values among our management, directors, employees and shareholders.

Our Competitive Strengths

Since our formation, we have grown our business by adhering to a set of guiding principles and a long-term disciplined perspective that emphasizes our commitment to providing high-quality financial products and services, delivering quality customer service, effecting business leadership through professional and dedicated managers and employees, assisting our communities through socially responsible leadership and cultivating a strong and positive corporate culture. We believe the following are our competitive strengths:

Attractive Footprint—The states in which we operate, Montana, Wyoming and South Dakota, have all displayed stronger economic trends and asset quality characteristics relative to the national averages during the recent economic downturn. In particular, the markets we serve have diversified economies and favorable growth characteristics. Notwithstanding challenging market conditions nationally and elsewhere in the West, we have experienced sustained profitability and stable growth due, in part, to our presence in these states.

Market Leadership—As of June 30, 2009, the most recent available published data, we were ranked first by deposits in 53% of our metropolitan statistical areas, or MSAs, and were ranked one of the top three depositories in 87% of our MSAs, as reported by SNL Financial. We were also ranked as of June 30, 2009, first by deposits in Montana, second in Wyoming and either first or second in each of the counties we serve in western South Dakota. We believe our market leading position is an important factor in maintaining long-term customer loyalty and community relationships. We also believe this leadership provides us with pricing benefits for our products and services and other competitive advantages.

Proven Model with Branch Level Accountability—Our growth and profitability are due, in part, to the implementation of our community banking model and practices. We support our branches with resources, technology, brand recognition and management tools, while at the same time encouraging local decision-making and community involvement. Our 28 local branch presidents and their teams have responsibility and discretion, within company-wide guidelines, with respect to the pricing of loans and deposits, local advertising and promotions, loan underwriting and certain credit approvals. We enhance this community banking model with monthly reporting focused on branch-level accountability for financial performance and asset quality, while providing regular opportunities for the sharing of information and best practices among our local branch management teams.

Disciplined Underwriting and Credit Culture—A vital component of the success of our company is maintaining high asset quality in varying economic cycles. This results from a business model that emphasizes local market knowledge, strong customer relationships, long-term perspective and branch-level accountability. Moreover, we have developed conservative credit standards and disciplined underwriting skills to maintain proper credit risk management. By maintaining strong asset quality, we are able to reduce our exposure to significant loan charge-offs and keep our management team focused on serving our customers and growing our business.

Stable Base of Core Deposits—We fund customer loans and other assets principally with core deposits from our customers consisting of checking and savings accounts, money market deposit accounts and time deposits (certificates of deposit) below $100,000. We do not generally utilize brokered deposits and do not rely heavily on wholesale funding sources. At September 30, 2009, our total deposits were approximately $5.7 billion, 83.7% of which were core deposits. Our core deposits provide us with a stable funding source while generating opportunities to build and strengthen our relationships with our customers. Furthermore, we believe that over long periods of time covering different economic cycles, our core deposits will continue to provide us with a relatively low cost of funds, an advantage that we anticipate will become more pronounced if interest rates rise.

Experienced and Talented Management Team—Our success has been built, beginning with our formation as a family-owned and operated commercial bank, upon a foundation of strong leadership. The Scott family has provided effective leadership for many years and has successfully integrated a management team of seasoned banking professionals. Members of our current executive management team have, on average, over 30 years of experience in the community or regional banking industry. Furthermore, our banking expertise is broadly dispersed throughout the organization, including 28 experienced branch presidents in each of our key local markets. The Scott family, members of which own a majority of our stock, is committed to our long-term success and plays a significant role in providing leadership and developing our strategic vision.

Sustained Profitability and Favorable Shareholder Returns—We focus on long-term financial performance, and have achieved 88 consecutive quarters of profitability. We have used a combination of organic growth, new branch openings and strategic acquisitions to expand our business while maintaining positive operating results and favorable shareholder returns. During the ten years from 1999 through 2008, our annual return on average common equity ranged from 14.7% to 20.4%. Even during the nine months ended September 30, 2009, a period of challenging market conditions for many banks, we generated a return on average common equity of 10.7%.

Our Strategy

We intend to leverage our competitive strengths as we pursue the following business strategies:

Remain a Leader in Our Markets—We have established market leading positions in Montana, Wyoming and western South Dakota. We intend to remain a leader in our markets by continuing to adhere to the core principles and values that have contributed to our growth and success. We believe we can continue to expand our market leadership by following our proven community banking model and conservative banking practices, by offering high-quality financial products and services, by maintaining a comprehensive understanding of our markets and the needs of our customers and by providing superior customer service.

Focus on Profitability and Favorable Shareholder Returns—We focus on long-term profitability and providing favorable shareholder returns by maintaining or improving asset quality, increasing our interest and non-interest income and achieving operating efficiencies. We intend to continue to concentrate on increasing customer deposits, loans and otherwise expanding our business in a disciplined and prudent manner. Moreover, we will seek to extend our track record of over 15 years of continuous quarterly dividend payments, as such payments are important to our shareholders. We believe successfully focusing on these factors will allow us to continue to achieve positive operating results and deliver favorable shareholder returns.

Continue to Expand Through Organic Growth—We intend to continue achieving organic growth through the anticipated economic and population growth within our markets and by capturing incremental market share from our competitors. We believe that our market recognition, resources and financial strength, combined with our community banking model, will enable us to attract customers from the national banks that operate in our markets and from smaller banks that face increased regulatory, financial and technological requirements.

Selectively Examine Acquisition Opportunities—We believe that evolving regulatory and market conditions will enable us to consider acquisition opportunities, including both traditional and FDIC-assisted transactions. We intend to direct any strategic expansion efforts primarily within our existing states of operation, but we will also consider compelling opportunities in surrounding markets. While we have no present agreement or plan concerning any specific acquisition or similar transaction, we believe that the capital raised from this offering, together with the ability to use our publicly-traded stock as currency should enhance our strategic expansion opportunities.

Continue to Attract and Develop High-Quality Management Professionals—The leadership skills and talents of our management team are critical to maintaining our competitive advantage and to the future of our business. We intend to continue hiring and developing high-quality management professionals to maintain effective leadership at all levels of our company. We attribute much of our success to the quality of our management personnel and will continue to emphasize this critical aspect of our business and our culture.

Contribute to Our Communities—We believe our business is driven not just by meeting or exceeding our customers’ needs and expectations, but also by establishing long-term relationships and active involvement and leadership within our communities. We believe in the importance of corporate social responsibility and have developed strong ties with our communities. We contribute to these communities through active involvement, assistance and leadership roles with various community projects and organizations.

Our Market Areas

We operate throughout Montana, Wyoming and western South Dakota. Industries of importance to our markets include energy, healthcare and professional services, education and governmental services, construction, mining, agriculture, retail and wholesale trade and tourism. While distinct local markets within our footprint are dependent on particular industries or economic sectors, the overall region we serve benefits from a stable, diverse and growing local economy. Our market areas have demonstrated strength even during the recent economic downturn. For instance, Montana, Wyoming and South Dakota have maintained low unemployment rates relative to the national average of 10.0% as of November 2009, with Montana at 6.4%, Wyoming at 7.2% and South Dakota at 5.0%.

Montana—We operate primarily in the metropolitan areas of Billings, Missoula, Kalispell, Bozeman, Great Falls and Helena. For the principal Montana communities in which we operate, the estimated weighted average population growth for 2009 through 2014 is 6.83%, as compared to the estimated national average growth rate for the same period of 4.63%. At September 30, 2009, approximately $2.8 billion, or 50%, of our total deposits were in Montana.

Wyoming—We operate primarily in the metropolitan areas of Casper, Sheridan, Gillette, Laramie, Jackson, Riverton and Cheyenne. For the principal Wyoming communities in which we operate, the estimated weighted average population growth for 2009 through 2014 is 5.16%. At September 30, 2009, approximately $2.0 billion, or 35%, of our total deposits were in Wyoming.

Western South Dakota—With the acquisition of First Western Bank in January 2008, we expanded our franchise into western South Dakota. We operate primarily in the metropolitan areas of Rapid City and Spearfish. For the principal western South Dakota communities in which we operate, the estimated weighted average population growth for 2009 through 2014 is 4.45%. At September 30, 2009, approximately $0.9 billion, or 15%, of our total deposits were in western South Dakota.

The estimated weighted average population growth of the major MSAs we serve in all three states for 2009 to 2014 is 5.77%, a level that exceeds the estimated national growth rate. Factors contributing to the growth of our market areas include power and energy-related developments; expanding healthcare, professional and governmental services; growing regional trade center activities; and the in-flow of retirees. We expect to leverage our resources and competitive advantages to benefit from diversified economic characteristics and favorable population growth trends in our area.

Our Corporate Information

We are incorporated under the laws of Montana. Our principal executive offices are located at 401 North 31st Street, Billings, Montana. Our telephone number is (406) 255-5390. Our internet address is www.firstinterstatebank.com. The information contained on or accessible from our website does not constitute a part of this prospectus and is not incorporated by reference herein.

THE OFFERING

The following summary of the offering contains basic information about the offering and our Class A common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of our Class A common stock, please refer to the section of this prospectus entitled “Description of Capital Stock—Class A Common Stock.”

Total Class A Common Stock Offered	shares.

Class A Common Stock Offered by Us	shares. shares if the underwriters’ option is exercised in full.

Class A Common Stock Offered by the Selling Stockholders	shares.

Class A Common Stock to be Outstanding Immediately After this Offering	shares. shares if the underwriters’ option is exercised in full.

Class B Common Stock Outstanding Immediately After this Offering	shares.

Total Common Stock Outstanding After this Offering	shares. shares if the underwriters’ option is exercised in full.

Use of Proceeds	We estimate that our net proceeds from this offering, after deducting underwriting discounts, commissions and estimated offering expenses, will be approximately $ million, or approximately $ million if the underwriters’ option is exercised in full. We intend to use the net proceeds to support our long-term growth, to repay our variable rate term notes issued under our syndicated credit agreement and for general corporate purposes, including potential strategic acquisition opportunities. We have no present agreement or plan concerning any specific acquisition or similar transaction. We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders. See “Use of Proceeds.”

Dividend Policy	It has been our policy to pay a dividend to all common shareholders. Dividends are declared and paid in the month following the end of each calendar quarter. Our dividend policy and practice may change in the future, however, and our Board of Directors, or Board, may change or eliminate the payment of future dividends at its discretion, without notice to our shareholders and. Any future determination to pay dividends to our shareholders will be dependent upon our financial condition, results of operation, capital requirements, banking regulations and any other factors that the Board may deem relevant.

For information regarding our recent dividends, see “Dividend Policy.”

Proposed NASDAQ Listing	We intend to apply to list our Class A common stock on the NASDAQ Stock Market under the symbol “FIBK.”

The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding at December 31, 2009 and excludes:

•	shares of our Class B common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $ per share;

•	shares of our Class B common stock available for future issuance under our equity compensation plans;

•	shares of our Class B common stock issuable upon conversion of our outstanding shares of our Series A Preferred Stock;

•	shares of our Class A common stock available for future issuance upon conversion of outstanding shares of Class B common stock, the conversion of which will not have a dilutive effect on the outstanding shares of our Class A common stock; and

•	shares of our Class A common stock available for future issuance upon conversion of the shares of Class B common stock issuable upon exercise of outstanding stock options, available for future issuance under our equity compensation plans and issuable upon conversion of our outstanding shares of our Series A Preferred Stock.

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. These risks include, among others:

•	we may incur significant credit losses, particularly in light of current market conditions;

•	our concentration of real estate loans subjects us to increased risks in the event real estate values continue to decline due to the economic recession, a further deterioration in the real estate markets or other causes;

•	economic and market developments, including the potential for inflation, may have an adverse effect on our business, possibly in ways that are not predictable or that we may fail to anticipate;

•	many of our loans are to commercial borrowers, which have a higher degree of risk than other types of loans;

•	if we experience loan losses in excess of estimated amounts, our earnings will be adversely affected;

•	our goodwill may become impaired, which may adversely impact our results of operations and financial condition and may limit our Bank’s ability to pay dividends to us, thereby causing liquidity issues;

•	our dividend policy may change;

•	there is no prior public market for our common stock and one may not develop;

•	our Class A common stock share price could be volatile and could decline following this offering, resulting in a substantial or complete loss on your investment; and

•	holders of the Class B common stock have voting control of our company and are able to determine virtually all matters submitted to shareholders, including potential change in control transactions.

The foregoing is not a comprehensive list of the risks we face. You should carefully consider all information included in this prospectus, including information under “Risk Factors,” before investing in our Class A common stock.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth certain of our historical consolidated financial data. The summary consolidated financial data as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data as of December 31, 2006, 2005 and 2004 and for the years ended December 31, 2005 and 2004 have been derived from our audited consolidated financial statements that are not included in this prospectus. The summary consolidated financial data as of September 30, 2009 and 2008 and for the nine months ended September 30, 2009 and 2008 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. In the opinion of management, such unaudited financial statements reflect all historical and recurring adjustments necessary for a fair presentation of the results for these periods. The results of operations for the nine months ended September 30, 2009 are not necessarily indicative of the results to be expected for the full year or any future period.

In January 2008, we acquired First Western Bank which included 18 offices located in western South Dakota. At the time of the acquisition, First Western Bank had total assets of approximately $913.0 million. The results and other financial data of First Western Bank are not included in the table below for the periods prior to the date of acquisition and, therefore, the results and other financial data for such prior periods may not be comparable in all respects. In December 2008, we completed the disposition of our i_Tech subsidiary to Fiserv Solutions, Inc., which eliminated our technology services segment, one of our two historical operating segments. Because the operating results attributable to the former segment are not included in our operating results for periods subsequent to the date of disposition, our results for periods prior to the date of that transaction may not be comparable in all respects. See Note 1 of the Notes to Consolidated Financial Statements for the year ended December 31, 2008 included in this prospectus.

This summary historical consolidated financial data should be read in conjunction with other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	As of or for the
	Nine Months Ended		As of or for the
	September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
(Dollars in thousands, except per share data)

Selected Balance Sheet Data:
Net loans	$4,504,706	$4,667,581	$4,685,497	$3,506,625	$3,262,911	$2,991,904	$2,697,368
Investment securities	1,297,845	1,030,570	1,072,276	1,128,657	1,124,598	1,019,901	867,315
Total assets	6,923,218	6,510,013	6,628,347	5,216,797	4,974,134	4,562,313	4,217,293
Deposits	5,683,130	5,035,344	5,174,259	3,999,401	3,708,511	3,547,590	3,321,681
Securities sold under repurchase agreements	391,336	510,457	525,501	604,762	731,548	518,718	449,699
Long-term debt	77,491	84,695	84,148	5,145	21,601	54,654	61,926
Subordinated debentures held by subsidiary trusts	123,715	123,715	123,715	103,095	41,238	41,238	41,238
Preferred stockholders’ equity	50,000	50,000	50,000	—	—	—	—
Common stockholders’ equity	520,684	474,998	489,062	444,443	410,375	349,847	308,326
Total stockholders’ equity	570,684	524,998	539,062	444,443	410,375	349,847	308,326

	As of or for the
	Nine Months Ended		As of or for the
	September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
(Dollars in thousands, except per share data)

Selected Income Statement Data:
Interest income	$245,356	$269,105	$355,919	$325,557	$293,423	$233,857	$192,840
Interest expense	65,804	93,237	120,542	125,954	105,960	63,549	42,421

Net interest income	179,552	175,868	235,377	199,603	187,463	170,308	150,419
Provision for loan losses	31,800	13,320	33,356	7,750	7,761	5,847	8,733

Net interest income after provision for loan losses	147,752	162,548	202,021	191,853	179,702	164,461	141,686
Non-interest income	78,480	76,012	128,382	92,448	102,119	70,882	70,644
Non-interest expense	162,558	158,034	222,326	178,867	164,713	151,318	142,980

Income before income taxes	63,674	80,526	108,077	105,434	117,108	84,025	69,350
Income tax expense	21,332	27,928	37,429	36,793	41,499	29,310	23,929

Net income	42,342	52,598	70,648	68,641	75,609	54,715	45,421
Preferred stock dividends	2,559	2,484	3,347	—	—	—	—

Net income available to common shareholders	$39,783	$50,114	$67,301	$68,641	$75,609	$54,715	$45,421

Common Share Data:
Earnings per share:
Basic	$5.08	$6.38	$8.55	$8.45	$9.32	$6.84	$5.74
Diluted	5.02	6.25	8.38	8.25	9.11	6.71	5.68
Dividends per share	1.55	1.95	2.60	2.97	2.27	1.88	1.56
Book value per share(1)	66.26	59.85	62.00	55.51	50.39	43.20	38.68
Tangible book value per share(2)	41.44	34.53	37.07	50.81	45.74	38.43	33.67
Weighted average shares outstanding:
Basic	7,833,375	7,856,406	7,871,034	8,126,804	8,112,610	8,001,682	7,916,137
Diluted	7,925,818	8,018,764	8,028,168	8,322,480	8,303,990	8,149,337	7,997,579
Financial Ratios:
Return on average assets	0.84%	1.12%	1.12%	1.37%	1.60%	1.26%	1.14%
Return on average common stockholders’ equity	10.66	14.87	14.73	16.14	20.38	16.79	15.75
Yield on earning assets	5.51	6.51	6.37	7.21	6.94	6.12	5.54
Cost of funds	1.71	2.61	2.50	3.43	3.05	1.99	1.42
Net interest spread	3.80	3.90	3.87	3.78	3.89	4.13	4.12
Net interest margin	4.05	4.29	4.25	4.46	4.47	4.48	4.34
Efficiency ratio(3)	63.01	62.74	61.12	61.25	56.88	62.65	64.68
Common stock dividend payout ratio(4)	30.51	30.56	30.41	35.15	24.36	27.49	27.18
Loan to deposit ratio	81.05	94.23	92.24	88.99	89.26	85.53	82.47

	As of or for the
	Nine Months Ended		As of or for the
	September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
(Dollars in thousands, except per share data)

Asset Quality Ratios:
Non-performing loans to total loans(5)	2.72%	1.89%	1.90%	0.98%	0.53%	0.63%	0.73%
Non-performing assets to total loans and other real estate owned (OREO)(6)	3.38	1.96	2.03	1.00	0.55	0.67	0.79
Non-performing assets to total assets	2.27	1.43	1.46	0.68	0.36	0.45	0.51
Allowance for loan losses to total loans	2.21	1.62	1.83	1.47	1.43	1.40	1.54
Allowance for loan losses to non-performing loans	81.34	85.85	96.03	150.66	269.72	220.73	212.04
Net charge-offs to average loans(7)	0.61	0.47	0.28	0.08	0.09	0.19	0.21
Capital Ratios:
Tangible common equity to tangible assets	4.84%	4.35%	4.55%	7.93%	7.84%	7.25%	6.36%
Tier 1 common capital to total risk weighted assets(8)	6.26	5.16	5.35	9.95	9.68	8.94	8.42
Leverage ratio	7.33	7.07	7.13	9.92	8.61	7.91	7.49
Tier 1 risk-based capital	9.57	8.41	8.57	12.39	10.71	10.07	9.67
Total risk-based capital	11.51	10.34	10.49	13.64	11.93	11.27	10.95

(1)	For purposes of computing book value per share, book value excludes preferred stock from total stockholders’ equity.

(2)	For purposes of computing tangible book value per share, tangible book value excludes preferred stock, goodwill and core deposit intangibles from total stockholders’ equity.

(3)	Efficiency ratio represents non-interest expenses, excluding loan loss provision, divided by the aggregate of net interest income and non-interest income.

(4)	Dividends per common share divided by basic earnings per common share. See “Dividend Policy.”

(5)	Non-performing loans include nonaccrual loans, loans past due 90 days or more and still accruing interest and restructured loans.

(6)	Non-performing assets include nonaccrual loans, loans past due 90 days or more and still accruing interest, restructured loans and OREO.

(7)	Amounts reported for the nine months ended September 30, 2009 and 2008 have been annualized.

(8)	For purposes of computing tier 1 common capital to total risk weighted assets, tier 1 capital excludes preferred stock and trust preferred securities.

RISK FACTORS

Before investing in our Class A common stock, you should carefully consider all information included in this prospectus, including our financial statements and accompanying notes. In particular, you should carefully consider the risks described below before purchasing shares of our Class A common stock in this offering. Investing in our Class A common stock involves a high degree of risk. Any of the following factors could harm our future business, financial condition, results of operations and prospects and could result in a partial or complete loss of your investment. These risks are not the only ones that we may face. Other risks of which we are not aware, including those which relate to the banking and financial services industry in general and us in particular, or those which we do not currently believe are material, may harm our future business, financial condition, results of operations and prospects.

Risks Relating to the Market and Our Business

We may incur significant credit losses, particularly in light of current market conditions.

We take on credit risk by virtue of making loans and extending loan commitments and letters of credit. Our credit standards, procedures and policies may not prevent us from incurring substantial credit losses, particularly in light of market developments in recent years. During 2008 and 2009, we experienced deterioration in credit quality, particularly in certain real estate development loans, due, in part, to the impact resulting from the downturn in the prevailing economic, real estate and credit markets. This deterioration resulted in higher levels of non-performing assets, including other real estate owned and internally risk classified loans, thereby increasing our provision for loan losses and decreasing our operating income in 2008 and 2009. As of September 30, 2009, we had total non-performing assets of approximately $157.0 million, compared with approximately $93.0 million as of September 30, 2008 and approximately $36.0 million as of September 30, 2007. Given the current economic conditions and trends, management believes we will continue to experience credit deterioration and higher levels of non-performing loans in the near-term, which will likely have an adverse impact on our business, financial condition, results of operations and prospects.

Our concentration of real estate loans subjects us to increased risks in the event real estate values continue to decline due to the economic recession, a further deterioration in the real estate markets or other causes.

At September 30, 2009, we had approximately $3.0 billion of commercial, agricultural, construction, residential and other real estate loans, representing approximately 65.6% of our total loan portfolio. The current economic recession, deterioration in the real estate markets and increasing delinquencies and foreclosures have had an adverse effect on the collateral value for many of our loans and on the repayment ability of many of our borrowers. The continuation or further deterioration of these factors, including increasing foreclosures and unemployment, will continue to have the same or similar adverse effects. In addition, these factors could reduce the amount of loans we make to businesses in the construction and real estate industry, which could negatively impact our interest income and results of operations. A continued decline in real estate values could also lead to higher charge-offs in the event of defaults in our real estate loan portfolio. Similarly, the occurrence of a natural or manmade disaster in our market areas could impair the value of the collateral we hold for real estate secured loans. Any one or a combination of the factors identified above could negatively impact our business, financial condition, results of operations and prospects.

Economic and market developments, including the potential for inflation, may have an adverse effect on our business, possibly in ways that are not predictable or that we may fail to anticipate.

Recent economic and market developments and the potential for continued economic disruptions and inflation present considerable risks and challenges to us. Dramatic declines in the housing market, with decreasing home prices and increasing delinquencies and foreclosures throughout most of the nation, have negatively impacted the credit performance of mortgage and construction loans and resulted in significant writedowns of assets by many financial institutions. General downward economic trends, reduced availability of commercial credit and increasing unemployment have also negatively impacted the credit performance of commercial and consumer credit, resulting in additional writedowns. These risks and challenges have significantly diminished overall confidence in the national economy, the financial markets and many financial institutions. This reduced confidence could further compound the overall market disruptions and risks to banks and bank holding companies, including us.

In addition to economic conditions, our business is also affected by political uncertainties, volatility, illiquidity, interest rates, inflation and other developments impacting the financial markets. Such factors have affected and may further adversely affect, both credit and financial markets and future economic growth, resulting in adverse effects on us and other financial institutions in ways that are not predictable or that we may fail to anticipate.

Many of our loans are to commercial borrowers, which have a higher degree of risk than other types of loans.

Commercial loans, including commercial real estate loans, are often larger and involve greater risks than other types of lending. Because payments on such loans are often dependent on the successful operation or development of the property or business involved, repayment of such loans is more sensitive than other types of loans to adverse conditions in the real estate market or the general economy. Accordingly, the recent downturn in the real estate market and economy has heightened our risk related to commercial loans, particularly commercial real estate loans. Unlike residential mortgage loans, which generally are made on the basis of the borrowers’ ability to make repayment from their employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial loans typically are made on the basis of the borrowers’ ability to make repayment from the cash flow of the commercial venture. If the cash flow from business operations is reduced, the borrower’s ability to repay the loan may be impaired. Due to the larger average size of each commercial loan as compared with other loans such as residential loans, as well as the collateral which is generally less readily-marketable, losses incurred on a small number of commercial loans could have a material adverse impact on our financial condition and results of operations. At September 30, 2009, we had approximately $2.3 billion of commercial loans, including $1.6 billion of commercial real estate loans, representing approximately 50.0% of our total loan portfolio.

If we experience loan losses in excess of estimated amounts, our earnings will be adversely affected.

The risk of credit losses on loans varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the value and marketability of the collateral for the loan. We maintain an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions and regular reviews of loan portfolio quality. Based upon such factors, our management makes various assumptions and judgments about the ultimate collectability of our loan portfolio and provides an allowance for loan losses. These assumptions and judgments are even more complex and difficult to determine given recent market developments, the potential for continued market turmoil and the significant uncertainty of future conditions in the general economy and banking industry. If management’s assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb future losses, or if the banking authorities or regulations require us to increase the allowance for loan losses, our earnings, financial condition, results of operations and prospects could be significantly and adversely affected.

As of September 30, 2009, our allowance for loan losses was approximately $102 million, which represented 2.21% of total outstanding loans. Our allowance for loan losses may not be sufficient to cover future loan losses. Future adjustments to the allowance for loan losses may be necessary if economic conditions differ substantially from the assumptions used or further adverse developments arise with respect to our non-performing or performing loans. Material additions to our allowance for loan losses could have a material adverse effect on our financial condition, results of operations and prospects.

Our goodwill may become impaired, which may adversely impact our results of operations and financial condition and may limit our Bank’s ability to pay dividends to us, thereby causing liquidity issues.

The excess purchase price over the fair value of net assets from acquisitions, or goodwill, is evaluated for impairment at least annually and on an interim basis if an event or circumstance indicates that it is likely an impairment has occurred. In testing for impairment, the fair value of net assets will be estimated based on an analysis of our market value. Consequently, the determination of goodwill will be sensitive to market-based trading of our Class A common stock. As such, variability in market conditions could result in impairment of goodwill, which is recorded as a noncash adjustment to income. As of September 30, 2009, we had goodwill of $183.7 million, which was 2.7% of our total assets. An impairment of goodwill could have a material adverse effect on our business, financial condition, results of operations and prospects.

Furthermore, an impairment of goodwill could cause our Bank to be unable to pay dividends to us, which would reduce our cash flow and cause liquidity issues. See below “Our Bank’s ability to pay dividends to us is subject to regulatory limitations, which, to the extent we are not able to receive such dividends, may impair our ability to grow, pay dividends, cover operating expenses and meet debt service requirements.”

Changes in interest rates could negatively impact our net interest income, may weaken demand for our products and services or harm our results of operations and cash flows.

Our earnings and cash flows are largely dependent upon net interest income, which is the difference between interest income earned on interest-earning assets such as loans and securities and interest expense paid on interest-bearing liabilities such as deposits and borrowed funds. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies, particularly the Federal Reserve. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and securities and the amount of interest we pay on deposits and borrowings, but such changes could also adversely affect (1) our ability to originate loans and obtain deposits, (2) the fair value of our financial assets and liabilities, including mortgage servicing rights, (3) our ability to realize gains on the sale of assets and (4) the average duration of our mortgage-backed investment securities portfolio. An increase in interest rates may reduce customers’ desire to borrow money from us as it increases their borrowing costs and may adversely affect the ability of borrowers to pay the principal or interest on loans which may lead to an increase in non-performing assets and a reduction of income recognized, which could harm our results of operations and cash flows. Further, because many of our variable rate loans contain interest rate floors, as market interest rates begin to rise, the interest rates on these loans may not increase correspondingly. In contrast, decreasing interest rates have the effect of causing customers to refinance mortgage loans faster than anticipated. This causes the value of assets related to the servicing rights on mortgage loans sold to be lower than originally recognized. If this happens, we may need to write down our mortgage servicing rights asset faster, which would accelerate expense and lower our earnings. Any substantial, unexpected or prolonged change in market interest rates could have a material adverse effect on our cash flows, financial condition, results of operations and prospects. If the current low interest rate environment were to continue for a prolonged period, our interest income could decrease, adversely impacting our financial condition, results of operations and cash flows.

We may not continue to have access to low-cost funding sources.

We depend on checking and savings, negotiable order of withdrawal, or NOW, and money market deposit account balances and other forms of customer deposits as our primary source of funding. Such account and deposit balances can decrease when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff. If customers move money out of bank deposits and into other investments, we could lose a relatively low cost source of funds, increasing its funding costs and reducing our net interest income and net income.

Our deposit insurance premiums could be substantially higher in the future, which could have a material adverse effect on our future earnings.

The FDIC insures deposits at FDIC insured depository institutions, including the Bank. Under current FDIC regulations, each insured depository institution is assigned to one of nine risk categories and, depending on its assigned risk category, is subject to risk-based assessment insurance premiums based on the amount of deposits held. The FDIC charges insured financial institutions premiums to maintain the Deposit Insurance Fund, or DIF, at a certain level. Recent bank failures have reduced the DIF’s reserves to their lowest level in more than 15 years. On October 16, 2008, the FDIC published a restoration plan designed to replenish the DIF over a period of five years and to increase the deposit insurance reserve ratio to 1.15% of insured deposits by December 31, 2013. To implement the restoration plan, the FDIC changed both its risk-based assessment system and its base assessment rates. For the first quarter of 2009 only, the FDIC increased all FDIC deposit assessment rates by 7 basis points. On February 27, 2009, the FDIC amended the restoration plan to extend the restoration plan horizon to seven years. The amended restoration plan was accompanied by a final rule on March 4, 2009, which adjusted how the risk-based assessment system differentiates for risk and that set new assessment rates. Under the final rule, the base assessment rates increased substantially beginning April 1, 2009.

On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis point special assessment on each insured depository institution’s assets minus Tier 1 capital, as of June 30, 2009. On November 17, 2009, the FDIC also published a final rule requiring insured depository institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012.

A change in the risk category assigned to our Bank, further adjustments to base assessment rates and additional special assessments could have a material adverse effect on our earnings, financial condition and results of operation.

We may not be able to continue growing our business.

Our total assets have grown from $4.2 billion as of December 31, 2004 to $6.9 billion as of September 30, 2009. Our ability to grow depends, in part, upon our ability to successfully attract deposits, identify favorable loan and investment opportunities, open new branch banking offices and expand into new and complementary markets when appropriate opportunities arise. In the event we do not continue to grow, our results of operations could be adversely impacted.

Our ability to grow successfully depends on our capital resources and whether we can continue to fund growth while maintaining cost controls and asset quality, as well as on other factors beyond our control, such as national and regional economic conditions and interest rate trends. If we are not able to make loans, attract deposits and maintain asset quality due to constrained capital resources or other reasons, we may not be able to continue growing our business, which could adversely impact our earnings, financial condition, results of operations, and prospects.

Adverse economic conditions affecting Montana, Wyoming and western South Dakota could harm our business.

Our customers with loan and/or deposit balances are located predominantly in Montana, Wyoming and western South Dakota. Because of the concentration of loans and deposits in these states, existing or future adverse economic conditions in Montana, Wyoming or western South Dakota could cause us to experience higher rates of loss and delinquency on our loans than if the loans were more geographically diversified. The current economic recession has adversely affected the real estate and business environment in certain areas in Montana, Wyoming and western South Dakota, especially in markets dependent upon resort communities and second homes such as Bozeman, Montana, Kalispell, Montana, and Jackson, Wyoming. In the future, adverse economic conditions, including inflation, recession and unemployment and other factors, such as political or business developments, natural disasters, wide-spread disease, terrorist activity, environmental contamination and other unfavorable conditions and events that affect these states, could reduce demand for credit or fee-based products and may delay or prevent borrowers from repaying their loans. Adverse conditions and other factors identified above could also negatively affect real estate and other collateral values, interest rate levels and the availability of credit to refinance loans at or prior to maturity. These results could adversely impact our business, financial condition, results of operations and prospects.

We are subject to significant governmental regulation and new or changes in existing regulatory, tax and accounting rules and interpretations could significantly harm our business.

The financial services industry is extensively regulated. Federal and state banking regulations are designed primarily to protect the deposit insurance funds and consumers, not to benefit a financial company’s shareholders. These regulations may impose significant limitations on operations. The significant federal and state banking regulations that affect us are described in this report under the heading “Regulation and Supervision.” These regulations, along with the currently existing tax, accounting, securities, insurance and monetary laws and regulations, rules, standards, policies and interpretations control the methods by which we conduct business, implement strategic initiatives and tax compliance and govern financial reporting and disclosures. These laws, regulations, rules, standards, policies and interpretations are undergoing significant review, are constantly evolving and may change significantly, particularly given the recent market developments in the banking and financial services industries.

Recent events have resulted in legislators, regulators and authoritative bodies, such as the Financial Accounting Standards Board, the Securities and Exchange Commission, or SEC, the Public Company Accounting Oversight Board and various taxing authorities responding by adopting and/or proposing substantive revisions to laws, regulations, rules, standards, policies and interpretations. Further, federal monetary policy as implemented through the Federal Reserve can significantly affect credit conditions in our markets.

The nature, extent and timing of the adoption of significant new laws, regulations, rules, standards, policies and interpretations, or changes in or repeal of these items or specific actions of regulators, may increase our costs of compliance and harm our business. For example, potential increases in or other modifications affecting regulatory capital thresholds could impact our status as “well capitalized.” We may not be able to predict accurately the extent of any impact from changes in existing laws, regulations, rules, standards, policies and interpretations.

Non-compliance with laws and regulations could result in fines, sanctions and other enforcement actions.

Federal and state regulators have broad enforcement powers. If we fail to comply with any laws, regulations, rules, standards, policies or interpretations applicable to us, we could face various sanctions and enforcement actions, which include:

•	the appointment of a conservator or receiver for us;

•	the issuance of a cease and desist order that can be judicially enforced;

•	the termination of our deposit insurance;

•	the imposition of civil monetary fines and penalties;

•	the issuance of directives to increase capital;

•	the issuance of formal and informal agreements;

•	the issuance of removal and prohibition orders against officers, directors and other institution-affiliated parties; and

•	the enforcement of such actions through injunctions or restraining orders.

The effects of recent legislative and regulatory efforts are uncertain.

In response to market disruptions, legislators and financial regulators have implemented a number of mechanisms designed to stabilize the financial markets, including the provision of direct and indirect assistance to distressed financial institutions, assistance by the banking authorities in arranging acquisitions of weakened banks and broker-dealers and implementation of programs by the Federal Reserve, to provide liquidity to the commercial paper markets. On October 3, 2008, the Emergency Economic Stabilization Act of 2008, as amended, or EESA, was enacted which, among other things, authorized the United States Department of the Treasury, or the Treasury, to provide up to $700 billion of funding to stabilize and provide liquidity to the financial markets. On October 14, 2008, the Secretary of the Treasury announced the Troubled Asset Relief Program, or TARP, Capital Purchase Program, a program in which $250 billion of the funds under EESA are made available for the purchase of preferred equity interests in qualifying financial institutions. On February 17, 2009, the American Recovery and Reinvestment Act of 2009, or ARRA, was enacted which amended, in certain respects, EESA and provided an additional $787 billion in economic stimulus funding. Also in 2009, legislation proposing significant structural reforms to the financial services industry was also introduced in the U.S. Congress and passed by the House of Representatives. Among other things, the legislation proposes the establishment of a consumer financial protection agency, which would have broad authority to regulate providers of credit, savings, payment and other consumer financial products and services.

Other recent developments include:

•	the Federal Reserve’s proposed guidance on incentive compensation policies at banking organizations;

•	proposals to limit a lender’s ability to foreclose on mortgages or make such foreclosures less economically viable, including by allowing Chapter 13 bankruptcy plans to “cram down” the value of certain mortgages on a consumer’s principal residence to its market value and/or reset interest rates and monthly payments to permit defaulting debtors to remain in their home; and

•	accelerating the effective date of various provisions of the Credit Card Accountability Responsibility and Disclosure Act of 2009, which restrict certain credit and charge card practices, require expanded disclosures to consumers and provide consumers with the right to opt out of interest rate increases (with limited exceptions).

These initiatives may increase our expenses or decrease our income by, among other things, making it harder for us to foreclose on mortgages. Further, the overall effects of these and other legislative and regulatory efforts on the financial markets remain uncertain and they may not have the intended stabilization results. These efforts may even have unintended harmful consequences on the U.S. financial system and our business. Should these or other legislative or regulatory initiatives have unintended effects, our business, financial condition, results of operations and prospects could be materially and adversely affected.

In addition, we may need to modify our strategies and business operations in response to these changes. We may also incur increased capital requirements and constraints or additional costs in order to satisfy new regulatory requirements. Given the volatile nature of the current market and the uncertainties underlying efforts to mitigate or reverse disruptions, we may not timely anticipate or manage existing, new or additional risks, contingencies or developments in the current or future environment. Our failure to do so could materially and adversely affect our business, financial condition, results of operations and prospects.

We are dependent upon the services of our management team.

Our future success and profitability is substantially dependent upon the management skills of our executive officers and directors, many of whom have held officer and director positions with us for many years. The loss or unavailability of key executives, including Lyle R. Knight, President and Chief Executive Officer, who has announced his plan to retire in March 2012, Terrill R. Moore, Executive Vice President and Chief Financial Officer, Gregory A. Duncan, Executive Vice President and Chief Operating Officer, Edward Garding, Executive Vice President and Chief Credit Officer, or Julie A. Castle, President—First Interstate Bank Wealth Management, could harm our ability to operate our business or execute our business strategy. We cannot assure you that we will be successful in retaining these key employees.

We may not be able to attract and retain qualified employees to operate our business effectively.

There is substantial competition for qualified personnel in our markets. Although unemployment rates have been rising in Montana, Wyoming, South Dakota and the surrounding region, it may still be difficult to attract and retain qualified employees at all management and staffing levels. Failure to attract and retain employees and maintain adequate staffing of qualified personnel could adversely impact our operations and our ability to execute our business strategy. Furthermore, relatively low unemployment rates in certain of our markets, compared with national unemployment rates, may lead to significant increases in salaries, wages and employee benefits expenses as we compete for qualified, skilled employees.

A failure of the technology we use could harm our business and our information systems may experience a breach in security.

We rely heavily on communications and information systems to conduct our business and we depend heavily upon data processing, software, communication and information exchange from a number of vendors on a variety of computing platforms and networks and over the internet. We cannot be certain that all of our systems are entirely free from vulnerability to breaches of security or other technological difficulties or failures. A breach in the security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan, investment, credit card and other information systems. A breach of the security of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny and expose us to civil litigation and possible financial liability.

Furthermore, the computer systems and network infrastructure we use could be vulnerable to other unforeseen problems, such as damage from fire, privacy loss, telecommunications failure or other similar events which would also have an adverse impact on our financial condition and results of operation.

An extended disruption of vital infrastructure and other business interruptions could negatively impact our business.

Our operations depend upon vital infrastructure components including, among other things, transportation systems, power grids and telecommunication systems. A disruption in our operations resulting from failure of transportation and telecommunication systems, loss of power, interruption of other utilities, natural disaster, fire, global climate changes, computer hacking or viruses, failure of technology, terrorist activity or the domestic and foreign response to such activity or other events outside of our control could have an adverse impact on the financial services industry as a whole and/or on our business. Our business recovery plan may not be adequate and may not prevent significant interruptions of our operations or substantial losses.

Recent market disruptions have caused increased liquidity risks.

The recent disruption and illiquidity in the credit markets are continuing challenges that have generally made potential funding sources more difficult to access, less reliable and more expensive. In addition, liquidity in the inter-bank market, as well as the markets for commercial paper and other short-term instruments, have contracted significantly. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced and in some cases, ceased to provide funding to borrowers, including other financial institutions. These market conditions have made the management of our own and our customers’ liquidity significantly more challenging. A further deterioration in the credit markets or a prolonged period without improvement of market liquidity could adversely affect our liquidity and financial condition, including our regulatory capital ratios, and could adversely affect our business, results of operations and prospects.

We may not be able to meet the cash flow requirements of our depositors and borrowers unless we maintain sufficient liquidity.

Liquidity is the ability to meet current and future cash flow needs on a timely basis at a reasonable cost. Our liquidity is used to make loans and to repay deposit liabilities as they become due or are demanded by customers. Potential alternative sources of liquidity include federal funds purchased and securities sold under repurchase agreements. We maintain a portfolio of investment securities that may be used as a secondary source of liquidity to the extent the securities are not pledged for collateral. Other potential sources of liquidity include the sale of loans, the utilization of available government and regulatory assistance programs, the ability to acquire national market, non-core deposits, the issuance of additional collateralized borrowings such as Federal Home Loan Bank, or FHLB, advances, the issuance of debt securities, issuance of equity securities and borrowings through the Federal Reserve’s discount window. Without sufficient liquidity from these potential sources, we may not be able to meet the cash flow requirements of our depositors and borrowers.

We may not be able to find suitable acquisition candidates.

Although our growth strategy is to primarily focus and promote organic growth, we also have in the past and intend in the future to complement and expand our business by pursuing strategic acquisitions of banks and other financial institutions. We believe, however, there are a limited number of banks that will meet our acquisition criteria and, consequently, we cannot assure you that we will be able to identify suitable candidates for acquisitions. In addition, even if suitable candidates are identified, we expect to compete with other potential bidders for such businesses, many of which may have greater financial resources than we have. Our failure to find suitable acquisition candidates, or successfully bid against other competitors for acquisitions, could adversely affect our ability to successfully implement our business strategy.

We may be unable to manage our growth due to acquisitions, which could have an adverse effect on our financial condition or results of operations.

Acquisitions of other banks and financial institutions involve risks of changes in results of operations or cash flows, unforeseen liabilities relating to the acquired institution or arising out of the acquisition, asset quality problems of the acquired entity and other conditions not within our control, such as adverse personnel relations, loss of customers because of change of identity, deterioration in local economic conditions and other risks affecting the acquired institution. In addition, the process of integrating acquired entities will divert significant management time and resources. We may not be able to integrate successfully or operate profitably any financial institutions we may acquire. We may experience disruption and incur unexpected expenses in integrating acquisitions. There can be no assurance that any such acquisitions will enhance our cash flows, business, financial condition, results of operations or prospects and such acquisitions may have an adverse effect on our results of operations, particularly during periods in which the acquisitions are being integrated into our operations.

We face significant competition from other financial institutions and financial services providers.

We face substantial competition in all areas of our operations from a variety of different competitors, many of which are larger and may have more financial resources as well as higher lending limits and large branch networks. Such competitors primarily include national, regional and community banks within the various markets we serve. We also face competition from many other types of financial institutions, including, without limitation, savings and loans, credit unions, finance companies, brokerage firms, insurance companies, factoring companies and other financial intermediaries. The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Increased competition among financial services companies due to the recent consolidation of certain competing financial institutions and the conversion of certain investment banks to bank holding companies may adversely affect our ability to market our products and services. Additionally, we expect competition to intensify among financial services companies due to the recent consolidation of certain competing financial institutions and the conversion of certain investment banks to bank holding companies. Also, technology has lowered barriers to entry and made it possible for nonbanks to offer products and services traditionally provided by banks, such as automatic funds transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may offer a broader range of products and services as well as better pricing for those products and services than we can.

Our ability to compete successfully depends on a number of factors, including, among other things:

•	the ability to develop, maintain and build upon long-term customer relationships based on quality service, high ethical standards and safe, sound assets;

•	the ability to expand our market position;

•	the scope, relevance and pricing of products and services offered to meet customer needs and demands;

•	the rate at which we introduce new products and services relative to our competitors;

•	customer satisfaction with our level of service; and

•	industry and general economic trends.

Failure to perform in any of these areas could significantly weaken our competitive position, which could adversely affect our growth and profitability, which, in turn, could harm our business, financial condition, results of operations and prospects.

We may not be able to manage risks inherent in our business, particularly given the recent turbulent and dynamic market conditions.

A comprehensive and well-integrated risk management function is essential for our business. We have adopted various policies, procedures and systems to monitor and manage risk and are currently implementing a centralized risk oversight function. These policies, procedures and systems may be inadequate to identify and mitigate all risks inherent in our business. In addition, our business and the markets and industry in which we operate are continuously evolving. We may fail to understand fully the implications of changes in our business or the financial markets and fail to adequately or timely enhance our risk framework to address those changes, particularly given the recent turbulent and dynamic market conditions. If our risk framework is ineffective, either because it fails to keep pace with changes in the financial markets or in our business or for other reasons, we could incur losses and otherwise experience harm to our business.

Our systems of internal operating controls may not be effective.

We establish and maintain systems of internal operational controls that provide us with critical information used to manage our business. These systems are subject to various inherent limitations, including cost, judgments used in decision-making, assumptions about the likelihood of future events, the soundness of our systems, the possibility of human error and the risk of fraud. Moreover, controls may become inadequate because of changes in conditions and the risk that the degree of compliance with policies or procedures may deteriorate over time. Because of these limitations, any system of internal operating controls may not be successful in preventing all errors or fraud or in making all material information known in a timely manner to the appropriate levels of management. From time to time, losses from operational malfunctions or fraud have occurred and may occur in the future. Any future losses related to internal operating control systems could have an adverse effect on our business and, in turn, on our financial condition, results of operations and prospects.

We may become liable for environmental remediation and other costs on repossessed properties, which could adversely impact our results of operations, cash flows and financial condition.

A significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans. If hazardous or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our cash flows, financial condition and results of operations.

We may not effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success depends, in part, upon our ability to use technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on our business and, in turn, on our financial condition, results of operations and prospects.

We are subject to claims and litigation pertaining to our fiduciary responsibilities.

Some of the services we provide, such as trust and investment services, require us to act as fiduciaries for our customers and others. From time to time, third parties make claims and take legal action against us pertaining to the performance of our fiduciary responsibilities. If these claims and legal actions are not resolved in a manner favorable to us, we may be exposed to significant financial liability and/or our reputation could be damaged. Either of these results may adversely impact demand for our products and services or otherwise have a harmful effect on our business and, in turn, on our financial condition, results of operations and prospects.

The Federal Reserve may require us to commit capital resources to support our bank subsidiary.

As a matter of policy, the Federal Reserve, which examines us and our subsidiaries, expects a bank holding company to act as a source of financial and managerial strength to a subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. A capital injection may be required at times when the holding company may not have the resources to provide it and therefore may be required to borrow the funds. Any loans by a holding company to its subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the institution’s general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by the holding company in order to make the required capital injection becomes more difficult and expensive and will adversely impact the holding company’s cash flows, financial condition, results of operations and prospects.

We may be adversely affected by the soundness of other financial institutions.

The financial services industry as a whole, as well as the securities markets generally, have been materially and adversely affected by significant declines in the values of nearly all asset classes and a serious lack of liquidity. If other financial institutions in our markets dispose of real estate collateral at below-market prices to meet liquidity or regulatory requirements, such actions could negatively impact overall real estate values, including properties securing our loans. Our credit risk is exacerbated when the collateral we hold cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit exposure due to us. Any such losses could harm our financial condition, results of operations and prospects.

Financial institutions in particular have been subject to increased volatility and an overall loss of investor confidence. Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services companies are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different industries and counterparties. For example, we execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks and other institutional clients. As a result, defaults by, or even rumors or questions about, one or more financial services companies or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to increased credit risk in the event of default of a counterparty or client.

The short-term and long-term impact of the new Basel II capital standards and the forthcoming new capital rules to be proposed for non-Basel II U.S. banks is uncertain.

On December 17, 2009, the Basel Committee on Banking Supervision, or the Basel Committee, proposed significant changes to bank capital and liquidity regulation, including revisions to the definitions of Tier 1 capital and Tier 2 capital applicable to the Basel Committee’s Revised Framework for the International Convergence of Capital Measurement and Capital Standards, or Basel II.

The short-term and long-term impact of the new Basel II capital standards and the forthcoming new capital rules to be proposed for non-Basel II U.S. banks is uncertain. As a result of the recent deterioration in the global credit markets and the potential impact of increased liquidity risk and interest rate risk, it is unclear what the short-term impact of the implementation of Basel II may be or what impact a pending alternative standardized approach to Basel II option for non-Basel II U.S. banks may have on the cost and availability of different types of credit and the potential compliance costs of implementing the new capital standards.

Our Bank’s ability to pay dividends to us is subject to regulatory limitations, which, to the extent we are not able to receive such dividends, may impair our ability to grow, pay dividends, cover operating expenses and meet debt service requirements.

We are a legal entity separate and distinct from the Bank, our only bank subsidiary. Since we are a holding company with no significant assets other than the capital stock of our subsidiaries, we depend upon dividends from the Bank for a substantial part of our revenue. Accordingly, our ability to grow, pay dividends, cover operating expenses and meet debt service requirements depends primarily upon the receipt of dividends or other capital distributions from the Bank. The Bank’s ability to pay dividends to us is subject to, among other things, its earnings, financial condition and need for funds, as well as federal and state governmental policies and regulations applicable to us and the Bank, which limit the amount that may be paid as dividends without prior approval. For example, in general, the Bank is limited to paying dividends that do not exceed the current year net profits together with retained earnings from the two preceding calendar years unless the prior consents of the Montana and federal banking regulators are obtained.

Furthermore, the terms of our Series A Preferred Stock, of which 5,000 shares were outstanding as of December 31, 2009, prohibit us from declaring or paying dividends or distributions on any class of our common stock, unless all accrued and unpaid dividends for the three prior consecutive dividend periods have been paid. Any reduction or elimination of our Class A common stock dividend in the future could adversely affect the market price of our Class A common stock.

Risks Relating to Investments in Our Class A Common Stock

Our dividend policy may change.

Although we have historically paid dividends to our shareholders, we have no obligation to continue doing so and may change our dividend policy at any time without notice to our shareholders. Holders of our Class A common stock are only entitled to receive such cash dividends as our Board may declare out of funds legally available for such payments. Furthermore, consistent with our strategic plans, growth initiatives, capital availability, projected liquidity needs and other factors, we have made and adopted and will continue to make and adopt, capital management decisions and policies that could adversely impact the amount of dividends paid to our shareholders.

There is no prior public market for our common stock and one may not develop.

Prior to this offering, there has not been a public market for any class of our common stock. An active trading market for our Class A common stock may never develop or be sustained, which could affect your ability to sell your shares and could depress the market price of your shares. We estimate that following this offering, approximately     % of our outstanding common stock will be owned by members of the Scott family, our executive officers and directors and current and former employees. This substantial amount of stock that is owned by these individuals may adversely affect the development of an active and liquid trading market.

Our Class A common stock share price could be volatile and could decline following this offering, resulting in a substantial or complete loss on your investment.

The initial public offering price has been determined through negotiations between us and the underwriters and may bear no relationship to the price at which our Class A common stock will trade upon completion of this offering. The market price of our Class A common stock following this offering is likely to be volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•	prevailing market conditions;

•	our historical performance and capital structure;

•	estimates of our business potential and earnings prospects;

•	an overall assessment of our management; and

•	the consideration of these factors in relation to market valuation of companies in related businesses.

At times the stock markets, including the NASDAQ Stock Market, on which we intend to list our Class A common stock, may experience significant price and volume fluctuations. As a result, the market price of our Class A common stock is likely to be similarly volatile and investors in our Class A common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

No assurance can be given that you will be able to resell your shares at a price equal to or greater than the offering price or that the offering price will necessarily indicate the fair market value of our Class A common stock.

Holders of the Class B common stock have voting control of our company and are able to determine virtually all matters submitted to shareholders, including potential change in control transactions.

Members of the Scott family, who own approximately           shares of the outstanding shares of Class B common stock, control approximately     % of the voting power of our outstanding common stock. Accordingly, such holders are able to determine the outcome of virtually all matters submitted to stockholders for approval, including the election of directors, amendment of our articles of incorporation (except when a class vote is required by law), any merger or consolidation requiring common stockholder approval and the sale of all or substantially all of the company’s assets. Accordingly, such holders have the ability to prevent change in control transactions as long as they maintain voting control of the company.

In addition, because these holders will have the ability to elect all of our directors they will be able to control our policies and operations, including the appointment of management, future issuances of our common stock or other securities, the payments of dividends on our common stock and entering into extraordinary transactions, and their interests may not in all cases be aligned with your interests. Further, because of our dual class structure, members of the Scott family will continue to be able to control all matters submitted to our shareholder for approval even if they come to own less than 50% of the total outstanding shares of our common stock. This concentrated control will limit your ability to influence corporate matters. As a result, the market price of our Class A common stock could be adversely affected.

A substantial number of shares of our common stock will be eligible for sale in the near future, which could adversely affect our stock price and could impair our ability to raise capital through the sale of equity securities.

If our stockholders sell, or the market perceives that our stockholders intend to sell, in the public market following this offering substantial amounts of our Class A common stock, including Class A common stock issuable upon conversion of Class B common stock, the market price of our Class A common stock could decline significantly. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem appropriate. Upon completion of this offering, we will have outstanding           shares of common stock, or           shares of common stock if the underwriters’ option is exercised in full. Additionally, upon completion of this offering, these will be           shares of our common stock issuable upon exercise of outstanding stock options. All of the shares sold in this offering will be freely tradable, except for any shares purchased by our “affiliates,” as that term is defined by Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. We have filed registration statements on Form S-8 registering the issuance of shares of our common stock issuable upon the exercise of outstanding options and options that may be issued in the future under our stock plans. These shares will be available for sale immediately upon issuance, subject to the lock-up arrangements described below. Approximately           shares of Class A common stock will be available for sale in the public market 180 days after the date of this prospectus following the expiration of lock-up agreements between our directors, our executive officers, certain of our shareholders and the selling stockholders, on the one hand, and the underwriters, on the other hand. As restrictions on resale end, the market price of our Class A common stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.

Future equity issuances could result in dilution, which could cause our Class A common stock price to decline.

Except as described under “Underwriting,” we are not restricted from issuing additional Class A common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A common stock. We may issue additional Class A common stock in the future pursuant to current or future employee stock option plans or in connection with future acquisitions or financings. Should we choose to raise capital by selling shares of Class A common stock for any reason, the issuance would have a dilutive effect on the holders of our Class A common stock and could have a material negative effect on the market price of our Class A common stock.

We will retain broad discretion in using the net proceeds from this offering and may not use the proceeds effectively.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will retain broad discretion to allocate the net proceeds of this offering. The net proceeds may be applied in ways with which you and other investors in the offering may not agree. Moreover, our management may use the proceeds for corporate purposes that may not increase our market value or make us profitable. In addition, given our current liquidity position, it may take us some time to effectively deploy the proceeds from this offering. Until the proceeds are effectively deployed, our return on equity and earnings per share may be negatively impacted. Management’s failure to spend the proceeds effectively could have an adverse effect on our business, financial condition and results of operations.

“Anti-takeover” provisions and the regulations to which we are subject also may make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders.

We are a financial and bank holding company incorporated in the State of Montana. Anti-takeover provisions in Montana law and our articles of incorporation and bylaws, as well as regulatory approvals that would be required under federal law, could make it more difficult for a third party to acquire control of us and may prevent stockholders from receiving a premium for their shares of our Class A common stock. These provisions could adversely affect the market price of our Class A common stock and could reduce the amount that stockholders might receive if we are sold.

Our articles of incorporation provide that our Board may issue up to 95,000 additional shares of preferred stock, in one or more series, without stockholder approval and with such terms, conditions, rights, privileges and preferences as the Board may deem appropriate. In addition, our articles of incorporation provide for a staggered board of directors and limitations on persons authorized to call a special meeting of stockholders. In addition, certain provisions of Montana law may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of our Class A common stock with the opportunity to realize a premium over the then-prevailing market price of those shares.

Further, the acquisition of specified amounts of our common stock (in some cases, the acquisition of more than 5% of our common stock) may require certain regulatory approvals, including the approval of the Federal Reserve and one or more of our state banking regulatory agencies. The filing of applications with these agencies and the accompanying review process can take several months. Additionally, as discussed above, the holders of the Class B common stock will have voting control of our company. This and the other factors described above may hinder or even prevent a change in control of us, even if a change in control would be beneficial to our shareholders.

We are a “controlled company” within the meaning of the NASDAQ Marketplace Rules and may rely on exemptions from certain corporate governance requirements.

As a result of the combined voting power of the members of the Scott family described above, we are a “controlled company” within the meaning of NASDAQ Marketplace Rules and thus intend to rely on exemptions from certain NASDAQ corporate governance standards that are available to controlled companies. Under the NASDAQ Marketplace Rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the compensation of officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors; and

•	director nominees be selected, or recommended for the board of directors’ selection, by a majority of the independent directors or a nominating committee comprised solely of independent directors with a written charter or board resolution addressing the nomination process.

As a result, we may not have a majority of independent directors and our compensation and governance and nominating committee may not consist entirely of independent directors. As long as we choose to rely on these exemptions from NASDAQ Marketplace Rules in the future, you will not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

The Class A common stock is equity and is subordinate to our existing and future indebtedness and Series A Preferred Stock.

Shares of our Class A common stock are equity interests and do not constitute indebtedness. As such, shares of our Class A common stock rank junior to all our indebtedness, including our subordinated term loans, the subordinated debentures held by trusts that have issued trust preferred securities and other non-equity claims on us with respect to assets available to satisfy claims on us. Additionally, holders of our Class A common stock are subject to the prior dividend and liquidation rights of any holders of our Series A Preferred Stock then outstanding.

In the future, we may attempt to increase our capital resources or, if our Bank’s capital ratios fall below the required minimums, we or the Bank could be forced to raise additional capital by making additional offerings of debt or equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Or, we may issue additional debt or equity securities as consideration for future mergers and acquisitions. Such additional debt and equity offerings may place restrictions on our ability to pay dividends on or repurchase our common stock, dilute the holdings of our existing shareholders or reduce the market price of our Class A common stock. Furthermore, acquisitions typically involve the payment of a premium over book and market values and therefore, some dilution of our tangible book value and net income per Class A common stock may occur in connection with any future transaction. Holders of our Class A common stock are not entitled to preemptive rights or other protections against dilution.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Summary,” “Risk Factors,” “Use of Proceeds,” “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Shares Eligible For Future Sale,” contains forward-looking statements. These statements include statements about our plans, strategies and prospects and involve known and unknown risks that are difficult to predict. Therefore, our actual results, performance or achievements may differ materially from those expressed in or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Factors that may cause actual results to differ materially from current expectations are described in the section entitled “Risk Factors,” and include, but are not limited to:

•	credit losses;

•	concentrations of real estate loans;

•	economic and market developments, including inflation;

•	commercial loan risk;

•	adequacy of our allowance for loan losses;

•	impairment of goodwill;

•	changes in interest rates;

•	access to low-cost funding sources;

•	increases in deposit insurance premiums;

•	inability to grow our business;

•	adverse economic conditions affecting Montana, Wyoming and western South Dakota;

•	governmental regulation and changes in regulatory, tax and accounting rules and interpretations;

•	changes in or noncompliance with governmental regulations;

•	effects of recent legislative and regulatory efforts to stabilize financial markets;

•	dependence on our management team;

•	ability to attract and retain qualified employees;

•	failure of technology;

•	disruption of vital infrastructure and other business interruptions;

•	illiquidity in the credit markets;

•	inability to meet liquidity requirements;

•	lack of acquisition candidates;

•	failure to manage growth;

•	competition;

•	inability to manage risks in turbulent and dynamic market conditions;

•	ineffective internal operational controls;

•	environmental remediation and other costs;

•	failure to effectively implement technology-driven products and services;

•	litigation pertaining to fiduciary responsibilities;

•	capital required to support our Bank subsidiary;

•	soundness of other financial institutions;

•	impact of Basel II capital standards;

•	inability of our Bank subsidiary to pay dividends;

•	change in dividend policy;

•	lack of public market for our common stock;

•	volatility of Class A common stock;

•	voting control;

•	decline in market price of Class A common stock;

•	dilution as a result of future equity issuances;

•	use of net proceeds;

•	anti-takeover provisions;

•	controlled company status; and

•	subordination of Class A common stock to company debt.

These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We estimate that our net proceeds from this offering, after deducting underwriting discounts, commissions and estimated offering expenses, will be approximately $      million, or approximately $      million if the underwriters’ option is exercised in full, based on an assumed initial offering price of $      per share. A $1.00 increase (decrease) in the assumed initial public offering price of $      per share would increase (decrease) the net proceeds to us from this offering by approximately $      million, or approximately $      million if the underwriters’ option is exercised in full. We will not receive any of the proceeds from the sale of our Class A common stock by the selling stockholders.

We currently intend to use the net proceeds:

•	to support our long-term growth;

•	to repay our variable rate term notes issued under our syndicated credit agreement; and

•	for general corporate purposes, including potential strategic acquisition opportunities.

The variable rate term notes were issued in January 2008 in conjunction with our acquisition of the First Western Bank. The variable rate term notes mature on December 31, 2010. As of December 31, 2009, the interest rate on the variable rate term notes was 3.75%. The variable rate term notes may be repaid, without penalty, at any time. We have chosen to use a portion of the proceeds from this offering to repay the entire outstanding balance of our variable rate term notes, which was $33.9 million as of December 31, 2009, thereby reducing our interest expense and eliminating the restrictive covenants and other restrictions contained in the credit agreement.

We have no present agreement or plan concerning any specific acquisition or similar transaction.

We have not designated the amount of net proceeds we will use for any particular purpose, other than repayment of the variable rate term notes. Accordingly, our management will retain broad discretion to allocate the net proceeds of this offering.

DIVIDEND POLICY

Dividends

It has been our policy to pay a quarterly dividend to all common shareholders. Dividends are declared and paid in the month following the calendar quarter. However, our Board may change or eliminate the payment of future dividends at its discretion, without notice to our shareholders and our dividend policy and practice may change in the future. Any future determination to pay dividends to our shareholders will be dependent upon our financial condition, results of operation, capital requirements, banking regulations and any other factors that the Board may deem relevant.

In addition, we are a holding company and are dependent upon the payment of dividends by our Bank to us as our principal source of funds to pay dividends, if any, in the future and to make other payments. Our Bank is also subject to various regulatory and other restrictions on its ability to pay dividends and make other distributions and payments to us. See “Regulation and Supervision—Restrictions on Transfers of Funds to Us and the Bank.”

The following table summarizes recent quarterly and special dividends that have been paid:

	Amount	Total Cash
Month Paid	Per Share	Dividend

January 2007	$0.61	$5,007,153
January 2007 special dividend	0.41	3,363,708
April 2007	0.65	5,319,599
July 2007	0.65	5,299,394
October 2007	0.65	5,265,375
January 2008	0.65	5,207,192
April 2008	0.65	5,124,399
July 2008	0.65	5,090,168
October 2008	0.65	5,157,034
January 2009	0.65	5,127,714
April 2009	0.45	3,522,836
July 2009	0.45	3,513,986
October 2009	0.45	3,528,996
January 2010	0.45	3,519,163

Dividend Restrictions

For a description of restrictions on the payment of dividends, see “Risk Factors—Risks Relating to Investments in Our Class A Common Stock—Our Bank’s ability to pay dividends or lend funds to us is subject to regulatory limitations, as well as restrictive covenants in our debt instruments, which, to the extent we are not able to receive such dividends, may impair our ability to grow, pay dividends, cover operating expenses and meet debt service requirements” and “Regulation and Supervision—Restrictions on Transfers of Funds to Us and the Bank.”

CAPITALIZATION

The following table sets forth our capitalization and regulatory capital and other ratios as of September 30, 2009, as follows:

•	on an actual basis;

•	on a pro forma basis to give effect to a recapitalization of our common stock, which will occur prior to the completion of this offering and which will include (1) a -for-1 split of our existing common stock, (2) the redesignation of the existing common stock into shares of Class B common stock and (3) the creation of a new class of common stock designated as Class A common stock; and

•	on a pro forma as adjusted basis to give effect the recapitalization and the receipt of the net proceeds from the sale by us in this offering of shares of our Class A common stock at an assumed initial public offering price of $ per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the application by us of such net proceeds.

The following should be read in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Our Financial Condition and Results of Operations,” “Selected Historical Consolidated Financial Data” and our financial statements and accompanying notes that are included elsewhere in this prospectus.

	September 30, 2009
			Pro Forma As
(Dollars in thousands, except per share data)	Actual	Pro Forma	Adjusted

Borrowings and Obligations:
Long-term debt:
Subordinated term loans	$35,000	$35,000	$35,000
Variable rate term notes	37,500	37,500	—
Capital lease and other obligations	4,991	4,991	4,991
Total long-term debt	77,491	77,491	39,991
Subordinated debentures held by subsidiary trusts	123,715	123,715	123,715
Stockholders’ Equity:
Preferred stock, no par value, 100,000 shares authorized, including Series A Preferred Stock, no par value, 5,000 shares authorized, 5,000 shares issued and outstanding	50,000	50,000	50,000
Common stock, no par value, 20,000,000 shares authorized, 7,859,248 shares issued and outstanding(1)	113,313	—	—
Class A common stock, no par value, 100,000,000 shares authorized, shares issued and outstanding(1)	—	—
Class B common stock, no par value, 100,000,000 shares authorized, shares issued and outstanding(1)	—	113,313
Retained earnings	390,095	390,095
Accumulated other comprehensive income, net	17,276	17,276
Total Stockholders’ Equity	570,684	570,684
Total Capitalization	771,890	771,890
Capital Ratios(2):
Tangible common equity to tangible assets	4.84%	4.84%
Tier 1 common capital to total risk weighted assets(3)	6.26	6.26
Leverage ratio	7.33	7.33
Tier 1 risk-based capital	9.57	9.57
Total risk-based capital	11.51	11.51
Common Share Data:
Book value per common share(4)	$66.26	$66.26
Tangible book value per share(5)	41.44	41.44

(1)	The above table excludes: (1) shares of our Class B common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $ per share; (2) shares of our Class B common stock available for future issuance under our equity compensation plans; (3) shares of our Class B common stock issuable upon conversion of our outstanding shares of our Series A Preferred Stock and (4) shares of our Class A common stock available for future issuance upon conversion of outstanding shares of Class B common stock, the conversion of which will not have a dilutive effect on the outstanding shares of our Class A common stock; and (5) shares of our Class A common stock available for future issuance upon conversion of the shares of Class B common stock issuable upon exercise of outstanding stock options, available for future issuance under our equity compensation plans and issuable upon conversion of our outstanding shares of our Series A Preferred Stock. See “Description of Capital Stock.”

For additional information regarding the recapitalization of our common stock and the terms of each of the Class A common stock and Class B common stock, see “Description of Capital Stock.” The Class B common stock will not be listed on the NASDAQ Stock Market or any other exchange.

(2)	The net proceeds from our sale of Class A common stock in this offering are presumed to be invested in securities which carry a % risk weighting for purposes of all adjusted risk-based capital ratios. If the underwriters’ option is exercised in full, net proceeds would be $ million and our tangible common equity to tangible assets, Tier I common capital to total risk weighted assets, leverage ratio, Tier 1 risk-based capital ratio and our total risk-based capital ratio would have been %, %, %, % and %, respectively.

(3)	For purposes of computing tier 1 common capital to total risk weighted assets, tier 1 capital excludes preferred stock and trust preferred securities.

(4)	For purposes of computing book value per share, book value excludes preferred stock from total stockholders’ equity.

(5)	For purposes of computing tangible book value per share, tangible book value excludes preferred stock, goodwill and core deposit intangibles from total stockholders’ equity.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth certain of our historical consolidated financial data. The selected consolidated financial data as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data as of December 31, 2006, 2005 and 2004 and for the years ended December 31, 2005 and 2004 have been derived from our audited consolidated financial statements that are not included in this prospectus. The selected consolidated financial data as of September 30, 2009 and 2008 and for the nine months ended September 30, 2009 and 2008 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. In the opinion of management, such unaudited financial statements reflect all historical and recurring adjustments necessary for a fair presentation of the results for these periods. The results of operations for the nine months ended September 30, 2009 are not necessarily indicative of the results to be expected for the full year or any future period.

In January 2008, we acquired First Western Bank which included 18 offices located in western South Dakota. At the time of the acquisition, First Western Bank had total assets of approximately $913.0 million. The results and other financial data of First Western Bank are not included in the table below for the periods prior to the date of acquisition and, therefore, the results and other financial data for such prior periods may not be comparable in all respects. In December 2008, we completed the disposition of our i_Tech subsidiary to Fiserv Solutions, Inc., which eliminated our technology services segment, one of our two historical operating segments. Because the operating results attributable to the former segment are not included in our operating results for periods subsequent to the date of disposition, our results for periods prior to the date of that transaction may not be comparable in all respects. See Note 1 of the Notes to Consolidated Financial Statements for the year ended December 31, 2008 included in this prospectus.

This selected historical consolidated financial data should be read in conjunction with other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	As of or for the
	Nine Months Ended		As of or for the
	September 30,		Year Ended December 31,
(Dollars in thousands, except per share data)	2009	2008	2008	2007	2006	2005	2004

Selected Balance Sheet Data:
Assets:
Cash and cash equivalents	$512,442	$241,727	$314,030	$249,246	$255,791	$240,977	$355,908
Loans	4,606,454	4,744,675	4,772,813	3,558,980	3,310,363	3,034,354	2,739,509
Allowance for loan losses	101,748	77,094	87,316	52,355	47,452	42,450	42,141

Net loans	4,504,706	4,667,581	4,685,497	3,506,625	3,262,911	2,991,904	2,697,368

Investment securities	1,297,845	1,030,570	1,072,276	1,128,657	1,124,598	1,019,901	867,315
Mortgage servicing rights, net of accumulated amortization and impairment reserve	20,224	21,870	11,002	21,715	22,644	22,116	17,624
Goodwill	183,673	187,297	183,673	37,380	37,380	37,390	37,390
Core deposit intangibles, net of accumulated amortization	11,082	13,322	12,682	257	432	1,204	2,217
Other assets	393,246	347,646	349,187	272,917	270,378	248,821	239,471

Total assets	$6,923,218	$6,510,013	$6,628,347	$5,216,797	$4,974,134	$4,562,313	$4,217,293

	As of or for the
	Nine Months Ended		As of or for the
	September 30,		Year Ended December 31,
(Dollars in thousands, except per share data)	2009	2008	2008	2007	2006	2005	2004

Liabilities:
Deposits	$5,683,130	$5,035,344	$5,174,259	$3,999,401	$3,708,511	$3,547,590	$3,321,681
Securities sold under repurchase agreements	391,336	510,457	525,501	604,762	731,548	518,718	449,699
Other borrowed funds	5,766	102,257	79,216	8,730	5,694	7,495	7,995
Long-term debt	77,491	84,695	84,148	5,145	21,601	54,654	61,926
Subordinated debentures held by subsidiary trusts	123,715	123,715	123,715	103,095	41,238	41,238	41,238
Other liabilities	71,096	128,547	102,446	51,221	55,167	42,771	26,428

Total liabilities	$6,352,534	$5,985,015	$6,089,285	$4,772,354	$4,563,759	$4,212,466	$3,908,967

Stockholders’ equity:
Preferred stock	$50,000	$50,000	$50,000	$—	$—	$—	$—
Common stock	113,313	121,910	117,613	29,773	45,477	43,239	36,378
Retained earnings	390,095	350,445	362,477	416,425	372,039	314,843	275,172
Accumulated other comprehensive income (loss), net	17,276	2,643	8,972	(1,755)	(7,141)	(8,235)	(3,224)

Total stockholders equity	$570,684	$524,998	$539,062	$444,443	$410,375	$349,847	$308,326

Selected Income Statement Data:
Interest income	$245,356	$269,105	$355,919	$325,557	$293,423	$233,857	$192,840
Interest expense	65,804	93,237	120,542	125,954	105,960	63,549	42,421

Net interest income	179,552	175,868	235,377	199,603	187,463	170,308	150,419
Provision for loan losses	31,800	13,320	33,356	7,750	7,761	5,847	8,733

Net interest income after provision for loan losses	147,752	162,548	202,021	191,853	179,702	164,461	141,686
Non-interest income	78,480	76,012	128,382	92,448	102,119	70,882	70,644
Non-interest expense	162,558	158,034	222,326	178,867	164,713	151,318	142,980

Income before income taxes	63,674	80,526	108,077	105,434	117,108	84,025	69,350
Income tax expense	21,332	27,928	37,429	36,793	41,499	29,310	23,929

Net income	42,342	52,598	70,648	68,641	75,609	54,715	45,421
Preferred stock dividends	2,559	2,484	3,347	—	—	—	—

Net income available to common shareholders	$39,783	$50,114	$67,301	$68,641	$75,609	$54,715	$45,421

Common Share Data:
Earnings per share:
Basic	$5.08	$6.38	$8.55	$8.45	$9.32	$6.84	$5.74
Diluted	5.02	6.25	8.38	8.25	9.11	6.71	5.68
Dividends per share	1.55	1.95	2.60	2.97	2.27	1.88	1.56
Book value per share(1)	66.26	59.85	62.00	55.51	50.39	43.20	38.68
Tangible book value per share(2)	41.44	34.53	37.07	50.81	45.75	38.43	33.67
Weighted average shares outstanding:
Basic	7,833,375	7,856,406	7,871,034	8,126,804	8,112,610	8,001,682	7,916,137
Diluted	7,925,818	8,018,764	8,028,168	8,322,480	8,303,990	8,149,337	7,997,579

	As of or for the
	Nine Months Ended		As of or for the
	September 30,		Year Ended December 31,
(Dollars in thousands, except per share data)	2009	2008	2008	2007	2006	2005	2004

Financial Ratios:
Return on average assets	0.84%	1.12%	1.12%	1.37%	1.60%	1.26%	1.14%
Return on average common stockholders’ equity	10.66	14.87	14.73	16.14	20.38	16.79	15.75
Average stockholders’ equity to average assets	8.16	7.96	7.98	8.5	7.85	7.52	7.22
Yield on earning assets	5.51	6.51	6.37	7.21	6.94	6.12	5.54
Cost of funds	1.71	2.61	2.50	3.43	3.05	1.99	1.42
Net interest spread	3.80	3.90	3.87	3.78	3.89	4.13	4.12
Net interest margin	4.05	4.29	4.25	4.46	4.47	4.48	4.34
Efficiency ratio(3)	63.01	62.74	61.12	61.25	56.88	62.65	64.68
Common stock dividend payout ratio(4)	30.51	30.56	30.41	35.15	24.36	27.49	27.18
Loan to deposit ratio	81.05	94.23	92.24	88.99	89.26	85.53	82.47
Asset Quality Ratios:
Non-performing loans to total loans(5)	2.72%	1.89%	1.90%	0.98%	0.53%	0.63%	0.73%
Non-performing assets to total loans and OREO(6)	3.38	1.96	2.03	1.00	0.55	0.67	0.79
Non-performing assets to total assets	2.27	1.43	1.46	0.68	0.36	0.45	0.51
Allowance for loan losses to total loans	2.21	1.62	1.83	1.47	1.43	1.40	1.54
Allowance for loan losses to non-performing loans	81.34	85.85	96.03	150.66	269.72	220.73	212.04
Net charge-offs to average loans(7)	0.61	0.47	0.28	0.08	0.09	0.19	0.21
Capital Ratios:
Tangible common equity to tangible assets	4.84%	4.35%	4.55%	7.93%	7.84%	7.25%	6.36%
Tier 1 common capital to total risk weighted assets(8)	6.26	5.16	5.35	9.95	9.68	8.94	8.42
Leverage ratio	7.33	7.07	7.13	9.92	8.61	7.91	7.49
Tier 1 risk-based capital	9.57	8.41	8.57	12.39	10.71	10.07	9.67
Total risk-based capital	11.51	10.34	10.49	13.64	11.93	11.27	10.95

(1)	For purposes of computing book value per share, book value excludes preferred stock from total stockholders’ equity.

(2)	For purposes of computing tangible book value per share, tangible book value excludes preferred stock, goodwill and core deposit intangibles from total stockholders’ equity.

(3)	Efficiency ratio represents non-interest expenses, excluding loan loss provision, divided by the aggregate of net interest income and non-interest income.

(4)	Dividends per common share divided by basic earnings per common share. See “Dividend Policy.”

(5)	Non-performing loans include nonaccrual loans, loans past due 90 days or more and still accruing interest and restructured loans.

(6)	Non-performing assets include nonaccrual loans, loans past due 90 days or more and still accruing interest, restructured loans and OREO.

(7)	Amounts reported for the nine months ended September 30, 2009 and 2008 have been annualized.

(8)	For purposes of computing tier 1 common capital to total risk weighted assets, tier 1 capital excludes preferred stock and trust preferred securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Historical Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Certain risks, uncertainties and other factors, including but not limited to those set forth under “Cautionary Note Regarding Forward Looking Statements,” “Risk Factors” and elsewhere in this prospectus, may cause actual results to differ materially from those projected in the forward-looking statements.

Executive Overview

We are a financial and bank holding company headquartered in Billings, Montana. As of September 30, 2009, we had consolidated assets of $6.9 billion, deposits of $5.7 billion, loans of $4.6 billion and total stockholders’ equity of $571 million. We currently operate 72 banking offices in 42 communities located in Montana, Wyoming and western South Dakota. Through the Bank, we deliver a comprehensive range of banking products and services to individuals, businesses, municipalities and other entities throughout our market areas. Our customers participate in a wide variety of industries, including energy, healthcare and professional services, education and governmental services, construction, mining, agriculture, retail and wholesale trade and tourism.

Our principal business activity is lending to and accepting deposits from individuals, businesses, municipalities and other entities. We derive our income principally from interest charged on loans and, to a lesser extent, from interest and dividends earned on investments. We also derive income from non-interest sources such as fees received in connection with various lending and deposit services; trust, employee benefit, investment and insurance services; mortgage loan originations, sales and servicing; merchant and electronic banking services; and from time to time, gains on sales of assets. Our principal expenses include interest expense on deposits and borrowings, operating expenses, provisions for loan losses and income tax expense.

Our loan portfolio consists of a mix of real estate, consumer, commercial, agricultural and other loans, including fixed and variable rate loans. Our real estate loans comprise commercial real estate, construction (including residential, commercial and land development loans), residential, agricultural and other real estate loans. Fluctuations in the loan portfolio are directly related to the economies of the communities we serve. While each loan originated generally must meet minimum underwriting standards established in our credit policies, lending officers are granted discretion within pre-approved limits in approving and pricing loans to assure that the banking offices are responsive to competitive issues and community needs in each market area. We fund our loan portfolio primarily with the core deposits from our customers, generally without utilizing brokered deposits and with minimal reliance on wholesale funding sources.

In furtherance of our strategy to maintain and enhance our long-term performance while we continue to grow and expand our business, we completed two strategic transactions in 2008. In January 2008 we completed the First Western acquisition, which comprised the purchase of two banks (First Western Bank in Wall, South Dakota and The First Western Bank Sturgis in Sturgis, South Dakota) and a data center located in western South Dakota with combined total assets as of the acquisition date of approximately $913 million. Because the results of First Western Bank are not included in our results for the periods prior to the date of acquisition, our results and other financial data for such prior periods may not be comparable in all respects to our results for periods after the date of acquisition. On December 31, 2008, we completed the disposition of our i_Tech subsidiary to Fiserv Solutions, Inc. The disposition eliminated our technology services segment, one of our two historical operating segments, enabling us to focus on our core business and only remaining segment: community banking. Because the operating results attributable to the former segment are not included in our operating results for periods subsequent to the date of disposition, our results for periods prior to the date of that transaction may not be comparable in all respects. See Note 1 of the Notes to Consolidated Financial Statements for the year ended December 31, 2008 included in this prospectus.

Primary Factors Used in Evaluating Our Business

As a banking institution, we manage and evaluate various aspects of both our financial condition and our results of operations. We monitor our financial condition and performance on a monthly basis, at our holding company, at the Bank and at the 28 local markets that are managed by our branch presidents. We evaluate the levels and trends of the line items included in our balance sheet and statements of income, as well as various financial ratios that are commonly used in our industry. We analyze these ratios and financial trends against both our own historical levels and the financial condition and performance of comparable banking institutions in our region and nationally.

Results of Operations

Principal factors used in managing and evaluating our results of operations include return on average assets, net interest income, non-interest income, non-interest expense and net income. Net interest income is affected by the level of interest rates, changes in interest rates and changes in the composition of interest earning assets and interest bearing liabilities. The most significant impact on our net interest income between periods is derived from the interaction of changes in the rates earned or paid on interest earning assets and interest bearing liabilities (interest rate spread). The volume of loans, investment securities and other interest earning assets, compared to the volume of interest bearing deposits and indebtedness, combined with the interest rate spread, produces changes in the net interest income between periods. Non-interest bearing sources of funds, such as demand deposits and stockholders’ equity, also support earning assets. The impact of free funding sources is captured in the net interest margin, which is calculated as net interest income divided by average earning assets. Given the interest free nature of free funding sources, the net interest margin is generally higher than the interest rate spread. We seek to increase our net interest income over time, and we evaluate our net interest income on factors that include the yield on our loans and other earning assets, the cost of our deposits and other funding sources, the levels of our net interest spread and net interest margin and the loan loss reserve provisions required to maintain our reserves at adequate levels.

We seek to increase our non-interest income over time, and we evaluate our non-interest income relative to the trends of the individual types of non-interest income in view of prevailing market conditions.

We seek to manage our non-interest expenses in consideration of the growth of our business and our community banking model that emphasizes customer service and responsiveness. We evaluate our non-interest expense on factors that include our non-interest expense relative to our average assets, our efficiency ratio and the trends of the individual categories of non-interest expense.

Finally, we seek to increase our net income and provide favorable shareholder returns over time, and we evaluate our net income relative to the performance of other banks and bank holding companies on factors that include return on average assets, return on average equity and consistency and rates of growth in our earnings.

Financial Condition

Principal areas of focus in managing and evaluating our financial condition include liquidity, the diversification and quality of our loans, the adequacy of our loan loss reserves, the diversification and terms of our deposits and other funding sources, the re-pricing characteristics and maturities of our assets and liabilities, including potential interest rate exposure and the adequacy of our capital levels. We seek to maintain sufficient levels of cash and securities to meet potential payment and funding obligations, and we evaluate our liquidity on factors that include the levels of cash and highly liquid assets relative to our liabilities, the quality and maturities of our investment securities, our ratio of loans to deposits and our reliance on brokered certificates of deposit or other wholesale funding sources.

We seek to maintain a diverse and high quality loan portfolio, and we evaluate our asset quality on factors that include the allocation of our loans among loan types, the size of our credit exposures to any single borrower or industry type, non-performing assets as a percentage of total loans and loan charge-offs as a percentage of average loans. We seek to maintain our loan loss reserves at levels adequate to absorb potential losses inherent in our loan portfolio at each balance sheet date, and we evaluate the level of our allowance for loan losses relative to our overall loan portfolio and the level of non-performing loans and potential charge-offs.

We seek to fund our assets primarily using core customer deposits spread among various deposit categories, and we evaluate our deposit and funding mix on factors that include the allocation of our deposits among deposit types, the level of our non-interest bearing deposits, the ratio of our core deposits (i.e. excluding time deposits above $100,000) to our total deposits and our reliance on brokered deposits or other wholesale funding sources, such as borrowings from other banks or agencies. We seek to manage the mix, maturities and re-pricing characteristics of our assets and liabilities to maintain relative stability of our interest rate margin in a changing interest rate environment, and we evaluate our asset-liability management using complex models to evaluate the changes to our net interest income under different interest rate scenarios.

Finally, we seek to maintain adequate capital levels to absorb unforeseen operating losses and to help support the growth of our balance sheet. We evaluate our capital adequacy using the regulatory and financial capital ratios included elsewhere in this prospectus.

Trends and Developments

Our success is highly dependent on economic conditions and market interest rates. Because we operate in Montana, Wyoming and western South Dakota, the local economic conditions in each of these areas are particularly important. Our local economies have not been impacted as severely by the national economic and real estate downturn, sub-prime mortgage crisis and ongoing financial market turmoil as many areas of the United States. Although the continuing impact of the national recession and financial market turmoil is uncertain, these factors affect our business and could have a material negative effect on our cash flows, results of operations, financial condition and prospects.

FDIC Insurance Premiums

As part of a plan to restore the DIF following significant decreases in its reserves, the FDIC has increased deposit insurance assessments. On January 1, 2009, the FDIC increased its assessment rates and has since imposed further rate increases and changes to the current risk-based assessment framework. On May 22, 2009, the FDIC adopted a final rule imposing a 5 basis point special assessment on each insured depository institution’s assets minus Tier 1 capital, as of June 30, 2009. On November 17, 2009, the FDIC published a final rule requiring insured depository institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. We expect FDIC insurance premiums to remain elevated for the foreseeable future.

Dividend Policy and Capital Repurchases

In response to the current recession and uncertain market conditions, we implemented changes to our capital management practices designed to ensure our long-term success and conserve capital. During each of the second, third and fourth quarters of 2009, we paid quarterly dividends of $0.45 per common share, a decrease of $0.20 per common share from quarterly dividends paid during 2008 and first quarter 2009. In addition, during 2009 we limited repurchase of common stock outside of our 401(k) retirement plan. During the first nine months of 2009, we repurchased 136,357 shares of common stock with an aggregate value of $9.6 million compared to repurchases of the 267,622 shares of common stock with an aggregate value of $22.7 million during the same period in 2008. Our repurchase program will terminate concurrently with the completion of this offering.

During the second quarter 2009, although we received notification that our application for participation in the TARP Capital Purchase Program was approved, we elected not to participate in the program.

Asset Quality

Difficult economic conditions continue to have a negative impact on businesses and consumers in our market areas. General declines in the real estate and housing markets resulted in significant deterioration in the credit quality of our loan portfolio, which is reflected by increases in non-performing and internally risk classified loans. Our non-performing assets increased to $157.0 million, or 3.38% of total loans and other real estate owned, as of September 30, 2009 from $96.9 million, or 2.03% of total loans and other real estate owned, as of December 31, 2008. Loan charge-offs, net of recoveries, totaled $17.4 million the first nine months of 2009, as compared to $3.0 million during the same period in 2008, with all major loan categories reflecting increases. Based on our assessment of the adequacy of our allowance for loan losses, we recorded provisions for loan losses of $31.8 million during the nine months ended September 30, compared to $13.3 million during the same period in 2008. Increased provisions for loan losses reflects our estimation of the effect of current economic conditions on our loan portfolio. Given the current economic conditions and trends, management believes we will continue to experience credit deterioration and higher levels of non-performing loans in the near-term, which will likely have an adverse impact on our business, financial condition, results of operations and prospects.

Net expense related to OREO was $6.1 million for the nine months ended September 30, 2009 compared to $108,000 for the same period in 2008. The increase in net OREO expense was primarily related to one real estate development property written down by $4.3 million during third quarter 2009 due to a decline in the estimated market value of the property. Management expects net OREO expense will remain elevated in future quarters as compared to prior years due to increases in the number of individual OREO properties held, overall reduced activity in real estate markets and accompanying lower valuations.

Goodwill

During third quarter 2009, we conducted our annual testing of goodwill for impairment and determined that goodwill was not impaired as of July 1, 2009. If goodwill were to become impaired in future periods, we would be required to record a noncash downward adjustment to income, which would result in a corresponding decrease to our stated book value that could under certain circumstances render our Bank unable to pay dividends to us, thereby reducing our cash flow, creating liquidity issues and negatively impacting our ability to pay dividends to our shareholders. Conversely, any such goodwill impairment charge would enable us to record an offsetting favorable tax deduction in the year of the impairment, which would result in a corresponding increase to our tangible book value and benefit to our regulatory capital ratios. Our total goodwill as of September 30, 2009 was $183.7 million. Approximately $159.2 million of such goodwill is deductible for tax purposes, of which $38.9 million has been recognized for tax purposes through September 30, 2009, resulting in a deferred tax liability of $15.1 million.

Mortgage Servicing Rights

We recognize the rights to service mortgage loans for others whether acquired or originated internally. Mortgage servicing rights are initially recorded at fair value based on comparable market quotes and are amortized over the period of estimated net servicing income. Mortgage servicing rights are evaluated quarterly for impairment. Impairment adjustments, if any, are recorded through a valuation allowance. In an effort to reduce our exposure to earning charges or credits resulting from volatility in the fair value of our mortgage servicing rights, we sold mortgage servicing rights with a carrying value of $3.0 million to a secondary market investor during fourth quarter 2009 at a loss of approximately $48,000. In conjunction with the sale, we entered into a sub-servicing agreement with the purchaser whereby we will continue to service the loans for a fee. Management will continue to evaluate opportunities for additional sales of mortgage servicing rights in the future.

Critical Accounting Estimates and Significant Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the industries in which we operate. Application of these principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. Our significant accounting policies are summarized in “Notes to Consolidated Financial Statements—Summary of Significant Accounting Policies” included in financial statements included in this prospectus.

Our critical accounting estimates are summarized below. Management considers an accounting estimate to be critical if: (1) the accounting estimate requires management to make particularly difficult, subjective and/or complex judgments about matters that are inherently uncertain and (2) changes in the estimate that are reasonably likely to occur from period to period, or the use of different estimates that management could have reasonably used in the current period, would have a material impact on our consolidated financial statements, results of operations or liquidity.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of subjective measurements, including management’s assessment of the internal risk classifications of loans, changes in the nature of the loan portfolio, industry concentrations and the impact of current local, regional and national economic factors on the quality of the loan portfolio. Changes in these estimates and assumptions are reasonably possible and may have a material impact on our consolidated financial statements, liquidity or results of operations. The allowance for loan losses is maintained at an amount we believe is sufficient to provide for estimated losses inherent in our loan portfolio at each balance sheet date. Management continuously monitors qualitative and quantitative trends in the loan portfolio, including changes in the levels of past due, internally classified and non-performing loans. Note 1 of the Notes to Consolidated Financial Statements for the year ended December 31, 2008 included in this prospectus describes the methodology used to determine the allowance for loan losses. A discussion of the factors driving changes in the amount of the allowance for loan losses is included in this prospectus under the heading “Financial Condition—Allowance for Loan Losses.”

Goodwill

The excess purchase price over the fair value of net assets from acquisitions, or goodwill, is evaluated for impairment at least annually and on an interim basis if an event or circumstance indicates that it is likely an impairment has occurred. In testing for impairment in the past, the fair value of net assets was estimated based on an analysis of market-based trading and transaction multiples of selected profitable banks in the western and mid-western regions of the United States and, if required, the estimated fair value would have been allocated to our assets and liabilities. In future testing for impairment, the fair value of net assets will be estimated based on an analysis of our market value. Determining the fair value of goodwill is considered a critical accounting estimate because of its sensitivity to market-based trading and transaction multiples in prior periods and to market-based trading of our Class A common stock in future periods. In addition, any allocation of the fair value of goodwill to assets and liabilities requires significant management judgment and the use of subjective measurements. Variability in the market and changes in assumptions or subjective measurements used to allocated fair value are reasonably possible and may have a material impact on our consolidated financial statements, liquidity or results of operations. Note 1 of the Notes to Consolidated Financial Statements for the year ended December 31, 2008 included in this prospectus describes our accounting policy with regard to goodwill.

Valuation of Mortgage Servicing Rights

We recognize as assets the rights to service mortgage loans for others, whether acquired or internally originated. Mortgage servicing rights are initially recorded at fair value and are amortized over the period of estimated servicing income. Mortgage servicing rights are carried on the consolidated balance sheet at the lower of amortized cost or fair value. We utilize the expertise of a third-party consultant to estimate the fair value of our mortgage servicing rights quarterly. In evaluating the mortgage servicing rights, the consultant uses discounted cash flow modeling techniques, which require estimates regarding the amount and timing of expected future cash flows, including assumptions about loan repayment rates, costs to service, as well as interest rate assumptions that contemplate the risk involved. Management believes the valuation techniques and assumptions used by the consultant are reasonable.

Determining the fair value of mortgage servicing rights is considered a critical accounting estimate because of the assets’ sensitivity to changes in estimates and assumptions used, particularly loan prepayment speeds and discount rates. Changes in these estimates and assumptions are reasonably possible and may have a material impact on our consolidated financial statements, liquidity or results of operations. Notes 1 and 7 of the Notes to Consolidated Financial Statements for the year ended December 31, 2008 included in this prospectus describe the methodology we use to determine fair value of mortgage servicing rights.

Results of Operations

The following discussion of our results of operations compares the nine months ended September 30, 2009 to the nine months ended September 30, 2008, followed by a comparison of the years ended December 31, 2008 to December 31, 2007 and the years ended December 31, 2007 to December 31, 2006.

Comparison of Nine Months Ended September 30, 2009 and 2008

Net Interest Income

Net interest income, our largest source of operating income, is derived from interest, dividends and fees received on interest earning assets, less interest expense incurred on interest bearing liabilities. Interest earning assets primarily include loans and investment securities. Interest bearing liabilities include deposits and various forms of indebtedness. Market interest rates, which declined steadily in 2008 and have remained at low levels during 2009, reduced our yield on interest earning assets and our cost of funds. Our net interest income, on a fully taxable equivalent, or FTE, basis, increased $3.5 million, or 1.9%, to $183.3 million for the nine months ended September 30, 2009 compared to $179.8 million for the same period in 2008.

Despite growth in net FTE interest income, we experienced lower interest rate spreads and compression of our net FTE interest margin during the nine months ended September 30, 2009, as compared to the same period in 2008. During the nine months ended September 30, 2009, our net FTE interest margin decreased 24 basis points to 4.05% compared to 4.29% for the same period in 2008. During the first nine months of 2009, our focus on balancing growth to improve liquidity resulted in higher federal funds sold balances, which produce lower yields than other interest earnings assets. In addition, interest-free and low cost funding sources, such as demand deposits, federal funds purchased and short-term borrowings comprised a smaller percentage of our total funding base, which further compressed our net FTE interest margin.

The following table presents, for the periods indicated, condensed average balance sheet information, together with interest income and yields earned on average interest earning assets and interest expense and rates paid on average interest bearing liabilities.

Average Balance Sheets, Yields and Rates

	Nine Months Ended September 30,
	2009			2008
	Average		Average	Average		Average
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate

Interest earning assets:
Loans(1)(2)	$4,693,173	$211,472	6.02%	$4,459,060	$231,916	6.95%
Investment securities(1)	1,078,694	37,095	4.60	1,085,625	40,002	4.92
Federal funds sold	271,222	501	0.25	48,324	964	2.66
Interest bearing deposits in banks	1,484	11	0.99	6,221	179	3.84

Total interest earning assets	6,044,573	249,079	5.51	5,599,230	273,061	6.51

Non-interest earning assets	683,472			661,447

Total assets	$6,728,045			$6,260,677

Interest bearing liabilities:
Demand deposits	$1,076,374	$3,313	0.41%	$1,145,546	$10,865	1.27%
Savings deposits	1,295,387	7,646	0.79	1,121,449	14,584	1.74
Time deposits	2,098,180	45,680	2.94	1,624,220	48,896	4.02
Federal funds purchased	12,431	20	0.21	77,499	1,326	2.29
Borrowings(3)	61,363	1,345	2.93	54,716	1,095	2.67
Securities sold under repurchase agreement	410,608	597	0.19	534,362	6,853	1.71
Long-term debt	81,037	2,399	3.95	87,975	3,436	5.22
Subordinated debentures	123,715	4,804	5.19	123,198	6,182	6.70

Total interest bearing liabilities	5,159,095	65,804	1.71	4,768,965	93,237	2.61

Non-interest bearing deposits	952,238			935,416
Other non-interest bearing liabilities	67,687			57,812
Stockholders’ equity	549,025			498,484

Total liabilities and stockholders’ equity	$6,728,045			$6,260,677

Net FTE interest		183,275			179,824
Less FTE adjustments		(3,723)			(3,956)

Net interest income from consolidated statements of income		$179,552			$175,868

Interest rate spread			3.80%			3.90%

Net FTE yield on interest earning assets(4)			4.05%			4.29%

(1)	Interest income and average rates for tax exempt loans and securities are presented on a fully-taxable equivalent, or FTE, basis.

(2)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of loan fees and costs, which are not material.

(3)	Includes interest on federal funds purchased and other borrowed funds. Excludes long-term debt.

(4)	Net FTE yield on interest earning assets during the period equals (1) the difference between annualized interest income on interest earning assets and annualized interest expense on interest bearing liabilities, divided by (2) average interest earning assets for the period.

The table below sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from estimated changes in average asset and liability balances (volume) and estimated changes in average interest rates (rate). Changes which are not due solely to volume or rate have been allocated to these categories based on the respective percent changes in average volume and average rate as they compare to each other.

Analysis of Interest Changes Due To Volume and Rates

	Nine Months Ended
	September 30, 2009
	Compared with
	Nine Months Ended September 30, 2008
(Dollars in thousands)	Volume	Rate	Net

Interest earning assets:
Loans(1)	$12,165	$(32,609)	$(20,444)
Investment securities(1)	(255)	(2,652)	(2,907)
Federal funds sold	4,442	(4,905)	(463)
Interest bearing deposits in banks	(136)	(32)	(168)

Total change	16,216	(40,198)	(23,982)

Interest bearing liabilities:
Demand deposits	(655)	(6,897)	(7,552)
Savings deposits	2,260	(9,198)	(6,938)
Time deposits	14,255	(17,471)	(3,216)
Federal funds purchased	(1,112)	(194)	(1,306)
Securities sold under repurchase agreements	(1,586)	(4,670)	(6,256)
Borrowings(2)	(133)	(117)	(250)
Long-term debt	(271)	(766)	(1,037)
Subordinated debentures	26	(1,404)	(1,378)

Total change	13,050	(40,483)	(27,433)

Increase in FTE net interest income	$3,166	$285	$3,451

(1)	Interest income and average rates for tax exempt loans and securities are presented on a FTE basis.

(2)	Includes interest on federal funds purchased and other borrowed funds.

Provision for Loan Losses

The provision for loan losses increased $18.5 million, or 138.7%, to $31.8 million for the nine months ended September 30, 2009 compared to $13.3 million for the same period in 2008. Fluctuations in provisions for loan losses reflect our assessment of the estimated effects of current economic conditions on our loan portfolio. Ongoing stress from weakening economic conditions has particularly affected the performance of many of our real estate development loans. For additional information regarding non-performing loans, see “— Financial Condition—Non-Performing Assets” included herein.

Non-Interest Income

Our principal sources of non-interest income include income from the origination and sale of loans; other service charges, commissions and fees; service charges on deposit accounts; and wealth management revenues. Non-interest income increased $2.5 million, or 3.2%, to $78.5 million for the nine months ended September 30, 2009, as compared to $76.0 million for the same period in 2008. Significant components of the increase are discussed below.

Income from the origination and sale of loans includes origination and processing fees on residential real estate loans held for sale and gains on residential real estate loans sold to third parties. Fluctuations in market interest rates have a significant impact on revenues generated from the origination and sale of loans. Higher interest rates can reduce the demand for home loans and loans to refinance existing mortgages. Conversely, lower interest rates generally stimulate refinancing and home loan origination. Income from the origination and sale of loans increased $16.2 million, or 171.4%, to $25.7 million for the nine months ended September 30, 2009, as compared to $9.5 million for the same period in 2008. Low market interest rates increased demand for residential mortgage loans, which we generally sell into the secondary market with servicing rights retained. During third quarter 2009, we sold $182 million of loans into the secondary market, compared to $436 million during second quarter 2009 and $68 million during third quarter 2008. In June 2009, long-term interest rates increased causing a slowdown in application activity associated with fixed rate secondary market loans. If long-term rates remain at their existing levels or increase, income from the origination and sale of loans will likely decrease in future quarters.

Other service charges, commissions and fees primarily include debit and credit card interchange income, mortgage servicing fees, insurance and other commissions and ATM service charge revenues. Other service charges, commissions and fees increased $304,000, or 1.4%, to $21.6 million during the nine months ended September 30, 2009 compared to $21.3 million for the same period in 2008. These increases were primarily due to additional fee income resulting from higher volumes of debit card transactions. The nine month period increase was partially offset by decreases in insurance commissions of $627,000.

Service charges on deposit accounts remained stable at $15.3 million for the nine months ended September 30, 2009 and 2008.

Wealth management revenues principally comprise fees earned for management of trust assets and investment services revenues. Fees earned for management of trust assets are generally based on the market value of assets managed. Wealth management revenues decreased $1.6 million, or 17.2%, to $7.9 million for the nine months ended September 30, 2009, as compared to $9.6 million for the same period in 2008, primarily due to reductions in the market values of assets under administration.

Other income primarily includes company-owned life insurance revenues, check printing income, agency stock dividends and gains on sales of assets other than investment securities. Other income increased $872,000, or 12.5%, to $7.8 million for the nine months ended September 30, 2009, as compared to $7.0 million for the same period in 2008. During third quarter 2009, we recorded a non-recurring gain of $2.1 million on the sale of our Visa Inc. Class B shares. This increase was offset by first quarter 2008 non-recurring gains of $1.6 million on the mandatory redemption of Visa Inc. Class B shares and $1.1 million from the release of escrow funds related to the December 2006 sale of our interest in an internet bill payment company. For additional information regarding the conversion and sale of our Visa Inc. Class B shares, see “Notes to the Unaudited Consolidated Financial Statements—Commitments and Guarantees” included herein.

On December 31, 2008, we completed the sale of i_Tech to Fiserv Solutions, Inc. We recorded a $27.1 million net gain on the sale in 2008. i_Tech provided technology support services to us, our Bank and nonbank subsidiaries and to non-affiliated customers in our market areas and nine additional states. During the nine months ended September 30, 2008, i_Tech generated $4.6 million and $13.3 million, respectively, in non-affiliate revenues. Subsequent to the sale, we no longer receive technology services revenues from non-affiliates.

Non-Interest Expense

Non-interest expense increased $4.5 million, or 2.9%, to $162.6 million for the nine months ended September 30, 2009, as compared to $158.0 million for the same period in 2008. Significant components of the increase are discussed below.

Salaries, wages and employee benefits expense decreased $147,000, or less than 1.0%, to $85.6 million for the nine months ended September 30, 2009 compared to $85.7 million for the same period in 2008. Normal inflationary and other increases in salaries, wages and employee benefits were offset by a reduction in workforce of approximately 120 full-time equivalent employees due to the sale of i_Tech in December 2008.

Occupancy expense decreased $587,000, or 4.8%, to $11.7 million for the nine months ended September 30, 2009 compared to $12.2 million for the same period in 2008. The decrease in occupancy expense was due to the termination of a building lease in conjunction with the sale of i_Tech in December 2008.

FDIC insurance premiums increased $7.9 million, or 437.3%, to $9.7 million for the nine months ended September 30, 2009 compared to $1.8 million for the same period in 2008. In May 2009, the FDIC issued a final rule which levied a special assessment applicable to all insured depository institutions totaling 5 basis points of each institution’s total assets less tier 1 capital as of June 30, 2009, not to exceed 10 basis points of domestic deposits. Increases in deposit insurance expense were due to increases in fee assessment rates during 2009 and the special assessment of $3.1 million. The increases were also partly related to the additional 10 basis point per annum assessment paid on covered transaction accounts exceeding $250,000 under the deposit insurance coverage guarantee program and the full utilization of available credits to offset assessments during the first nine months of 2008. We expect FDIC insurance premiums to remain elevated for the foreseeable future.

Furniture and equipment expense decreased $5.1 million, or 36.1%, to $9.0 million for the nine months ended September 30, 2009, as compared to $14.1 million for the same period in 2008. The decrease in equipment maintenance and depreciation was due primarily to the sale of i_Tech in December 2008.

Outsourced technology services expense increased $5.4 million, or 187.2%, to $8.3 million for the nine months ended September 30, 2009 compared to $2.9 million for the same period in 2008. Concurrent with the December 31, 2008 sale of i_Tech, we entered into a service agreement with Fiserv Solutions, Inc. to receive data processing, electronic funds transfer and other technology services previously provided by i_Tech. This increase in outsourced technology services expense was largely offset by decreases in salaries, wages and benefits; furniture and equipment; occupancy; and other expenses.

Mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. Changes in estimated servicing period and growth in the serviced loan portfolio cause amortization expense to vary between periods. The period of estimated net servicing income is significantly influenced by market interest rates. Significant declines in long-term interest rates occurring in December 2008 reduced the period over which we anticipate residential mortgage loans will remain outstanding and the period over which we anticipate we will collect net servicing income on these loans. These changes in estimates resulted in higher amortization expense in 2009. Mortgage servicing rights amortization increased $2.3 million, or 58.4%, to $6.3 million for the nine months ended September 30, 2009, as compared to $4.0 million for the same period in 2008.

Mortgage servicing rights are evaluated quarterly for impairment based on the fair value of the mortgage servicing rights. The fair value of mortgage servicing rights is estimated by discounting the expected future cash flows, taking into consideration the estimated level of prepayments based on current industry expectations and the predominant risk characteristics of the underlying loans. During a period of declining interest rates, the fair value of mortgage servicing rights is expected to decline due to anticipated prepayments within the portfolio. Alternatively, during a period of rising interest rates, the fair value of mortgage servicing rights is expected to increase because prepayments of the underlying loans would be anticipated to decline. Impairment adjustments are recorded through a valuation allowance. The valuation allowance is adjusted for changes in impairment through a charge to current period earnings. During the nine months ended September 30, 2009, we reversed previously recorded impairment of $7.0 million, as compared to a recording additional impairment of $895,000 during the same period in 2008.

OREO expense is recorded net of OREO income. Variations in net OREO expense between periods is primarily due to write-downs of the estimated fair value of OREO properties, recognition of valuation reserves, fluctuations in gains and losses recorded on sales of OREO properties and fluctuations in the number of OREO properties and the carrying costs associated with those properties. OREO expense was $6.1 million for the nine months ended September 30, 2009, as compared to $108,000 for the nine months ended September 30, 2008. During third quarter 2009, the carrying value of one real estate development property was written down by $4.3 million due to a decline in the estimated market value of the property.

Other expenses primarily include professional fees; advertising and public relations costs; office supply, postage, freight, telephone and travel expenses; donations expense; debit and credit card expenses; board of director fees; and other losses. Other expenses decreased $3.2 million, or 9.2%, to $31.2 million for the nine months ended September 30, 2009 compared to $34.4 million for the same period in 2008. This decrease was primarily the result of a $1.3 million other-than-temporary impairment charge recorded during third quarter 2008 and non-recurring fraud losses of $471,000 and $708,000 recorded during the nine months ended September 30, 2008, respectively. Also contributing to the decrease in other expenses were reductions in expense due to the sale of i_Tech in December 2008 and a continuing focus on reducing targeted controllable expenses during the first nine months of 2009. These reductions were partially offset by higher debit card expense resulting from higher transaction volumes.

Income Tax Expense

Our effective federal income tax rate was 29.3% for the nine months ended September 30, 2009 and 30.3% for the nine months ended September 30, 2008. State income tax applies primarily to pretax earnings generated within Montana and South Dakota. Our effective state tax rate was 4.2% for the nine months ended September 30, 2009 and 4.4% for the nine months ended September 30, 2008. Changes in effective federal and state income tax rates are primarily fluctuations in tax exempt interest income as a percentage of total income.

Net Income Available to Common Shareholders

For the nine months ended September 30, 2009, net income available to common shareholders was $39.8 million, or $5.02 per diluted share.

Comparison of Years Ended December 31, 2008 and 2007 and December 31, 2007 and 2006

Net Interest Income

Net FTE interest income increased $37.0 million, or 18.2%, to $240.6 million in 2008, from $203.7 million in 2007, due to the net interest income of the acquired First Western entities. Average earning assets grew 24.0% in 2008, with approximately 78.0% of this growth attributable to the acquired First Western entities. Despite growth in earning assets and an increase in the interest rate spread, our net FTE interest margin decreased 21 basis points to 4.25% in 2008, as compared to 4.46% for 2007, largely due to the First Western acquisition. In conjunction with the acquisition, we incurred indebtedness to acquire nonearning assets, including goodwill, core deposit intangibles and premises and equipment. In addition, interest free funding sources, including non-interest bearing deposits and common equity comprised a smaller percentage of our funding base during 2008 as compared to 2007 and reductions in federal funds rates in 2008 further compressed our net FTE interest margin ratio.

Net FTE interest income increased $12.4 million, or 6.5%, to $203.7 million in 2007 from $191.3 million in 2006, due to organic growth in earning assets, primarily loans. During 2007, the migration of customer deposits from traditional repurchase agreements, which are secured by pledged investment securities, into a new money market sweep deposit product increased funds available to support growth in earning assets. Further contributing to improvements in net FTE interest income in 2007 and 2006 were increases in earning assets as a percentage of total assets.

The following table presents, for the periods indicated, condensed average balance sheet information, together with interest income and yields earned on average interest earning assets and interest expense and rates paid on average interest bearing liabilities.

Average Balance Sheets, Yields and Rates

	Year Ended December 31,
	2008			2007			2006
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
(Dollars in thousands)

Interest earning assets:
Loans(1)(2)	$4,527,987	$306,976	6.78%	$3,449,809	$274,020	7.94%	$3,208,102	$246,861	7.69%
U.S. government agency and mortgage-backed securities	923,912	43,336	4.69	892,850	42,650	4.78	915,844	40,985	4.48
Federal funds sold	55,205	1,080	1.96	87,460	4,422	5.06	43,726	2,196	5.02
Other securities	5,020	214	4.26	857	3	0.35	1,059	6	0.57
Tax exempt securities(2)	147,812	9,382	6.35	111,732	7,216	6.46	105,209	6,832	6.49
Interest bearing deposits in banks	5,946	191	3.21	26,165	1,307	5.00	8,190	360	4.40

Total interest earnings assets	5,665,882	361,179	6.37	4,568,873	329,618	7.21	4,282,130	297,240	6.94

Non-earning assets	667,206			423,893			444,702

Total assets	$6,333,088			$4,992,766			$4,726,832

Interest bearing liabilities:
Demand deposits	$1,120,807	12,966	1.16	$1,004,019	23,631	2.35	$850,925	15,852	1.86
Savings deposits	1,144,553	18,454	1.61	940,521	24,103	2.56	845,967	17,424	2.06
Time deposits	1,688,859	65,443	3.87	1,105,959	51,815	4.69	1,010,820	39,991	3.96
Repurchase agreements	537,267	7,694	1.43	558,469	21,212	3.80	638,686	25,278	3.96
Borrowings(3)	126,690	3,129	2.47	8,515	428	5.03	45,090	2,358	5.23
Long-term debt	86,909	4,579	5.27	9,230	467	5.06	40,320	1,576	3.91
Subordinated debenture by subsidiary trusts	123,327	8,277	6.71	47,099	4,298	9.13	41,238	3,481	8.44

Total interest bearing liabilities	4,828,412	120,542	2.50	3,673,812	125,954	3.43	3,473,046	105,960	3.05

Non-interest bearing deposits	940,968			842,239			837,909
Other liabilities	58,173			51,529			44,860
Stockholders’ equity	505,535			425,186			371,017

Total liabilities and stockholders’ equity	$6,333,088			$4,992,766			$4,726,832

Net FTE interest income		$240,637			$203,664			$191,280
Less FTE adjustments(2)		(5,260)			(4,061)			(3,817)

Net interest income from consolidated statements of income		$235,377			$199,603			$187,463

Interest rate spread			3.87%			3.78%			3.89%

Net FTE interest margin(4)			4.25%			4.46%			4.47%

(1)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which are not material.

(2)	Interest income and average rates for tax exempt loans and securities are presented on a FTE basis.

(3)	Includes interest on federal funds purchased and other borrowed funds. Excludes long-term debt.

(4)	Net FTE interest margin during the period equals (1) the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by (2) average interest earning assets for the period.

The table below sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from estimated changes in average asset and liability balances (volume) and estimated changes in average interest rates (rate). Changes which are not due solely to volume or rate have been allocated to these categories based on the respective percent changes in average volume and average rate as they compare to each other.

Analysis of Interest Changes Due To Volume and Rates

	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2008			2007			2006
	Compared with			Compared with			Compared with
	December 31,			December 31,			December 31,
	2007			2006			2005
	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
(Dollars in thousands)

Interest earning assets:
Loans(1)	$85,640	$(52,684)	$32,956	$18,599	$8,560	$27,159	$22,782	$27,626	$50,408
U.S. government agency and mortgage-backed securities	1,484	(798)	686	(1,029)	2,694	1,665	5,263	5,668	10,931
Federal funds sold	(1,631)	(1,711)	(3,342)	2,196	30	2,226	(1,312)	742	(570)
Other securities	15	196	211	(1)	(2)	(3)	(173)	(22)	(195)
Tax exempt securities(1)	2,330	(164)	2,166	424	(40)	384	120	(32)	88
Interest bearing deposits in banks	(1,010)	(106)	(1,116)	790	157	947	(754)	93	(661)

Total change	86,828	(55,267)	31,561	20,979	11,399	32,378	25,926	34,075	60,001

Interest bearing liabilities:
Demand deposits	2,749	(13,414)	(10,665)	2,852	4,927	7,779	1,316	9,741	11,057
Savings deposits	5,229	(10,878)	(5,649)	1,947	4,732	6,679	(701)	6,974	6,273
Time deposits	27,309	(13,681)	13,628	3,764	8,060	11,824	(68)	10,418	10,350
Repurchase agreements	(805)	(12,713)	(13,518)	(3,175)	(891)	(4,066)	3,426	9,250	12,676
Borrowings(2)	5,940	(3,239)	2,701	(1,913)	(17)	(1,930)	1,199	1,011	2,210
Long-term debt	3,930	182	4,112	(1,215)	106	(1,109)	(842)	(62)	(904)
Subordinated debentures held by subsidiary trusts	6,956	(2,977)	3,979	495	322	817	—	749	749

Total change	51,308	(56,720)	(5,412)	2,755	17,239	19,994	4,329	38,082	42,411

Increase (decrease) in FTE net interest income(1)	$35,520	$1,453	$36,973	$18,224	$(5,840)	$12,384	$21,597	$(4,007)	$17,590

(1)	Interest income and average rates for tax exempt loans and securities are presented on a FTE basis.

(2)	Includes interest on federal funds purchased and other borrowed funds.

Provision for Loan Losses

The provision for loan losses increased $25.6 million, or 330.4%, to $33.4 million in 2008, as compared to $7.8 million in 2007. Significant increases in provisions for loan losses, particularly during fourth quarter 2008, reflect our assessment of the estimated effect of current economic conditions on our loan portfolio. Effects of the broad recession impacted our market areas in 2008 resulting in higher levels of non-performing assets, particularly real estate development loans.

The provision for loan losses decreased less than 1% to $7.8 million in 2007, as compared to 2006; however, during fourth quarter 2007, the provision for loan losses increased $724,000, or 51.7%, to $2.1 million, as compared to $1.4 million for the same period in 2006. The fourth quarter 2007 increase was primarily due to higher levels of non-performing loans.

Non-Interest Income

Non-interest income increased $35.9 million, or 38.9%, to $128.4 million in 2008 from $92.4 million in 2007. Non-interest income decreased $9.7 million, or 9.5%, to $92.4 million in 2007 from $102.1 million in 2006. Fluctuations in non-interest income are a function of changes in each of the principal categories discussed below.

Other service charges, commissions and fees increased $4.0 million, or 16.4%, to $28.2 million in 2008 from $24.2 million in 2007. Other service charges, commissions and fees increased 10.6% to $24.2 million in 2007, from $21.9 million in 2006. Approximately $1.8 million of the 2008 increase was attributable to the acquired First Western entities. The remaining increase in 2008 and 2007 was primarily due to additional fee income from higher volumes of credit and debit card transactions and increases in insurance commissions.

Service charges on deposit accounts increased $2.9 million, or 16.4%, to $20.7 million in 2008, from $17.8 million in 2007. Service charges on deposit accounts increased $206,000, or 1.2%, to $17.8 million in 2007, from $17.6 million in 2006. Substantially all of the 2008 increase was attributable to the acquired First Western entities.

Technology services revenues decreased $1.4 million, or 7.2%, to $17.7 million in 2008, from $19.1 million in 2007. This decrease was primarily due to a $2.0 million contract termination fee recorded during third quarter 2007. In addition, item processing income decreased $718,000 in 2008, as compared to 2007, primarily due to the introduction of imaging technology that permits items to be captured electronically rather than through physical processing and transporting of the items. These decreases were offset by an increase of $1.8 million in core data processing revenues resulting from increases in the number of core data processing customers and the volume of core data transactions processed. Technology services revenues increased 20.4% to $19.1 million in 2007, from $15.8 million in 2006, primarily due to a $2.0 million nonrecurring contract termination fee recorded during third quarter 2007 and an increase in the volume of core data and debit card transactions processed.

Wealth management revenues increased 5.3% to $12.4 million in 2008, from $11.7 million in 2007, due to the addition of new trust and investment services customers in 2008. Wealth management revenues increased 5.0% to $11.7 million in 2007, from $11.2 million in 2006, primarily due to higher asset management fees resulting from the improved market performance of underlying trust account assets and the addition of new trust and investment services customers.

Income from the origination and sale of loans increased 9.3% to $12.3 million in 2008, from $11.2 million in 2007 and 17.0% to $11.2 million in 2007, from $9.6 million in 2006. Approximately $224,000 of the 2008 increase is attributable to the acquired First Western entities.

During fourth quarter 2008, we recorded a one-time gain of $27.1 million on the sale of i_Tech, our technology services subsidiary. i_Tech represented all of our technology services operating segment.

Other income increased $1.6 million, or 19.4%, to $9.9 million in 2008, from $8.3 million in 2007. Exclusive of the acquired First Western entities, non-interest income decreased $1.7 million, or 20.2%, in 2008, as compared to 2007. During first quarter 2008, we recorded a gain of $1.6 million resulting from the mandatory redemption of our class B shares of Visa Inc. The net gain was split between our community banking and technology services operating segments. In addition, during first quarter 2008, we recorded a nonrecurring gain of $1.1 million due to the release of funds escrowed in conjunction with the December 2006 sale of our interest in iPay Technologies, LLC. These gains were offset by decreases in earnings of securities held under deferred compensation plans and one-time gains recorded in 2007 of $986,000 on the sale of mortgage servicing rights and $737,000 from the conversion and subsequent sale of our MasterCard stock.

Other income increased 20.2% to $8.3 million in 2007, from $6.9 million in 2006, primarily due to nonrecurring gains of $737,000 from the conversion and subsequent sale of MasterCard stock and $986,000 on the sale of mortgage servicing rights recorded during 2007.

Non-Interest Expense

Non-interest expense increased $43.5 million, or 24.3%, to $222.3 million in 2008, from $178.9 million in 2007 and 8.6% to $178.9 million in 2007, from $164.7 million in 2006. Significant components of these increases are discussed below.

Salaries, wages and employee benefits expense increased $15.9 million, or 16.2%, to $114.0 million in 2008, from $98.1 million in 2007. Approximately $12.2 million of the 2008 increase was attributable to the acquired First Western entities. The remaining increase was primarily due to higher group health insurance costs and wage increases. These increases were partially offset by decreases in incentive bonus and profit sharing accruals to reflect 2008 performance results.

Salaries, wages and employee benefits expense increased 10.4% to $98.1 million in 2007, from $88.9 million in 2006, primarily due to the combined effects of wage increases, higher staffing levels, higher incentive compensation accruals and increased group medical insurance costs.

Furniture and equipment expense increased $2.7 million, or 16.3%, to $18.9 million in 2008, from $16.2 million in 2007. Approximately $1.2 million of the increase was attributable to the acquired First Western entities. The remaining increase was primarily due to higher depreciation and maintenance expenses resulting from the addition, replacement and repair of equipment in the ordinary course of business. Furniture and equipment expense decreased slightly to $16.2 million in 2007, as compared to $16.3 million in 2006.

Occupancy expense increased $1.6 million, or 11.0%, to $16.3 million in 2008, from $14.7 million in 2007, due to the acquired First Western entities. Occupancy expense increased 10.8% to $14.7 million in 2007, from $13.3 million in 2006, primarily due to increases in rental expense and higher depreciation expense resulting from adjustment of the useful lives of two buildings and related leasehold improvements.

Mortgage servicing rights amortization increased $1.5 million, or 33.3%, to $5.9 million in 2008, from $4.4 million in 2007 and $417,000, or 10.4%, to $4.4 million in 2007, from $4.0 million in 2006. We recorded impairment charges of $10.9 million in 2008 and $1.7 million in each of 2007 and 2006.

FDIC insurance premiums increased $2.5 million, or 555.9%, to $2.9 million in 2008, from $444,000 in 2007. During the first half of 2008, we fully utilized a one-time credit provided by the FDIC to offset the cost of FDIC insurance premiums for “well managed” banks. In addition, we elected to participate in the deposit insurance coverage guarantee program during fourth quarter 2008. The fee assessment for deposit insurance coverage on deposits insured under this program is 10 basis points per annum.

Core deposit intangibles represent the intangible value of depositor relationships resulting from deposit liabilities assumed and are amortized based on the estimated useful lives of the related deposits. We recorded core deposit intangibles of $14.9 million in conjunction with the acquisition of the First Western entities. These intangibles are being amortized using an accelerated method over their weighted average expected useful lives of 9.2 years. Core deposit intangible amortization expense was $2.5 million in 2008, as compared to $174,000 in 2007 and $772,000 in 2006. Core deposit intangible amortization expense is expected to decrease 14.9% to $2.1 million in 2009. For additional information regarding core deposit intangibles, see “Notes to Consolidated Financial Statements—Summary of Significant Accounting Policies.”

Other expenses increased $7.8 million, or 18.1%, to $50.8 million in 2008, from $43.0 million in 2007. Exclusive of other expenses of the acquired First Western entities, which included a $1.3 million “other than temporary” impairment charge on one investment security, other expenses decreased

$1.1 million, or 2.3%, in 2008, as compared to 2007. During fourth quarter 2007, we recorded loss contingency accruals of $1.5 million related to an indemnification agreement with Visa USA and two potential operational losses incurred in the ordinary course of business. During first quarter 2008, we reversed $625,000 of the loss contingency accrual related to our indemnification agreement with Visa USA. In addition, during 2008 we recorded expenses of $450,000 related to employee recruitment and relocation and $708,000 related to nonrecurring fraud losses.

Other expenses increased 9.5% to $43.0 million in 2007, from $39.3 million in 2006, primarily due to fourth quarter 2007 loss contingency accruals of $1.5 million related to an indemnification agreement with Visa USA and two potential operational losses incurred in the ordinary course of business and increases in consulting fees related to the evaluation of a company-wide data warehousing system.

Income Tax Expense

Our effective federal tax rate was 30.3% for the year ended December 31, 2008; 31.0% for the year ended December 31, 2007; and 31.6% for the year ended December 31, 2006. Fluctuations in federal income tax rates are primarily due to fluctuations in tax exempt interest income as a percentage of total income. State income tax applies primarily to pretax earnings generated within Montana, western South Dakota, Colorado, Idaho and Oregon. Our effective state tax rate was 4.4% for the year ended December 31, 2008; 3.9% for the year ended December 31, 2007; and 3.8% for the year ended December 31, 2006.

Summary of Quarterly Results

The following table presents unaudited quarterly results of operations for each of the quarters in the first nine months of 2009 as well as the fiscal years ended December 31, 2008 and 2007.

Quarterly Results

	First	Second	Third
(Dollars in thousands, except per share data)	Quarter	Quarter	Quarter

Nine Months Ended September 30, 2009:
Interest income	$81,883	$81,148	$82,325
Interest expense	22,820	21,958	21,026
Net interest income	59,063	59,190	61,299
Provision for loan losses	9,600	11,700	10,500

Net interest income after provision for loan losses	49,463	47,490	50,799
Non-interest income	25,943	26,618	25,000
Non-interest expense	50,175	54,088	57,376

Income before income taxes	25,231	20,020	18,423
Income tax expense	8,543	6,684	6,105

Net income	16,688	13,336	12,318
Preferred stock dividends	844	853	862

Net income available to common shareholders	$15,844	$12,483	$11,456

Basic earnings per common share	$2.01	$1.59	$1.47
Diluted earnings per common share	1.98	1.57	1.46
Dividends per common share	0.45	0.45	0.45

	First	Second	Third	Fourth
(Dollars in thousands, except per share data)	Quarter	Quarter	Quarter	Quarter	Full Year

Year Ended December 31, 2008:
Interest income	$91,109	$88,068	$89,928	$86,814	$355,919
Interest expense	34,306	29,697	29,234	27,305	120,542
Net interest income	56,803	58,371	60,694	59,509	235,377
Provision for loan losses	2,363	5,321	5,636	20,036	33,356

Net interest income after provision for loan losses	54,440	53,050	55,058	39,473	202,021
Non-interest income	26,369	25,225	24,389	52,478	128,461
Non-interest expense	53,155	49,662	55,190	64,398	222,405

Income before income taxes	27,654	28,613	24,257	27,553	108,077
Income tax expense	9,578	9,988	8,362	9,501	37,429

Net income	18,076	18,625	15,895	18,052	70,648
Preferred stock dividends	768	853	863	863	3,347

Net income available to common shareholders	$17,308	$17,772	$15,032	$17,189	$67,301

Basic earnings per common share	$2.19	$2.27	$1.93	$2.17	$8.55
Diluted earnings per common share	2.14	2.22	1.89	2.13	8.38
Dividends per common share	0.65	0.65	0.65	0.65	2.60

	First	Second	Third	Fourth
(Dollars in thousands, except per share data)	Quarter	Quarter	Quarter	Quarter	Full Year

Year Ended December 31, 2007:
Interest income	$78,636	$80,834	$83,314	$82,773	$325,557
Interest expense	30,492	31,656	32,471	31,335	125,954
Net interest income	48,144	49,178	50,843	51,438	199,603
Provision for loan losses	1,875	1,875	1,875	2,125	7,750

Net interest income after provision for loan losses	46,269	47,303	48,968	49,313	191,853
Non-interest income	21,697	22,306	25,390	23,055	92,448
Non-interest expense	42,770	42,586	44,581	48,930	178,867

Income before income taxes	25,196	27,023	29,777	23,438	105,434
Income tax expense	8,700	9,398	10,528	8,167	36,793

Net income	$16,496	$17,625	$19,249	$15,271	$68,641

Basic earnings per common share	$2.01	$2.16	$2.37	$1.91	$8.45
Diluted earnings per common share	1.97	2.11	2.32	1.86	8.25
Dividends per common share	1.02	0.65	0.65	0.65	2.97

Financial Condition

Total assets increased $295 million, or 4.4%, to $6,923 million as of September 30, 2009, from $6,628 million as of December 31, 2008, due to the deployment of funds generated through organic deposit growth. Total assets increased $1,412 million, or 27.1%, to $6,628 million as of December 31, 2008, from $5,217 million as of December 31, 2007, primarily due to the First Western acquisition in January 2008. As of the date of acquisition, the acquired entities had combined total assets of $913 million, combined total loans of $727 million, combined premises and equipment of $27 million and combined total deposits of $814 million. In connection with the acquisition, we recorded goodwill of $146 million and core deposit intangibles of $15 million.

Loans

Our loan portfolio consists of a mix of real estate, consumer, commercial, agricultural and other loans, including fixed and variable rate loans. Fluctuations in the loan portfolio are directly related to the economies of the communities we serve. While each loan originated generally must meet minimum underwriting standards established in our credit policies, lending officers are granted certain levels of autonomy in approving and pricing loans to assure that the banking offices are responsive to competitive issues and community needs in each market area.

Total loans decreased $166 million, or 3.5%, to $4,606 million as of September 30, 2009 from $4,773 million as of December 31, 2008. Total loans increased 34.1% to $4,773 million as of December 31, 2008, from $3,559 million as of December 31, 2007 and 7.5% to $3,559 million as of December 31, 2007, from $3,310 as of December 31, 2006. Approximately $723 million of the 2008 increase was attributable to the acquired First Western entities. Excluding loans of the acquired entities, total loans increased $491 million, or 13.8%, in 2008, with the most significant growth occurring in commercial, commercial real estate, construction and residential real estate loans.

The following table presents the composition of our loan portfolio as of the dates indicated:

Loans Outstanding

	As of
	September 30,		As of December 31,
(Dollars in thousands)	2009	%	2008	%	2007	%	2006	%	2005	%	2004	%

Loans

Real estate:

Commercial	$1,559,161	33.9%	$1,483,967	31.1%	$1,018,831	28.6%	$937,695	28.3%	$926,190	30.5%	$855,711	31.2%

Construction	677,556	14.7	790,177	16.5	664,272	18.7	579,603	17.5	403,751	13.3	296,773	10.8

Residential	544,453	11.8	587,464	12.3	419,001	11.8	402,468	12.2	408,659	13.4	363,145	13.3

Agricultural	199,530	4.3	191,831	4.0	142,256	4.0	137,659	4.1	116,402	3.9	108,345	4.0

Other	42,343	0.9	47,076	1.0	26,080	0.7	25,360	0.8	19,067	0.6	21,255	0.7

Consumer	685,373	14.9	669,731	14.0	608,002	17.1	605,858	18.3	587,895	19.4	514,045	18.8

Commercial	746,302	16.2	853,798	17.9	593,669	16.7	542,325	16.4	494,848	16.3	500,611	18.3

Agricultural	143,549	3.1	145,876	3.1	81,890	2.3	76,644	2.3	74,561	2.5	74,303	2.7

Other loans	8,187	0.2	2,893	0.1	4,979	0.1	2,751	0.1	2,981	0.1	5,321	0.2

Total loans	4,606,454	100.0%	4,772,813	100.0%	3,558,980	100.0%	3,310,363	100.0%	3,034,354	100.0%	2,739,509	100.0%

Less allowance for loan losses	101,748		87,316		52,355		47,452		42,450		42,141

Net loans	$4,504,706		$4,685,497		$3,506,625		$3,262,911		$2,991,904		$2,697,368

Ratio of allowance to total loans	2.21%		1.83%		1.47%		1.43%		1.40%		1.54%

Real Estate Loans.  We provide interim construction and permanent financing for both single-family and multi-unit properties, medium-term loans for commercial, agricultural and industrial property and/or buildings and equity lines of credit secured by real estate. Residential real estate loans are typically sold in the secondary market. Those residential real estate loans not sold are typically secured by first liens on the financed property and generally mature in less than 10 years. Commercial, agricultural and industrial loans are generally secured by first liens on income-producing real estate and generally mature in less than five years.

Commercial real estate loans.  Commercial real estate loans increased $75 million, or 5.1%, to $1,559 million as of September 30, 2009 from $1,484 million as of December 31, 2008. Management attributes this increase to continued funding for infrastructure on projects under construction as of December 31, 2008. Approximately 52% and 53% of our commercial real estate loans as of September 30, 2009 and December 31, 2008, respectively, were owner occupied, which typically involves less risk than loans on investment property. Commercial real estate loans increased 45.7% to $1,484 million as of December 31, 2008, from $1,019 million as of December 31, 2007 and 8.7% to $1,019 million as of December 31, 2007, from $938 million as of December 31, 2006. Excluding increases attributable to the acquired First Western entities, commercial real estate loans increased 15.3% as of December 31, 2008, as compared to December 31, 2007, primarily due to real estate development loans. Demand for improved lots declined in 2008 reducing the cash flow of real estate developers, which resulted in increases in outstanding loan balances. As of December 31, 2008, we had no interest reserves related to real estate development loans. The increase in commercial real estate loans in 2007 was primarily due to overall economic and population growth in our market areas.

Real estate construction loans.  Real estate construction loans decreased $113 million, or 14.3%, to $678 million as of September 30, 2009 from $790 million as of December 31, 2008. Management attributes this decrease to general declines in demand for housing, particularly in markets dependent upon resort communities and second home sales and the movement of lower quality loans out of our loan portfolio through charge-off, pay-off or foreclosure. Construction loans increased 19.0% to $790 million as of December 31, 2008, from $664 million as of December 31, 2007 and 14.6% to $664 million as of December 31, 2007, from $580 million as of December 31, 2006. Excluding increases attributable to the acquired First Western entities, construction loans increased 2.9% as of December 31, 2008, as compared to December 31, 2007. Construction loans are primarily to commercial builders for residential lot development and the construction of single-family residences and commercial real estate properties. Construction loans are generally underwritten pursuant to the same guidelines used for originating permanent commercial and residential mortgage loans. Terms and rates typically match those of permanent commercial and residential mortgage loans, except that during the construction phase the borrower pays interest only. Growth in construction loans in 2008 and 2007 was primarily the result of demand for housing and overall growth in our market areas.

Our real estate construction loans comprise residential construction, commercial construction and land acquisition and development construction. As of September 30, 2009, our real estate construction loan portfolio was divided among the foregoing categories as follows: approximately $151 million, or 22.3%, residential construction; approximately $109 million, or 16.1%, commercial construction; and approximately $417 million, or 61.6%, land acquisition and development.

Residential real estate loans.  Residential real estate loans decreased $43 million, or 7.3%, to $544 million as of September 30, 2009 from $587 million as of December 31, 2008. Residential real estate loans increased 40.2% to $587 million as of December 31, 2008, from $419 million as of December 31, 2007. Excluding increases attributable to the acquired First Western entities, residential real estate loans increased 25.4% as of December 31, 2008, as compared to December 31, 2007. Increase in residential real estate loans primarily occurred in home equity loans and lines of credit. Home equity loans and lines of credit are typically secured by first or second liens on residential real estate and generally do not exceed a loan to value ratio of 90%. As of December 31, 2008, equity loans and lines of credit totaled $381 million. We do not engage in sub-prime lending practices.

Agricultural real estate loans.  Agricultural real estate loans increased $8 million, or 4.0%, to $200 million as of September 30, 2009 from $192 million as of December 31, 2008. Agricultural real estate loans increased 34.8% to $192 million as of December 31, 2008, from $142 million as of December 31, 2007.

Consumer Loans.  Our consumer loans include direct personal loans, credit card loans and lines of credit; and indirect loans created when we purchase consumer loan contracts advanced for the purchase of automobiles, boats and other consumer goods from the consumer product dealer network within the market areas we serve. Personal loans and indirect dealer loans are generally secured by automobiles, boats and other types of personal property and are made on an installment basis. Credit cards are offered to individual and business customers in our market areas. Lines of credit are generally floating rate loans that are unsecured or secured by personal property. Approximately 63%

and 61% of our consumer loans as of September 30, 2009 and December 31, 2008, respectively, were indirect dealer loans.

Consumer loans increased $16 million, or 2.3%, to $685 million as of September 30, 2009 from $670 million as of December 31, 2008. Consumer loans increased 10.2% to $670 million as of December 31, 2008, from $608 million as of December 31, 2007 and 0.4% to $608 million as of December 31, 2007, from $606 million as of December 31, 2006. Excluding increases attributable to the acquired First Western entities, consumer loans increased 4.4% as of December 31, 2008, as compared to December 31, 2007.

Commercial Loans.  We provide a mix of variable and fixed rate commercial loans. The loans are typically made to small and medium-sized manufacturing, wholesale, retail and service businesses for working capital needs and business expansions. Commercial loans generally include lines of credit and loans with maturities of five years or less. The loans are generally made with business operations as the primary source of repayment, but also include collateralization by inventory, accounts receivable, equipment and/or personal guarantees.

Commercial loans decreased $108 million, or 12.6%, to $746 million as of September 30, 2009 from $854 million as of December 31, 2008. Management attributes this decrease to the continuing impact of the broad recession on borrowers in our market areas and, to a lesser extent, the movement of lower quality loans out of our loan portfolio through charge-off, pay-off or foreclosure. Commercial loans increased 43.8% to $854 million as of December 31, 2008, from $594 million as of December 31, 2007 and 9.5% to $594 million as of December 31, 2007, from $542 million as of December 31, 2006. Excluding increases attributable to the acquired First Western entities, commercial loans increased 23.0% as of December 31, 2008, as compared to December 31, 2007. Management attributes 2008 growth to an overall increase in borrowing activity during most of 2008 due to retail business expansion in our market areas. This expansion began to decline in late 2008 as retail businesses in our market areas were impacted by the effects of the recession. The increase in 2007, as compared to 2006 was primarily due to a favorable economy, growth in our existing market areas and an increase in overall borrowing activity.

Agricultural Loans.  Our agricultural loans generally consist of short and medium-term loans and lines of credit that are primarily used for crops, livestock, equipment and general operations. Agricultural loans are ordinarily secured by assets such as livestock or equipment and are repaid from the operations of the farm or ranch. Agricultural loans generally have maturities of five years or less, with operating lines for one production season.

Agricultural loans decreased $2 million, or 1.6%, to $143 million as of September 30, 2009 from $146 million as of December 31, 2008. Agricultural loans increased 78.1% to $146 million as of December 31, 2008, from $82 million as of December 31, 2007. Excluding increases attributable to the acquired First Western entities, agricultural loans increased 16.6% as of December 31, 2008, as compared to December 31, 2007.

The following table presents the maturity distribution of our loan portfolio as of December 31, 2008:

Maturity Distribution of Loan Portfolio

	Within	One Year to	After
	One Year	Five Years	Five Years	Total
(Dollars in thousands)

Real estate	$2,026,031	$937,027	$137,457	$3,100,515
Consumer	369,911	299,034	20,690	689,635
Commercial	659,026	166,080	8,788	833,894
Agricultural	132,402	13,367	107	145,876
Other loans	2,893	—	—	2,893

Total loans	$3,190,263	$1,415,508	$167,042	$4,772,813

Loans at fixed interest rates	$946,036	$1,401,612	$153,125	$2,500,773
Loans at variable interest rates	2,158,595	13,896	13,917	2,186,408
Nonaccrual loans	85,632	—	—	85,632

Total loans	$3,190,263	$1,415,508	$167,042	$4,772,813

Non-Performing Assets

Non-performing assets include loans past due 90 days or more and still accruing interest, nonaccrual loans, loans renegotiated in troubled debt restructurings and OREO. Restructured loans are loans on which we have granted a concession on the interest rate or original repayment terms due to financial difficulties of the borrower. OREO consists of real property acquired through foreclosure on the collateral underlying defaulted loans. We initially record OREO at the lower of carrying value or fair value less estimated costs to sell by a charge against the allowance for loan losses, if necessary. Estimated losses that result from the ongoing periodic valuation of these properties are charged to earnings in the period in which they are identified.

We generally place loans on nonaccrual when they become 90 days past due, unless they are well secured and in the process of collection. When a loan is placed on nonaccrual status, any interest previously accrued but not collected is reversed from income. Approximately $6.2 million of gross interest income would have been accrued if all loans on nonaccrual had been current in accordance with their original terms for the nine months ended September 30, 2009. Approximately $4.6 million and $1.7 million of gross interest income would have been accrued if all loans on nonaccrual had been current in accordance with their original terms for the years ended December 31, 2008 and 2007, respectively.

The following tables set forth information regarding non-performing assets as of the dates indicated:

Non-Performing Assets by Quarter

	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2008	2008	2008	2008	2007
(Dollars in thousands)

Non-performing loans:
Nonaccrual loans	$120,026	$120,500	$90,852	$85,632	$84,244	$71,100	$50,984	$31,552
Accruing loans past due 90 days or more	4,069	13,954	11,348	3,828	3,676	20,276	6,036	2,171
Restructured loans	988	1,030	1,453	1,462	1,880	1,027	1,027	1,027
Total non-performing loans	125,083	135,484	103,653	90,922	89,800	92,403	58,047	34,750

OREO	31,875	31,789	18,647	6,025	3,171	2,705	874	928

Total non-performing assets	$156,958	$167,273	$122,300	$96,947	$92,971	$95,108	$58,921	$35,678

Non-performing loans to total loans	2.72%	2.90%	2.19%	1.90%	1.89%	2.02%	1.32%	0.98%
Non-performing assets to total loans and OREO	3.38	3.56	2.58	2.03	1.96	2.08	1.34	1.00
Non-performing assets to total assets	2.27	2.47	1.82	1.46	1.43	1.49	0.94	0.68

Non-Performing Assets by Year

	As of December 31,
	2008	2007	2006	2005	2004
(Dollars in thousands)

Non-performing loans:
Nonaccrual loans	$85,632	$31,552	$14,764	$17,142	$17,585
Accruing loans past due 90 days or more	3,828	2,171	1,769	1,001	905
Restructured loans	1,462	1,027	1,060	1,089	1,384

Total non-performing loans	90,922	34,750	17,593	19,232	19,874
OREO	6,025	928	529	1,091	1,828

Total non-performing assets	$96,947	$35,678	$18,122	$20,323	$21,702

Non-performing loans to total loans	1.90%	0.98%	0.53%	0.63%	0.73%
Non-performing assets to total loans and OREO	2.03	1.00	0.55	0.67	0.79
Non-performing assets to total assets	1.46	0.68	0.36	0.45	0.51

Total non-performing assets increased $60 million, or 61.9%, to $157 million as of September 30, 2009, from $97 million as of December 31, 2008. This increase in non-performing assets is attributable to general declines in markets dependent upon resort communities and second home sales and declines in real estate prices. In addition, increasing unemployment has negatively impacted the credit performance of commercial and real estate related loans. This market turmoil and tightening of credit has led to increased levels of delinquency, a lack of consumer confidence, increased market volatility and a widespread reduction of general business activities in our market areas. We expect the continuing impact of the current difficult economic conditions and rising unemployment levels in our market areas to further increase non-performing loans in future quarters.

Non-performing assets increased $61 million, or 171.7%, to $97 million as of December 31, 2008, from $36 million as of December 31, 2007. This increase in non-performing assets was primarily related to land development loans and was reflective of deterioration of economic conditions in certain of our market areas during 2008, as well as overall growth in our loan portfolio. Non-performing assets increased $18 million, or 96.9% to $36 million as of December 31, 2007, from $18 million as of December 31, 2006, primarily due to the loans of four commercial real estate borrowers placed on nonaccrual during third and fourth quarter 2007.

Total non-performing loans increased $34 million, or 37.6%, to $125 million as of September 30, 2009 from $91 million as of December 31, 2008. During the first nine months of 2009, approximately $53 million in relationships which were classified as non-performing at December 31, 2008 were removed from the non-performing loan classification. Approximately $36 million of these loans were removed because we acquired the underlying collateral of the loans through foreclosure. In contrast, during the first nine months of 2009, we classified approximately $87 million of credit relationships as non-performing for the first time.

Nonaccrual loans increased $34 million, or 40.2%, to $120 million at September 30, 2009 from $86 million at December 31, 2008. Increases in nonaccrual loans during the past nine months were attributable primarily to declining conditions in our market areas for land and real estate development projects. Nonaccrual loans increased $54 million, or 171.4%, to $86 million as of December 31, 2008, from $32 million as of December 31, 2007. Approximately 50.0% of this increase was related to the loans of six borrowers adversely affected by weakening demand for residential real estate lots.

OREO increased $26 million, or 429.0%, to $32 million as of September 30, 2009 from $6 million as of December 31, 2008. Approximately 80% of this increase relates to the foreclosure on properties collateralizing the loans of three real estate developers and one commercial real estate borrower. These loans were previously included in nonaccrual loans. OREO increased $5 million to $6 million as of December 31, 2008, as compared to $928,000 as of December 31, 2007. This increase was due to foreclosure on the collateral underlying the land development loans of two commercial borrowers during the second and fourth quarters of 2008.

The following table sets forth the allocation of our non-performing loans among our different types of loans as of the dates indicated.

Non-Performing Loans by Loan Type

	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2009	2009	2009	2008	2008	2008	2008	2007

Loans
Real estate	$105,855	$117,112	$93,503	$79,167	$72,053	$80,057	$47,740	$27,513
Consumer	2,302	1,421	1,531	2,944	3,099	2,541	2,310	1,202
Commercial	16,304	16,326	8,100	8,594	14,320	9,441	7,350	5,722
Agricultural	622	625	519	217	328	364	647	313

Total Non-Performing Loans	125,083	135,484	103,653	90,922	89,800	92,403	58,047	34,750

Total loans	4,606,454	4,665,550	4,725,681	4,772,813	4,744,675	4,570,655	4,384,346	3,558,980
Less allowance for loan losses	101,748	98,395	92,223	87,316	77,094	72,650	68,415	52,355
Net loans	$4,504,706	$4,567,155	$4,633,458	$4,685,497	$4,667,581	$4,498,005	$4,315,931	$3,506,625

Ratio of allowance to total loans	2.21%	2.11%	1.95%	1.83%	1.62%	1.59%	1.56%	1.47%

Our non-performing real estate loans comprise commercial, construction, residential, agricultural and other real estate loans. As of September 30, 2009, our non-performing real estate loans were divided among the foregoing categories as follows: approximately $29.0 million, or 27.3%, commercial; approximately $70 million, or 66.6%, construction; approximately $5 million, or 5.1%, residential; and approximately $1 million, or 1%, agricultural.

Our non-performing real estate construction loans comprise residential, commercial and land acquisition and development. As of September 30, 2009, our non-performing real estate construction loans were divided among the foregoing categories as follows: approximately $11 million, or 15.9%, residential; approximately $3 million, or 4.5%, commercial; and approximately $56 million, or 79.6%, land acquisition and development.

Potential problem loans consist of performing loans that have been internally risk classified due to uncertainties regarding the borrowers’ ability to continue to comply with the contractual repayment terms of the loans. These loans are not included in the non-performing assets table above. There can be no assurance that we have identified and internally risk classified all of our potential problem loans. Furthermore, we cannot predict the extent to which economic conditions in our market areas may continue or worsen or the full impact such conditions may have on our loan portfolio. Accordingly, there may be other loans that will become 90 days or more past due, be placed on nonaccrual, be renegotiated or become OREO in the future. Given the current economic environment and trends of increasing unemployment, we expect the level of problem loans to continue to increase in future periods.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses based on our evaluation of known and inherent risk in our loan portfolio at each balance sheet date. In determining the allowance for loan losses, we estimate losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably determined. The balance of the allowance for loan losses is based on internally assigned risk classifications of loans, historical loan loss rates, changes in the nature of the loan portfolio, overall portfolio quality, industry concentrations, delinquency trends, current economic factors and the estimated impact of current economic conditions on certain historical loan loss rates. See the discussion under “Critical Accounting Estimates and Significant Accounting Polices — Allowance for Loan Losses” above.

The allowance for loan losses is increased by provisions charged against earnings and reduced by net loan charge-offs. Loans are charged-off when we determine that collection has become unlikely. Consumer loans are generally charged off when they become 120 days past due. Other loans, or portions thereof, are charged off when they become 180 days past due unless they are well-secured and in the process of collection. Recoveries are recorded only when cash payments are received.

The allowance for loan losses consists of three elements: (1) historical valuation allowances based on loan loss experience for similar loans with similar characteristics and trends; (2) specific valuation allowances based on probable losses on specific loans; and (3) general valuation allowances determined based on general economic conditions and other qualitative risk factors both internal and external to us. Historical valuation allowances are determined by applying percentage loss factors to the credit exposures from outstanding loans. For commercial, agricultural and real estate loans, loss factors are applied based on the internal risk classifications of these loans. For consumer loans, loss factors are applied on a portfolio basis. Loss factor percentages are based on a migration analysis of our historical loss experience over a seven year period, designed to account for credit deterioration. Specific allowances are established for loans where we have determined that probability of a loss exists and will exceed the historical loss factors applied based on internal risk classification of the loans. General valuation allowances are determined by evaluating, on a quarterly basis, changes in the nature and volume of the loan portfolio, overall portfolio quality, industry concentrations, current economic, political and regulatory factors and the estimated impact of current economic, political, environmental and regulatory conditions on historical loss rates.

The following table sets forth information concerning our allowance for loan losses as of the dates and for the periods indicated.

Allowance for Loan Losses

	As of and for the
	Nine Months Ended
	September 30,		As of and for the Twelve Months Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
(Dollars in thousands)

Balance at the beginning of period	$87,316	$72,650	$52,355	$47,452	$42,450	$42,141	$38,940
Allowance of acquired banking offices	—	—	14,463	—	—	—	—
Charge-offs:
Real estate
Commercial	1,355	90	319	236	42	560	214
Construction	6,440	4	3,035	—	9	15	—
Residential	2,690	126	1,001	280	86	382	261
Agricultural	—	—	642	155	—	—	—
Consumer	5,892	3,354	5,527	3,778	4,030	4,133	5,304
Commercial	2,690	928	3,523	643	963	2,228	1,583
Agricultural	118	74	648	116	80	133	438

Total charge-offs	19,185	4,576	14,695	5,208	5,210	7,451	7,800

Recoveries:
Real estate
Commercial	19	66	78	52	329	44	55
Construction	5	31	1	1	10	—	10
Residential	34	38	77	34	63	13	127
Agricultural	33	19	—	—	—	—	—
Consumer	1,419	1,126	1,404	1,390	1,568	1,297	1,424
Commercial	281	183	211	854	699	596	511
Agricultural	26	69	66	30	121	7	151

Total recoveries	1,817	1,532	1,837	2,361	2,451	1,913	2,268

Net charge-offs	17,368	3,044	12,858	2,847	2,759	5,538	5,532
Provision for loan losses	31,800	13,320	33,356	7,750	7,761	5,847	8,733

Balance at end of period	$101,748	$77,094	$87,316	$52,355	$47,452	$42,450	$42,141

Period end loans	$4,606,454	$4,744,675	$4,772,813	$3,558,980	$3,310,363	$3,034,354	$2,739,509
Average loans	4,693,173	4,459,060	4,527,987	3,449,809	3,208,102	2,874,723	2,629,474
Net charge-offs to average loans	0.49%	0.09%	0.28%	0.08%	0.09%	0.19%	0.21%
Allowance to total loans	2.21	1.62	1.83	1.47	1.43	1.40	1.54

The allowance for loan losses as a percent of total loans increased to 2.21% as of September 30, 2009 compared to 1.83% as of December 31, 2008. The increase in the allowance for loan losses as a percentage of total loans was primarily attributable to additional reserves recorded based on the estimated effects of current economic conditions on our loan portfolio and increases in past due, non-performing and internally risk classified loans.

The allowance for loan losses was $87 million, or 1.83% of period-end loans, at December 31, 2008, compared to $52 million, or 1.47% of period-end loans, at December 31, 2007 and $47 million, or 1.43% of period-end loans, at December 31, 2006.

Net charge-offs in 2008 increased $10 million to $13 million, or 0.28% of average loans in 2008, from $3 million, or 0.08% of average loans in 2007 and remained flat in 2007 as compared to 2006. The increase in net charge-offs in 2008, as compared to 2007, was primarily due to the loans of one commercial real estate borrower and two commercial borrowers and was reflective of the increase in internally classified loans related to the deterioration of economic conditions in 2008, as well as overall loan growth.

Although we believe that we have established our allowance for loan losses in accordance with accounting principles generally accepted in the United States and that the allowance for loan losses was adequate to provide for known and inherent losses in the portfolio at all times shown above, future provisions will be subject to on-going evaluations of the risks in the loan portfolio. If the economy continues to decline or asset quality continues to deteriorate, material additional provisions could be required.

The allowance for loan losses is allocated to loan categories based on the relative risk characteristics, asset classifications and actual loss experience of the loan portfolio. The following table provides a summary of the allocation of the allowance for loan losses for specific loan categories as of the dates indicated. The allocations presented should not be interpreted as an indication that charges to the allowance for loan losses will be incurred in these amounts or proportions, or that the portion of the allowance allocated to each loan category represents the total amount available for future losses that may occur within these categories. The unallocated portion of the allowance for loan losses and the total allowance are applicable to the entire loan portfolio.

Allocation of the Allowance for Loan Losses

	As of December 31,
	2008		2007		2006		2005		2004
		% of		% of		% of		% of		% of
		Loan		Loan		Loan		Loan		Loan
		Category		Category		Category		Category		Category
	Allocated	to Total	Allocated	to Total	Allocated	to Total	Allocated	to Total	Allocated	to Total
	Reserves	Loans	Reserves	Loans	Reserves	Loans	Reserves	Loans	Reserves	Loans
(Dollars in thousands)

Real estate	$69,280	64.9%	$39,420	63.8%	$33,532	62.9%	$22,622	61.7%	$19,469	60.0%
Consumer	5,092	14.4	4,838	17.1	5,794	18.3	7,544	19.4	7,492	18.8
Commercial	11,021	17.5	7,170	16.7	6,746	16.4	7,607	16.3	8,952	18.3
Agricultural	1,923	3.1	779	2.3	908	2.3	1,147	2.5	2,200	2.7
Other loans	—	0.1	—	0.1	14	0.1	15	0.1	27	0.2
Unallocated(1)	—	N/A	148	N/A	458	N/A	3,515	N/A	4,001	N/A

Totals	$87,316	100.0%	$52,355	100.0%	$47,452	100.0%	$42,450	100.0%	$42,141	100.0%

(1)	During 2006, we refined the methodology for determining the allocated components of the allowance for loan losses. This refinement included improved evaluation of qualitative risk factors internal and external to us and use of a migration analysis of historical loan losses. This refinement resulted in a reallocation among specific loan categories and the allocation of previously unallocated allowance amounts to specific loan categories. As a result, allocation of the allowance for loan losses in periods prior to 2006 is not directly comparable to the 2006, 2007 and 2008 presentation.

During 2008, the allocated reserve for loan losses on real estate loans increased 75.7% to $69 million as of December 31, 2008, from $39 million as of December 31, 2007 and 17.6% to $39 million as of December 31, 2007, from $34 million as of December 31, 2006. Increases in reserve for loan losses allocated to real estate loans were primarily the result of weakening demand for residential lots, particularly in four of the communities we serve, a general slow down in housing across our market areas, the effect of increases in net charge-offs on our historical loss factors and the application of historical loss factors to higher levels of internally risk classified real estate loans, including land development loans and loans secured by commercial real estate.

The allocated reserve for loan losses on commercial loans increased 53.7% to $11 million as of December 31, 2008, from $7 million as of December 31, 2007, primarily due to the application of historical loss factors to higher levels of internally risk classified commercial loans, the effect of increases in net charge-offs on our historical loss factors and the growing concerns over the impact of the current recession on our commercial loan portfolio. Increases in the allocated reserve for loan losses on commercial loans in 2007, as compared to 2006, were not significant.

Deposits

We emphasize developing total client relationships with our customers in order to increase our core deposit base, which is our primary funding source. Our deposits consist of non-interest bearing and interest bearing demand, savings, individual retirement and time deposit accounts.

The following table summarizes our deposits as of the dates indicated:

Deposits

	As of
	September 30,		As of December 31,
	2009		2008		2007		2006		2005		2004
(Dollars in thousands)

Deposits
Non-interest bearing demand	$1,051,721	18.5%	$985,155	19.0%	$836,753	20.9%	$888,694	24.0%	$864,128	24.4%	$756,687	22.8%
Interest bearing:
Demand	1,076,239	18.9	1,059,818	20.5	1,019,208	25.5	964,312	26.0	792,263	22.3	623,082	18.8
Savings	1,372,030	24.2	1,198,783	23.2	992,571	24.8	798,497	21.5	879,586	24.8	921,176	27.7
Time, $100 and over	926,429	16.3	821,437	15.9	464,560	11.6	408,813	11.0	352,324	9.9	364,744	11.0
Time, other	1,256,711	22.1	1,109,066	21.4	686,309	17.2	648,195	17.5	659,289	18.6	655,992	19.7
Total interest bearing	4,631,409	81.5	4,189,104	81.0	3,162,648	79.1	2,819,817	76.0	2,683,462	75.6	2,564,994	77.2

Total deposits	$5,683,130	100.0%	$5,174,259	100.0%	$3,999,401	100.0%	$3,708,511	100.0%	$3,547,590	100.0%	$3,321,681	100.0%

Total deposits increased $509 million, or 9.8%, to $5,683 million as of September 30, 2009 from $5,174 million as of December 31, 2008. All categories of deposits demonstrated growth during the first nine months of 2009 and there was a shift in the mix of deposits from interest-free and lower-cost deposits to higher costing savings and time deposits. Management attributes our organic deposit growth to ongoing business development in our market areas and increases in consumer savings. In addition, we participate in the Certificate of Deposit Account Registry Service, or CDARS, program, which allows us to provide competitive certificate of deposit products while maintaining FDIC insurance for customers with larger balances. Total deposits increased 29.4% to $5,174 million as of December 31, 2008, from $3,999 million as of December 31, 2007. Excluding increases attributable to the acquired First Western entities, total deposits increased 9.1% as of December 31, 2008, as compared to December 31, 2007. All deposit categories demonstrated growth in 2008, as compared to 2007 and there was a shift in the mix of deposits, with interest bearing demand deposits decreasing to 20.5% of total deposits in 2008, as compared to 25.5% in 2007 and time deposits increasing to 37.3% of total deposits in 2008, as compared to 28.8% in 2007.

Time deposits of $100,000 or more increased 12.8% to $926 million as of September 30, 2009, from $821 million as of December 31, 2008. Time deposits of $100,000 or more increased 76.8% to $821 million as of December 31, 2008, from $465 million as of December 31, 2007. Excluding increases attributable to the acquired First Western entities, time deposits of $100,000 or more increased 42.2% as of December 31, 2008, as compared to December 31, 2007. During third quarter 2008, we issued an aggregate of $100 million of certificates of deposit in brokered transactions. These certificates, which are included in time deposits of $100,000 or more, generally mature within four months and were issued to customers outside of our market areas. As of December 31, 2008, $24 million of these deposits were outstanding. The remaining increase in time deposits of $100,000 or more was primarily due to internal growth, the result of management’s focus to increase deposits combined with increases in deposit insurance coverage to $250,000 per account.

Other time deposits increased 13.3% to $1,257 million as of September 30, 2009, from $1,109 million as of December 31, 2008. Other time deposits increased 61.6% to $1,109 million as of December 31, 2008, from $686 million as of December 31, 2007. Excluding increases attributable to the acquired First Western entities, other time deposits increased 24.1% as of December 31, 2008, as compared to December 31, 2007, primarily due increases in CDARS deposits. Under the CDARS program, large certificates of deposit are exchanged through a network of banks in smaller increments to ensure they are eligible for full FDIC insurance coverage. As of December 31, 2008, we had CDARS deposits of $141 million compared to $15 million as of December 31, 2007.

Total deposits increased 7.8% to $3,999 million as of December 31, 2007, from $3,709 million as of December 31, 2006. All deposit categories demonstrated growth with the exception of non-interest bearing demand deposits, which decreased 5.8% in 2007, as compared to 2006. In addition, there was a shift in the mix of deposits, with non-interest bearing demand deposits decreasing to 20.9% of total deposits in 2007, as compared to 24.0% in 2006 and savings deposits increasing to 24.8% of total deposits in 2007, as compared to 21.5% in 2006. Approximately half of the increase in total deposits and the shift from non-interest bearing demand deposits to savings deposits was due to the first quarter 2007 introduction of a new money market cash sweep deposit product as an alternative to traditional repurchase agreements. The money market cash sweep product allows commercial customers’ to invest on a daily basis excess non-interest bearing and interest bearing demand deposit funds into a higher-yielding money market savings account held by First Interstate Bank. The remaining increase in total deposits in 2007, as compared to 2006, was due to organic growth.

For additional information concerning customer deposits, including the use of repurchase agreements, see “Business—Deposit Products” and “Notes to Consolidated Financial Statements—Deposits.”

Investment Securities

We manage our investment portfolio to obtain the highest yield possible, while meeting our risk tolerance and liquidity guidelines and satisfying the pledging requirements for deposits of state and political subdivisions and securities sold under repurchase agreements. The portfolio is comprised of mortgage-backed securities, U.S. government agency securities, tax exempt securities, corporate securities and mutual funds. Federal funds sold are additional investments that are classified as cash equivalents rather than as investment securities. Investment securities classified as available-for-sale are recorded at fair value, while investment securities classified as held-to-maturity are recorded at amortized cost. Unrealized gains or losses, net of the deferred tax effect, on available-for-sale securities are reported as increases or decreases in accumulated other comprehensive income or loss, a component of stockholders’ equity.

Investment securities increased $226 million, or 21.0%, to $1,298 million as of September 30, 2009 from $1,072 million as of December 31, 2008. During third quarter 2009, we began investing our excess liquidity, as represented by higher levels of federal funds sold, into investment securities maturing within thirty-six months. Management expects investment securities to continue to increase in future quarters as excess liquidity continues to be reinvested. Investment securities decreased 5.0% to $1,072 million as of December 31, 2008, from $1,129 million as of December 31, 2007. Excluding investment securities of the acquired First Western entities, our investment securities decreased 11.5% as of December 31, 2008, compared to December 31, 2007. During 2008, proceeds from maturities, calls and principal paydowns of investment securities were used to fund loan growth. Investment securities increased less than 1.0% to $1,129 million as of December 31, 2007, from $1,125 million as of December 31, 2006. During first quarter 2007, we introduced a money market sweep deposit product that does not require the pledging of investment securities as collateral. The migration of customers from traditional repurchase agreements, which typically requires the pledging of investment securities as collateral, to the new money market sweep deposit product allowed us to deploy available funds into earning assets other than short-term investment securities.

In conjunction with the merger of our three bank subsidiaries during third quarter 2009, we transferred available-for-sale state, county and municipal investment securities with amortized costs of $28 million and fair market values of $29 million into the held-to-maturity category. This transfer more closely aligns the investment portfolios of the merged banks with that of First Interstate Bank, the surviving institution. Unrealized net gains of $1.1 million included in accumulated other comprehensive income at the time of transfer are being amortized to yield over the remaining lives of the transferred securities.

As of December 31, 2008, our investments in corporate securities, non-agency mortgage-backed securities and Federal National Mortgage Association, or Fannie Mae, common stock totaled $5.4 million, or less than 1% of our total investment portfolio. We did not invest in Federal Home Loan Mortgage Corporation, or Freddie Mac, preferred stock. As of December 31, 2008, investment securities with amortized costs and fair values of $894 million and $907 million, respectively, were pledged to secure public deposits and securities sold under repurchase agreements, as compared to $909 million and $907 million, respectively, as of December 31, 2007. The weighted average yield on investment securities decreased 4 basis points to 4.92% in 2008, from 4.96% in 2007 and increased 28 basis points to 4.96% in 2007, from 4.68% in 2006. For additional information concerning securities sold under repurchase agreements, see “—Financial Condition—Federal Funds Purchased and Securities Sold Under Repurchase Agreements” included in this section below.

The following table sets forth the book value, percentage of total investment securities and average yield on investment securities as of December 31, 2008:

Securities Maturities and Yield

		% of Total	Weighted
	Book	Investment	Average
(Dollars in thousands)	Value	Securities	Yield(1)

U.S. Government agency securities
Maturing within one year	$84,165	7.9%	3.73%
Maturing in one to five years	179,843	16.8	4.40
Mark-to-market adjustments on securities available-for-sale	6,371	N/A	N/A

Total	270,379	25.2	4.19

Mortgage-backed securities
Maturing within one year	$226,270	21.1%	4.93%
Maturing in one to five years	271,519	25.3	4.81
Maturing in five to ten years	84,029	7.8	5.00
Maturing after ten years	64,638	6.0	5.19
Mark-to-market adjustments on securities available-for-sale	8,803	N/A	N/A

Total	655,259	61.1	4.92

Tax exempt securities
Maturing within one year	$13,873	1.3%	6.04%
Maturing in one to five years	41,122	3.8	6.24
Maturing in five to ten years	37,085	3.5	6.19
Maturing after ten years	50,951	4.8	6.30
Mark-to-market adjustments on securities available-for-sale	99	N/A	N/A

Total	143,130	13.4	6.23

Other securities(2)
No stated maturity	$618	*	*
Maturing within one year	2,891	*	5.27%
Mark-to-market adjustments on securities available-for-sale	(5)	N/A	N/A

Total	3,504	*	4.34

Mutual funds with no stated maturity	4	*	1.15

Total	$1,072,276	100.0%	4.92%

*	Less than 1%

(1)	Average yields have been calculated on a FTE basis.

(2)	Investment in community development entities. Investment income is in the form of credits that reduce income tax expense.

The maturities noted above reflect $97 million of investment securities at their final maturities although they have call provisions within the next year. Mortgage-backed securities and to a limited extent other securities, have uncertain cash flow characteristics that present additional interest rate risk in the form of prepayment or extension risk primarily caused by changes in market interest rates. This additional risk is generally rewarded in the form of higher yields. Maturities of mortgage-backed securities presented above are based on prepayment assumptions at December 31, 2008.

There were no significant concentrations of investments at December 31, 2008 (greater than 10% of stockholders’ equity) in any individual security issuer, except for U.S. government or agency-backed securities.

As of December 31, 2007, we had U.S. government agency securities with carrying values of $453 million and a weighted average yield of 4.54%; mortgage-backed securities with carrying values of $562 million and a weighted average yield of 4.87%; tax exempt securities with carrying values of $114 million and a weighted average yield of 6.44%; other securities with carrying values of $767,000 and a weighted average yield of 0.00%; and mutual funds with carrying values of $3,000 and a weighted average yield of 3.62%.

As of December 31, 2006, we had U.S. government agency securities with carrying values of $564 million and a weighted average yield of 4.81%; mortgage-backed securities with carrying values of $448 million and a weighted average yield of 4.63%; tax exempt securities with carrying values of $111 million and a weighted average yield of 6.49%; other securities with carrying values of $918,000 and a weighted average yield of 0.00%; and mutual funds with carrying values of $40,000 and a weighted average yield of 4.77%.

We evaluate our investment portfolio quarterly for other-than-temporary declines in the market value of individual investment securities. This evaluation includes monitoring credit ratings; market, industry and corporate news; volatility in market prices; and determining whether the market value of a security has been below its cost for an extended period of time. As of September 30, 2009, we had investment securities with fair values of $1.5 million that had been in a continuous loss position more than twelve months. Gross unrealized losses on these securities totaled $29,000 as of September 30, 2009 and were primarily attributable to changes in interest rates. No impairment losses were recorded during the nine months ended September 30, 2009. As of December 31, 2008, we had investment securities with fair values of $73 million that had been in a continuous loss position more than twelve months. Gross unrealized losses on these securities totaled $796,000 as of December 31, 2008 and were primarily attributable to changes in interest rates. We recorded impairment losses of $1.3 million in 2008, all of which was related to one corporate bond. Subsequent to the impairment loss, the carrying value of this bond was zero. No impairment losses were recorded during 2007 or 2006.

For additional information concerning investment securities, see “Notes to Consolidated Financial Statements—Investment Securities.”

Cash and Cash Equivalents

Cash and cash equivalents increased $198 million, or 63.2%, to $512 million as of September 30, 2009 from $314 million as of December 31, 2008, largely due to management’s focus on increasing liquidity through balanced internal growth combined with weak loan demand during the first nine months of 2009.

Premises and Equipment

Premises and equipment increased $19 million, or 10.9%, to $197 million as of September 30, 2009 from $178 million as of December 31, 2008. This increase is primarily due to costs associated with the construction of one new branch banking office and an operations center, both of which were placed into service in October 2009.

Mortgage Servicing Rights

Net mortgage servicing rights increased $9 million, or 83.8%, to $20 million as of September 30, 2009 from $11 million as of December 31, 2008. Recent low market interest rates increased demand for residential real estate loans, which we generally sell into the secondary market with servicing rights retained. In addition, increases in long-term interest rates in June 2009 resulted in a recovery of previously recorded impairment, which increased the carrying value of our mortgage servicing rights. Net mortgage servicing rights decreased 49.3% to $11 million as of December 31, 2008, from $22 million as of December 31, 2007, primarily due to increases in impairment reserves. Impairment reserves increased $11 million, or 187.1%, to $17 million as of December 31, 2008, compared to $6 million as of December 31, 2007, primarily due to increases in the estimated level of expected prepayments.

During fourth quarter 2009, we sold mortgage servicing rights with a carrying value of $3 million to a secondary market investor. For additional information regarding mortgage servicing rights, see “Notes to Consolidated Financial Statements—Mortgage Servicing Rights” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Trends and Developments.”

Goodwill

The excess purchase price over the fair value of net assets from acquisitions, or goodwill, is evaluated for impairment at least annually and on an interim basis if an event or circumstance indicates that it is likely an impairment has occurred. In testing for impairment in the past, the fair value of net assets was estimated based on an analysis of market-based trading and transaction multiples of selected profitable banks in the western and mid-western regions of the United States and, if required, the estimated fair value would have been allocated to our assets and liabilities. In future testing for impairment, the fair value of net assets will be estimated based on an analysis of our market value. Our total goodwill as of September 30, 2009 was $183.7 million. Approximately $159.2 million of our goodwill is deductible for tax purposes, of which $38.9 million has been recognized for tax purposes through September 30, 2009, resulting in a deferred tax liability of $15.1 million.

Other Real Estate Owned

OREO consists of real property acquired through foreclosure on the related collateral underlying defaulted loans. We record OREO at the lower of carrying value or fair value less estimated costs to sell. Upon initial recognition, write-downs based on the foreclosed asset’s fair value less estimated selling costs at foreclosure are reported through charges to the allowance for loan losses. Estimated losses that result from the ongoing periodic valuation of these properties are charged against earnings in the period in which they are identified. OREO increased $26 million, or 429.0%, to $32 million as of September 30, 2009 from $6 million as of December 31, 2008, primarily due to the foreclosure on properties collateralizing the loans of three residential real estate developers and one commercial real estate borrower. For additional information regarding OREO, see “—Non-Performing Assets” included herein.

Deferred Tax Asset/Liability

Net deferred tax asset/liability decreased $8 million, or 104.3%, to a liability of $315,000 as of September 30, 2009 from an asset of $7 million as of December 31, 2008 primarily due to fluctuations in net unrealized gains on available-for-sale investment securities.

Federal Funds Purchased and Securities Sold Under Repurchase Agreements

In addition to deposits, we use federal funds purchased as a source of funds to meet the daily liquidity needs of our customers, maintain required reserves with the Federal Reserve Bank and fund growth in earning assets. As of September 30, 2009, our federal funds purchased were zero.

Under repurchase agreements with commercial depositors, customer deposit balances are invested in short-term U.S. government agency securities overnight and are then repurchased the following day. All outstanding repurchase agreements are due in one day. Repurchase agreements decreased $134 million, or 25.5%, to $391 million as of September 30, 2009 from $526 million as of December 31, 2008, primarily due to fluctuations in the liquidity needs of our customers and the introduction of full FDIC deposit insurance coverage for certain non-interest bearing transaction deposits under the Temporary Liquidity Guarantee, or TLG, Program.

The following table sets forth certain information regarding federal funds purchased and repurchase agreements as of the dates indicated:

Federal Funds Purchased and Securities Sold Under Repurchase Agreements

	Year Ended
	December 31,
(Dollars in thousands)	2008	2007	2006

Federal funds purchased:
Balance at period end	$30,625	$—	$—
Average balance	64,994	5,172	31,579
Maximum amount outstanding at any month-end	121,390	29,470	87,810
Average interest rate:
During the year	2.14%	5.17%	5.22%
At period end	0.22	—	—
Securities sold under repurchase agreements:
Balance at period end	$525,501	$604,762	$731,548
Average balance	537,267	558,469	638,686
Maximum amount outstanding at any month-end	576,845	679,247	731,548
Average interest rate:
During the year	1.43%	3.80%	3.96%
At period end	0.34	3.09	4.15

Other Borrowed Funds

Other borrowed funds decreased $73 million, or 92.7% to $6 million as of September 30, 2009 from $79 million as of December 31, 2008. The decrease was due to the scheduled repayments and maturities of short-term borrowings from the FHLB.

Other borrowed funds increased $70 million to $79 million as of December 31, 2008, from $9 million as of December 31, 2007, primarily due to short-term borrowings from the FHLB. On September 11, 2008, we borrowed $25 million on a note bearing interest of 2.96% that matured and was repaid on March 11, 2009 and on September 22, 2008, we borrowed $50 million on a note maturing September 22, 2009 bearing interest of 3.57%. Proceeds from these borrowings were used to fund growth in earning assets.

Other borrowed funds increased 53.3% to $9 million as of December 31, 2007, from $6 million as of December 31, 2006, primarily due to fluctuations in the timing of tax deposits made by customers and the subsequent withdrawal of funds by the federal government.

For additional information on other borrowed funds, see “Notes to Consolidated Financial Statements—Long-Term Debt and Other Borrowed Funds.”

Long-Term Debt

In conjunction with the First Western acquisition, on January 10, 2008 we entered into a credit agreement with four syndicated banks. The syndicated credit agreement is secured by all of the outstanding stock of First Interstate Bank. Under the original terms of the syndicated credit agreement, we borrowed $50 million on variable rate term notes maturing January 10, 2013. The term notes are payable in equal quarterly principal installments of $1.8 million beginning March 31, 2008, with one final installment of $14.3 million due at maturity. Interest on the term notes is payable quarterly. Included under the original terms of the syndicated credit agreement is a $15 million revolving credit facility that matures January 10, 2011. As of September 30, 2009, we had $38 million outstanding under the syndicated credit agreement. At September 30, 2009, the interest rate on the variable rate term notes was 1.875%. Also in conjunction with the First Western acquisition, on January 10, 2008 we entered into a subordinated credit agreement and borrowed $20 million on a 6.81% unsecured subordinated term loan maturing January 9, 2018. Interest on the subordinated term loan is payable quarterly and principal is due at maturity.

The syndicated credit agreement contains various covenants that, among other things, establish minimum capital and financial performance ratios; and place certain restrictions on capital expenditures, indebtedness, redemptions or repurchases of common stock and the amount of dividends payable to shareholders. On November 19, 2009, we entered into a second amendment to our syndicated credit agreement to waive certain defaults under the syndicated credit agreement which also eliminated the revolving credit facility, changed the maturity date on the term notes to December 31, 2010 from January 10, 2013 and increased the interest rate charged on the term notes to a maximum non-default rate of LIBOR plus 4.00% per annum. The amendment also eliminated the payment of an annual commitment fee on the revolving credit facility and modified the definitions of primary equity capital and non-performing loans. The debt covenant ratios included in the syndicated credit agreement were also amended to require us to, among other things, maintain a consolidated total risk-based capital ratio of not less than 11.75%.

Subsequent to the second amendment, we were notified of an interagency letter issued by the federal banking regulators containing guidance that negatively impacted the calculation of our regulatory capital ratios. As recalculated using the guidance supplied in the interagency letter, our total risk-based capital ratio fell below 11.75%, which resulted in a breach of the amended financial covenant. As a result, we negotiated a third amendment to the syndicated credit agreement, which became effective as of December 31, 2009, in order to reduce the required ratio, waive the breach and make other changes, including reducing the maximum non-default interest rate charged on the term notes at a rate of LIBOR plus 3.75% per annum.

The debt covenant ratios included in the syndicated credit agreement, as amended, require us to, among other things, (1) maintain our ratio of non-performing assets to primary equity capital at a percentage not greater than 45.0%, (2) maintain our allowance for loan and lease losses in an amount not less than 65.0% of non-performing loans, (3) maintain our return on average assets at not less than 0.70% for the period of September 30, 2009 through March 30, 2010 and 0.65% thereafter, (4) maintain a consolidated total risk-based capital ratio of not less than 11.00% and our Bank to maintain a total risk-based capital ratio of not less than 10.00%, (5) limit cash dividends to shareholders such that the aggregate amount of cash dividends in any four consecutive fiscal quarters does not exceed 37.5% of net income during such four-quarter period and (6) limit repurchases of our common stock, less cash proceeds from the issuance of our common stock, in any period of four consecutive fiscal quarters, as a percentage of consolidated book net worth as of the end of that period to 2.75% during the period of September 30, 2009 through March 31, 2010 and 2.25% thereafter. During 2009, we paid aggregate amendment and waiver fees of $259,000 in connection with the amendments and as of December 31, 2009 we had an outstanding balance under the facility of $33.9 million. We intend to repay in full this amount and terminate this facility in connection and contemporaneously with the closing of this offering.

Unrelated to the First Western acquisition, in February 2008 we borrowed $15 million on a variable rate unsecured subordinated term loan maturing February 28, 2018, with interest payable quarterly and principal due at maturity. The interest rate on the subordinated term loan was 4.20% as of December 31, 2008.

As of December 31, 2007, our long-term debt was comprised principally of a fixed rate note with the FHLB, an unsecured revolving term loan and a capital lease obligation. Long-term debt decreased 76.2% to $5 million as of December 31, 2007, from $22 million as of December 31, 2006, due to scheduled debt repayments.

For additional information regarding long-term debt, see “Notes to Consolidated Financial Statements—Long Term Debt and Other Borrowed Funds.”

Subordinated Debentures Held by Subsidiary Trusts

Subordinated debentures held by subsidiary trusts were $124 million as of September 30, 2009 and December 31, 2008. Subordinated debentures held by subsidiary trusts increased $21 million to $124 million as of December 31, 2008, from $103 million as of December 31, 2007 and 150.0% to $103 million as of December 31, 2007, from $41 million as of December 31, 2006. During fourth quarter 2007, we completed a series of four financings involving the sale of Trust Preferred Securities to third-party investors and the issuance of 30-year junior subordinated deferrable interest debentures, or Subordinated Debentures, in the aggregate amount of $62 million to wholly-owned business trusts. During January 2008, we completed two additional financings involving the sale of Trust Preferred Securities to third-party investors and the issuance of Subordinated Debentures in the aggregate amount of $21 million to wholly-owned business trusts. All of the Subordinated Debentures are unsecured with interest payable quarterly at various interest rates and may be redeemed, subject to approval of the Federal Reserve Bank of Minneapolis, at our option on or after five years from the date of issue, or at any time in the event of unfavorable changes in laws or regulations. Proceeds from these issuances, together with the financing obtained under the syndicated credit agreement and unsecured subordinated term loan agreement described above, were used to fund the First Western acquisition. For additional information regarding the Subordinated Debentures, see “Notes to Consolidated Financial Statements—Subordinated Debentures Held by Subsidiary Trusts.” For additional information regarding the First Western acquisition see “Notes to Consolidated Financial Statements—Acquisitions.”

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses increased 1.3% to $52 million as of September 30, 2009, from $51 million as of December 31, 2008. Accounts payable and accrued expenses increased 70.3% to $51 million as of December 31, 2008, from $30 million as of December 31, 2007. Excluding increases attributable to the acquired First Western entities, accounts payable and accrued expenses increased 51.2% as of December 31, 2008, compared to December 31, 2007, primarily due to the timing of corporate income tax payments and the deferral of a portion of the gain recognized on the sale of i_Tech. Accounts payable and accrued expenses decreased 17.0% to $30 million as of December 31, 2007, from $36 million as of December 31, 2006, primarily due to timing of corporate income tax payments.

Contractual Obligations

Contractual obligations as of December 31, 2008 are summarized in the following table.

Contractual Obligations

	Payments Due
	Within	One Year to	Three Years	After
(Dollars in thousands)	One Year	Three Years	to Five Years	Five Years	Total

Deposits without a stated maturity	$3,243,756	$—	$—	$—	$3,243,756
Time deposits	1,548,851	304,450	77,175	27	1,930,503
Securities sold under repurchase agreements	525,501	—	—	—	525,501
Other borrowed funds(1)	79,216	—	—	—	79,216
Long-term debt obligations(2)	8,978	16,382	21,645	35,265	82,270
Capital lease obligations	32	71	84	1,691	1,878
Operating lease obligations	3,094	6,002	4,599	9,612	23,307
Purchase obligations(3)	40,602	—	—	—	40,602
Subordinated debentures held by subsidiary trusts(4)	—	—	—	123,715	123,715

Total contractual obligations	$5,450,030	$326,905	$103,503	$170,310	$6,050,748

(1)	Included in other borrowed funds are tax deposits made by customers pending subsequent withdrawal by the federal government and borrowings with original maturities of less than one year. For additional information concerning other borrowed funds, see “Notes to Consolidated Financial Statements—Long Term Debt and Other Borrowed Funds.”

(2)	Long-term debt consists of various notes payable to FHLB at various rates with maturities through October 31, 2017; variable rate term notes maturing on January 10, 2013; a fixed rate subordinated term loan bearing interest of 6.81% and maturing January 9, 2018; and a variable rate subordinated term loan maturing February 28, 2018. For additional information concerning long-term debt, see “Notes to Consolidated Financial Statements—Long Term Debt and Other Borrowed Funds.”

(3)	Purchase obligations relate to obligations under construction contracts to build or renovate banking offices and obligations to purchase investment securities.

(4)	The subordinated debentures are unsecured, with various interest rates and maturities from March 26, 2033 through April 1, 2038. Interest distributions are payable quarterly; however, we may defer interest payments at any time for a period not exceeding 20 consecutive quarters. For additional information concerning the subordinated debentures, see “Notes to Consolidated Financial Statements—Subordinated Debentures held by Subsidiary Trusts.”

We also have obligations under a postretirement healthcare benefit plan. These obligations represent actuarially determined future benefit payments to eligible plan participants. See “Notes to Consolidated Financial Statements—Employee Benefit Plans.”

In addition, on December 31, 2008 we entered into a contractual obligation pursuant to a technology services agreement maturing December 31, 2015. Amounts payable under the service agreement are primarily based on the number of transactions or accounts processed. Payments made under the service agreement in 2009 were approximately $8.5 million, net of amortization of deferred gain.

Off-Balance Sheet Arrangements

We have entered into various arrangements not reflected on the consolidated balance sheet that have or are reasonably likely to have a current or future effect on our liquidity, financial condition or results of operations. These include guarantees, commitments to extend credit and standby letters of credit.

We guarantee the distributions and payments for redemption or liquidation of capital trust preferred securities issued by our wholly-owned subsidiary business trusts to the extent of funds held by the trusts. Although the guarantees are not separately recorded, the obligations underlying the guarantees are fully reflected on our consolidated balance sheets as subordinated debentures held by subsidiary trusts. The subordinated debentures currently qualify as tier 1 capital under the Federal Reserve capital adequacy guidelines. For additional information regarding the subordinated debentures, see “Notes to Consolidated Financial Statements—Subordinated Debentures Held by Subsidiary Trusts.”

We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit and standby letters of credit. For additional information regarding our off-balance sheet arrangements, see “Notes to Consolidated Financial Statements—Financial Instruments with Off-Balance Sheet Risk.”

Capital Resources and Liquidity Management

Capital Resources

Stockholders’ equity is influenced primarily by earnings, dividends, sales and redemptions of common stock and, to a lesser extent, changes in the unrealized holding gains or losses, net of taxes, on available-for-sale investment securities. Stockholders’ equity increased $32 million, or 5.9%, to $571 million as of September 30, 2009 from $539 million as of December 31, 2008, due to the retention of earnings and fluctuations in unrealized gains on available-for-sale investment securities. In addition, during third quarter 2009 we raised additional capital of $4 million through the sale of 62,828 shares of common stock to our employees and directors pursuant to our employee benefit plans. We paid aggregate cash dividends of $12.2 million to common shareholders and $2.6 million to preferred shareholders during the nine months ended September 30, 2009.

Stockholders’ equity increased 21.3% to $539 million as of December 31, 2008, from $444 million as of December 31, 2007 and 8.3% to $444 million as of December 31, 2007, from $410 million as of December 31, 2006, primarily due to retention of earnings and the issuance of capital stock. In January 2008, we issued 5,000 shares of 6.75% Series A noncumulative redeemable preferred stock, or Series A Preferred Stock, with an aggregate value of $50 million in partial consideration for the First Western acquisition. For more information regarding the Series A Preferred Stock, see “Description of Capital Stock—Preferred Stock.’’ In addition, during third quarter 2008 we raised additional capital of $11.8 million through the sale of 153,662 shares of our common stock, including 58,799 shares sold in a private placement to members or affiliates of the Scott family and 94,863 shares sold to our employees and directors pursuant to our employee benefit plans. The remaining increase in stockholder’s equity was primarily due to the retention of earnings, net of stock redemptions and dividends.

In response to the current recession and uncertain market conditions, we implemented changes to our capital management practices designed to ensure our long-term success and conserve capital. During each of the second, third and fourth quarters of 2009, we decreased quarterly dividends to $0.45 per common share, a decrease of $0.20 per common share from quarterly dividends paid during 2008 and first quarter 2009. In addition, during 2009 we limited repurchase of common stock outside of our 401(k) retirement plan. During the first nine months of 2009, we repurchased 136,357 shares of common stock with an aggregate value of $9.6 million compared to repurchases of 267,622 shares of common stock with an aggregate value of $22.7 million during the same period in 2008. During second quarter 2009, we received notification that our application for participation in the TARP Capital Purchase Program was approved; however, we elected not to participate in this capital program.

Pursuant to the Federal Deposit Insurance Corporation Improvement Act, or FDICIA, the Federal Reserve and FDIC have adopted regulations setting forth a five-tier system for measuring the capital adequacy of the financial institutions they supervise. At September 30, 2009 and December 31, 2008, our Bank had capital levels that, in all cases, exceeded the well capitalized guidelines. During third quarter 2009, we were notified of an inter-agency letter issued by the federal banking regulators that negatively impacted the calculation of our regulatory capital ratios, causing us to be in breach of our recently amended syndicated credit agreement. We recently negotiated further amendments to the syndicated credit agreement to eliminate the breach. For additional information concerning our capital levels, see “Notes to Consolidated Financial Statements—Regulatory Capital” contained herein and for additional information concerning our syndicated credit agreement, see “—Financial Condition—Long-Term Debt” contained herein.

Approximately 91% of our existing common stock is subject to shareholder agreements that give us a right of first refusal to repurchase the restricted stock. We purchased 275,683 shares of our existing common stock from restricted shareholders with an aggregate value of $23 million in 2008, as compared to 257,827 shares of our existing common stock with an aggregate value of $23 million in 2007 and 107,074 shares with an aggregate value of $8 million in 2006. Our ability to repurchase common shares is limited by our liquidity, capital resources and debt covenants. In 2009, we announced we will receive requests for stock redemptions only during a two-week window period each calendar quarter commencing two days following the quarterly announcement of the appraised value of a minority interest in our stock by our independent valuation firm and that the number of shares repurchased during any window period may be limited at the discretion of our Board. This repurchase program will terminate concurrently with the completion of this offering.

Liquidity

Liquidity measures our ability to meet current and future cash flow needs on a timely basis and at a reasonable cost. We manage our liquidity position to meet the daily cash flow needs of customers, while maintaining an appropriate balance between assets and liabilities to meet the return on investment objectives of our shareholders. Our liquidity position is supported by management of liquid assets and liabilities and access to alternative sources of funds. Liquid assets include cash, interest bearing deposits in banks, federal funds sold, available-for-sale investment securities and maturing or prepaying balances in our held-to-maturity investment and loan portfolios. Liquid liabilities include core deposits, federal funds purchased, securities sold under repurchase agreements and borrowings. Other sources of liquidity include the sale of loans, the ability to acquire additional national market, non-core deposits, the issuance of additional collateralized borrowings such as FHLB advances, the issuance of debt securities, additional borrowings through the Federal Reserve’s discount window and the issuance of preferred or common securities. We do not engage in derivatives or hedging activities to support our liquidity position.

Our short-term and long-term liquidity requirements are primarily to fund on-going operations, including payment of interest on deposits and debt, extensions of credit to borrowers, capital expenditures and shareholder dividends. These liquidity requirements are met primarily through cash flow from operations, redeployment of prepaying and maturing balances in our loan and investment portfolios, debt financing and increases in customer deposits. For additional information regarding our operating, investing and financing cash flows, see “Consolidated Financial Statements—Consolidated Statements of Cash Flows.”

As a holding company, we are a corporation separate and apart from our subsidiary Bank and, therefore, we provide for our own liquidity. Our main sources of funding include management fees and dividends declared and paid by our subsidiaries and access to capital markets. There are statutory, regulatory and debt covenant limitations that affect the ability of our Bank to pay dividends to us. Management believes that such limitations will not impact our ability to meet our ongoing short-term cash obligations. For additional information regarding dividend restrictions, see “—Financial Condition—Long-Term Debt” and “—Capital Resources and Liquidity Management” above and

“— Regulation and Supervision—Restrictions on Transfers of Funds to Us and the Bank” and “Risk Factors—Our Bank’s ability to pay dividends to us is subject to regulatory limitations, which, to the extent we are not able to receive such dividends, may impair our ability to grow, pay dividends, cover operating expenses and meet debt service requirements.”

Asset Liability Management

The goal of asset liability management is the prudent control of market risk, liquidity and capital. Asset liability management is governed by policies, goals and objectives adopted and reviewed by our subsidiary bank’s board of directors. The Board delegates its responsibility for development of asset liability management strategies to achieve these goals and objectives to the Asset Liability Committee, or ALCO, which is comprised of members of senior management.

Interest Rate Risk

Interest rate risk is the risk of loss of future earnings or long-term value due to changes in interest rates. Our primary source of earnings is the net interest margin, which is affected by changes in interest rates, the relationship between rates on interest bearing assets and liabilities, the impact of interest rate fluctuations on asset prepayments and the mix of interest bearing assets and liabilities.

The ability to optimize the net interest margin is largely dependent upon the achievement of an interest rate spread that can be managed during periods of fluctuating interest rates. Interest sensitivity is a measure of the extent to which net interest income will be affected by market interest rates over a period of time. Interest rate sensitivity is related to the difference between amounts of interest earning assets and interest bearing liabilities which either reprice or mature within a given period of time. The difference is known as interest rate sensitivity gap.

The following table shows interest rate sensitivity gaps and the earnings sensitivity ratio for different intervals as of December 31, 2008. The information presented in the table is based on our mix of interest earning assets and interest bearing liabilities and historical experience regarding their interest rate sensitivity.

Interest Rate Sensitivity Gaps

	Projected Maturity or Repricing
	Three
	Months	Three Months	One Year to	After
	Or Less	to One Year	Five Years	Five Years	Total
(Dollars in thousands)

Interest earning assets:
Loans(1)	$1,981,576	$752,748	$1,781,700	$171,157	$4,687,181
Investment securities(2)	168,675	272,251	401,751	229,599	1,072,276
Interest bearing deposits in banks	1,458	—	—	—	1,458
Federal funds sold	107,502	—	—	—	107,502

Total interest earning assets	2,259,211	1,024,999	2,183,451	400,756	5,868,417

Interest bearing liabilities:
Interest bearing demand accounts(3)	79,486	238,459	741,873	—	1,059,818
Savings deposits(3)	975,839	54,230	168,714	—	1,198,783
Time deposits, $100 or more(4)	276,821	414,464	130,152	—	821,437
Other time deposits	308,980	548,254	251,805	27	1,109,066
Securities sold under repurchase agreements	525,501	—	—	—	525,501
Other borrowed funds	29,216	50,000	—	—	79,216
Long-term debt	58,224	1,500	2,468	21,956	84,148
Subordinated debentures held by subsidiary trusts	77,322	—	46,393	—	123,715

Total interest bearing liabilities	$2,331,389	$1,306,907	$1,341,405	$21,983	$5,001,684

Rate gap	(72,178)	(281,908)	842,046	378,773	$866,733

Cumulative rate gap	$(72,178)	$(354,086)	$487,960	$866,733

Cumulative gap as a percentage of total interest earning assets	(1.23%)	(6.03%)	8.32%	14.77%	14.77%

(1)	Does not include nonaccrual loans of $85,632.

(2)	Adjusted to reflect: (1) expected shorter maturities based upon our historical experience of early prepayments of principal and (2) the redemption of callable securities on their next call date.

(3)	Includes savings deposits paying interest at market rates in the three month or less category. All other deposit categories, while technically subject to immediate withdrawal, actually display sensitivity characteristics that generally fall within one to five years. Their allocation is presented based on that historical analysis. If these deposits were included in the three month or less category, the above table would reflect a negative three month gap of $1,275 million, a negative cumulative one year gap of $1,265 million and a positive cumulative one to five year gap of $488 million.

(4)	Included in the three month to one year category are deposits of $171 million maturing in three to six months.

Net Interest Income Sensitivity

The view presented in the preceding interest rate sensitivity gap table illustrates a static view of the effect on our net interest margin of changing interest rate scenarios. We believe net interest income sensitivity provides the best perspective of how day-to-day decisions affect our interest rate risk profile. We monitor net interest margin sensitivity by utilizing an income simulation model to subject twelve month net interest income to various rate movements. Simulations modeled quarterly include scenarios where market rates change suddenly up or down in a parallel manner and scenarios where market rates gradually change up or down at nonparallel rates resulting in a change in the slope of the yield curve. Estimates produced by our income simulation model are based on numerous assumptions including, but not limited to, the nature and timing of changes in interest rates, prepayments of loans and investment securities, volume of loans originated, level and composition of deposits, ability of borrowers to repay adjustable or variable rate loans and reinvestment opportunities for cash flows. Given these various assumptions, the actual effect of interest rate changes on our net interest margin may be materially different than estimated.

We target a mix of interest earning assets and interest bearing liabilities such that no more than 5% of the net interest margin will be at risk over a one-year period should short-term interest rates shift up or down 2%. As of December 31, 2008, our income simulation model predicted net interest income would decrease $1.9 million, or less than 1%, assuming a 2% increase in short-term market interest rates and 1.0% increase in long-term interest rates. This scenario predicts that our funding sources will reprice faster than our interest earning assets.

We did not simulate a decrease in interest rates due to the extremely low rate environment as of December 31, 2008. Prime rate has historically been set at a rate of 300 basis points over the targeted federal funds rate, which is currently set between 0 and 25 basis points. Our income simulation model has an assumption that prime will continue to be set at a rate of 300 basis points over the targeted federal funds rate. Additionally, rates that are currently below 2% are modeled not to fall below 0% with an overall decrease of 2% in interest rates. In a declining rate environment, our income simulation model predicts our net interest income and net interest rate spread will decrease and our net interest margin will compress because interest expense will not decrease in direct proportion to a simulated downward shift in interest rates.

The preceding interest rate sensitivity analysis does not represent a forecast and should not be relied upon as being indicative of expected results of operations. In addition, if the actual prime rate falls below a 300 basis point spread to targeted federal funds rates, we could experience a continued decrease in net interest income as a result of falling yields on earning assets tied to prime rate.

Recent Accounting Pronouncements

The expected impact of accounting standards recently issued but not yet adopted are discussed in “Notes to Consolidated Financial Statements—Recent Accounting Pronouncements.”

BUSINESS

Our Company

We are a financial and bank holding company headquartered in Billings, Montana. As of September 30, 2009, we had consolidated assets of $6.9 billion, deposits of $5.7 billion, loans of $4.6 billion and total stockholders’ equity of $571 million. We currently operate 72 banking offices in 42 communities located in Montana, Wyoming and western South Dakota. Through the Bank, we deliver a comprehensive range of banking products and services to individuals, businesses, municipalities and other entities throughout our market areas. Our customers participate in a wide variety of industries, including energy, healthcare and professional services, education and governmental services, construction, mining, agriculture, retail and wholesale trade and tourism.

Our History

Our company was established on the principles and values of our founder, Homer Scott, Sr. In 1968, Mr. Scott purchased the Bank of Commerce in Sheridan, Wyoming and began building his vision of a premier community bank committed to providing quality customer service, attracting high quality employees and serving the local community with long-term perspective and discipline. Two years later, Mr. Scott purchased the Security Trust and Savings Bank in Billings, Montana. These two bank acquisitions formed the foundation on which our company would begin a period of sustained growth and expansion.

In 1971, Mr. Scott incorporated our company as a holding company and over the next 10 years acquired two more banks and established six de novo banks within various communities of Montana and Wyoming. By 1981, our company had grown to 10 branches.

We entered into a franchise agreement with First Interstate Bancorp, headquartered in Los Angeles, California, in 1984 to use the “First Interstate” name in Montana and Wyoming. In 1996, Wells Fargo Bank acquired First Interstate Bancorp. At the time of the acquisition, we purchased six banking offices in Montana and Wyoming previously operated by First Interstate Bancorp and obtained an exclusive license to use the “First Interstate” name and logo in Montana, Wyoming and the six neighboring states of Idaho, Utah, Colorado, Nebraska, South Dakota and North Dakota.

By the end of 1999, we had grown to 42 branch locations through a combination of de novo start-ups and acquisitions. We also experienced significant organic growth with increases in total assets, deposits and loans. This pattern of organic, de novo and acquisition growth has since resulted in further expansion of our business and market areas. In January 2008, we expanded into South Dakota by acquiring 18 banking offices pursuant to the purchase of the First Western Bank.

Today, we have 72 branch locations throughout Montana, Wyoming and western South Dakota. Our history and market leadership position not only reflect the vision and values of our founder, but of the entire Scott family, our principal shareholder. Members of the Scott family have continuously provided effective leadership to the company and the communities we serve. Our growth has resulted from our adherence to the principles and values of our founder and the alignment of these principles and values among our management, directors, employees and shareholders.

Our Competitive Strengths

Since our formation, we have grown our business by adhering to a set of guiding principles and a long-term disciplined perspective that emphasizes our commitment to providing high-quality financial products and services, delivering quality customer service, effecting business leadership through professional and dedicated managers and employees, assisting our communities through socially responsible leadership and cultivating a strong and positive corporate culture. We believe the following are our competitive strengths:

Attractive Footprint—The states in which we operate, Montana, Wyoming and South Dakota, have all displayed stronger economic trends and asset quality characteristics relative to the national averages during the recent economic downturn. In particular, the markets we serve have diversified economies and favorable growth characteristics. Notwithstanding challenging market conditions nationally and elsewhere in the West, we have experienced sustained profitability and stable growth due, in part, to our presence in these states. The percentage of unprofitable FDIC-insured financial institutions in all three states has remained below the national average of nearly 30%, with Montana at 20%, South Dakota at 13% and Wyoming at 8%. Non-current commercial real estate loan levels in these states have also been lower than the national average of 3.40% as of September 30, 2009. Specifically, Montana, Wyoming and South Dakota had only 2.31%, 1.46% and 3.23%, respectively, of commercial real estate loans that were non-current as of such date. Our non-current commercial real estate loans at such date were also below the national average at just 1.77%.

Market Leadership—As of June 30, 2009, the most recent available published data, we were ranked first by deposits in 53% of our MSAs and were ranked one of the top three depositories in 87% of our MSAs, as reported by SNL Financial. We were also ranked, as of June 30, 2009, first by deposits in Montana, second in Wyoming and either first or second in each of the counties we serve in western South Dakota. We believe our market leading position is an important factor in maintaining long-term customer loyalty and community relationships. We also believe this leadership provides us with pricing benefits for our products and services and other competitive advantages. Market leadership has also been critical to our ability to attract and retain management and other personnel necessary to grow our business in our footprint and surrounding regions.

Proven Model with Branch Level Accountability—Our growth and profitability are due, in part, to the implementation of our community banking model and practices. We support our branches with resources, technology, brand recognition and management tools, while at the same time encouraging local decision-making and community involvement. Our 28 local branch presidents and their teams have responsibility and discretion, within company-wide guidelines, with respect to the pricing of loans and deposits, local advertising and promotions, loan underwriting and certain credit approvals. The additional authority that comes with this responsibility enables our branches to tailor products and pricing to their specific customers’ needs, as dictated by the customers’ personal circumstances, as well as local market conditions. We enhance this community banking model with monthly reporting focused on branch-level accountability for financial performance and asset quality, while providing regular opportunities for the sharing of information and best practices among our local branch management teams. This combination of authority and accountability allows our banking offices to provide personalized customer service and be in close contact with our communities, while at the same time promoting strong performance at the branch level and remaining focused on our overall financial performance.

Disciplined Underwriting and Credit Culture—A vital component of the success of our company is maintaining high asset quality in varying economic cycles. This results from a business model that emphasizes local market knowledge, strong customer relationships, long-term perspective and branch-level accountability. Moreover, we have developed conservative credit standards and disciplined underwriting skills to maintain proper credit risk management. We seek to diversify loans among local market areas, loan types and industries, our largest customer loans are made well below legal lending limits and we forego loans that involve large credit exposures to any entity or individual. By maintaining strong asset quality, we are able to reduce our exposure to significant loan charge-offs and keep our management team focused on serving our customers and growing our business. Our credit culture promotes a diversified portfolio of loan assets that are actively managed. As of September 30, 2009, our non-performing loans represented approximately 2.72% of total loans, compared to the average of 4.76% for our UBPR peer group as of such date. Furthermore, our net charge-offs were

0.58% as a percentage of average loans for the twelve months ended September 30, 2009, compared to the average of 1.94% for our UBPR peer group for the same period.

Stable Base of Core Deposits—We fund customer loans and other assets principally with core deposits from our customers. We do not generally utilize brokered deposits and do not rely heavily on wholesale funding sources. At September 30, 2009, our total deposits were approximately $5.7 billion, 83.7% of which were core deposits. Our core deposits provide us with a stable funding source while generating opportunities to build and strengthen our relationships with our customers. Furthermore, we believe that over long periods of time covering different economic cycles, our core deposits will continue to provide us with a relatively low cost of funds, an advantage that we anticipate will become more pronounced if interest rates rise. Our cost of funds for the quarter ended September 30, 2009 was 1.33%, compared to the average of 1.63% for our UBPR peer group.

Experienced and Talented Management Team—Our success has been built, beginning with our formation as a family-owned and operated commercial bank, upon a foundation of strong leadership. The Scott family has provided effective leadership for many years and has successfully integrated a management team of seasoned banking professionals. Members of our current executive management team have, on average, over 30 years of experience in the community or regional banking industry. This expertise has been a vital component in the development of high quality products and services designed to meet or exceed the needs of our customers. Our chairman spent 25 years as our previous chief executive officer. Our current president and chief executive officer, together with our chief operating officer, have an average of more than 30 years of experience in the management of large, multi-branch banks. Furthermore, our banking expertise is broadly dispersed throughout the organization, including 28 experienced branch presidents in each of our key local markets. The Scott family, members of which own a majority of our stock, is committed to our long-term success and plays a significant role in providing leadership and developing our strategic vision.

Sustained Profitability and Favorable Shareholder Returns—We focus on long-term financial performance and have maintained positive earnings despite challenging economic times. We have generated net earnings in each of the past 88 quarters. We have used a combination of organic growth, new branch openings and strategic acquisitions to expand our business while maintaining positive operating results and favorable shareholder returns. During the ten years from 1999 through 2008, our annual return on average common equity ranged from 14.7% to 20.4%. Even during the nine months ended September 30, 2009, a period of challenging market conditions for many banks, we generated a return on average common equity of 10.7%.

Our Strategy

We intend to leverage our competitive strengths as we pursue the following business strategies:

Remain a Leader in Our Markets—We have established market leading positions in Montana, Wyoming and western South Dakota. We intend to remain a leader in our markets by continuing to adhere to the core principles and values that have contributed to our growth and success. We believe we can continue to expand our market leadership by following our proven community banking model and conservative banking practices, by offering high-quality financial products and services, by maintaining a comprehensive understanding of our markets and the needs of our customers and by providing superior customer service. We recognize that long-term success requires a commitment to building strong relationships with the customers and communities that we serve. We intend to continue to deliver products and services that are responsive to customer needs and competitive by understanding and maintaining close relationships with our customers. As we expand to new markets, we will seek to continue our emphasis upon market leadership.

Focus on Profitability and Favorable Shareholder Returns—We focus on long-term profitability and providing attractive shareholder returns by maintaining or improving asset quality, increasing our interest and non-interest income and achieving operating efficiencies. We intend to continue to concentrate on increasing customer deposits, loans and otherwise expanding our business in a disciplined and prudent manner. Moreover, we will seek to extend our track record of over 15 years of continuous quarterly dividend payments, as such payments are important to our shareholders. We believe successfully focusing on these factors will allow us to continue to achieve positive operating results and deliver favorable returns to our shareholders.

Continue to Expand Through Organic Growth—We intend to continue achieving organic growth through the anticipated economic and population growth within our markets and by capturing incremental market share from our competitors. We believe that our market recognition, resources and financial strength, combined with our community banking model, will enable us to attract customers from the national banks that operate in our markets and from smaller banks that face increased regulatory, financial and technological requirements.

Selectively Examine Acquisition Opportunities—We believe that evolving regulatory and market conditions will enable us to consider acquisition opportunities, including both traditional and FDIC-assisted transactions. We have been successful in integrating acquired franchises into our family of banks while achieving favorable operating results, as demonstrated by our 42-year history and the successful completion of fourteen acquisitions since our inception. We intend to direct any strategic expansion efforts primarily within our existing states of operation, but we will also consider compelling opportunities in surrounding markets. While we have no present agreement or plan concerning any specific acquisition or similar transaction, we believe that the capital raised from this offering, together with the ability to use our publicly-traded stock as currency should enhance our strategic expansion opportunities.

Continue to Attract and Develop High-Quality Management Professionals—The leadership skills and talents of our management team are critical to maintaining our competitive advantage and to the future of our business. We provide training and development programs to strengthen the abilities of our existing and future management employees. We strive to be the “employer of choice” in our region and have experienced a low officer turnover rate. We intend to continue hiring and developing high-quality management professionals to maintain effective leadership at all levels of our company. We believe that our branch level management model, which gives our employees additional responsibilities, will continue to attract high quality talent who will appreciate the opportunity to be able to make decisions, while also having the benefit of our centralized resources and guidance. We attribute much of our success to the quality of our management personnel and will continue to emphasize this critical aspect of our business and our culture.

Contribute to Our Communities—Our success is dependent upon the communities we serve. We believe our business is driven not just by meeting or exceeding our customers’ needs and expectations, but also by establishing long-term relationships and active involvement and leadership within our communities. We believe in the importance of corporate social responsibility and have developed strong ties with our communities. As an enterprise, we are dedicated to assisting these communities through our First Interstate BancSystem Foundation, which was established in 1990. This foundation, together with the generous support of our local branch banking offices, has provided over $20.2 million in contributions and support over the past 10 years to local community projects and charitable efforts. We also encourage our directors, officers and employees to participate in community service activities throughout our region.

Our Market Areas

We operate throughout Montana, Wyoming and western South Dakota. Industries of importance to our markets include energy, healthcare and professional services, education and governmental services, construction, mining, agriculture, retail and wholesale trade and tourism. While distinct local markets within our footprint are dependent on particular industries or economic sectors, the overall region we serve benefits from a stable, diverse and growing local economy. Our market areas have demonstrated strength even during the recent economic downturn. For instance, Montana,

Wyoming and South Dakota have maintained low unemployment rates relative to the national average of 10.0% as of November 2009, with Montana at 6.4%, Wyoming at 7.2% and South Dakota at 5.0%.

Montana—We operate primarily in the metropolitan areas of Billings, Missoula, Kalispell, Bozeman, Great Falls and Helena. For the principal Montana communities in which we operate, the estimated weighted average population growth for 2009 through 2014 is 6.83% as compared to the estimated national average growth rate for the same period of 4.63%. Growth within our markets in Montana is being driven by trends that include power and energy-related developments, expanding healthcare and professional services, in-flow of retirees, growing regional trade center activities and continued expansion of the governmental service sector. Based on FDIC data dated June 30, 2009, we are ranked first out of 70 institutions by deposit market share in Montana. At September 30, 2009, approximately $2.8 billion, or 50%, of our total deposits were in Montana.

Wyoming—We operate primarily in the metropolitan areas of Casper, Sheridan, Gillette, Laramie, Jackson, Riverton and Cheyenne. For the principal Wyoming communities in which we operate, the estimated weighted average population growth for 2009 through 2014 is 5.16%. Growth within our markets in Wyoming is being driven by trends that include oil and gas exploration and development, coal mining, expansion of education and governmental services and non-resident expenditures associated with tourism and vacation homes. We have also seen stable trends in Wyoming with new home construction continuing despite the difficult market environment. Based on FDIC data dated June 30, 2009, we are ranked second out of 45 institutions by deposit market share in Wyoming. At September 30, 2009, approximately $2.0 billion, or 35%, of our total deposits were in Wyoming.

Western South Dakota—With the acquisition of First Western Bank in January 2008, we expanded our franchise into western South Dakota. We operate primarily in the metropolitan areas of Rapid City and Spearfish. For the principal western South Dakota communities in which we operate, the estimated weighted average population growth for 2009 through 2014 is 4.45%. Growth of our markets in western South Dakota is being driven by trends that include federal government expenditures at Ellsworth Air Force Base, transportation and utility activities, expanding health care services, tourism and growing regional trade center activities. Based on FDIC data dated June 30, 2009, we are ranked either first or second in each of the South Dakota counties in which we operate by deposit market share. At September 30, 2009, approximately $0.9 billion, or 15%, of our total deposits were in western South Dakota.

The following table contains information regarding each major MSA we serve and our banking offices located in such areas:

						Projected Growth 2009-2014
					Median		Median
	First Interstate	Number of		2009	Household		Household
MSA	Rank in MSA	Branches	Deposits	Population	Income	Population	Income
			(in millions)

Billings, MT	1	6	$1,028	153,163	$45,811	4.83%	4.49%
Missoula, MT	1	5	546	106,831	42,561	5.63	4.98
Casper, WY	1	4	518	72,894	48,383	4.83	5.85
Rapid City, SD	1	8	490	123,933	49,780	4.71	4.10
Sheridan, WY	1	2	317	28,620	43,160	3.98	1.48
Kalispell, MT	2	6	295	88,555	41,430	9.41	3.69
Gillette, WY	2	2	275	41,742	62,291	11.29	0.15
Bozeman, MT	2	5	252	90,485	47,977	16.29	0.99
Laramie, WY	1	3	225	32,471	36,960	(0.73)	4.65
Great Falls, MT	2	3	224	81,061	41,325	0.30	4.21
Jackson, WY-ID	3	3	213	30,533	69,947	11.96	(0.70)
Riverton, WY	1	3	205	38,089	41,035	3.21	5.14
Spearfish, SD	1	4	163	23,563	41,309	3.09	1.71
Cheyenne, WY	4	2	128	88,680	52,435	3.58	5.68
Helena, MT	6	2	56	72,642	46,940	5.21	1.79
Average				71,551	$47,423	5.84%	3.21%
United States				309,731,508	54,719	4.63	4.06

Source: SNL Financial

Note: MSA data as of June 30, 2009. Does not include counties not included in any MSA.

Our principal markets range in size from 30,000 to 150,000 people, have favorable growth prospects and usually serve as trade centers for much larger rural areas. Both the median household incomes and the cost of living in these areas are typically below national averages. Factors contributing to the growth of our market areas include power and energy-related developments; expanding healthcare, professional and governmental services; growing regional trade center activities; and the in-flow of retirees. We expect to leverage our resources and competitive advantages to benefit from diversified economic characteristics and favorable population growth trends in our area.

Community Banking

Community banking encompasses commercial and consumer banking services provided through our Bank, primarily the acceptance of deposits; extensions of credit; mortgage loan origination and servicing; and trust, employee benefit, investment and insurance services. Our community banking philosophy emphasizes providing customers with commercial and consumer banking products and services locally using a personalized service approach while strengthening the communities in our market areas through community service activities. We grant our banking offices significant authority in delivering and pricing products in response to local market considerations and customer needs. This authority enables our banking offices to remain competitive by responding quickly to local market conditions and enhances their relationships with the customers they serve by tailoring our products and price points to each individual customer’s needs. Consistent with the goals and strategies of the Bank as a whole, we also require accountability by having company-wide standards and established limits on the authority and discretion of each banking office. The credit committee and/or the Bank’s board of directors oversees and approves any loans or prices which our branch offices do not have authority to discretion to execute, which provides us with overall control while affording each branch office flexibility. We also hold each of our banking offices accountable for its operating decisions and performance. The amount of compensation and incentives that our branch presidents and senior branch executives receive is based, in part, upon their respective banking office’s performance and asset quality. This combination of authority and accountability allows our banking offices to provide personalized customer service and be in close contact with our communities, while at the same time promoting strong performance at the branch level and remaining focused on our overall financial performance.

Lending Activities

We offer short and long-term real estate, consumer, commercial, agricultural and other loans to individuals and businesses in our market areas. We have comprehensive credit policies establishing company-wide underwriting and documentation standards to assist management in the lending process and to limit our risk. These credit policies establish lending guidelines based on the experience and authority levels of the personnel located in each banking office and market. The policies also establish thresholds at which loan requests must be recommended by our credit committee and/or approved by the Bank’s board of directors. While each loan must meet minimum underwriting standards established in our credit policies, lending officers are granted certain levels of authority in approving and pricing loans to assure that the banking offices are responsive to competitive issues and community needs in each market area.

Real Estate Loans.  We provide interim construction and permanent financing for both single-family and multi-unit properties and medium-term loans for commercial, agricultural and industrial property and/or buildings. Commercial, agricultural and industrial loans are generally secured by first liens on income-producing real estate and generally mature in less than five years. Residential real estate loans are typically sold in the secondary market. Those residential real estate loans not sold are typically secured by first liens on the financed property and generally mature in less than 10 years. Our real estate construction loans comprise residential construction, commercial construction, land development construction and other construction loans. Real estate loans, in the aggregate, comprised 65.6% of our total loan portfolio as of September 30, 2009.

Consumer Loans.  Our consumer loans include direct personal loans, credit card loans and lines of credit; and indirect loans created when we purchase consumer loan contracts advanced for the purchase of automobiles, boats and other consumer goods from consumer product dealers. Personal loans and indirect dealer loans are generally secured by personal property. Lines of credit are generally floating rate loans that are unsecured or secured by personal property. Consumer loans comprised 14.9% of our total loan portfolio as of September 30, 2009.

Commercial Loans.  Our commercial loans are generally made to small and medium-sized manufacturing, wholesale, retail and service businesses. The loans are generally repaid by the business operations of the borrower, but are also secured by the borrower’s inventory, accounts receivable, equipment and/or personal guarantees. Commercial loans generally have maturities of five years or less. Commercial loans comprised 16.2% of our total loan portfolio as of September 30, 2009.

Agricultural Loans.  Our agricultural loans generally consist of short and medium-term loans and lines of credit. Agricultural loans are ordinarily secured by assets such as livestock or equipment and are repaid from the operations of the farm or ranch. Agricultural loans generally have maturities of five years or less. Agricultural loans comprised 3.1% of our total loan portfolio as of September 30, 2009.

The following table presents the composition of our loan portfolio as of September 30, 2009:

	As of
	September 30,
(Dollars in thousands)	2009

Loans
Real estate:
Commercial	$1,559,161	33.9%
Construction	677,556	14.7
Residential	544,453	11.8
Agricultural	199,530	4.3
Other	42,343	0.9
Consumer	685,373	14.9
Commercial	746,302	16.2
Agricultural	143,549	3.1
Other loans	8,187	0.2

Total loans	$4,606,454	100.0%

Deposit Products

We offer traditional depository products including checking, savings and time deposits. Deposits at the Bank are insured by the FDIC up to statutory limits. We also offer repurchase agreements primarily to commercial and municipal depositors. Under repurchase agreements, we sell investment securities held by the Bank to our customers under an agreement to repurchase the investment securities at a specified time or on demand. The Bank does not, however, physically transfer the investment securities. All outstanding repurchase agreements are due in one business day.

The following table presents the composition of our deposits as of September 30, 2009:

	As of September 30, 2009
	Average	Average	% of Total
(Dollars in thousands)	Balance	Rate	Deposits

Interest bearing deposits:
Demand deposits	$1,076,374	0.41%	19.8%
Savings deposits	1,295,387	0.79	23.9
Time deposits	2,098,180	2.94	38.6
Federal funds purchased	12,431	0.21	0.2

Total interest bearing deposits	4,482,372	1.09	82.5
Non-interest bearing deposits	952,238		17.5

Total deposits	$5,434,610		100.0%

Wealth Management

We provide a wide range of trust, employee benefit, investment management, insurance, agency and custodial services to individuals, businesses and nonprofit organizations. These services include the administration of estates and personal trusts; management of investment accounts for individuals, employee benefit plans and charitable foundations; and insurance planning. As of September 30, 2009, the estimated fair value of trust assets held in a fiduciary or agent capacity was in excess of $2.0 billion.

Centralized Services

We have centralized certain operational activities to provide consistent service levels to our customers company-wide, to gain efficiency in management of those activities and to ensure regulatory compliance. Centralized operational activities generally support our banking offices in the delivery of products and services to customers and include marketing; credit review; credit cards; mortgage loan sales and servicing; indirect consumer loan purchasing and processing; loan collections and, other operational activities. Additionally, policy and management direction and specialized staff support services have been centralized to enable our branches to serve their markets more effectively. These services include credit administration, finance, accounting, human resource management, internal audit and other support services.

Competition

Commercial banking is highly competitive. We compete with other financial institutions located in Montana, Wyoming, South Dakota and adjoining states for deposits, loans and trust, employee benefit, investment and insurance accounts. We also compete with savings and loan associations, savings banks and credit unions for deposits and loans. In addition, we compete with large banks in major financial centers and other financial intermediaries, such as consumer finance companies, brokerage firms, mortgage banking companies, insurance companies, securities firms, mutual funds and certain government agencies as well as major retailers, all actively engaged in providing various types of loans and other financial services. We generally compete on the basis of customer service and responsiveness to customer needs, available loan and deposit products, rates of interest charged on loans, rates of interest paid for deposits and the availability and pricing of trust, employee benefit, investment and insurance services.

Employees

At September 30, 2009, we employed 1,735 full-time equivalent employees, none of whom are represented by a collective bargaining agreement. We strive to be the employer of choice in the markets we serve and consider our employee relations to be good.

Properties

Our principal executive offices and one of our banking offices are anchor tenants in an eighteen story commercial building located in Billings, Montana. The building is owned by a joint venture partnership in which First Interstate Bank is one of two partners, owning a 50% interest in the partnership. We lease approximately 104,632 square feet of office space in the building. We also own a 65,226 square foot building that houses our operations center in Billings, Montana. We provide banking services at 71 additional locations in Montana, Wyoming and the western South Dakota, of which 19 properties are leased from independent third parties and 52 properties are owned by us. We believe each of our facilities is suitable and adequate to meet our current operational needs.

Legal Proceedings

In the normal course of business, we are named or threatened to be named as a defendant in various lawsuits. Management, following consultation with legal counsel, does not expect the ultimate disposition of any or a combination of these matters to have a material adverse effect on our business.

REGULATION AND SUPERVISION

Regulatory Authorities

We are subject to extensive regulation under federal and state laws. A description of the significant laws and regulations applicable to us is summarized below. This summary is not intended to include a summary of all laws and regulations applicable to us and the description is qualified in its entirety by reference to the full text of the applicable statutes, regulations and policies. In addition to laws and regulations, state and federal banking regulatory agencies may issue policy statements, interpretive letters and similar written guidance applicable to us. Those issuances may affect the conduct of our business or impose additional regulatory obligations.

As a financial and bank holding company, we are subject to regulation under the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”) and to supervision, regulation and regular examination by the Federal Reserve. Because we are a public company, we are also subject to the disclosure and regulatory requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, as administered by the SEC.

The Bank is subject to supervision and regular examination by its primary banking regulators, the Federal Reserve and the State of Montana, Department of Administration, Division of Banking and Financial Institutions, with respect to its activities in Wyoming, the State of Wyoming, Department of Audit, and with respect to its activities in South Dakota, the State of South Dakota, Department of Revenue & Regulation, Division of Banking.

The Bank’s deposits are insured by the deposit insurance fund of the FDIC in the manner and to the extent provided by law. The Bank is subject to the Federal Deposit Insurance Act, or FDIA and FDIC regulations relating to deposit insurance and may also be subject to supervision and examination by the FDIC.

The extensive regulation of the Bank limits both the activities in which the Bank may engage and the conduct of its permitted activities. Further, the laws and regulations impose reporting and information collection obligations on the Bank. The Bank incurs significant costs relating to compliance with the various laws and regulations and the collection and retention of information.

Financial and Bank Holding Company

The Bank is a bank holding company and has registered as a financial holding company under regulations issued by the Federal Reserve. As a matter of policy, the Federal Reserve expects a bank holding company to act as a source of financial and managerial strength to its subsidiary banks and to commit resources to support its subsidiary banks. Under this “source of strength” doctrine, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank. The Federal Reserve may also determine that the bank holding company is engaging in unsafe and unsound practices if it fails to commit resources to such a subsidiary bank. A capital injection or other financial or managerial support may be required at times when the bank holding company does not have the resources to provide it. Such capital injections in the form of loans are also subordinate to deposits and to certain other indebtedness of its subsidiary banks.

We are required by the Bank Holding Company Act to obtain Federal Reserve approval prior to acquiring, directly or indirectly, ownership or control of voting shares of any bank, if, after such acquisition, we would own or control more than 5% of its voting stock. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Riegle-Neal Act”), a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company’s initial entry into the state, more than 30% of such deposits in the state, or such lesser or greater amount set by state law of such deposits in that state. The Riegle-Neal Act also authorizes banks to merge across state lines, thereby creating interstate branches. Banks are also permitted to acquire and to establish new branches in other states where authorized under the laws of those states. With regard to interstate bank mergers, a state can prohibit them entirely or prohibit them to the extent that they would exceed such a specified percentage of insured bank deposits, provided such prohibition does not discriminate against out-of-state banks. Under Montana law, banks, bank holding companies and their respective subsidiaries cannot acquire control of a bank located in Montana if, after the acquisition, the acquiring institution and its affiliates would directly or indirectly control, in the aggregate, more than 22% of the total deposits of insured depository institutions located in Montana.

Under the Gramm-Leach-Bliley Act of 1999, or GLB Act and as a financial holding company, we may engage in certain business activities that are determined by the Federal Reserve to be financial in nature or incidental to financial activities as well as all activities authorized to bank holding companies generally. In most circumstances, we must notify the Federal Reserve of our financial activities within a specified time period following our initial engagement in each business or activity. If the type of proposed business or activity has not been previously determined by the Federal Reserve to be financially related or incidental to financial activities, we must receive the prior approval of the Federal Reserve before engaging in the activity.

We may engage in authorized financial activities, such as providing investment services, provided that we remain a financial holding company and meet certain regulatory standards of being “well capitalized” and “well managed.” If we fail to meet the “well capitalized” or “well managed” regulatory standards, we may be required to cease our financial holding company activities or, in certain circumstances, to divest of the Bank. We do not currently engage in significant financial holding company businesses or activities not otherwise permitted for bank holding companies generally. Should we engage in certain financial activities currently authorized to financial holding companies, we may become subject to additional laws, regulations, supervision and examination by regulatory agencies.

In addition, in order to assess the financial strength of the bank holding company, the Federal Reserve and the State of Montana also conducts throughout the year periodic onsite and offsite periodic inspections and credit reviews of us.

Our ability to redeem shares of company stock is limited under Federal Reserve regulations. In general, those regulations permit us to redeem stock without prior approval of the Federal Reserve only if the company is well-capitalized both before and immediately after the redemption. In February 2009, the Federal Reserve issued SR 09-4 which, among other things, requires all bank holding companies to consult with the Federal Reserve prior to redeeming stock without regard to the bank holding company’s capital status or regulations otherwise permitting redemptions without prior approval of the Federal Reserve. The Federal Reserve has not indicated whether SR 09-4 will be rescinded.

Restrictions on Transfers of Funds to Us and the Bank

Dividends from the Bank are the primary source of funds for the payment of our expenses of operating and for the payment of dividends to and the repurchase of shares from our shareholders. Under both state and federal law, the amount of dividends that may be paid by the Bank from time to time is limited. In general, the Bank is limited to paying dividends that do not exceed the current year net profits together with retained earnings from the two preceding calendar years unless the prior consents of the Montana and federal banking regulators are obtained.

A state or federal banking regulator may impose, by regulatory order or agreement of the Bank, specific dividend limitations or prohibitions in certain circumstances. The Bank is not currently subject to a specific regulatory dividend limitation other than generally applicable limitations.

In general, banks are also prohibited from making capital distributions, including dividends and are prohibited from paying management fees to control persons if it would be “undercapitalized” under the regulatory framework for corrective action after making such payments. See “—Capital Standards and Prompt Corrective Action.”

Certain restrictive covenants in future debt instruments may also limit the Bank’s ability to make dividend payments to us. Also, under Montana corporate law, a dividend may not be paid if, after giving effect to the dividend: (1) the company would not be able to pay its debts as they become due in the usual course of business; or (2) the company’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the company were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the dividend.

In addition, under the Federal Reserve Act, the Bank may not lend funds to, or otherwise extend credit to or for our benefit or the benefit of our affiliates, except on specified types and amounts of collateral and other terms required by state and federal law. This may limit our ability to obtain funds from the Bank for our cash needs, including funds for payment of dividends, interest and operational expenses. The Federal Reserve also has authority to define and limit the transactions between banks and their affiliates. The Federal Reserve’s Regulation W and relevant federal statutes, among other things, impose significant additional limitations on transactions in which the Bank may engage with us, with each other, or with other affiliates.

Furthermore, because we are a legal entity separate and distinct from the Bank, our right to participate in the distribution of assets of the Bank upon its liquidation or reorganization will be subject to the prior claims of the Bank’s creditors. In the event of such a liquidation or other resolution, the claims of depositors and other general or subordinated creditors of the Bank are entitled to a priority of payment of the claims of holders of any obligation of the Bank to its stockholders, including us, or our stockholders or creditors.

Capital Standards and Prompt Corrective Action

Banks and bank holding companies are subject to various regulatory capital requirements administered by state and federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.

The Federal Reserve Board and the FDIC have substantially similar risk-based capital ratio and leverage ratio guidelines for banking organizations. The guidelines are intended to ensure that banking organizations have adequate capital given the risk levels of assets and off-balance sheet financial instruments. Under the guidelines, banking organizations are required to maintain minimum ratios for tier 1 capital and total capital to risk-weighted assets (including certain off-balance sheet items, such as letters of credit). For purposes of calculating the ratios, a banking organization’s assets and some of its specified off-balance sheet commitments and obligations are assigned to various risk categories. Generally, under the applicable guidelines, a financial institution’s capital is divided into two tiers. These tiers are:

•	Core Capital (tier 1). Tier 1 capital includes common equity, noncumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less both goodwill and, with certain limited exceptions, all other intangible assets. Bank holding companies, however, may include up to a limit of 25% of cumulative preferred stock in their tier 1 capital.

•	Supplementary Capital (tier 2). Tier 2 capital includes, among other things, cumulative and limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt and the allowance for loan and lease losses, subject to certain limitations.

Institutions that must incorporate market risk exposure into their risk-based capital requirements may also have a third tier of capital in the form of restricted short-term subordinated debt.

We, like other bank holding companies, currently are required to maintain tier 1 capital and total capital (the sum of tier 1 and tier 2 capital) equal to at least 4.0% and 8.0%, respectively, of our total risk-weighted assets. The Bank, like other depository institutions, is required to maintain similar capital levels under capital adequacy guidelines. For a depository institution to be considered “well capitalized” under the regulatory framework for prompt corrective action its tier 1 and total capital ratios must be at least 6.0% and 10.0% on a risk-adjusted basis, respectively.

Bank holding companies and banks are also required to comply with minimum leverage ratio requirements. The leverage ratio is the ratio of a banking organization’s tier 1 capital to its total adjusted quarterly average assets (as defined for regulatory purposes). The requirements necessitate a minimum leverage ratio of 3.0% for financial holding companies and banks that either have the highest supervisory rating or have implemented the appropriate federal regulatory authority’s risk-adjusted capital measure for market risk. All other financial holding companies and banks are required to maintain a minimum leverage ratio of 4.0%, unless a different minimum is specified by an appropriate regulatory authority. For a depository institution to be considered “well capitalized” under the regulatory framework for prompt corrective action, its leverage ratio must be at least 5.0%.

The capital guidelines also provide that banking organizations experiencing significant internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. In addition, the regulations of the bank regulators provide that concentration of credit risks arising from non-traditional activities, as well as an institution’s ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization’s overall capital adequacy. The Federal Reserve has not advised us of any specific minimum leverage ratio applicable to us or the Bank.

The FDIA requires, among other things, the federal banking agencies to take “prompt corrective action” in respect of depository institutions that do not meet minimum capital requirements. The FDIA sets forth the following five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare with various relevant capital measures and certain other factors, as established by regulation. The relevant capital measures are the total capital ratio, the tier 1 capital ratio and the leverage ratio.

Under the regulations adopted by the federal regulatory authorities, a bank will be: (1) “well capitalized” if the institution has a total risk-based capital ratio of 10.0% or greater, a tier 1 risk-based capital ratio of 6.0% or greater and a leverage ratio of 5.0% or greater and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure; (2) “adequately capitalized” if the institution has a total risk-based capital ratio of 8.0% or greater, a tier 1 risk-based capital ratio of 4.0% or greater and a leverage ratio of 4.0% or greater (3.0% in certain circumstances ) and is not “well capitalized”; (3) “undercapitalized” if the institution has a total risk-based capital ratio that is less than 8.0%, a tier 1 risk-based capital ratio of less than 4.0% or a leverage ratio of less than 4.0% (3.0% in certain circumstances); (4) “significantly undercapitalized” if the institution has a total risk-based capital ratio of less than 6.0%, a tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio of less than 3.0%; and (5) “critically undercapitalized” if the institution’s tangible equity is equal to or less than 2.0% of average quarterly tangible assets. An institution may be downgraded to, or deemed to be in, a capital category that is lower than indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. Our regulatory capital ratios and those of the Bank are in excess of the levels established for “well capitalized” institutions. A bank’s capital category is determined solely for the purpose of applying prompt corrective action regulations and the capital category may not constitute an accurate representation of the bank’s overall financial condition or prospects for other purposes.

The FDIA generally prohibits a depository institution from making any capital distributions (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be undercapitalized. Undercapitalized institutions are subject to growth limitations and are required to submit a capital restoration plan. The agencies may not accept such a plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. In addition, for a capital restoration plan to be acceptable, the depository institution’s parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (1) an amount equal to 5.0% of the depository institution’s total assets at the time it became undercapitalized and (2) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.”

“Significantly undercapitalized” depository institutions may be subject to a number of requirements and restrictions, including mandated capital raising activities such as orders to sell sufficient voting stock to become “adequately capitalized,” requirements to reduce total assets, restrictions for interest rates paid, removal of management and cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator.

Safety and Soundness Standards and Other Enforcement Mechanisms

The federal banking agencies have adopted guidelines establishing standards for safety and soundness, asset quality and earnings, internal controls and audit systems, among others, as required by the FDICIA. These standards are designed to identify potential concerns and ensure that action is taken to address those concerns before they pose a risk to the deposit insurance fund, or DIF. If a federal banking agency determines that an institution fails to meet any of these standards, the agency may require the institution to submit an acceptable plan to achieve compliance with the standard. If the institution fails to submit an acceptable plan within the time allowed by the agency or fails in any material respect to implement an accepted plan, the agency must, by order, require the institution to correct the deficiency.

Federal banking agencies possess broad enforcement powers to take corrective and other supervisory action on an insured bank and its holding company. Moreover, federal laws require each federal banking agency to take prompt corrective action to resolve the problems of insured banks. Bank holding companies and insured banks are subject to a wide range of potential enforcement actions by federal regulators for violation of any law, rule, regulation, standard, condition imposed in writing by the regulator, or term of a written agreement with the regulator.

Emergency Economic Stabilization Act of 2008

In response to the financial crisis affecting the banking system and financial markets, the EESA was enacted on October 3, 2008. The EESA authorizes the Treasury to provide up to $700 billion in funding to stabilize and provide liquidity to the financial markets. Pursuant to the EESA, the Treasury was initially authorized to use $350 billion for the TARP. Of this amount, the Treasury allocated $250 billion to the TARP Capital Purchase Program described below. On January 15, 2009, the second $350 billion of TARP monies was released to the Treasury. On February 17, 2009, the ARRA was enacted which amended, in certain respects, the EESA and provided an additional $787 billion in economic stimulus funding.

Under the TARP Capital Purchase Program, the Treasury will invest up to $250 billion in senior preferred stock of U.S. banks and savings associations or their holding companies. Qualifying financial institutions may issue senior preferred stock with a value equal to not less than 1% of risk-weighted assets and not more than the lesser of $25 billion or 3% of risk-weighted assets. In conjunction with the issuance of the senior preferred stock, participating institutions must issue to the Treasury immediately exercisable 10-year warrants to purchase common stock with an aggregate market price equal to 5% of the amount of senior preferred stock. Participating financial institutions are required to adopt the Treasury’s standards for executive compensation and corporate governance for the period during which the Treasury holds equity issued under the TARP Capital Purchase Program. Although we submitted an application for participation in the TARP Capital Purchase Program and were approved, we have elected not to participate in this program.

Deposit Insurance

The FDIC is an independent federal agency that insures deposits, up to prescribed statutory limits, of federally insured banks and savings institutions and safeguards the safety and soundness of the banking and savings industries. The FDIC insures our customer deposits through the DIF up to prescribed limits for each depositor. Pursuant to the EESA, the maximum deposit insurance amount has been increased from $100,000 to $250,000 per depositor. The EESA, as amended by the Helping Families Save Their Homes Act of 2009, provides that the basic deposit insurance limit will return to $100,000 after December 31, 2013. The amount of FDIC assessments paid by each DIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other supervisory factors. Pursuant to the Federal Deposit Insurance Reform Act of 2005, the FDIC is authorized to set the reserve ratio for the DIF annually at between 1.15% and 1.50% of estimated insured deposits. The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis.

The FDIC made several adjustments to the assessment rate during 2009 including a special assessment permitted under statutory authority granted in 2008. The assessment schedule published as of April 1, 2009 and effective for assessments on and after September 30, 2009 provides for assessment ranges, based upon risk assessment of each insured depository institution, of between 7 and 77.5 cents per $100 of domestic deposits. The Bank is currently in Risk Category 1, the lowest risk category, which provides for a base assessment range of 7 to 24 cents per $100 of domestic deposits.

On November 21, 2008, the FDIC adopted a final rule relating to the TLG Program. Under the TLG Program, the FDIC will (1) guarantee, through the earlier of maturity or June 30, 2012, certain newly issued senior unsecured debt issued by participating institutions on or after October 14, 2008 and before June 30, 2009 and (2) provide full FDIC deposit insurance coverage for non-interest bearing transaction deposit accounts, NOW accounts paying less than 0.5% interest per annum and Interest on Lawyers Trust Accounts, or IOLTA, held at participating FDIC-insured institutions through December 31, 2009. On March 17, 2009, the FDIC extended the debt guarantee program through October 31, 2009. The Bank elected to participate in the deposit insurance coverage guarantee program. The Bank has not elected to participate in the unsecured debt guarantee program because more cost-effective liquidity sources are available to us. Coverage under the TLG Program was available for the first 30 days without charge. The fee assessment for deposit insurance coverage is 10 basis points per annum on amounts in covered accounts exceeding $250,000.

All FDIC-insured institutions are required to pay assessments to the FDIC to fund interest payments on bonds issued by the Financing Corporation, or FICO, an agency of the Federal government established to recapitalize the predecessor to the DIF. The FICO assessment rates, which are determined quarterly, averaged 0.01% of insured deposits in fiscal 2009. These assessments will continue until the FICO bonds mature in 2017.

On November 17, 2009, the FDIC imposed a prepayment requirement on most insured depository organizations, requiring that the organizations prepay estimated quarterly risk-based assessments for the fourth quarter of 2009 and for each calendar quarter for calendar years 2010, 2011 and 2012. The FDIC has stated that the prepayment requirement was imposed in response to a negative balance in the DIF.

The Bank made its prepayment on December 31, 2009 in the total amount of $33.8 million. The actual assessments becoming due from the Bank on the last day of each calendar quarter will be applied against the prepaid amount until the prepayment amount is exhausted. If the prepayment amount is not exhausted before June 30, 2013 any remaining balance will be returned to the Bank. The prepayment amount does not bear interest.

Insolvency of an Insured Depository Institution

If the FDIC is appointed the conservator or receiver of an insured depository institution upon its insolvency or in certain other events, the FDIC has the power, among other things: (1) to transfer any of the depository institution’s assets and liabilities to a new obligor without the approval of the depository institution’s creditors; (2) to enforce the terms of the depository institution’s contracts pursuant to their terms; or (3) to repudiate or disaffirm any contract or lease to which the depository institution is a party, the performance of which is determined by the FDIC to be burdensome and the disaffirmation or repudiation of which is determined by the FDIC to promote the orderly administration of the depository institution.

Depositor Preference

The FDIA provides that, in the event of the “liquidation or other resolution” of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors and certain claims for administrative expenses of the FDIC as a receiver, will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors, including the parent bank holding company, with respect to any extensions of credit they have made to such insured depository institution.

Customer Privacy and Other Consumer Protections

The GLB Act imposes customer privacy requirements on any company engaged in financial activities, including the Bank and us. Under these requirements, a financial company is required to protect the security and confidentiality of customer nonpublic personal information. In addition, for customers who obtain a financial product such as a loan for personal, family or household purposes, a financial holding company is required to disclose its privacy policy to the customer at the time the relationship is established and annually thereafter. The financial company must also disclose its policies concerning the sharing of the customer’s nonpublic personal information with affiliates and third parties. Finally, a financial company is prohibited from disclosing an account number or similar item to a third party for use in telemarketing, direct mail marketing or marketing through electronic mail.

The Bank is subject to a variety of federal and state laws and reporting obligations aimed at protecting consumers including the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Truth in Lending Act, the Fair Credit Reporting Act, the Equal Credit Opportunity Act, the Fair Debt Collection Practices Act and the Electronic Fund Transfer Act.

On November 17, 2009, the Federal Reserve Board published a final rule amending Regulation E, which implements the Electronic Fund Transfer Act. The final rule limits the ability of a financial institution to assess an overdraft fee for paying automated teller machine and one-time debit card transactions that overdraw a customer’s account, unless the customer affirmatively consents, or opts in, to the institution’s payment of overdrafts for these transactions.

There have been numerous attempts at the federal level to expand consumer protection measures. A major focus of recent legislation has been aimed at the creation of a consumer financial protection agency that would be dedicated to administering and enforcing fair lending and consumer compliance laws with respect to financial products. If enacted, such legislation may have a substantial impact on the Bank’s operations. However, because any final legislation may differ significantly from current proposals, the specific effects of the legislation cannot be evaluated at this time.

In addition, the Community Reinvestment Act, or CRA, generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low and moderate income neighborhoods. In addition to substantial penalties and corrective measures that may be required for a violation of fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising our other activities or in authorizing new activities.

In connection with its assessment of CRA performance, the appropriate bank regulatory agency assigns a rating of “outstanding,” “satisfactory,” “needs to improve” or “substantial noncompliance.” The Bank received an “outstanding” rating on its most recent published examination. Although the Bank’s policies and procedures are designed to achieve compliance with all fair lending and CRA requirements, instances of non-compliance are occasionally identified through normal operational activities. Management responds proactively to correct all instances of non-compliance and implement procedures to prevent further violations from occurring.

USA PATRIOT Act

The USA PATRIOT Act of 2001 amended the Bank Secrecy Act of 1970 and adopted additional measures requiring insured depository institutions, broker-dealers and certain other financial institutions to have policies, procedures and controls to detect, prevent and report money laundering and terrorist financing. These acts and their regulations also provide for information sharing, subject to conditions, between federal law enforcement agencies and financial institutions, as well as among financial institutions, for counter-terrorism purposes. Federal banking regulators are required, when reviewing bank holding company acquisition or merger applications, to take into account the effectiveness of the anti-money laundering activities of the applicants. Failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing could have serious legal and reputational consequences for the institution. The USA PATRIOT Improvement and Reauthorization Act of 2005, among other things, made permanent or otherwise generally extended the effectiveness of provisions applicable to financial institutions.

Effect of Economic Conditions, Government Policies and Legislation

Banking depends on interest rate differentials. In general, the difference between the interest rate paid by each Bank on deposits and borrowings and the interest rate received by the Bank on loans extended to customers and on investment securities comprises a major portion of the Bank’s earnings. These rates are highly sensitive to many factors that are beyond the control of the Bank. Accordingly, the earnings and potential growth of the Bank are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve. The Federal Reserve implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States government securities, by adjusting the required level of reserves for financial institutions subject to the Federal Reserve’s reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

From time to time, legislative and regulatory initiatives are introduced in Congress and state legislatures, as well as by regulatory agencies. Such initiatives may include proposals to expand or contract the powers of financial and bank holding companies and depository institutions, proposals to substantially change the financial institution regulatory system or proposals to increase the required capital levels of insured depository organization such as the Bank. Such legislation could change banking statutes and our operating environment in substantial and unpredictable ways. If enacted, such legislations could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks and other financial services providers. We cannot predict whether such legislation will be enacted and, if enacted, the effect that it, or any implementing regulations, would have on our financial condition, results of operations or cash flows.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information concerning each of our directors and executive officers.

Name	Age	Position

Thomas W. Scott	65	Chairman of the Board
James R. Scott	59	Vice Chairman of the Board
Lyle R. Knight	63	President, Chief Executive Officer and Director
Terrill R. Moore	56	Executive Vice President and Chief Financial Officer
Edward Garding	59	Executive Vice President and Chief Credit Officer
Gregory A. Duncan	53	Executive Vice President and Chief Operating Officer
Julie G. Castle	48	President, First Interstate Bank Wealth Management
Steven J. Corning	56	Director
David H. Crum	64	Director
William B. Ebzery	58	Director
Charles E. Hart, M.D., M.S.	59	Director
James W. Haugh	71	Director
Charles M. Heyneman	48	Director
Ross E. Leckie	51	Director
Terry W. Payne	67	Director
Jonathan R. Scott	34	Director
Julie A. Scott	37	Director
Randall I. Scott	55	Director
Michael J. Sullivan	69	Director
Sandra A. Scott Suzor	49	Director
Martin A. White	67	Director

Thomas W. Scott has been our Chairman since January 2004 and a director since 1971. Mr. Scott served as our Chief Executive Officer from 1978 through 2003. In addition, Mr. Scott has been Chairman of the Board of First Interstate Bank since January 2002 and had been Chairman of the Board of First Western Bank and The First Western Bank Sturgis until they were merged into First Interstate Bank in the third quarter of 2009. Mr. Scott has also served as a director of First Interstate BancSystem Foundation since 1990 and has been a member of the Federal Reserve Bank Board of Minneapolis since 2007. Mr. Scott is the brother of James R. Scott, the father of Julie A. Scott and Jonathan R. Scott and the uncle of Charles M. Heyneman, Sandra A. Scott Suzor and Randall I. Scott.

James R. Scott has been a director of ours since 1971 and the Vice Chairman of the Board since 1990. He has served as a director of First Interstate Bank since 2007. In addition, Mr. Scott had been a director of First Western Bank and The First Western Bank Sturgis until they were merged into First Interstate Bank in the third quarter of 2009. Mr. Scott is Chairman of the Padlock Ranch Corporation, Managing Partner of J.S. Investments, Trustee of the Homer and Mildred Scott Foundation, board member of the Foundation for Community Vitality and President and Board member of the Fountain Valley School. Mr. Scott served as Chairman of First Interstate BancSystem Foundation from 1990 to 2006. Mr. Scott is the brother of Thomas W. Scott and the uncle of Charles M. Heyneman, Sandra A. Scott Suzor, Randall I. Scott, Julie A. Scott and Jonathan R. Scott.

Lyle R. Knight has been our Chief Executive Officer since January 2004, our President since 1998 and was the Chief Operating Officer of First Interstate Bank from 1998 to 2002. Mr. Knight has also served as a director of ours, First Interstate Bank and First Interstate BancSystem Foundation since

1998. In addition, Mr. Knight had served as CEO and had been a director of First Western Bank and The First Western Bank Sturgis until they were merged into First Interstate Bank in the third quarter of 2009. Prior to working for us, Mr. Knight was President and Chief Executive Officer of a large multi-branch bank in Nevada and the President of a large Arizona-based bank. Mr. Knight is a past member of the Federal Reserve Board Advisory Committee. Mr. Knight plans to retire March 31, 2012 and we expect to identify a successor by mid-year 2010.

Terrill R. Moore has been an Executive Vice President of ours since January 2004 and our Chief Financial Officer since 1989. In addition, Mr. Moore has served as a director of First Interstate Bank since 2001 and was a director of First Western Bank and The First Western Bank Sturgis since January 2008 until they were merged into First Interstate Bank in the third quarter of 2009. Prior to his current appointments, Mr. Moore was our Senior Vice President from 1989 through 2003. Prior to joining our management team, Mr. Moore served as controller within our company since 1979. Mr. Moore currently serves as Chairman of the Montana Board of Investments.

Edward Garding has been an Executive Vice President of ours since January 2004 and our Chief Credit Officer since 1999. In addition, Mr. Garding has served as a director of First Interstate Bank since 1998 and was a director of First Western Bank and The First Western Bank Sturgis since January 2008 until they were merged into First Interstate Bank in the third quarter of 2009. Mr. Garding served as our Senior Vice President from 1996 through 2003, President of First Interstate Bank from 1998 to 2001 and President of the Sheridan branch of First Interstate Bank from 1988 to 1996. Prior to joining our management team in 1996, Mr. Garding served in various positions within our company since 1971.

Gregory A. Duncan has been an Executive Vice President and Chief Operating Officer of ours since September 2009 and was our Chief Banking Officer from May 2008 to September 2009. In addition, Mr. Duncan has served as a director of First Interstate Bank since June 2008 and was a director of First Western Bank and The First Western Bank Sturgis since June 2008 until they were merged into First Interstate Bank in the third quarter of 2009. Prior to joining our management team, Mr. Duncan served as President and Chief Executive Officer of Susquehanna Bank PA since October 2005 and Executive Vice President of Susquehanna Bancshares, Inc. since 2000. Prior to those appointments, Mr. Duncan served in various executive positions within Susquehanna Bancshares, Inc. or its subsidiaries since 1987.

Julie G. Castle has been an executive officer of ours since June 2008 and President of Wealth Management of First Interstate Bank since July 2007. In addition, Ms. Castle has served as a director of First Interstate Bank since June 2008 and was a director of First Western Bank and The First Western Bank Sturgis since June 2008 until they were merged into First Interstate Bank in the third quarter of 2009. Prior to joining our management team, Ms. Castle served as Senior Vice President and Regional Executive of Bank of America in Boston, Massachusetts from 2003 to July 2007. Prior to those appointments, Ms. Castle served in various executive positions within Bank of America since 1988.

Steven J. Corning has been a director of ours since 2008. Mr. Corning has served as President and Chief Executive Officer of Corning Companies and has been the owner, President and Broker of Corning Companies Commercial Real Estate Services since 1979.

David H. Crum has been a director of ours since 2001.  Mr. Crum founded Crum Electric Supply Co., Inc., a distributor of electrical equipment, in 1976 and has been President and Chief Executive Officer of that company since its inception. Mr. Crum has also been a director of IDEA, Inc. since 2004.

William B. Ebzery has been a director of ours since 2001. Mr. Ebzery is a certified public accountant and registered investment advisor. Mr. Ebzery has been the owner of Cypress Capital Management, LLC since 2004. Prior to Cypress Capital Management, LLC, Mr. Ebzery was a partner in the certified public accounting firm of Pradere, Ebzery, Mohatt & Rinaldo since 1975.

Charles E. Hart, M.D., M.S. has been a director of ours since 2008. Dr. Hart has been the President and Chief Executive Officer of Regional Health, Inc., a not-for-profit healthcare system serving western South Dakota and eastern Wyoming since 2003. Dr. Hart serves as a director of the South Dakota Foundation for Medical Care, as a member of the Governor’s South Dakota Health Care Commission, as a board member of the Rapid City Chamber of Commerce and as a member of the Black Hills State University Advisory Board. Dr. Hart is also a faculty member of the University of South Dakota Sanford School of Medicine.

James W. Haugh has been a director of ours since 1997. Mr. Haugh formed American Capital, LLC, a financial consulting firm, in 1994 and has operated this firm since its inception. Prior to forming American Capital LLC, Mr. Haugh was a partner in KPMG LLP, a certified public accounting firm. Mr. Haugh served as a director of Harris Bank Hinsdale from 1994 to 1997 and as a director of First Bank of the Americas in 2004.

Charles M. Heyneman has been a director of ours since 2004. Mr. Heyneman has served as an information technology project manager for First Interstate Bank since 2004 and as an enterprise architect for First Interstate Bank since 2006. Prior to this appointment, Mr. Heyneman was an application developer for i_Tech Corporation, a former nonbank subsidiary of ours, from 2000 to 2004 and held loan review officer and credit analyst positions with First Interstate Bank from 1993 to 2003. Mr. Heyneman is the nephew of James R. Scott and Thomas W. Scott and the cousin of Sandra A. Scott Suzor, Randall I. Scott, Julie A. Scott and Jonathan R. Scott.

Ross E. Leckie has been a director of ours since May 2009. Mr. Leckie is a certified public accountant. Although recently retired, he continues to provide advisory services on a selective basis for global and domestic financial services companies. In October 2008, Mr. Leckie completed a 27 year career as a partner with KPMG. During that time, his focus was on public companies and clients within the financial services sector. Since 2000, Mr. Leckie has been based in Germany, where, most recently, he served as the lead partner for a major global investment/universal bank. In addition, he had been serving as a KPMG senior technical and quality review partner for a major global investment/universal bank based in Switzerland.

Terry W. Payne has been a director of ours since 2000. Mr. Payne has served as President and Chief Executive Officer of Terry Payne & Co., Inc., an insurance agency, since its inception in 1972. Mr. Payne has also been part-owner and Chairman of the board of directors of Payne Financial Group, Inc. since 1993.

Jonathan R. Scott has been a director of ours since 2006. Mr. Scott has served as community development officer of First Interstate Bank since June 2008. Prior to that appointment, Mr. Scott served as President of FIB CT, LLC, d/b/a, Crytech from 2004 to 2008. Crytech is a nonbank subsidiary of ours. Prior to that appointment, Mr. Scott was an employee of First Interstate Bank from 1998 to 2004 serving in the Financial Services and Marketing Divisions. Mr. Scott is the son of Thomas W. Scott, the brother of Julie A. Scott, the nephew of James R. Scott and the cousin of Charles M. Heyneman, Randall I. Scott and Sandra A. Scott Suzor.

Julie A. Scott has been a director of ours since 2003. Ms. Scott was a commercial loan officer at the Sheridan, Wyoming branch of First Interstate Bank until August 2005. Prior to that appointment, Ms. Scott served in various management and other banking positions within our company since February 1994, including serving as branch manager of the Billings Grand Avenue branch from 2001 to 2003. Since August 2005, Ms. Scott has devoted her full time attention to personal investment and family matters. Ms. Scott is the daughter of Thomas W. Scott, the sister of Jonathan R. Scott, the niece of James R. Scott and the cousin of Charles M. Heyneman, Randall I. Scott and Sandra A. Scott Suzor.

Randall I. Scott has been a director of ours since 2003 and previously served as a director of ours from 1993 to 2002. Mr. Scott is a certified financial planner and has been the managing general partner of Nbar5 Limited Partnership since 1994. In addition, Mr. Scott has served as a director of First Interstate BancSystem Foundation since 1999 and Chairman of the foundation since 2006. Mr. Scott has also served as Vice Chair of Scott Family Services since 2003. Previously, Mr. Scott worked in various capacities for the company over a period of 19 years including as a Trust Officer of First Interstate Bank from 1991 through 1996 and as a consultant from 1996 through 1998. Mr. Scott is the nephew of Thomas W. Scott and James R. Scott and the cousin of Charles M. Heyneman, Sandra A. Scott Suzor, Julie A. Scott and Jonathan R. Scott.

Michael J. Sullivan has been a director of ours since 2003. Mr. Sullivan has been a partner of the Denver, Colorado law firm of Rothgerber Johnson & Lyons, LLP since 2003, practicing in Casper Wyoming and was special counsel from 2001 to 2003. Prior to 2001, Mr. Sullivan practiced law with a Wyoming firm since 1964, taking leave to serve as U.S. Ambassador to Ireland from 1998 to 2001 and as Governor of the State of Wyoming from 1986 through 1994. Mr. Sullivan was a director of Allied Irish Bank, PLC in Dublin, Ireland from 2001 to 2009. Mr. Sullivan has been a director of Cimarex Energy Co. and Sletten Construction, Inc. since 2002 and Kerry Group PLC since 2004.

Sandra A. Scott Suzor has been a director of ours since 2007 and previously served as a director of ours from 2000 to 2006. Ms. Suzor has been a partial owner and the Director of Sales and Marketing for Powder Horn Ranch and Golf Club since 1995. In addition, Ms. Suzor has also owned Powder Horn Realty, a full service real estate brokerage, since 1997. Ms. Suzor has also served as a director of First Interstate BancSystem Foundation since 2002. Ms. Suzor serves as Trustee for the First Interstate BancSystem Foundation and Chairperson of the Homer and Mildred Scott Foundation. Ms. Suzor also is a partial owner and serves as Vice Chair of Sugarland Enterprises, is an owner of Bison Meadows, LLC, a real estate development company, and is a partner of Powder River Partners LLC, a real estate leasing company. Ms. Suzor is the niece of James R. Scott and Thomas W. Scott and the cousin of Charles M. Heyneman, Randall I. Scott, Julie A. Scott and Jonathan R. Scott.

Martin A. White has been a director of ours since 2005. Mr. White was the Senior Advisor of the Tharaldson School of Business and Technology of the University of Mary from August 2006 to August 2007. From 1991 to August 2006, Mr. White served in various executive officer positions with MDU Resources Group, Inc., including Chief Executive Officer from 1998 to August 2006 and Chairman of the board of directors from 2001 to August 2006. Mr. White currently serves as the Chairman of the Board of Trustees at the University of Mary and as a director of Plum Creek Timber Company, Inc.

Board and Committee Matters

We intend to apply to list our Class A common stock on the NASDAQ Stock Market. The descendants of Homer A. Scott, Sr. and Mildred S. Scott, including certain family members and former spouses of such descendants, all of whom are collectively referred to as the “Scott family,” own approximately 78% of our common stock and thus control us. As a result of the combined voting power of the members of the Scott family, we are a “controlled company” within the meaning of NASDAQ Marketplace Rules. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the compensation of officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors; and

•	director nominees be selected, or recommended for the board of directors’ selection, by a majority of the independent directors or a nominating committee comprised solely of independent directors with a written charter or board resolution addressing the nomination process.

While we expect immediately following the offering to maintain a Board consisting of a majority of independent directors, we have elected to avail ourselves of the other exemptions available to controlled companies. Regardless of whether a company is a “controlled company,” however, the

NASDAQ Marketplace Rules require that a company have an audit committee of at least three members, each of whom must:

•	be independent as defined under the NASDAQ Marketplace Rules;

•	meet the criteria for independence set forth in the applicable SEC rules (subject to applicable exemptions);

•	not have participated in the preparation of the financial statement of the company or any current subsidiary of the company at any time during the past three years; and

•	be able to read and understand financial statements, including a balance sheet, income statement and cash flow statement.

During 2009, the Board met 7 times with each serving director attending at least 75% of the meetings. The Board is accountable to our shareholders to build long-term financial performance and value and to assure that we operate consistently with shareholder values and strategic vision. The Board’s responsibilities include:

•	identifying organizational values and vision on behalf of our shareholders;

•	hiring and evaluating our chief executive officer;

•	ensuring management succession;

•	providing guidance, counsel and direction to management in formulating and evaluating operating strategies and plans;

•	monitoring our performance against established criteria;

•	ensuring prudence and adherence to ethical practices;

•	ensuring compliance with federal and state law;

•	ensuring that full and fair disclosure is provided to shareholders, regulators and other constituents;

•	overseeing risk management;

•	exercising all powers reserved to us by organizational documents of limited liability companies and partnerships in which we are a member or shareholder; and

•	establishing policies for board operations.

Applicable SEC rules require that we make certain disclosures regarding the independence of our directors pursuant to the NASDAQ Marketplace Rules governing independent board members. The Board has determined that the following directors are independent in accordance with such standards:

•	Steven J. Corning

•	David H. Crum

•	William B. Ebzery

•	Charles E. Hart, M.D., M.S.

•	James W. Haugh

•	Ross E. Leckie

•	Terry W. Payne

•	Michael J. Sullivan

•	Martin A. White

We have a credit committee, an executive committee, a compensation committee, a governance & nominating committee, a technology committee and an audit committee, all established by our Board and each of which consists of members of the Board.

Credit Committee

Credit committee members currently include William B. Ebzery (Chair), Steven J. Corning, Lyle R. Knight, James R. Scott, Jonathan R. Scott, Julie A. Scott and Thomas W. Scott. The credit committee’s primary responsibility is to advise the chief credit officer in the establishment of a loan portfolio that will assure the safety of depositors’ money, earn sufficient income to provide an adequate return on capital and enable communities in our market area to prosper. The credit committee met 12 times in 2009 with each serving committee member attending at least 75% of the meetings.

Executive Committee

Executive committee members currently include James R. Scott (Chair), Steven J. Corning, James W. Hough, Charles M. Heyneman, Lyle R. Knight, Jonathan R. Scott, Randall I. Scott and Thomas W. Scott. The executive committee is to function and act on behalf of the Board between regularly scheduled board meetings, usually when time is critical and to assist the Board in carrying out its responsibility to monitor the company’s capital management policy. The executive committee met 15 times in 2009 with each serving committee member attending at least 75% of the meetings.

Compensation Committee

Compensation committee members currently include Martin A. White (Chair), Terry W. Payne, James R. Scott, Randall I. Scott, Thomas W. Scott, Michael J. Sullivan and Sandra A. Scott Suzor. James R. Scott, Randall I. Scott, Thomas W. Scott and Sandra A. Scott Suzor are not independent members of the compensation committee based upon the definition of independence contained in the NASDAQ Marketplace Rules. The compensation committee has the following responsibilities:

•	reviewing and approving corporate goals relevant to compensation for executive officers;

•	evaluating the effectiveness of our compensation practices in achieving our strategic objectives, in encouraging behaviors consistent with our values and in aligning performance objectives consistent with our vision;

•	evaluating the performance of our chief executive officer in determining compensation;

•	approving the compensation of our chief executive officer and other executive officers;

•	evaluating the performance of our Board chairman and vice chairman;

•	overseeing succession planning for executive officers;

•	recommending compensation for board members;

•	recommending adjustments to director and officer insurance;

•	reviewing the financial performance and operations of employee benefit plans, excluding plans subject to Title I of the Employment Retirement Income Security Act of 1974, as amended; and

•	administering incentive compensation and other employee benefit plans.

The compensation committee met 9 times during 2009 with each serving committee member attending at least 75% of the meetings, with the exception of Martin White who attended 56% of the meetings. A current copy of the compensation committee charter is available to shareholders on our website at www.firstinterstatebank.com.

Governance & Nominating Committee

Governance & nominating committee members currently include Michael J. Sullivan (Chair), Charles M. Heyneman, Lyle R. Knight, Terry W. Payne, James R. Scott, Sandra A. Scott Suzor and Thomas W. Scott. Michael J. Sullivan and Terry W. Payne are the only members of the governance & nominating committee who are independent directors based upon the definition of independence contained in the NASDAQ Marketplace Rules. The governance & nominating committee has the following responsibilities:

•	ensuring we have an effective and efficient system of governance, including development of criteria for board membership;

•	identifying, screening and recommending candidates to the Board;

•	nominating candidates for election to the Board at our annual meeting of shareholders;

•	filling vacancies on the Board that may occur between annual meetings of shareholders;

•	overseeing the orientation, development and evaluation of board members; and

•	evaluating services provided to and communications with shareholders.

The governance & nominating committee met 4 times in 2009 with each serving committee member attending at least 75% of the meetings.

The Board has reviewed, assessed the adequacy of and approved a written charter for the governance & nominating committee. A current copy of the governance & nominating committee charter is available to shareholders on our website at www.firstinterstatebank.com.

When formulating its recommendations for director nominees, the governance & nominating committee will consider recommendations offered by our chief executive officer, shareholders who are members of the Scott family, other shareholders and any outside advisors the governance & nominating committee may retain.

The Scott family, through a family council, makes recommendations to the governance & nominating committee with respect to candidates for board membership from the Scott family. The governance & nominating committee gives due and significant consideration to recommendations made by the Scott family. All candidates for the Board are evaluated on the basis of broad experience, financial acumen, professional and personal accomplishments, educational background, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to board duties.

Technology Committee

Technology committee members currently include David H. Crum (Chair), Charles E. Hart, M.D., M.S., Lyle R. Knight, James R. Scott and Thomas W. Scott. The technology committee’s primary responsibility is to monitor the alignment between our overall business strategies and our information technology strategic plan. The technology committee met 6 times in 2009 with each serving committee member attending at least 75% of the meetings.

Audit Committee

Audit committee members currently include Ross E. Leckie (Chair), Steven J. Corning, David H. Crum, William B. Ebzery and Charles E. Hart, M.D., M.S. All members of the audit committee are independent directors based upon the definition of independence contained in the NASDAQ Marketplace Rules and in accordance with the Sarbanes-Oxley Act requirements and our governance guidelines. The audit committee has the following responsibilities:

•	reviewing our accounting and financial reporting processes, internal and disclosure control systems and external and internal auditing systems;

•	overseeing risk management functions;

•	reviewing and recommending the appointment or dismissal of the general auditor selected to develop and carry out the annual audit;

•	reviewing and approving the annual report on Form 10-K;

•	reviewing and approving the quarterly reports on Form 10-Q;

•	reviewing the effectiveness of the systems for monitoring adherence with laws, regulations, our policies and our codes of ethics;

•	appointing or dismissing the external auditors;

•	meeting with the external auditors to discuss the results of the annual audit and any related matters; and

•	establishing procedures to handle complaints regarding accounting, internal controls or audit matters.

The audit committee met 9 times during 2009 with each serving committee member attending at least 75% of the meetings.

The Board has determined that each of William B. Ebzery and Ross E. Leckie qualifies as an “audit committee financial expert,” as that term is defined in applicable SEC regulations. The Board has reviewed, assessed the adequacy of and approved a written charter for the audit committee. A current copy of the audit committee charter is available on our website at www.firstinterstatebank.com.

COMPENSATION OF EXECUTIVE OFFICERS

In this prospectus, the individuals who served as our chief executive officer and chief financial officer during 2009, as well as the other individuals included in the summary compensation table, are collectively referred to as the “named executive officers.”

Compensation Discussion and Analysis

Overview of Compensation Program

The compensation committee has overall responsibility to review and approve our compensation structure, policy and programs and to assess whether the compensation structure establishes appropriate incentives for management and employees. The outside members of the compensation committee annually review and determine the salary, bonus and equity compensation awarded to our chief executive officer, or CEO. The outside members of the compensation committee also review all executive officers’ compensation with non-binding recommendations from the CEO. The compensation committee oversees the administration of our equity plans and incentive compensation plans. The compensation committee is also responsible for oversight of executive officer succession planning. The compensation committee charter, a copy of which is posted on our website at www.firstinterstatebank.com, sets forth the various responsibilities and duties of the compensation committee. The charter is periodically reviewed and revised as appropriate. The compensation committee in its annual review of the charter determined that the charter, as recently revised, was appropriate with regard to the responsibilities and duties as specified therein.

The compensation committee’s chairman regularly reports to the Board on compensation committee actions and recommendations. The compensation committee has authority to retain, at our expense, outside counsel, experts, compensation consultants and other advisors as needed.

2009 Company Performance

In considering executive compensation, the compensation committee took into account the company’s 2009 financial performance. Net income to common shareholders totaled $     , or $      per diluted share, as compared to $67,301,000, or $8.38 per diluted share for 2008. Return on average common equity was     % in 2009, as compared to 14.73% in 2008 and return on average assets was     % in 2009, as compared to 1.12% in 2008.

In 2009, we continued to face one of the most challenging banking environments in history. Although our market areas were not as severely impacted by the recession as other areas, we experienced adverse effects and earnings pressure. The economic downturn and market turmoil not only affected our company’s performance, but the decisions of the compensation committee as well. As discussed below, the committee awards executive bonuses based on corporate performance and on the achievement of specified performance objectives.

Target bonus is set at 50% of the base salary for the CEO, 45% for the Chief Operating Officer and 40% for the other named executive officers. Actual payout for 2009 is to be a percentage of that target determined as follows: 70% is based on actual performance of six key strategic objectives and 30% is based on meeting budgeted net income with discretion to be applied.

Compensation Philosophy

Our general compensation philosophy is designed to link an employee’s total cash compensation with company performance, the employee’s department performance and individual performance. As an employee’s level of responsibility increases, there is a more significant level of variability and pay based on company performance. The compensation committee believes linking incentive compensation to our performance creates an environment in which our employees are stakeholders in our success and, thus, benefits all shareholders. The Company discourages undue risk taking by reserving the right to use discretion in the payout of incentives.

Executive Compensation Policy

Our executive compensation policy is designed to establish an appropriate relationship between executive pay and our annual performance, our long-term growth objectives, individual performance of the executive officer and our ability to attract and retain qualified executive officers. The compensation committee seeks to achieve these goals by integrating competitive annual base salaries with (1) bonuses based on corporate performance and on the achievement of specified performance objectives and (2) long-term incentives of stock option awards through our equity compensation plan. The compensation committee believes that cash compensation in the form of salary and bonus provides our executives with short-term rewards for success in operations. Long-term compensation, through the award of stock options, restricted stock or other equity-related vehicles, encourages growth in management stock ownership, which leads to expansion of management’s increased commitment to our long-term performance and success.

In 2008, the compensation committee made a comprehensive review of our executive compensation. The committee engaged the services of Pearl Meyer & Partners, a leading compensation consulting firm, to assist in this review and to provide competitive market data for a comparable group of banks. Pursuant to the terms of its engagement, the consulting firm reported directly to the compensation committee. Pearl Meyer & Partners prepared a custom peer group of similar companies that included 22 publicly-traded banks, primarily with multi-state operations and total assets ranging from $3.0 billion to $15.0 billion. Excluded from the group were banks with dissimilar operations, banks in California and the East Coast and thrifts. Also included as part of our peer group market data was data from multiple survey sources, including the Mercer Financial Services Suite and the Watson Wyatt Financial Institutions Survey for banks of similar asset size and regional scope. The compensation committee targets market competitive (50th percentile) base pay, incentives and total cash compensation within the peer group. In 2009, the compensation committee did not utilize the services of a compensation consultant to review executive compensation but rather depended on our internal human resources department to update the survey information and the custom peer group information from the publicly filed proxy statements.

Relation of Compensation Policies and Practices to Risk Management

After reviewing our compensation philosophy and our executive compensation policy and programs, the compensation committee concluded that our executive incentive and other compensation programs do not encourage or promote unnecessary or excessive risk-taking behavior by executive officers that could threaten the value of our company. We do not believe that our current compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Role of Executive Officers in Compensation Decisions

The outside members of the compensation committee make all compensation decisions for the CEO and approves equity awards for all of our elected officers. The CEO makes non-binding recommendations for the non-equity compensation of the other executive officers. Decisions regarding the non-equity compensation of executive officers are reviewed and evaluated by the compensation committee, with input from the CEO. The CEO annually reviews the performance of the executive officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the compensation committee. The compensation committee may exercise its discretion to accept, reject or modify any recommended awards or adjustments to executives.

2009 Executive Compensation Components

For the fiscal year ended December 31, 2009, the principal components of compensation for the named executive officers were:

•	base salary;

•	short-term incentive bonuses;

•	long-term equity incentive compensation; and

•	perquisites and other personal benefits.

Base Salary

The compensation committee approved the 2009 base salary of the CEO and ratified the 2009 compensation of other executive officers, including the named executive officers, as recommended by the CEO. In approving or ratifying the base salary of each executive officer, the compensation committee relied on market data provided by our internal human resources department.

In establishing base salary for 2010, the compensation committee is relying on the executive total compensation data originally provided by Pearl Meyer & Partners in 2008 and updated by our internal human resources department in 2009. Increases in base salary will be based upon a merit matrix increase table using a combination of the level of achievement of individual performance objectives listed in each executive officer’s work plan and where the executive salary falls in relation to the market value. For 2010, the merit matrix increase table is based around a 2% midpoint increase for an executive who is meeting performance expectations.

Short-Term Incentive Compensation

Annual incentives for the executive officers are intended to recognize and reward those employees who contribute meaningfully to company performance for the year. For 2009, the named executive officers had targeted bonus amounts ranging from 40% to 50% of their base salaries. The varying percentages reflect the compensation committee’s belief that as an executive officer’s duties and responsibilities increase, the officer will be increasingly rewarded for our performance. Actual 2009 bonus payouts have not yet been determined. The level of achievement of specified performance objectives established for each executive officer will be taken into account in determining the actual payouts. Performance objectives in determining 2009 executive officer bonuses include achieving the financial forecast for net income and the level of performance related to six key strategic objectives.

Long-Term Equity Incentive Compensation

Long-term equity incentive compensation encourages participants to focus on our long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in our company through stock option grants and restricted stock awards, thereby aligning their interests with those of our shareholders. In 2009, the compensation committee targeted long term incentives for all the named executives at 50% of current salary. For the targeted amount to be awarded in stock options, the actual number of options is established using the Black-Scholes option pricing model with expected volatility based on peer group volatility and a 10 year life. Because there historically has not been an established trading market for our stock, the committee believes using peer group volatility has resulted in a more representative value of our stock for compensation purposes over the years.

Our executive officers as well as certain other officers were granted a mix of restricted stock and stock options under our equity compensation plan. The value of the long term incentive granted to each officer was based primarily on the individual’s ability to influence our long-term growth and profitability. The compensation committee believes this mix of long term incentive vehicles affords a desirable long-term compensation method because it closely aligns the interest of management with shareholder value. The equity compensation plan assists us by:

•	enhancing the link between the creation of shareholder value and long-term executive incentive compensation;

•	providing an opportunity for increased equity ownership by executives; and

•	maintaining competitive levels of total compensation.

All awards under our equity compensation plan are made at an exercise price equal to the market price of the underlying common stock at the time of the award, as measured by the most recent minority appraised value. Annual awards of long term incentives to executives have historically been approved at the compensation committee’s regularly scheduled meeting in January.

The compensation committee changed long-term incentive compensation in 2009 from 100% stock options to a mix of stock options, time vested restricted stock and performance vested restricted stock. For all of the named executive officers, the compensation committee approved 2009 awards using a mix of 15% of salary in the form of stock options, 15% of salary in the form of time vested restricted stock and 20% of salary in the form of performance vested restricted stock. The performance restrictions are based on the three-year ROA (return on asset) average of our company compared to the SNL index of commercial banks with total assets between $4.0 billion and $12.0 billion. This change was made for the following reasons: (1) the committee wanted to achieve an appropriate balance of long-term incentives; (2) the committee perceived restricted stock as having a stronger link than stock options to executive ownership, retention and long-term performance; and (3) the use of restricted stock makes for improved comparability of our total compensation and long-term incentives to other peer group banks, given the growing trend of banks utilizing restricted stock as a form of equity compensation. The compensation committee has approved the same mix of equity compensation for 2010.

Perquisites and Other Personal Benefits

We provide our named executive officers with perquisites and other personal benefits that we and the compensation committee believe are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

The named executive officers are provided participation in the plans and programs described above and health and group life and disability insurance. Additional benefits offered to the named executive officers may include some or all of the following: individual life insurance as described below under “—Endorsement Split Dollar Benefit,” payment of social club dues, individual long-term disability insurance and use of a company automobile.

Retirement and Related Plans

We maintain a profit sharing plan for all non-temporary employees. Contributions are made on a quarterly basis at the discretion of the Board. Participants vest after three years of service. In addition, employees are permitted to defer a portion of their compensation into our profit sharing plan under a 401(k) feature and we make matching contributions with respect to such deferrals. We also sponsor a healthcare plan for active and retiring employees and directors who meet certain requirements.

Compensation of Chief Executive Officer

For the fiscal year ended December 31, 2009, we paid Lyle R. Knight, CEO, a salary of          . His salary for 2010 and his 2009 bonus will be determined at the January 27, 2010 meeting of the compensation committee. At that time the committee will meet with Mr. Knight to review his performance and individual objectives and goals versus results achieved. The compensation committee has reviewed all components of the CEO’s compensation, including salary, bonus, equity incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the CEO and cost to us of all perquisites and other personal benefits and the earnings and accumulated payout obligations under our deferred compensation plan.

Mr. Knight’s compensation package was determined to be reasonable by the compensation committee based on their review of our peers’ executive total compensation data. As a result of the challenging business environment, actual CEO payouts in our peer group and the community bank industry have trended lower in the past two years. Many banks paid lower than target short-term incentives and/or equity grants as a result of declining performance. Mr. Knight’s compensation package, including bonus, was higher than those granted to other executives of ours in recognition of his responsibilities and his performance in his position. In establishing Mr. Knight’s compensation package, work plan objectives reviewed included development and implementation of operating plans to achieve earnings goals, continuation of strategic planning processes, integration of the First Western bank subsidiaries, risk management, regulatory compliance, community visibility and shareholder relations.

As part of its role, the compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless certain conditions are met. We believe that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes, except in certain situations. Directors of the compensation committee who are not independent abstain or recuse themselves from actions related to officers and directors that involve equity based awards and other performance-type compensation.

Employment Contracts

We do not currently have employment agreements with any of our executive officers.

Endorsement Split Dollar Benefit

We have obtained life insurance policies covering three of the named executive officers. Under these policies, we receive all benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with each of the selected executive officers whereby a portion of the policy death benefit is payable to their designated beneficiary. The endorsement split dollar agreement will provide post retirement coverage for those selected key officers meeting specified retirement qualifications. We have entered into this type of endorsement split dollar agreement with the following named executive officers: Lyle R. Knight, Edward Garding and Terrill R. Moore.

We have obtained an additional life insurance policy covering selected officers of First Interstate Bank. Under this policy, we receive all benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with each of the insured officers whereby $100,000 of the policy death benefit is payable to their designated beneficiary if they are employed by us at the time of death. The marginal income produced by the policy is used to offset the cost of employee benefit plans of the banking subsidiary. We have entered into this type of endorsement split dollar agreement with the following named executive officers: Lyle R. Knight, Edward Garding and Terrill R. Moore.

Equity Compensation Plans

Our 2006 equity compensation plan is an omnibus equity compensation plan pursuant to which we may grant equity awards to our directors, officers and other employees. The 2006 plan (1) consolidates into one plan the benefits available under the following equity compensation plans previously adopted: (A) our 2001 stock option plan; (B) our 2004 restricted stock award plan; (C) our director stock compensation plan; and (D) our officer stock benefit plan; and (2) provides additional benefits as contained in the plan.

The 2006 plan does not increase the number of shares of common stock that were available for awards under the prior plans. The prior plans continue with respect to awards made previously under such plans.

The 2006 Plan contains the following important features:

•	The initial number of shares of common stock reserved under the 2006 plan is 750,000, which was approximately 9.2% of our common stock outstanding at the time of shareholder approval.

•	Awards under the 2006 plan are subject to broad discretion by the committee administering the plan.

•	Stock options must be granted at an exercise price that is not less than the fair market value (as determined by the most recent minority appraisal value) of the common stock on the date of grant. Stock options granted under the 2006 plan will be nonqualified stock options that have terms of not more than ten years.

•	There is no fixed term for the 2006 plan and the 2006 plan continues in effect until terminated by the Board.

The purpose of the 2006 plan is to advance the interests of our shareholders by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions to us by providing them with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our shareholders. The 2006 plan is designed to provide us with flexibility to select from among various equity-based compensation methods and to be able to address changing accounting and tax rules and corporate governance practices by optimally utilizing stock options and shares of our common stock.

The 2006 plan permits awards of stock options, restricted stock and other stock awards. Participants include any person who is designated by the Board to receive one or more benefits under the 2006 plan.

The following table provides information, as of December 31, 2009, regarding our equity compensation plans.

	Number of Securities		Number of Securities
	to be Issued Upon	Weighted Average	Remaining Available
	Exercise of	Exercise Price of	For Future Issuance
	Outstanding Options,	Outstanding Options,	Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans(1)

Equity compensation plans approved by shareholders(2)	883,255	$62.99	429.893
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

(1)	Excludes number of securities to be issued upon exercise of outstanding options, warrants and rights.

(2)	Represents stock options issued pursuant to the 2001 stock option plan and 2006 equity compensation plan. See Note 13 of the Notes to Consolidated Financial Statements for the year ended December 31, 2008 included in this prospectus.

Deferred Compensation Plans

In 2006, we restated our principal deferred compensation plan that was established for the benefit of a select group of management and highly compensated employees. The purpose of the restatement was (1) to amend the plan to comply with Section 409A of the Internal Revenue Code and related guidance issued before the adoption of the restatement and (2) to merge into the plan another previously administered nonqualified deferred compensation plan known as the executive nonqualified deferred compensation plan. The restated plan allows eligible employees, as determined by our Board or compensation committee and eligible directors to defer a portion of base salary, bonus or director fees subject to certain maximums as set forth by the plan administrator. We make discretionary contributions on behalf of a participant for 401(k) plan matching contributions and profit sharing contributions in excess of Internal Revenue Code limitations. Other contributions on behalf of a participant may be made at the discretion of the Board. The deferral account of each participant is credited or debited with investment earnings or losses based upon the performance of the underlying investments selected by the participant from among alternatives selected by the plan administrator. Deferral accounts are distributed based on each participant’s election. The distribution elections are all made in accordance with Section 409A and may be lump sums or annual installments over a period of years.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

James W. Haugh, Terry W. Payne, James R. Scott, Randall I. Scott, Thomas W. Scott, Sandra A. Scott Suzor, Michael J. Sullivan and Martin A. White currently serve on the compensation committee. Thomas W. Scott serves as chairman of the board, for which he is compensated as described below. James R. Scott serves as vice chairman of the board, for which he is compensated as described below. See “—Compensation of Directors and Executive Officers—Director Compensation.”

James R. Scott, Randall I. Scott, Thomas W. Scott and Sandra A. Scott Suzor each has a 2.4% ownership interest in Scott Family Services, which provides professional services that benefit us and the Scott family. In addition, James R. Scott and Randall I. Scott serve as chairman and vice-chairman of the board of directors of Scott Family Services, respectively. Terry W. Payne is chairman and part-owner of Payne Financial Group, Inc., an insurance agency that provides insurance for us. See “Certain Relationships and Related Transactions” below.

None of our executive officers served as a member of the compensation committee or as a director of any other company, one of whose executive officers served as a member of the compensation committee of the board or as a director of ours during 2009.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2009. When setting total compensation for each of the named executive officers, the compensation committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.

						All Other
				Stock	Option	Compen-
Name and		Salary	Bonus	Awards	Awards	sation		Total
Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)		($)

Lyle R. Knight	2009	$544,677	$ *	$529,993	$—	$70,970	(4)	$1,145,640
President & Chief	2008	526,155	185,500	—	105,342	61,927	(4)	878,924
Executive Officer	2007	476,923	315,783	—	141,542	73,465	(4)	1,007,713
Terrill R. Moore(5)	2009	261,385	*	88,804	6,176	28,455	(5)	384,820
Exec. Vice President &	2008	230,882	59,267	—	26,190	26,520	(5)	342,859
Chief Financial Officer	2007	237,846	136,000	—	35,190	29,455	(5)	438,491
Edward Garding	2009	259,385	*	88,208	6,128	28,395		382,116
Exec. Vice President	2008	251,077	70,560	—	26,190	25,353		373,180
& Chief Credit Officer	2007	238,164	96,000	—	35,190	27,720		397,074
Gregory A. Duncan(6)	2009	262,384	*	89,250	6,201	23,873	(6)	381,708
Exec. Vice President &	2008	151,038	71,400	—	28,550	136,190	(6)	387,178
Chief Operating Officer	2007	—	—	—	—	—		—
Julie G. Castle(7)	2009	223,846	*	73,531	5,107	229,558	(7)	532,042
President,	2008	209,200	58,800	—	17,460	429,966	(7)	715,426
First Interstate Bank	2007	—	—	—	—	—		—
Wealth Management

*	Bonuses for 2009 have not yet been determined.

(1)	The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Stock awards are a combination of time and performance restricted stock awards. Mr. Knight was granted two awards of 3,557 shares each of performance restricted shares. At the time of grant, the awards were intended to provide a long-term incentive award for the remaining term of Mr. Knight’s employment. Each award was valued at $74.50 per share on the date of grant. However, 3,557 shares are based on performance which is more qualitative in nature. This requires this award to be re-measured at each valuation date. As of December 31, 2009, the shares under this award were valued at $61.50 per share. Mr. Garding has been awarded 507 shares of time restricted and 677 shares of performance restricted stock. Mr. Moore has been awarded 510 shares of time restricted and 682 shares of performance restricted stock. Mr. Duncan has been awarded 513 shares of time restricted and 685 shares of performance restricted stock. Ms. Castle has been awarded 423 shares of time restricted and 564 shares of performance restricted stock. All of these awards are accounting for under the equity method of accounting and are valued at $74.50 per share.

(2)	The amounts reflect the aggregate grant date fair value, for the periods presented, computed in accordance with FASB ASC Topic 718. For information and assumptions related to the calculation of these amounts, see Notes 1 and 13 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2008 included in this prospectus.

(3)	The amounts shown reflect for each named executive officer: contributions by us to our qualified profit sharing and employee savings plans, under Section 401(k) of the Internal Revenue Code of 1986, as amended; contributions by us to our nonqualified deferred compensation plan; imputed income from our split dollar life insurance plans; “gross up” amounts to cover taxes on the imputed income from the split dollar life insurance plans; premiums paid by us for individual long-term disability insurance and dividends on unvested restricted stock. The amounts do not reflect premiums paid by us for group health, life and disability insurance policies that apply generally to all salaried employees on a nondiscriminatory basis.

(4)	The amounts in the All Other Compensation column for Mr. Knight also reflect imputed income from the personal use of a company vehicle and costs paid by us for personal executive medical examinations.

(5)	Terrill R. Moore took a sabbatical leave of absence for a portion of 2008. He received 50% of his base salary compensation for August and September 2008. The amounts in the All Other Compensation column for Mr. Moore also includes amounts paid by us for social club dues.

(6)	Gregory A. Duncan became employed by the company as an executive officer in May 2008. Amounts in the table reflect his compensation from the date of employment. The amount in the All Other Compensation column for Mr. Duncan includes a signing bonus of $50,000 and moving expenses of $74,276 in 2008.

(7)	Julie G. Castle became an executive officer in June 2008. Amounts in the table for 2008 reflect her compensation for the entire 2008 year because she was employed by us in 2007, although not as an executive officer at such time. The amount in the All Other Compensation column for Ms. Castle includes (1) $113,124 in 2008 and $175,455 in 2009 for home maintenance and carrying costs pursuant to a home sale and relocation agreement between us and Ms. Castle and (2) $301,107 in 2008 and $44,093 in 2009 for other amounts paid under the agreement to cover a portion of the loss realized by Ms. Castle on the sale of her home in July 2009. The amounts reflected in the All Other Compensation column do not include $20,000 in 2008 paid to her husband in connection with a potential job opportunity between us and her husband that did not materialize.

Grants of Plan Based Awards in 2009

					All Other
					Option
					Awards:	Exercise
		Estimated Future payouts			Number of	or Base	Grant Date
		Under Equity Incentive			Securities	Price of	Fair Value of
		Plan Awards			Underlying	Option	Stock and
	Grant	Threshold	Target	Maximum	Options	Awards	Option
Name	Date	($)(1)	($)(2)	($)	(#)	($/Sh)	Awards

Lyle R. Knight	5/15/2009	—	529,993	596,224	—	—	$529,993
Terrill R. Moore	5/15/2009	37,995	88,804	101,469	1,525	$61.00	$94,980
Edward Garding	5/15/2009	37,772	88,208	100,799	1,513	$61.00	$94,336
Gregory A. Duncan	5/15/2009	38,219	89,250	101,991	1,531	$61.00	$95,451
Julie G. Castle	5/15/2009	31,514	73,531	83,962	1,261	$61.00	$78,638

(1)	This represents the time restricted shares which vest one-third on each anniversary of the grant date.

(2)	This represents the time restricted shares and the performance restricted shares that are expected to vest on December 31, 2010 or 2011 based upon achievement of specified performance conditions.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards				Stock Awards
							Equity	Equity Incentive
							Incentive Plan	Plan Awards;
						Market	Awards;	Market Value or
	Number of	Number of				Value of	Number of	Payout Value of
	Securities	Securities			Number of	Shares or	Unearned	Unearned
	Underlying	Underlying			Shares or	Units of	Shares, Units	Shares, Units or
	Unexercised	Unexercised	Option		Units of Stock	Stock	or Other	Other Rights
	Options	Options (#)	Exercise	Option	That Have	That Have	Rights That	That Have Not
	Exercisable	Unexercisable	Price	Expiration	Not Vested	Not	Have Not	Vested
Name	(#)	(1)	($)	Date	(#)(2)	Vested ($)	Vested (#)	(#)

Lyle R. Knight	3,500		$45.00	11/14/2012
	12,500		45.00	1/29/2013
	12,500		49.50	2/4/2014
	15,000		55.50	2/3/2015
	15,000		68.00	1/26/2016
	13,575	4,525	82.50	1/25/2017
	9,050	9,050	83.50	2/15/2018
					7,114	$437,511	3,557	$218,756
Terrill R. Moore	4,000		$42.00	2/1/2012
	4,000		45.00	1/29/2013
	4,000		49.50	2/4/2014
	4,500		55.50	2/3/2015
	4,500		68.00	1/26/2016
	3,375	1,125	82.50	1/25/2017
	2,250	2,250	83.50	2/15/2018
	0	1,525	61.00	5/15/2019
					1,192	$73,308	0	$0
Edward Garding	3,300		$42.00	3/16/2011
	4,500		55.50	2/3/2015
	4,500		68.00	1/26/2016
	3,375	1,125	82.50	1/25/2017
	2,250	2,250	83.50	2/15/2018
	0	1,513	61.00	5/15/2019
					1,184	$72,816	0	$0
Gregory A. Duncan	2,500	2,500	$84.75	5/24/2018
	0	1,531	61.00	5/15/2019
					1,198	$73,677	0	$0
Julie G. Castle	3,750	1,250	$89.00	7/2/2017
	1,500	1,500	83.50	2/15/2018
	0	1,261	61.00	5/15/2019
					987	60,701	0	$0

(1)	All options granted in 2009 vest at a rate of 33% upon each anniversary of the grant date. All options granted prior to 2009 vest at a rate of 25% upon grant and 25% each year thereafter.
(2)	All restricted shares vest either on December 31, 2010 or December 31, 2011 based upon achievement of specified performance conditions and/or continued employment.

Option Exercises and Stock Vested in Fiscal Year 2009

	Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	On Exercise
Name	(#)	($)(1)

Lyle R. Knight	0	0
Terrill R. Moore	9,900	321,750
Edward Garding	12,000	411,000
Gregory A. Duncan	0	0
Julie G. Castle	0	0

(1)	The amounts in the Value Realized On Exercise column reflect the difference between the stock option exercise price and the minority appraised value of our common stock on the date of exercise, based upon the most recent quarterly appraisal existing at such time.

Nonqualified Deferred Compensation

Pursuant to our nonqualified deferred compensation plan described above under “—Deferred Compensation Plans,” certain executives, including the named executive officers, may defer a portion of base salary and bonus. Deferral elections are made by eligible executives during the last quarter of each year for amounts to be earned, or granted with regard to long-term stock grants, in the following year.

Earnings depend on the performance of the specific mutual funds in which the executive invests. Benefits under the plan are generally not paid until the beginning of the year following retirement or termination. Benefits can be received either as a lump sum payment or in annual installments.

		(c)			(f)
	(b)	Registrant	(d)	(e)	Aggregate
	Executive	Contribution in	Aggregate	Aggregate	Balance
	Contributions in	Last Fiscal	Earnings	Withdrawals/	At Last
(a)	Last Fiscal Year	Year	In Last Fiscal Year	Distributions	Fiscal Year End
Name	($)(1)	($)(2)	($)	($)	($)

Lyle R. Knight	306,129	9,164	(457,965)	—	1,324,183
Terrill R. Moore	20,525	209	(135,113)	—	271,038
Edward Garding	—	427	(57)	—	1,016
Gregory A. Duncan	—	—	—	—	—
Julie G. Castle	41,836	1,389	(17,290)	—	47,365

(1)	The amounts in column (b) are included as salary and/or bonus for each of the named executive officers in columns (c) and (d) of the summary compensation table.

(2)	The amounts in column (c) are included as other compensation for each of the named executive officers in column (g) of the summary compensation table.

Potential Payments upon Termination or Change of Control

The amount of compensation payable to the named executive officers upon voluntary termination, retirement, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executives is shown below. The amounts shown assume that such termination was effective as of December 31, 2009 and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the named executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of separation.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment is terminated, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	salary;

•	grants and awards received under our equity plans, subject to the vesting and other terms applicable to such grants and awards;

•	amounts contributed and vested under our 401(k) plan and deferred compensation plan; and

•	unused vacation pay.

At its discretion, the Board may authorize payment of a bonus on a pro rata or other basis, if at all. The Board may also accelerate the vesting of any unexercisable stock options or restricted stock awards outstanding at the time of termination. The amounts regarding applicable salaries, stock options, restricted stock awards, bonuses and deferred compensation for the most recent fiscal year ended December 31, 2009 are contained in the various tables included above.

Severance Payments

Except for the benefits listed under the heading “—Payments Made Upon Termination” above, the named executive officers are not entitled to any other severance benefits.

Payments Made Upon Retirement

In the event of retirement, the named executive officers would be entitled to the benefits listed under the heading “—Payments Made Upon Termination” above.

Payments Made Upon Death

In the event of death, in addition to the benefits listed under the heading “—Payments Made Upon Termination” above, the estates or other beneficiaries of the named executive officers are entitled to receive benefits under our group life insurance plan equal to the lesser of (1) 2.5 times their respective base salary and (2) $300,000. For all named executive officers, the applicable amount would be $300,000. Additional benefits are available under our split-dollar plan pursuant to which the estates or other beneficiaries of Messrs. Knight, Garding and Moore would also be entitled to receive benefits equal to the lower of the net insurance amount or three times their respective base salary as follows: Mr. Knight, $1,637,000; Mr. Garding, $780,000; and Mr. Moore, $786,000.

Payments Made Upon Disability

In the event of disability, in addition to the benefits listed under the heading “—Payments Made Upon Termination” above, the named executive officers are entitled to receive benefits under our group disability plan which generally provides for 50% of salary up to a maximum of $10,000 per month. For all named executive officers, the applicable amount would be $10,000 per month. Additional benefits are available under individual disability policies we maintain for each named executive officer. Under these individual policies, the named executive officers would be entitled to receive 60% of salary up to a maximum of $13,000 per month. Under the group disability plan and individual policies combined, each named executive officer would be entitled to receive a total of $13,000 per month. The individual policies also contain provisions governing catastrophic disabilities and conversion to long-term care.

Payments Made Upon a Change of Control

The named executive officers are not entitled to any payment resulting from a change in control.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required by us of members of the Board.

During 2009, each director, other than Lyle R. Knight, received an annual retainer valued at $15,000. Directors may elect to receive all or a portion of their annual retainer in the form of cash, common stock or stock options. Each director, other than Lyle R. Knight, received fees of $1,000 per board meeting attended and $750 per committee meeting attended. Committee chairs also received an additional annual retainer valued at $7,500.

Thomas W. Scott received a retainer of $375,000 for his services as chairman of the Board and James R. Scott received a retainer of $225,000 for services as vice chairman of the Board. These retainers were in lieu of all director fees and other retainers described above.

Directors are reimbursed for ordinary expenses incurred in connection with attending board and committee meetings. Directors are also eligible for the group medical insurance coverage at the director’s option. Under our deferred compensation plan, directors may elect to defer any portion of director’s fees until an elective distribution date or the director’s retirement, disability or death.

In addition, all directors, other than Messrs. Thomas W. Scott, James R. Scott and Lyle R. Knight, elected at or continuing as a director after the 2009 annual meeting of shareholders were granted an additional amount of stock options valued at $12,250 The target used to establish the number of options granted at that value was the Black-Scholes option pricing model with expected volatility based on peer group volatility and a 10 year life. Because there is no established trading market for our stock, the committee believes using peer group volatility has resulted in a more representative value of our stock for compensation purposes over the years.

Director Compensation Table

The table below summarizes the compensation paid by us to directors for the fiscal year ended December 31, 2009.

	Fees Earned	Stock	Options
	or Paid in	Awards	Awards	Total
Name	Cash ($)	($)(1)	($)(2)	($)

Thomas W. Scott	$375,000	$—	$—	$375,000
James R. Scott	225,000	—	—	225,000
Lyle R. Knight(3)	—	—	—	—
Elouise C. Cobell(4)	2,000	—	—	2,000
Steven J. Corning	43,750	—	12,245	55,995
David H. Crum(5)	44,500	—	12,245	56,745
Richard A. Dorn(4)	5,250	—	—	5,250
William B. Ebzery(5)	48,600	—	12,245	60,845
Charles E. Hart, M.D., M.S	19,000	12,261	12,245	43,506
James W. Haugh	42,250	—	12,245	54,495
Charles Heyneman(6)	34,750	—	12,245	46,995

	Fees Earned	Stock	Options
	or Paid in	Awards	Awards	Total
Name	Cash ($)	($)(1)	($)(2)	($)

Ross E. Leckie	16,000	22,448	12,245	50,693
Terry W. Payne(5)	37,600	—	12,245	49,845
Jonathan R. Scott(7)	31,750	13,852	12,245	57,847
Julie A. Scott	14,250	—	27,239	41,489
Randall I. Scott(5)	41,650	—	12,245	53,895
Michael J. Sullivan(5)	40,750	—	12,245	52,995
Sandra A. Scott Suzor	34,750	—	12,245	46,995
Martin A. White	32,250	—	12,245	44,495

(1)	The amounts in the Stock Awards column reflect the minority appraised value of our common stock on the date of issuance, based upon the most recent quarterly appraisal existing at such time.

(2)	The amounts in the Option Awards column reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2009, computed in accordance with FASB ASC Topic 718, of stock options granted in 2009, all of which were immediately exercisable on the date of grant. For information and assumptions related to the calculation of these amounts, see Notes 1 and 13 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2008 included in this prospectus. Because of the limited number of fully-exercisable stock options granted to non-employee directors, the number of outstanding options held by the directors at December 31, 2009 was not materially different from the amounts reflected in the beneficial ownership table and the notes thereto included under the heading “Principal and Selling Stockholders.”

(3)	Mr. Knight receives no compensation for serving as a director, but is compensated in his capacity as our president and CEO.

(4)	Each of Elouise C. Cobell and Richard A. Dorn served as directors until May 2009.

(5)	Includes fees received for membership on the advisory boards of certain of our branch banking offices. For the year ended December 31, 2009, Mr. Crum and Mr. Sullivan each received fees totaling $3,000; Mr. Ebzery and Mr. Payne each received fees totaling $3,600; and, Mr. Dorn and Mr. Scott each received fees totaling $2,400.

(6)	Mr. Heyneman was also compensated as an employee of ours with a salary and bonus in the total amount of $89,000 for the year ended December 31, 2009, which amount is not reflected in the table above.

(7)	Mr. Scott was also compensated as an employee of ours with a salary and bonus in the total amount of $ for the year ended December 31, 2009. During 2009, Mr. Scott was granted stock options to purchase 490 shares of our common stock at a purchase price of $61.00 and shares of our common stock at a purchase price of $ . The aggregate grant date fair value for the period presented, in accordance with FASB ASC Topic 718, for stock options granted to Mr. Scott was $1,985 and thus includes amounts from any stock options granted in and prior to 2009. For information and assumptions related to the calculation of these amounts, see Notes 1 and 13 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2008, included in this prospectus. Neither the salary and bonus amount nor the stock option dollar amount is reflected in the table above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We conduct banking transactions in the ordinary course of business with related parties, including directors, executive officers, shareholders and their associates, on the same terms as those prevailing at the same time for comparable transactions with unrelated persons and that do not involve more than a normal risk of collectability or present other unfavorable features.

Certain of our executive officers and directors and certain corporations and immediate family members, incurred indebtedness in the form of loans, as customers, of $20.9 million, $25.0 million and $25.0 million as of December 31, 2009, 2008 and 2007, respectively. During 2009, new loans and advances on existing loans of $13.2 million were funded and loan repayments totaled $10.3 million. During 2008, new loans and advances on existing loans of $20.0 million were funded and loan repayments totaled $19.8 million. During 2007, new loans and advances on existing loans of $28.2 million were funded and loan repayments totaled $25.7 million. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us and are allowable under the Sarbanes-Oxley Act of 2002. Additionally, during 2009, 2008 and 2007, loans of $4.1 million, $193,000 and $300,000, respectively, were removed due to changes in related parties from the prior year.

We purchase property, casualty and other insurance through Payne Financial Group, Inc., a company in which Terry W. Payne, one of our directors, has a controlling ownership interest. In 2009, 2008 and 2007, we paid insurance premiums to the agency of $830,000, $649,000 and $340,000, respectively.

We lease an aircraft from an entity wholly-owned by Thomas W. Scott, the chairman of the Board. Under the terms of the lease, which continued until August 1, 2009, we paid all of the third-party operating expenses of the aircraft, which totaled approximately $363,000 in 2009, $315,000 in 2008 and $325,000 in 2007. In addition to paying the third-party operating expenses, we paid $118,000 for use of the aircraft and received reimbursement of $125,000 from Mr. Scott for his personal use of the aircraft during 2009, $143,000 for use of the aircraft and received reimbursement of $140,000 from Mr. Scott for his personal use of the aircraft during 2008 and $168,000 for use of the aircraft and received reimbursement of $161,000 from Mr. Scott for his personal use of the aircraft during 2007.

As of August 1, 2009, we entered into a new lease agreement with Mr. Scott in which we pay $1,200 for each flight hour of company use plus all fees related to aircraft usage. In 2009, we paid Mr. Scott $112,000 related to this agreement. At the same time, Mr. Scott entered into a pilot services agreement with the company in which he reimburses the company $382 per hour plus reasonable employee expenses for overnight stays. For 2009, this reimbursement was $4,087. In addition. Mr. Scott entered into a lease to rent hangar space from the company. Total annual payments on this lease are $15,000.

We purchase investor relations and shareholder communication services from Scott Family Services, a company in which seven of our directors, including Thomas W. Scott, James R. Scott, Charles M. Heyneman, Sandra A. Scott Suzor, Julie A. Scott, Jonathan R. Scott and Randall I. Scott, have an aggregate ownership interest of 17.1%. These services facilitate the effective exchange of information with over 70 Scott family beneficial shareholders and include strategic planning, business education and corporate governance consultation for our Scott family directors, officers, employees and shareholders, thereby aligning our mutual interests. We paid Scott Family Services $332,000 in 2009, $415,000 in 2008 and $267,000 in 2007 for these services. We also reimburse Scott Family Services for certain costs and expenses incurred in our behalf, primarily including office costs of our Vice-Chairman and First Interstate BancSystem Foundation. The reimbursements totaled $91,000 in 2009, $97,000 in 2008 and $117,000 in 2007.

In 2008, we purchased property in Billings, Montana, to build a new operations center. One of the parcels of property purchased for this project was owned by Richard A. Dorn, one of our directors. Mr. Dorn sold the property to an unrelated local developer, who in turn, sold the property to us for

$1.3 million. Prior to the purchase, our Board approved the transaction after reviewing fully the relationships and proposed terms regarding the transaction.

Conflict of Interest Policy

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with our company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Under our code of personal conduct, all employees, including executive officers, are expected to avoid conflicts of interest. Pursuant to our code of ethics for chief executive officer and senior finance officers, such officers are prohibited from engaging in activities that are or may appear to be a conflict of interest unless a specific, case-by-case exception has first been reviewed and approved by the Board. All of our directors are subject to our Board’s governance standards that include a code of ethics and conduct guide requiring the directors to avoid conflicts of interest. Conflicts of interest involving an executive officer are generally resolved by the Board or the audit committee of the Board. The Board is charged with resolving any conflict of interest involving a director.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock at January   , 2010 assuming that the proposed stock split and related recapitalization transaction that remains subject to shareholder approval at such date, as discussed below under the caption “Description of Capital Stock,” had been approved and given effect as of such date and as adjusted to reflect the sale of Class A common stock offered by us in this offering, for

•	each person who we know beneficially owns more than five percent of our common stock,

•	each of our directors,

•	each of our named executive officers,

•	all of our directors and executive officers as a group and

•	all selling shareholders.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o First Interstate BancSystem, Inc., 401 North 31st Street, Billings, Montana 59116.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Class B common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on           shares of Class A common stock and           shares of Class B common stock outstanding as of          , 2010. Actual amounts outstanding will be known prior to the effective date of the registration statement to which this prospectus forms a part and after the completion of the recapitalization, which will occur prior to this offering. For purposes of the table below, we have assumed that           shares of Class A common stock and           shares of Class B common stock will be outstanding upon completion of this offering. In computing the number of shares of Class A common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that were exercisable on or within 60 days of          , 2010. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an “*”.

As of December 31, 2009, there were approximately           holders of our outstanding shares of common stock.

			Shares of
	Shares Beneficially Owned		Class A		Shares Beneficially Owned
	Prior to Offering		Common		After Offering
	Common		Stock	Class A	Class B	% Total
Name of	Stock		Being	Common Stock	Common Stock	Voting
Beneficial Owner	Shares	%	Offered	Shares %	Shares %	Power(1)

Officers and Directors
James R. Scott(2)	1,270,605	16.21
Randall I. Scott(3)	1,110,603	14.17
Thomas W. Scott(4)	734,387	9.33
Homer A. Scott, Jr.(5)	700,991	8.94
John M. Heyneman, Jr.(6)	430,789	5.50
Julie A. Scott(7)	254,242	3.24
Jonathan R. Scott(8)	237,051	3.02
Lyle R. Knight(9)	180,175	2.27
Sandra A. Scott Suzor(10)	76,758	*
Terrill R. Moore(11)	48,815	*
Edward Garding(12)	45,652	*
Terry W. Payne(13)	43,274	*
Charles M. Heyneman(14)	36,887	*
William B. Ebzery(15)	34,465	*
David H. Crum(16)	14,513	*
James W. Haugh(17)	12,725	*
Julie G. Castle(18)	9,044	*
Michael J. Sullivan(19)	8,852	*
Martin A. White(20)	6,539	*
Gregory A. Duncan(21)	5,310	*
Ross E. Leckie(22)	4,358	*
Steven J. Corning(23)	3,802	*
Charles E. Hart, M.D., M.S.(24)	2,711	*
All executive officers and directors as a group (21 persons)(25)	4,410,768	51.24
5% Security Holders	1,131,780	14.44
First Interstate Bank(26)	1,107,816	14.14
Selling Stockholders

*	Less than 1% of the common stock outstanding.

(1)	Percentage total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of Class B common stock shall be entitled to five votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our shareholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

(2)	Includes 552,759 shares owned beneficially as managing partner of J.S. Investments Limited Partnership, 8,810 shares owned beneficially as President of the James R. and Christine M. Scott Family Foundation, 18,963 shares owned beneficially as conservator for a Scott family member, 94,619 shares owned beneficially as a board member of Foundation for Community Vitality, a non-profit organization, and 4,014 shares issuable under stock options.

(3)	Includes 948,919 shares owned beneficially as managing general partner of Nbar5 Limited Partnership, 11,272 shares owned beneficially as general partner of Nbar5 A Limited Partnership, 107,295 shares owned beneficially as trustee for Scott family members and 3,959 shares issuable under stock options.

(4)	Includes 39,952 shares issuable under stock options.

(5)	Includes 4,014 shares issuable under stock options.

(6)	Includes 288,948 shares owned beneficially as managing general partner of Towanda Investments, Limited Partnership and 107,295 shares owned beneficially as trustee for Scott family members.

(7)	Includes 6,851 shares owned beneficially as co-trustee for Scott family members and 7,130 shares issuable under stock options.

(8)	Includes 16,797 shares owned beneficially as co-trustee for Scott family members and 4,155 shares issuable under stock options.

(9)	Includes 90,175 shares issuable under stock options.

(10)	Includes 1,596 shares issuable under stock options.

(11)	Includes 28,875 shares issuable under stock options.

(12)	Includes 20,175 shares issuable under stock options.

(13)	Includes 8,274 shares issuable under stock options.

(14)	Includes 3,286 shares issuable under stock options.

(15)	Includes 8,506 shares issuable under stock options.

(16)	Includes 9,199 shares held in trust for Crum family members and 5,314 shares issuable under stock options.

(17)	Includes 3,959 shares issuable under stock options.

(18)	Includes 6,000 shares issuable under stock options.

(19)	Includes 3,959 shares issuable under stock options.

(20)	Includes 2,686 shares issuable under stock options.

(21)	Includes 2,500 shares issuable under stock options.

(22)	Includes 490 shares issuable under stock options.

(23)	Includes 1,116 shares issuable under stock options.

(24)	Includes 1,116 shares issuable under stock options.

(25)	Includes an aggregate of 244,237 shares issuable under stock options.

(26)	Includes 481,110 shares owned beneficially as trustee of the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc., 602,270 shares owned beneficially as trustee for Scott family members and 24,436 shares owned beneficially as trustee for others.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the material rights of our capital stock and related provisions of our amended and restated articles of incorporation, or articles, and amended and restated bylaws, or bylaws, as they will be in effect prior to the completion of this offering. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our articles and bylaws, which we have included as exhibits to the registration statement of which this prospectus is a part.

Following the recapitalization of our common stock and prior to the completion of this offering, our articles will provide for two classes of common stock: Class A common stock, which will have one vote per share, and Class B common stock, which will have five votes per share. Class B common stock is convertible into Class A common stock as described below.

Immediately following this offering, our authorized capital stock will consist of          shares, each with no par value per share, of which:

•	shares are designated as Class A common stock;

•	shares are designated as Class B common stock; and

•	100,000 shares are designated as preferred stock.

At December 31, 2009, we had issued and outstanding           shares of Class A common stock,           shares of Class B common stock and 5,000 shares of preferred stock that have been designated as Series A Preferred Stock. These amounts assume a           -for-one stock split and the conversion into Class B common stock of our existing common stock in the recapitalization, without conversion into Class A common stock of any of the shares of Class B common stock issued in the recapitalization. At December 31, 2009, we also had outstanding stock options to purchase an aggregate of           shares of common stock.

Common Stock

Voting.  The holders of our Class A common stock will be entitled to one vote per share and the holders of our Class B common stock will be entitled to five votes per share on any matter to be voted upon by the stockholders. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law.

The holders of common stock will not be entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Dividends.  The holders of our Class A common stock and Class B common stock will be entitled to share equally in any dividends that our Board may declare from time to time from legally available funds, subject to limitations under Montana law and the preferential rights of holders of any outstanding shares of preferred stock. If a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock will be entitled to receive Class A common stock, or rights to acquire Class A common stock, as the case may be and the holders of Class B common stock will be entitled to receive Class B common stock, or rights to acquire Class B common stock, as the case may be. See “Dividend Policy—Dividend Restrictions.”

Liquidation.  Upon any voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of our company, the holders of our Class A common stock and Class B common stock are entitled to share equally, on a per share basis, in all our assets available for distribution, after payment to creditors and subject to any prior distribution rights granted to holders of any outstanding shares of preferred stock.

Conversion.  Our Class A common stock will not be convertible into any other shares of our capital stock. Any holder of Class B common stock may at any time convert his or her shares into shares of Class A common stock on a share-for-share basis. The shares of Class B common stock will be automatically converted into shares of Class A common stock on a share-for-share basis:

•	when the aggregate number of shares of our Class B common stock is less than 20% of the aggregate number of shares of our Class A common stock and Class B common stock then outstanding; or

•	upon any transfer, whether or not for value, except for transfers to the holder’s spouse, certain of the holder’s relatives, the trustees of certain trusts established for their benefit, corporations and partnerships wholly-owned by the holders and their relatives, the holder’s estate and other holders of Class B common stock.

The Class B common stock will not be listed on the NASDAQ Stock Market or any other exchange. Therefore, no trading market is expected to develop in the Class B common stock.

Once converted into Class A common stock, the Class B common stock cannot be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

Other than in connection with dividends and distributions, subdivisions or combinations, or certain other circumstances, we are not authorized to issue additional shares of Class B common stock.

Preemptive or Similar Rights.  Class A and Class B common stock will not have any preemptive rights.

Fully Paid and Non-Assessable.  All the outstanding shares of Class A common stock and Class B common stock and the shares of Class A common stock offered by us in this offering will be fully paid and non-assessable.

Preferred Stock

Our Board is authorized, without approval of the holders of Class A common stock or Class B common stock, to provide for the issuance of preferred stock from time to time in one or more series in such number and with such designations, preferences, powers and other special rights as may be stated in the resolution or resolutions providing for such preferred stock. Our Board may cause us to issue preferred stock with voting, conversion and other rights that could adversely affect the holders of Class A common stock or Class B common stock or make it more difficult to effect a change in control.

In connection with the First Western acquisition in January 2008, our Board authorized the issuance of 6.75% Series A noncumulative redeemable preferred stock, which ranks senior to our Class A common stock and Class B common stock with respect to dividend and liquidation rights. The Series A Preferred Stock has no voting rights. Holders of the Series A Preferred Stock are entitled to receive, when and if declared by the Board, noncumulative cash dividends at an annual rate of $675 per share (based on a 360 day year). In the event dividends are not paid for three consecutive quarters, the Series A Preferred Stock holders are entitled to elect two members to our Board. The Series A Preferred Stock is subject to indemnification obligations and set- off rights pursuant to the purchase agreement entered into at the time of the First Western acquisition. We may, at our option, redeem all or any part of the outstanding Series A Preferred Stock at any time after January 10, 2013, subject to certain conditions, at a price of $10,000 per share plus accrued but unpaid dividends at the date fixed for redemption. The Series A Preferred Stock may be redeemed prior to January 10, 2013 only in the event we are entitled to exercise our set-off rights pursuant to the First Western purchase agreement.

After January 10, 2018, the Series A Preferred Stock may be converted, at the option of the holder, into shares of our Class A common stock at a ratio of           shares of Class A common stock for every one share of Series A Preferred Stock. Prior to conversion of the Series A Preferred Stock, holders are required to enter into shareholder agreements that contain transfer restrictions with respect to our Class A common stock.

Anti-Takeover Considerations and Special Provisions of our Articles, Bylaws and Montana Law

Articles and Bylaws.  The Montana Business Corporation Act, or the Montana Act, authorizes a corporation’s board of directors to make various changes of an administrative nature to its articles of incorporation. Other amendments to a corporation’s articles of incorporation must be recommended to the stockholders by the Board, unless the Board determines that because of a conflict of interest or other special circumstances it should make no recommendation, and must be approved by (1) a majority of all votes entitled to be cast by any voting group, with respect to an amendment that would create dissenters’ rights and (2) the number of votes required under the Montana Act by every other voting group entitled to vote on the amendment. Pursuant to the Montana Act, an amendment to our articles of incorporation that changes a quorum or voting requirement must meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the requirements then in effect or proposed, whichever is greater.

A number of provisions of our articles and bylaws concern matters of corporate governance and the rights of our stockholders. Certain of these provisions may have an anti-takeover effect by discouraging takeover attempts not first approved by our Board, including takeovers which may be considered by some of our stockholders to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. Such provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be viewed by our stockholders as beneficial to their interests. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be viewed by our stockholders as beneficial to their interests and could potentially depress the market price of our common stock. Our Board believes that these provisions are appropriate to protect our interests and the interests of our stockholders.

Preferred Stock.  Our Board may from time to time authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our charter and limitations prescribed by law and the rules of the NASDAQ Stock Market, if applicable, the Board is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series and provide or change the voting powers, designations, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation, dissolution and winding-up preferences, in each case without any action or vote by our stockholders.

One of the effects of undesignated preferred stock may be to enable our Board to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our Class A and Class B common stockholders by, among other things:

•	restricting dividends on either or both classes of common stock;

•	diluting the voting power of either or both classes of common stock;

•	impairing the liquidation rights of either or both classes of common stock;

•	delaying or preventing a change in control without further action by the stockholders; or

•	decreasing the market price of either or both classes of common stock.

Meetings of Stockholders.  Our bylaws provide that annual meetings of our stockholders shall be held at such time as is determined by the Board for the purpose of electing directors and for the transaction of any other business as may come before the meeting. Special meetings of stockholders may be called by (1) the Board, (2) the Chairman of the Board, (3) the CEO, or (4) a holder, or a group of holders, of common stock holding more than 20% of the total voting power of the outstanding shares of Class A common stock and Class B common stock voting together as a single class.

Advance Notice Provisions.  Our bylaws provide that nominations for directors may not be made by stockholders at any special meeting thereof unless the stockholder intending to make a nomination notifies us of its intention a specified number of days in advance of the meeting and furnishes to us certain information regarding itself and the intended nominee. Our bylaws also require a stockholder to provide written demand to the secretary and must describe the purpose for which the special meeting is to be held. Only business within the purposes described in the notice of the meeting may be conducted at a special meeting. These provisions could delay stockholder actions that are favored by the holders of a majority of our outstanding stock until the next stockholders’ meeting. Regardless of whether the meeting is a an annual or special meeting of the stockholders, notice must be given if the purpose of the meeting is for the stockholders to consider (1) a proposed amendment to or restatement of the articles of incorporation; (2) a plan of merger or share exchange; (3) the sale, lease, exchange, or other disposition of all, or substantially all, of the property of the company not in the usual or regular course of business; (4) the dissolution of the Company; or (5) the removal of a director.

Filling of Board Vacancies; Removal.  Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by the stockholders may be filled by the stockholders. If the stockholders fail or are unable to fill the vacancy, then and until the stockholders act, the Board may fill the vacancy or if directors remaining in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of all directors remaining in office. Each such director will hold office until the next election of directors and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal. Stockholders may remove one or more directors at a meeting of stockholders if the notice of meeting states that a purpose of the meeting is the removal of one or more directors. Any director or the entire Board may only be removed, with or without cause, by a vote of holders of a majority of the shares entitled to vote at an election of directors.

Amendment of the Bylaws.  Our bylaws provide that, except as otherwise provided by law, the articles or by specific provisions of the bylaws, the bylaws may be amended, supplemented or repealed by the Board. The bylaws may be amended, supplemented or repealed by our Board or our stockholders at any annual or regular meeting, or at any special meeting if notice of the amendment, supplementation or repeal or is given in the notice of the meeting.

Change in Control.  Our articles provide for certain voting thresholds needed to consummate a change in control transaction. Accordingly, we will not be able to consummate a change in control transaction without obtaining the greater of (1) a majority of the voting power of the issued and outstanding shares of capital stock then entitled to vote on such transaction, voting together as a single class, or (2) 66 2/3% of the voting power of the shares of capital stock present in person or represented by proxy at a shareholder meeting called to consider such transaction and entitled to vote thereon.

Montana Law.  The Montana Act does not contain any anti-takeover provisions imposing specific requirements or restrictions on transactions between a corporation and significant stockholders.

Dual Class Structure

As discussed above, our Class B common stock will be entitled to five votes per share, while our Class A common stock will be entitled to one vote per share. Our Class A common stock is the class of stock we are proposing to sell in our initial public offering and will be the only class of our stock that is publicly traded. Following this offering, members of the Scott family will beneficially own, in the aggregate, approximately     % of our outstanding shares of Class B common stock, representing approximately     % of the outstanding shares of our common stock and approximately     % of the total voting power of our outstanding common stock. As a result, the Scott family will be able to exert a significant degree of influence or actual control over our management and affairs and over matters requiring stockholder approval, including the election of directors, a merger, consolidation or sale of all or substantially all of our assets and any other significant transaction. Because of our dual class ownership structure, the Scott family will continue to exert a significant degree of influence or actual control over matters requiring stockholder approval, even if they own less than 50% of the outstanding shares of our common stock. This concentrated control will limit your ability to influence corporate matters and the interests of the Scott family may not always coincide with our interests or your interests. As a result, we may take actions that you do not believe to be in our interests or your interests that could depress our stock price.

Limitation on Liability and Indemnification of Officers and Directors

The Montana Act provides that a corporation may indemnify its directors and officers. In general, the Montana Act provides that a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as a director or officer, unless limited by the articles of incorporation. Pursuant to the Montana Act, a corporation may indemnify a director or officer, if it is determined that the director engaged in good faith and meets certain standards of conduct. A corporation may not indemnify a director or officer under the Montana Act when a director is adjudged liable to the corporation, or when such person is adjudged liable on the basis that personal benefit was improperly received. The Montana Act also permits a director or officer of a corporation, who is a party to a proceeding, to apply to the courts for indemnification or advancement of expenses, unless the articles of incorporation provide otherwise and the court may order indemnification or advancement of expenses under certain circumstances.

Our bylaws provide for the indemnification of directors and officers, including (1) the mandatory indemnification of a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding, (2) the permissible indemnification of directors and officers if a determination to indemnify such person has been made as prescribed by the Montana Act and (3) for the reimbursement of reasonable expenses incurred by a director or officer who is party to a proceeding in advance of final disposition of the proceeding, if the determination to indemnify has been made pursuant to the Montana Act. We have also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors may, in such capacities, incur. The Montana Act provides that a corporation may purchase and maintain insurance on behalf of director or officer of the corporation against liability asserted or incurred against such director or officer, while serving at the request of the corporation in such capacity, or arising from the individual’s status as a director or officer, whether or not the corporation would have power to indemnify the individual against the same liability under the Montana Act.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock and Class B common stock is            .

Listing

We intend to apply to list our Class A common stock on the NASDAQ Stock Market under the symbol “FIBK”.

SHARES ELIGIBLE FOR FUTURE SALE

Market Information

Prior to this offering, there has been no established public trading market or publicly available quotations for our common stock. Upon completion of this offering,          shares of our common stock will be outstanding, or          shares of common stock if the underwriters’ option if exercised in full. Additionally, upon completion of the offering, there will be           shares of our common stock issuable upon exercise of outstanding stock options. Of these shares, the          shares of Class A common stock sold in this offering, or           shares of Class A common stock if the underwriters’ option is exercised in full, will be freely tradable without restriction under the Securities Act, except for any shares purchased by one of our “affiliates” as defined in Rule 144 under the Securities Act.

Rule 144

Pursuant to Rule 144 promulgated under the Securities Act, all shares held by non-affiliates that have been issued and outstanding for more than six months are eligible for resale (and shares held by affiliates are eligible for resale up to the volume limitation for each affiliated holder). Future sales of large numbers of shares into a limited trading market or the concerns that those sales may occur could cause the trading price of our Class A common stock to decrease or to be lower than it might otherwise be. Upon consummation of the offering and subject where applicable to the volume limitation of Rule 144, up to approximately           shares of our common stock could be sold pursuant to Rule 144 immediately following this offering and approximately      shares of our common stock could be sold upon the expiration of the 180-day lock-up period described below.

Registration Statements

We have filed registration statements on Form S-8 registering the issuance of shares of our common stock issuable upon the exercise of outstanding options and options that may be issued in the future under our stock plans. Shares covered by these registration statements will be available for sale immediately upon issuance, subject to the lock-up arrangements described below.

Lock-up Arrangements

In connection with this offering, we, our directors, our executive officers, certain of our shareholders and the selling stockholders have each agreed to enter into lock-up agreements that restrict the sale of our common stock for a period of 180 days after the date of this prospectus, subject to an extension in certain circumstances. Barclays Capital Inc., in its sole discretion, may release any of the shares of our common stock subject to these lock-up agreements at any time without notice. See “Underwriting.”

MATERIAL U.S. FEDERAL TAX CONSEQUENCES
TO NON-U.S. STOCKHOLDERS

The following is a general summary of the material U.S. federal income and estate tax considerations with respect to your acquisition, ownership and disposition of Class A common stock if you purchase our Class A common stock in this offering, hold our Class A common stock as a capital asset and are a beneficial owner of shares other than:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in, or under the laws of, the United States or any political subdivision of the United States;

•	a partnership (or other entity treated as a partnership for U.S. federal income tax purposes);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a trust that has a valid election in place to be treated as a U.S. person.

This summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under U.S. income tax laws (such as a “controlled foreign corporation,” “passive foreign investment company,” company that accumulates earnings to avoid U.S. federal income tax, foreign tax-exempt organization, tax-qualified retirement plan, bank or other financial institution, broker or dealer in securities, insurance company, regulated investment company, real estate investment trust, financial asset securitization investment trust, trader in securities that elects to use a mark-to-market method of accounting for his, her or its securities holdings, person who holds Class A common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, or former U.S. citizen or resident). This summary does not discuss any aspect of U.S. federal alternative minimum tax, state, local or non-U.S. taxation. This summary is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (“Code”), Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service (“IRS”) and all other applicable authorities as of the date hereof, all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the IRS or opinion of counsel with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS will not take a position contrary to such statements or that any such contrary position taken by the IRS would not be sustained.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisor.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL AND/OR TAX ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR CLASS A COMMON STOCK. WE URGE PROSPECTIVE PURCHASERS TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME LAWS TO THEIR PARTICULAR SITUATION AS WELL AS ANY OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF CLASS A COMMON STOCK UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Dividends

In general, any distributions we make to you with respect to your shares of Class A common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent it is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of Class A common stock (but not below zero) and, to the extent it exceeds your basis, as gain realized on the sale or other disposition of the Class A common stock and will be treated as described under the section titled “—Sale or Other Disposition of Class A Common Stock” below.

A lower withholding rate may be available under an applicable income tax treaty. To receive the benefit of a reduced treaty rate, you must provide to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying, under penalties of perjury, that you qualify for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and may be required to be updated periodically. If you do not timely provide us or our paying agent with the required certification, but you qualify for a reduced treaty rate, you may obtain a refund of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment maintained by you) generally will not be subject to U.S. withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Dividends that are effectively connected with your conduct of a trade or business but that under an applicable income tax treaty are not attributable to a U.S. permanent establishment maintained by you may be eligible for a reduced rate of U.S. withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

Sale or Other Disposition of Class A Common Stock

You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of Class A common stock unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain);

•	you are an individual, you are present in the United States for 183 days or more in the taxable year of disposition, you meet other conditions and you are not eligible for relief under an applicable income tax treaty; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes (which we believe we are not and have never been and do not anticipate we will become) and, in the event that our Class A common stock is regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs, you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition or your holding period for your shares of Class A common stock, more than 5% of our Class A common stock.

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, gain that is effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from U.S. tax or subject to lower rates of U.S. tax under the treaty. If you are described in the second bullet point above, you generally will be subject to U.S. tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain realized, although the gain may be offset by some U.S. source capital losses realized during the same taxable year, provided that you timely file U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of Class A common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those distributions and amounts withheld available to the tax authorities in the country in which you reside or are established pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

Under certain circumstances, the United States imposes backup withholding on dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding on dividends you receive on your shares of Class A common stock if you provide proper certification of your status as a non-U.S. person or you are a corporation or one of several types of entities and organizations that qualify for exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of Class A common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if you sell your shares of Class A common stock through the U.S. office of a broker, the broker will be required to report the amount of proceeds paid to you to the IRS and also perform backup withholding on that amount unless you provide appropriate certification to the broker of your status as a non-U.S. person or you are an exempt recipient. Information reporting will also apply if you sell your shares of Class A common stock through a U.S. broker or a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documenting evidence in its records that you are a non-U.S. person and certain other conditions are met or you are an exempt recipient.

The IRS will refund to you or credit against your U.S. federal income tax liability, if any, any amounts withheld with respect to your shares of Class A common stock under the backup withholding rules if the required information is furnished in a timely manner.

Recently proposed legislation (which was passed by the House of Representatives) would generally impose, effective for payments made after December 31, 2012, a withholding tax of 30% on dividends from and the gross proceeds of a disposition of, our Class A common stock paid to certain foreign entities unless various information reporting requirements are satisfied. There can be no assurance as to whether or not this or other similar proposed legislation will be enacted and, if it is enacted, what form it will take or when it will be effective. Non-U.S. stockholders are encouraged to consult their own tax advisors regarding the possible implications of this and other proposed legislation on their investment in our Class A common stock.

Estate Tax

Class A common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

CERTAIN ERISA CONSIDERATIONS

Our Class A common stock may be acquired and held by an employee benefit plan subject to Title I of ERISA, or by an individual retirement account or other plan subject to Section 4975 of the Code. A fiduciary of an employee benefit plan subject to ERISA must determine that the purchase and holding of our Class A common stock is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, must also determine that its purchase and holding of our Class A common stock does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or any applicable similar law. Each holder of our Class A common stock who is subject to Section 406 of ERISA, Section 4975 of the Code or any similar law, whom we refer to as a Plan Investor, will be deemed to have represented by its acquisition and holding of our Class A common stock that its acquisition and holding of our Class A common stock does not constitute or give rise to a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any applicable similar law. The sale of any Class A common stock to any Plan Investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan Investors generally or any particular Plan Investor, or that such an investment is appropriate for Plan Investors generally or any particular Plan Investor.

UNDERWRITING

Barclays Capital Inc. is acting as representative of the underwriters. Barclays Capital Inc. is the sole book-running manager of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us and the selling shareholders the respective number of Class A common stock shown opposite its name below:

Number of
Underwriters	Shares

Barclays Capital Inc.
D.A. Davidson & Co.
Keefe, Bruyette & Woods, Inc.
Sandler O’Neill & Partners, L.P.

Total

The underwriting agreement provides that the underwriters’ obligation to purchase shares of Class A common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of Class A common stock offered hereby (other than those shares of Class A common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us and the selling stockholders to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we and the selling stockholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us and the selling stockholders for the shares.

	No Exercise	Full Exercise

Per share
Total

The representatives of the underwriters have advised us that the underwriters propose to offer the shares of Class A common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $      per share. After the offering, the representatives may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The expenses of the offering that are payable by us and the selling stockholders are estimated to be $      (excluding underwriting discounts and commissions). We have agreed to pay expenses incurred by the selling stockholders in connection with the offering, other than the underwriting discounts and commission.

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of           shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than           shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

We, our directors, our executive officers, certain of our shareholders and the selling stockholders have agreed that, without the prior written consent of Barclays Capital Inc., we will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the Securities and Exchange Commission and shares of common stock that may be issued upon exercise of any options) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities or (4) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of a material event, unless such extension is waived in writing by Barclays Capital Inc.

Barclays Capital Inc., in its sole discretion, may release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release our common stock and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of our common stock and other securities for which the release is being requested and market conditions at the time.

Offering Price Determination

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of our Class A common stock, the representatives will consider:

•	the history and prospects for the industry in which we compete;

•	our financial information;

•	the ability of our management and our business potential and earning prospects;

•	the prevailing securities markets at the time of this offering; and

•	the recent market prices of and the demand for, publicly traded shares of generally comparable companies.

Indemnification

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our Class A common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of our Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when our Class A common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Stock Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

NASDAQ Stock Market

We intend to apply to list our Class A common stock on the NASDAQ Stock Market under the symbol “FIBK.”

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

Stamp Taxes

If you purchase shares of Class A common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

Certain of the underwriters and/or their affiliates have engaged and may in the future engage, in commercial and investment banking transactions with us in the ordinary course of their business. They have received and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions.

Selling Restrictions

Public Offer Selling Restrictions Under the Prospectus Directive

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We and the selling stockholders have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us, the selling stockholders or the underwriters.

Selling Restrictions Addressing Additional United Kingdom Securities Laws

This prospectus is only being distributed to and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Switzerland Selling Restrictions

This document, la well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Brazil Selling Restrictions

The securities are offered through a private placement and have not and will not be submitted to the Comissao de Valores Mobiliaros for approval. Documents relating to such offerings, as well as the information contained herein may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

LEGAL MATTERS

Certain legal matters with respect to the legality of the issuance of the shares of Class A common stock offered by us and the selling stockholders through this prospectus will be passed upon for us and the selling stockholders by Holland & Hart LLP, Salt Lake City, Utah. The underwriters are being represented by Simpson Thacher & Bartlett LLP, New York, New York, in connection with the offering.

EXPERTS

McGladrey & Pullen, LLP, an independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on McGladrey & Pullen, LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our Class A common stock we propose to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and our Class A common stock that we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed as an exhibit to the registration statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet on our website at www.firstinterstatebank.com. Information on our web site is not part of this prospectus.

You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC. The address of the site is www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST INTERSTATE BANCSYSTEM, INC.

Consolidated Financial Statements
December 31, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
First Interstate BancSystem, Inc.

We have audited the accompanying consolidated balance sheets of First Interstate BancSystem, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Interstate BancSystem, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management’s assessment of the effectiveness of First Interstate BancSystem’s internal control over financial reporting as of December 31, 2008 included in Managements’ Report on Internal Control Over Financial Reporting and, accordingly, we do not express an opinion thereon.

/s/ MCGLADREY & PULLEN, LLP

Des Moines, Iowa
March 23, 2009

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31,	2008	2007
	(In thousands, except share data)

Assets
Cash and due from banks	$205,070	$181,743
Federal funds sold	107,502	60,635
Interest bearing deposits in banks	1,458	6,868

Total cash and cash equivalents	314,030	249,246

Investment securities:
Available-for-sale	961,914	1,014,280
Held-to-maturity (estimated fair values of $109,809 and $114,613 at December 31, 2008 and 2007, respectively)	110,362	114,377

Total investment securities	1,072,276	1,128,657

Loans	4,772,813	3,558,980
Less allowance for loan losses	87,316	52,355

Net loans	4,685,497	3,506,625

Premises and equipment, net	177,799	124,041
Accrued interest receivable	38,694	32,215
Company owned life insurance	69,515	67,076
Mortgage servicing rights, net of accumulated amortization and impairment reserve	11,002	21,715
Goodwill	183,673	37,380
Core deposit intangibles, net of accumulated amortization	12,682	257
Net deferred tax asset	7,401	6,741
Other assets	55,778	42,844

Total assets	$6,628,347	$5,216,797

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$985,155	$836,753
Interest bearing	4,189,104	3,162,648

Total deposits	5,174,259	3,999,401

Federal funds purchased	30,625	—
Securities sold under repurchase agreements	525,501	604,762
Accrued interest payable	20,531	21,104
Accounts payable and accrued expenses	51,290	30,117
Other borrowed funds	79,216	8,730
Long-term debt	84,148	5,145
Subordinated debentures held by subsidiary trusts	123,715	103,095

Total liabilities	6,089,285	4,772,354

Stockholders’ equity:
Nonvoting noncumulative preferred stock without par value; authorized 100,000 shares; issued and outstanding 5,000 as of December 31, 2008 and no shares issued and outstanding as of December 31, 2007	50,000	—
Common stock without par value; authorized 20,000,000 shares; issued and outstanding 7,887,519 shares and 8,006,041 shares as of December 31, 2008 and 2007, respectively	117,613	29,773
Retained earnings	362,477	416,425
Accumulated other comprehensive income (loss), net	8,972	(1,755)

Total stockholders’ equity	539,062	444,443

Total liabilities and stockholders’ equity	$6,628,347	$5,216,797

See accompanying notes to consolidated financial statements.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Consolidated Statements of Income

Year Ended December 31,	2008	2007	2006
	(In thousands, except per share data)

Interest income:
Interest and fees on loans	$305,152	$272,482	$245,435
Interest and dividends on investment securities:
Taxable	43,583	42,660	40,991
Exempt from federal taxes	5,913	4,686	4,441
Interest on deposits in banks	191	1,307	360
Interest on federal funds sold	1,080	4,422	2,196

Total interest income	355,919	325,557	293,423

Interest expense:
Interest on deposits	96,863	99,549	73,267
Interest on federal funds purchased	1,389	267	1,649
Interest on securities sold under repurchase agreements	7,694	21,212	25,278
Interest on other borrowed funds	1,741	161	709
Interest on long-term debt	4,578	467	1,576
Interest on subordinated debentures held by subsidiary trusts	8,277	4,298	3,481

Total interest expense	120,542	125,954	105,960

Net interest income	235,377	199,603	187,463
Provision for loan losses	33,356	7,750	7,761

Net interest income after provision for loan losses	202,021	191,853	179,702

Non-interest income:
Other service charges, commissions and fees	28,193	24,221	21,906
Service charges on deposit accounts	20,712	17,787	17,581
Technology services revenues	17,699	19,080	15,845
Wealth managment revenues	12,352	11,734	11,176
Income from the origination and sale of loans	12,290	11,245	9,611
Investment securities gains (losses), net	101	59	(722)
Gain on sale of equity method investee	—	—	19,801
Gain on sale of nonbank subsidiary	27,096	—	—
Other income	9,939	8,322	6,921

Total non-interest income	128,382	92,448	102,119

Non-interest expense:
Salaries, wages and employee benefits	114,024	98,134	88,889
Furniture and equipment	18,880	16,229	16,333
Occupancy, net	16,361	14,741	13,300
Mortgage servicing rights impairment expense	10,940	1,702	1,694
Mortgage servicing rights amortization	5,918	4,441	4,024
FDIC insurance premiums	2,912	444	435
Core deposit intangible amortization	2,503	174	772
Other expenses	50,788	43,002	39,266

Total non-interest expense	222,326	178,867	164,713

Income before income tax expense	108,077	105,434	117,108
Income tax expense	37,429	36,793	41,499

Net income	70,648	68,641	75,609
Preferred stock dividends	3,347	—	—

Net income available to common shareholders	$67,301	$68,641	$75,609

Basic earnings per common share	$8.55	$8.45	$9.32
Diluted earnings per common share	8.38	8.25	9.11

See accompanying notes to consolidated financial statements.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

				Unearned	Accumulated
				Compensation	Other	Total
	Preferred	Common	Retained	Restricted	Comprehensive	Stockholders’
	Stock	Stock	Earnings	Stock	Income (Loss)	Equity
	(In thousands, except share and per share data)

Balance at December 31, 2005	$—	$43,569	$314,843	$(330)	$(8,235)	$349,847
Comprehensive income:
Net income	—	—	75,609	—	—	75,609
Unrealized gains on available-for-sale investment securities, net of income tax expense of $421	—	—	—	—	648	648
Less reclassification adjustment for losses included in net income, net of income tax benefit of $290	—	—	—	—	446	446

Other comprehensive income						1,094

Total comprehensive income	—					76,703

Common stock transactions:
128,305 common shares retired		(9,593)	—	—	—	(9,593)
76,140 common shares issued	—	5,829	—	—	—	5,829
1,000 restricted shares issued		—	—	—	—	—
97,020 stock options exercised, net of 32,467 shares tendered in payment of option price and income tax withholding amounts		3,306	—	—	—	3,306
Tax benefit of stock options	—	1,368	—	—	—	1,368
Stock-based compensation expense		1,328	—	—	—	1,328
Reclassification of unearned compensation upon adoption of SFAS No. 123(revised)	—	(330)	—	330	—	—
Cash dividends declared:
Common ($2.27 per share)	—	—	(18,413)	—	—	(18,413)

Balance at December 31, 2006	—	45,477	372,039	—	(7,141)	410,375
Comprehensive income:
Net income	—	—	68,641	—	—	68,641
Unrealized gains on available-for-sale investment securities, net of income tax expense of $3,759	—	—	—	—	5,696	5,696
Less reclassification adjustment for gains included in net income, net of income tax expense of $23	—	—	—	—	(36)	(36)

Other comprehensive income	—					5,660

Total comprehensive income	—					74,301

Adjustment to initially apply SFAS No. 158, net of income tax benefit of $164	—	—	—	—	(274)	(274)
Common stock transactions:
294,760 common shares retired	—	(25,887)	—	—	—	(25,887)
17,248 common shares issued	—	1,497	—	—	—	1,497

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income—(Continued)

				Unearned	Accumulated
				Compensation	Other	Total
	Preferred	Common	Retained	Restricted	Comprehensive	Stockholders’
	Stock	Stock	Earnings	Stock	Income (Loss)	Equity
	(In thousands, except share and per share data)

138,765 stock options exercised, net of 21,309 shares tendered in payment of option price and income tax withholding amounts	$—	$5,074	$—	$—	$—	$5,074
Tax benefit of stock-based compensation	—	2,519	—	—	—	2,519
Stock-based compensation expense	—	1,093	—	—	—	1,093
Cash dividends declared:
Common ($2.97 per share)	—	—	(24,255)	—	—	(24,255)

Balance at December 31, 2007	—	29,773	416,425	—	(1,755)	444,443
Cumulative effect of adoption of new accounting principle (see Note 26)	—	—	(633)	—	—	(633)
Comprehensive income:
Net income	—	—	70,648	—	—	70,648
Post-retirement liability adjustment, net of income tax benefit of $5	—	—	—	—	(8)	(8)
Unrealized gains on available-for-sale investment securities, net of income tax expense of $7,003	—	—	—	—	10,796	10,796
Less reclassification adjustment for gains included in net income, net of income tax expense of $40	—	—	—	—	(61)	(61)

Other comprehensive income				—		10,727

Total comprehensive income				—		81,375

Preferred stock transactions:
5,000 preferred shares issued	50,000	—	—	—	—	50,000
Preferred stock issuance costs		—	(38)	—		(38)
Common stock transactions:
333,393 common shares retired	—	(27,912)	—	—	—	(27,912)
154,288 common shares issued	—	11,884	—	—	—	11,884
60,583 stock options exercised, net of 32,510 shares tendered in payment of option price and income tax withholding amounts	—	1,779	—	—	—	1,779
Tax benefit of stock-based compensation	—	1,178	—	—	—	1,178
Stock-based compensation expense	—	911	—	—	—	911
Transfer from retained earnings to common stock	—	100,000	(100,000)	—	—	—
Cash dividends declared:
Common ($2.60 per share)	—	—	(20,578)		—	(20,578)
Preferred (6.75% per share)	—	—	(3,347)		—	(3,347)

Balance at December 31, 2008	$50,000	$117,613	$362,477	$—	$8,972	$539,062

See accompanying notes to consolidated financial statements.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Year Ended December 31,	2008	2007	2006
	(In thousands)

Cash flows from operating activities:
Net income	$70,648	$68,641	$75,609
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Cumulative effect of change in accounting principle	(633)	—	—
Equity in undistributed earnings of joint ventures	(92)	(243)	176
Provisions for loan losses	33,356	7,750	7,761
Depreciation	15,089	14,145	13,327
Amortization of core deposit intangibles	2,503	174	772
Amortization of mortgage servicing rights	5,918	4,441	4,024
Net premium amortization (discount accretion) on investment securities	728	(2,393)	(7,825)
Net loss (gain) on disposal of investment securities	(101)	(59)	722
Other than temporary impairment on investment securitites	1,286	—	—
Net loss (gain) on sale of other real estate owned	56	(133)	(12)
Gain on sale of mortgage servicing rights	—	(996)	—
Gain on sale of investment in unconsolidated equity method joint venture	—	—	(19,801)
Gain on sale of nonbank subsidiary	(27,096)
Loss on disposal of premises and equipment	111	286	19
Write-down of other real estate pending sale or disposal	34	164	72
Net increase in valuation reserve for mortgage servicing rights	10,940	1,702	1,694
Deferred income taxes	(7,552)	(2,180)	(5,723)
Increase in cash surrender value of company-owned life insurance	(2,439)	(2,371)	(2,158)
Stock-based compensation expense	911	1,093	1,328
Excess tax benefits from stock-based compensation	(1,140)	(2,508)	(1,344)
Changes in operating assets and liabilities:
Increase in loans held for sale	(20,996)	(720)	(6,293)
Decrease (increase) in accrued interest receivable	1,502	(1,302)	(4,811)
Decrease (increase) in other assets	(8,284)	4,758	(10,634)
Increase (decrease) in accrued interest payable	(3,207)	2,232	5,699
Increase (decrease) in accounts payable and accrued expenses	11,937	(3,185)	9,566

Net cash provided by operating activities	83,479	89,296	62,168

Cash flows from investing activities:
Purchases of investment securities:
Held-to-maturity	(16,831)	(17,995)	(19,589)
Available-for-sale	(341,587)	(1,936,961)	(4,644,632)
Proceeds from maturities, paydowns and calls of investment securities:
Held-to-maturity	20,684	15,300	10,899
Available-for-sale	505,862	1,947,408	4,507,790
Proceeds from disposals of available-for-sale investment securities	8	—	49,774
Net decrease (increase) in cash equivalent mutual funds classified as available-for-sale investment securities	—	37	(31)

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows—(Continued)

Year Ended December 31,	2008	2007	2006
	(In thousands)

Purchases and originations of mortgage servicing rights	$(6,145)	$(6,821)	$(6,246)
Proceeds from sale of mortgage servicing rights	—	2,603	—
Extensions of credit to customers, net of repayments	(492,297)	(254,240)	(275,801)
Recoveries of loans charged-off	1,837	2,361	2,451
Proceeds from sales of other real estate owned	623	705	850
Disposition of banking offices, net of cash and cash equivalents sold	—	—	(2,540)
Proceeds from sale of unconsolidated equity method joint venture	—	—	19,853
Proceeds from sale of nonbank subsidiary, net of cash payments	40,766	—	—
Capital expenditures, net of sales	(32,852)	(17,957)	(13,109)
Capital contributions to unconsolidated subsidiaries and joint ventures	(620)	(1,857)	—
Acquisition of banks and data services company, net of cash and cash equivalents received	(135,706)	—	—

Net cash used in investing activities	(456,258)	(267,417)	(370,331)

Cash flows from financing activities:
Net increase in deposits	362,931	290,890	163,991
Net increase (decrease) in federal funds purchased and repurchase agreements	(53,668)	(126,786)	211,330
Net increase (decrease) in other borrowed funds	69,857	3,036	(1,801)
Borrowings of long-term debt	113,500	—	4,100
Repayment of long-term debt	(38,107)	(16,456)	(37,153)
Net decrease (increase) in debt issuance costs	(497)	98	37
Proceeds from issuance of subordinated debentures held by subsidiary trusts	20,620	61,857	—
Preferred stock issuance costs	(38)	—	—
Proceeds from issuance of common stock	13,662	6,571	9,135
Excess tax benefits from stock-based compensation	1,140	2,508	1,344
Purchase and retirement of common stock	(27,912)	(25,887)	(9,593)
Dividends paid to common stockholders	(20,578)	(24,255)	(18,413)
Dividends paid to preferred stockholders	(3,347)	—	—

Net cash provided by financing activities	437,563	171,576	322,977

Net increase (decrease) in cash and cash equivalents	521,042	260,872	385,145
Cash and cash equivalents at beginning of year	249,246	255,791	240,977

Cash and cash equivalents at end of year	$770,288	$516,663	$626,122

Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	$35,376	$45,233	$42,984
Cash paid during the year for interest expense	121,115	123,722	100,273

See accompanying notes to consolidated financial statements.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business.  First Interstate BancSystem, Inc. (the “Parent Company” and collectively with its subsidiaries, the “Company”) is a financial and bank holding company that, through the branch offices of its bank subsidiaries, provides a full range of banking services to individuals, businesses, municipalities and other entities throughout Montana, Wyoming and South Dakota. In addition to its primary emphasis on commercial and consumer banking services, the Company also offers trust, employee benefit, investment and insurance services through its bank subsidiaries. The Company is subject to competition from other financial institutions and nonbank financial companies, and is also subject to the regulations of various government agencies and undergoes periodic examinations by those regulatory authorities.

Basis of Presentation.  The Company’s consolidated financial statements include the accounts of the Parent Company and its operating subsidiaries: First Interstate Bank (“FIB”); First Western Bank (“Wall”); The First Western Bank Sturgis (“Sturgis”); First Western Data, Inc. (“Data”); FI Reinsurance Ltd.; i_Tech Corporation (“i_Tech”); First Interstate Insurance Agency, Inc.; Commerce Financial, Inc.; FIB, LLC; and, FIBCT, LLC. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made in the consolidated financial statements for 2007 and 2006 to conform to the 2008 presentation.

Sale of Nonbank Subsidiary.  On December 31, 2008, the Company sold its technology services subsidiary, i_Tech, to Fiserv Solutions, Inc., a wholly-owned subsidiary of Fiserv Inc. Concurrent with the sale, the Company entered into a service agreement with Fiserv, Inc. to receive certain technology services previously provided by i_Tech. In accordance with Emerging Issues Task Force (“EITF”) Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations,” the assets, liabilities, and results of operations and cash flows of i_Tech have not been presented as discontinued operations in the accompanying consolidated financial statements due to the continuation of cash flows between the Company and i_Tech under the terms of the service agreement.

Equity Method Investments.  The Company has an investment in a joint venture that is not consolidated because the Company does not own a majority voting interest, control the operations or receive a majority of the losses or earnings of the joint venture. This joint venture is accounted for using the equity method of accounting whereby the Company initially records its investment at cost and then subsequently adjusts the cost for the Company’s proportionate share of distributions and earnings or losses of the joint venture.

Variable Interest Entities.  The Company’s wholly-owned business trusts, First Interstate Statutory Trust (“FIST”), FI Statutory Trust I (“Trust I”), FI Capital Trust II (“Trust II”), FI Statutory Trust III (“Trust III”), FI Capital Trust IV (“Trust IV”), FI Statutory Trust V (“Trust V”) and FI Statutory Trust VI (“Trust VI”) are variable interest entities for which the Company is not a primary beneficiary. Accordingly, the accounts of FIST, Trust I, Trust II, Trust III, Trust IV, Trust V and Trust VI are not included in the accompanying consolidated financial statements, and are instead accounted for using the equity method of accounting.

Assets Held in Fiduciary or Agency Capacity.  The Company holds certain trust assets in a fiduciary or agency capacity. The Company also purchases and sells federal funds as an agent. These and other assets held in an agency or fiduciary capacity are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements.

Use of Estimates.  The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan losses, the valuation of goodwill and mortgage servicing rights and the fair values of other financial instruments.

Cash and Cash Equivalents.  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold for one day periods and interest bearing deposits in banks with original maturities of less than three months.

To reduce service charges for check clearing services, the Company maintained compensating balances with the Federal Reserve Bank of approximately $65,000 and $30,000 as of December 31, 2008 and 2007, respectively.

Investment Securities.  Investments in debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and carried at amortized cost. Investments in debt securities that may be sold in response to or in anticipation of changes in interest rates and resulting prepayment risk, or other factors, and marketable equity securities are classified as available-for-sale and carried at fair value. The unrealized gains and losses on these securities are reported, net of applicable income taxes, as a separate component of stockholders’ equity and comprehensive income. Management determines the appropriate classification of securities at the time of purchase and at each reporting date management reassesses the appropriateness of the classification.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for accretion of discounts to maturity and amortization of premiums over the estimated average life of the security, or in the case of callable securities, through the first call date, using the effective yield method. Such amortization and accretion is included in interest income. Realized gains and losses are included in investment securities gains (losses). Declines in value judged to be other-than-temporary are included in other expenses. The cost of securities sold is based on the specific identification method.

The Company invests in securities on behalf of certain officers and directors of the Company who have elected to participate in the Company’s deferred compensation plans. These securities are included in other assets and are carried at their fair value based on quoted market prices. Net realized and unrealized holding gains and losses are included in other non-interest income.

Loans.  Loans are reported at the principal amount outstanding. Interest is calculated using the simple interest method on the daily balance of the principal amount outstanding.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal or when a loan becomes contractually past due by ninety days or more with respect to interest or principal, unless such past due loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, interest previously accrued but not collected is reversed against current period interest income. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Loans renegotiated in troubled debt restructurings are those loans on which concessions in terms have been granted because of a borrower’s financial difficulty.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

Loan origination fees, prepaid interest and certain direct origination costs are deferred, and the net amount is amortized as an adjustment of the related loan’s yield using a level yield method over the expected lives of the related loans. The amortization of deferred loan fees and costs and the accretion of unearned discounts on non-performing loans is discontinued during periods of nonperformance.

Included in loans are certain residential mortgage loans originated for sale. These loans are carried at the lower of aggregate cost or estimated market value. Market value is estimated based on binding contracts or quotes or bids from third party investors. Residential mortgages held for sale were $47,076 and $26,080 as of December 31, 2008 and 2007, respectively.

Gains and losses on sales of mortgage loans are determined using the specific identification method and are included in income from the origination and sale of loans. These gains and losses are adjusted to recognize the present value of future servicing fee income over the estimated lives of the related loans.

Allowance for Loan Losses.  The allowance for loan losses is established through a provision for loan losses which is charged to expense. Loans, or portions thereof, are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely or, with respect to consumer installment loans, according to an established delinquency schedule. The allowance balance is an amount that management believes will be adequate to absorb known and inherent losses in the loan portfolio based upon quarterly analyses of the size and current risk characteristics of the loan portfolio, an assessment of individual problem loans and actual loss experience, industry concentrations, current economic, political and regulatory factors and the estimated impact of current economic, political, regulatory and environmental conditions on historical loss rates.

A loan is considered impaired when, based upon current information and events, it is probable that the Company will be unable to collect, on a timely basis, all amounts due according to the contractual terms of the loan’s original agreement. The amount of the impairment is measured using cash flows discounted at the loan’s effective interest rate, except when it is determined that the primary source of repayment for the loan is the operation or liquidation of the underlying collateral. In such cases, the current value of the collateral, reduced by anticipated selling costs, is used to measure impairment. The Company considers impaired loans to be those non-consumer loans which are nonaccrual or have been renegotiated in a troubled debt restructuring. Interest income is recognized on impaired loans only to the extent that cash payments received exceed the principal balance outstanding.

Goodwill.  The excess purchase price over the fair value of net assets from acquisitions (“goodwill”) is evaluated for impairment at the reporting unit level at least annually, or on an interim basis if an event or circumstance indicates that it is more likely than not that an impairment loss has occurred. As of December 31, 2008 and 2007, all goodwill is attributable to the Company’s community banking operating segment. No impairment losses were recognized during 2008, 2007 or 2006.

Core Deposit Intangibles.  Core deposit intangibles represent the intangible value of depositor relationships resulting from deposit liabilities assumed and are amortized using an accelerated method based on the estimated weighted average useful lives of the related deposits of 9.5 years. Accumulated core deposit intangibles amortization was $14,238 as of December 31, 2008 and $11,735 as of December 31, 2007. Amortization expense related to core deposit intangibles recorded as of December 31, 2008 is expected to total $2,131, $1,748, $1,446, $1,421 and $1,417 in 2009, 2010, 2011, 2012 and 2013, respectively.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

Mortgage Servicing Rights.  The Company recognizes the rights to service mortgage loans for others, whether acquired or internally originated. Mortgage servicing rights are initially recorded at fair value based on comparable market quotes and are amortized in proportion to and over the period of estimated net servicing income. Mortgage servicing rights are evaluated quarterly for impairment by discounting the expected future cash flows, taking into consideration the estimated level of prepayments based on current industry expectations and the predominant risk characteristics of the underlying loans including loan type, note rate and loan term. Impairment adjustments, if any, are recorded through a valuation allowance.

Premises and Equipment.  Buildings, furniture and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed using straight-line methods over estimated useful lives of 5 to 50 years for buildings and improvements and 2.5 to 15 years for furniture and equipment. Leasehold improvements and assets acquired under capital lease are amortized over the shorter of their estimated useful lives or the terms of the related leases. Land is recorded at cost.

Company Owned Life Insurance.  Key executive life insurance policies are recorded at their cash surrender value. Group life insurance policies are subject to a stable value contract that offsets the impact of interest rate fluctuations on the market value of the policies. Group life insurance policies are recorded at the stabilized investment value. Increases in the cash surrender or stabilized investment value of insurance policies, as well as insurance proceeds received, are recorded as other non-interest income, and are not subject to income taxes.

Impairment of Long-Lived Assets.  Long-lived assets, including premises and equipment and certain identifiable intangibles, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The amount of the impairment loss, if any, is based on the asset’s fair value. No impairment losses were recognized during 2008, 2007 or 2006.

Other Real Estate Owned.  Real estate acquired in satisfaction of loans (“OREO”) is carried at the lower of the recorded investment in the property at the date of foreclosure or its current fair value less selling costs. OREO of $6,025 and $928 as of December 31, 2008 and 2007, respectively, is included in other assets.

Restricted Equity Securities.  Restricted equity securities of the Federal Reserve Bank and the Federal Home Loan Bank (“FHLB”) of $21,411 and $12,746 as of December 31, 2008 and 2007, respectively, are included in other assets at par value.

Income from Fiduciary Activities.  Consistent with industry practice, income for trust services is recognized on the basis of cash received. However, use of this method in lieu of accrual basis accounting does not materially affect reported earnings.

Income Taxes.  The Parent Company and its subsidiaries, other than FI Reinsurance Ltd., have elected to be included in a consolidated federal income tax return. For state income tax purposes, the combined taxable income of the Parent Company and its subsidiaries is apportioned among the states in which operations take place. Federal and state income taxes attributable to the subsidiaries, computed on a separate return basis, are paid to or received from the Parent Company.

The Company accounts for income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are determined based on enacted income tax rates which will be in effect when the differences between the financial statement carrying values and tax bases of existing assets and liabilities are expected to be reported in taxable income.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

Positions taken in the Company’s tax returns may be subject to challenge by the taxing authorities upon examination. Uncertain tax positions are initially recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are both initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with the tax authority, assuming full knowledge of the position and all relevant facts. The Company provides for interest and, in some cases, penalties on tax positions that may be challenged by the taxing authorities. Interest expense is recognized beginning in the first period that such interest would begin accruing. Penalties are recognized in the period that the Company claims the position in the tax return. Interest and penalties on income tax uncertainties are classified within income tax expense in the income statement. With few exceptions, the Company is no longer subject to U.S. federal and state examinations by tax authorities for years before 2005.

Earnings Per Common Share.  Basic earnings per common share is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per common share is calculated by dividing net income available to common shareholders by the weighted average number of common shares and potential common shares outstanding during the period.

Comprehensive Income.  Comprehensive income includes net income, as well as other changes in stockholders’ equity that result from transactions and economic events other than those with stockholders. In addition to net income, the Company’s comprehensive income includes the after tax effect of changes in unrealized gains and losses on available-for-sale investment securities and pension liability adjustments.

Segment Reporting.  An operating segment is defined as a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and evaluate performance. The Company has two operating segments, community banking and technology services. Community banking encompasses commercial and consumer banking services offered to individuals, businesses, municipalities and other entities. Technology services encompasses services provided through i_Tech to affiliated and non-affiliated customers including core application data processing, ATM and debt card processing, item proof and capture, wide area network services and system support. On December 31, 2008, the Company sold i_Tech and moved certain operational functions previously provided by i_Tech to FIB.

Advertising Costs.  Advertising costs are expensed as incurred. Advertising expense was $3,447, $2,892, and $2,728 in 2008, 2007 and 2006, respectively.

Transfers of Financial Assets.  Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company; the transferee obtains the right, free of conditions that constrain it from taking advantage of that right, to pledge or exchange the transferred assets; and, the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Technology Services Revenue Recognition.  Revenues from technology services are transaction-based and are recognized as transactions are processed or services are rendered.

Stock-Based Compensation.  The Company accounts for stock-based compensation in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised), “Share-Based Payment.” SFAS No. 123 (revised) requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

recognition of compensation expense over the requisite service period for awards expected to vest. Stock-based compensation expense of $911, $1,093 and $1,328 for the years ended December 31, 2008, 2007 and 2006, respectively, is included in salaries, wages and benefits expense in the Company’s consolidated statements of income. Related income tax benefits recognized for the years ended December 31, 2008, 2007 and 2006 were $348, $418 and $508, respectively.

Fair Value Measurements.  On January 1, 2008, the Company adopted the provisions of SFAS No. 157, “Fair Value Measurements,” for financial assets and liabilities. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. See Note 22—Fair Value Measurements.

In general, fair value measurements are based upon quoted market prices, where available. If quoted market prices are not available, fair value measurements are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and require some degree of judgment regarding interest rates, credit risk, prepayments and other factors. The use of different assumptions or estimation techniques may have a significant effect on the fair value amounts reported.

(2)	REGULATORY CAPITAL

The Company is subject to the regulatory capital requirements administered by federal banking regulators and the Federal Reserve. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Parent Company, like all bank holding companies, is not subject to the prompt corrective action provisions. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and tier 1 capital to risk-weighted assets, and of tier 1 capital to average assets, as defined in the regulations. As of December 31, 2008, the Company exceeded all capital adequacy requirements to which it is subject.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

The Company’s actual capital amounts and ratios and selected minimum regulatory thresholds as of December 31, 2008 and 2007 are presented in the following table:

	Actual		Adequately Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2008:
Total risk-based capital:
Consolidated	$554,418	10.5%	$422,952	8.0%	NA	NA
FIB	459,785	10.3	356,100	8.0	$445,125	10.0%
Wall	51,417	12.1	33,907	8.0	42,383	10.0
Sturgis	48,432	12.4	31,184	8.0	38,980	10.0
Tier 1 risk-based capital:
Consolidated	453,070	8.6	211,476	4.0	NA	NA
FIB	388,966	8.7	178,050	4.0	$267,075	6.0
Wall	46,062	10.9	16,953	4.0	25,460	6.0
Sturgis	43,529	11.2	15,592	4.0	23,388	6.0
Leverage capital ratio:
Consolidated	453,070	7.1	254,085	4.0	NA	NA
FIB	388,966	7.2	217,247	4.0	$271,559	5.0
Wall	46,062	9.7	19,093	4.0	23,867	5.0
Sturgis	43,529	9.8	17,781	4.0	22,226	5.0

	Actual		Adequately Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2007:
Total risk-based capital:
Consolidated	$557,278	13.6%	$326,755	8.0%	NA	NA
FIB	437,440	10.8	323,173	8.0	$403,966	10.0%
Tier 1 risk-based capital:
Consolidated	506,207	12.4	163,377	4.0	NA	NA
FIB	389,921	9.6	161,586	4.0	$242,380	6.0%
Leverage capital ratio:
Consolidated	506,207	9.9	163,377	4.0	NA	NA
FIB	389,921	7.6	161,586	4.0	$242,380	5.0%

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

(3)	INVESTMENT SECURITIES

The amortized cost and approximate fair values of investment securities are summarized as follows:

Available-for-Sale

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
December 31, 2008	Cost	Gains	Losses	Value

Obligations of U.S. government agencies	$264,008	$6,371	$—	$270,379
Mortgage-backed securities	646,456	9,891	(1,088)	655,259
State, county and municipal securities	33,287	107	(8)	33,386
Other securities	2,891	1	(6)	2,886
Mutual funds	4	—	—	4

Total	$946,646	$16,370	$(1,102)	$961,914

Held-to-Maturity

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
December 31, 2008	Cost	Gains	Losses	Value

State, county and municipal securities	$109,744	$856	$(1,409)	$109,191
Other securities	618	—	—	618

Total	$110,362	$856	$(1,409)	$109,809

Gross gains of $102 and gross losses of $1 were realized on the disposition of available-for-sale securities in 2008.

Available-for-Sale

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
December 31, 2007	Cost	Gains	Losses	Value

Obligations of U.S. government agencies	$451,079	$1,714	$(173)	$452,620
Mortgage-backed securities	565,584	1,863	(5,790)	561,657
Mutual funds	3	—	—	3

Total	$1,016,666	$3,577	$(5,963)	$1,014,280

Held-to-Maturity

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
December 31, 2007	Cost	Gains	Losses	Value

State, county and municipal securities	$113,610	$710	$(474)	$113,846
Other securities	767	—	—	767

Total	$114,377	$710	$(474)	$114,613

Gross gains of $59 were realized on the disposition of available-for-sale securities in 2007. No gross losses were realized on the disposition of available-for-sale investment securities in 2007.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

The following table shows the gross unrealized losses and fair values of investment securities, aggregated by investment category, and the length of time individual investment securities have been in a continuous unrealized loss position, as of December 31, 2008 and 2007.

	Less than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2008	Value	Losses	Value	Losses	Value	Losses

Available-for-Sale
Mortgage-backed securities	$102,193	$(699)	$61,782	$(389)	$163,975	$(1,088)
State, county and municipal securities	1,862	(8)	—	—	1,862	(8)
Other securities	997	(6)	—	—	997	(6)

Total	$105,052	$(713)	$61,782	$(389)	$166,834	$(1,102)

Held-to-Maturity
State, county and municipal securities	$28,537	$(1,002)	$11,278	$(407)	$39,815	$(1,409)

	Less than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2007	Value	Losses	Value	Losses	Value	Losses

Available-for-Sale
Obligations of U.S. Government agencies	$14,995	$(1)	$100,510	$(172)	$115,505	$(173)
Other mortgage-backed securities	50,956	(251)	254,225	(5,539)	305,181	(5,790)

Total	$65,951	$(252)	$354,735	$(5,711)	$420,686	$(5,963)

Held-to-Maturity
State, county and municipal securities	$19,206	$(187)	$21,065	$(287)	$40,271	$(474)

The investment portfolio is evaluated quarterly for other-than-temporary declines in the market value of each individual investment security. Consideration is given to the length of time and the extent to which the fair value has been less than cost; the financial condition and near term prospects of the issuer; and, the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Unrealized losses as of December 31, 2008 and 2007 related primarily to fluctuations in the current interest rates. As of December 31, 2008, the Company had the intent and ability to hold these investment securities for a period of time sufficient to allow for an anticipated recovery. Impairment losses of $1,286 were recorded in other expenses in 2008. No impairment losses were recorded during 2007 or 2006.

Maturities of investment securities at December 31, 2008 are shown below. Maturities of mortgage-backed securities have been adjusted to reflect shorter maturities based upon estimated prepayments of principal. All other investment securities maturities are shown at contractual maturity dates.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

	Available-for-Sale		Held-to-Maturity
	Amortized	Estimated	Amortized	Estimated
December 31, 2008	Cost	Fair Value	Cost	Fair Value

Within one year	$317,053	$320,469	$10,146	$10,214
After one year but within five years	469,679	479,266	22,805	23,109
After five years but within ten years	93,261	94,614	27,853	28,079
After ten years	66,649	67,561	48,940	47,789

Total	946,642	961,910	109,744	109,191
Investments with no stated maturity	4	4	618	618

Total	$946,646	$961,914	$110,362	$109,809

At December 31, 2008, the Company had investment securities callable within one year with amortized costs and estimated fair values of $96,211 and $97,401, respectively. These investment securities are primarily classified as available-for-sale and included in the after one year but within five years category in the table above.

Maturities of securities do not reflect rate repricing opportunities present in adjustable rate mortgage-backed securities. At December 31, 2008 and 2007, the Company had variable rate securities with amortized costs of $1,558 and $466, respectively.

There are no significant concentrations of investments at December 31, 2008, (greater than 10 percent of stockholders’ equity) in any individual security issuer, except for U.S. government or agency-backed securities.

Investment securities with amortized cost of $894,045 and $909,241 at December 31, 2008 and 2007, respectively, were pledged to secure public deposits and securities sold under repurchase agreements. The approximate fair value of securities pledged at December 31, 2008 and 2007 was $907,156 and $907,007, respectively. All securities sold under repurchase agreements are with customers and mature on the next banking day. The Company retains possession of the underlying securities sold under repurchase agreements.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

(4)	LOANS

Major categories and balances of loans included in the loan portfolios are as follows:

December 31,	2008	2007

Real estate loans:
Residential	$587,464	$419,001
Agricultural	191,831	142,256
Commercial	1,483,967	1,018,831
Construction	790,177	664,272
Mortgage loans originated for sale	47,076	26,080

Total real estate loans	3,100,515	2,270,440

Consumer:
Indirect consumer loans	417,243	373,457
Credit card loans	74,068	68,136
Other consumer loans	198,324	166,409

Total consumer loans	689,635	608,002

Commercial	833,894	593,669
Agricultural	145,876	81,890
Other loans, including overdrafts	2,893	4,979

Total loans	$4,772,813	$3,558,980

At December 31, 2008, the Company had no concentrations of loans which exceeded 10% of total loans other than the categories disclosed above.

Nonaccrual loans were $85,632 and $31,552 at December 31, 2008 and 2007, respectively. If interest on nonaccrual loans had been accrued, such income would have approximated $4,632, $1,712 and $1,135 during the years ended December 31, 2008, 2007 and 2006, respectively. Loans contractually past due ninety days or more aggregating $3,828 on December 31, 2008 and $2,171 on December 31, 2007 were on accrual status. These loans are deemed adequately secured and in the process of collection.

Impaired loans include non-consumer loans placed on nonaccrual or renegotiated in a troubled debt restructuring. The following table sets forth information on impaired loans at the dates indicated:

	2008		2007
	Recorded	Specific	Recorded	Specific
	Loan	Loan Loss	Loan	Loan Loss
December 31,	Balance	Reserves	Balance	Reserves

Impaired loans
With specific loan loss reserves assigned	$17,749	$8,015	$7,492	$2,831
With no specific loan loss reserves assigned	66,667	—	24,471	—

Total impaired loans	$84,416	$8,015	$31,963	$2,831

The average recorded investment in impaired loans for the years ended December 31, 2008, 2007 and 2006 was approximately $60,728, $22,065 and $15,335, respectively. If interest on impaired

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

loans had been accrued, interest income on impaired loans during 2008, 2007 and 2006 would have been approximately $4,069, $1,728 and $1,162, respectively. At December 31, 2008, there were no material commitments to lend additional funds to borrowers whose existing loans have been renegotiated or are classified as nonaccrual.

Most of the Company’s business activity is with customers within the states of Montana, Wyoming and South Dakota. Loans where the customers or related collateral are out of the Company’s trade area are not significant.

(5)	ALLOWANCE FOR LOAN LOSSES

A summary of changes in the allowance for loan losses follows:

Year Ended December 31,	2008	2007	2006

Balance at beginning of year	$52,355	$47,452	$42,450
Allowance of acquired banking offices	14,463	—	—
Provision charged to operating expense	33,356	7,750	7,761
Less loans charged-off	(14,695)	(5,208)	(5,210)
Add back recoveries of loans previously charged-off	1,837	2,361	2,451

Balance at end of year	$87,316	$52,355	$47,452

(6)	PREMISES AND EQUIPMENT

Premises and equipment and related accumulated depreciation are as follows:

December 31,	2008	2007

Land	$31,934	$18,279
Buildings and improvements	171,668	122,853
Furniture and equipment	57,802	73,352

	261,404	214,484
Less accumulated depreciation	(83,605)	(90,443)

Premises and equipment, net	$177,799	$124,041

The Parent Company and a FIB branch office lease premises from an affiliated partnership (see Note 21).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

(7)	MORTGAGE SERVICING RIGHTS

Information with respect to the Company’s mortgage servicing rights follows:

Year Ended December 31,	2008	2007	2006

Balance at beginning of year	$27,561	$26,788	$24,581
Sales of mortgage servicing rights	—	(1,607)	—
Purchases of mortgage servicing rights	34	311	1,660
Originations of mortgage servicing rights	6,111	6,510	4,586
Amortization expense	(5,918)	(4,441)	(4,024)
Write-off of permanent impairment	—	—	(15)

Balance at end of year	27,788	27,561	26,788
Less valuation reserve	(16,786)	(5,846)	(4,144)

Balance at end of year	$11,002	$21,715	$22,644

At December 31, 2008, the estimated fair value and weighted average life of the Company’s mortgage servicing rights were $11,832 and 1.9 years, respectively. The fair value of mortgage servicing rights was determined using discount rates ranging from 8.50% to 20.50% and monthly prepayment speeds ranging from 1.3% to 5.0% depending upon the risk characteristics of the underlying loans. The Company recorded as other expense impairment charges of $10,940, $1,702 and $1,694 in 2008, 2007 and 2006, respectively.

Principal balances of mortgage loans underlying mortgage servicing rights of approximately $2,077,131 and $1,938,180 at December 31, 2008 and 2007, respectively, are not included in the accompanying consolidated financial statements.

(8)	COMPANY OWNED LIFE INSURANCE

Company owned life insurance consists of the following:

December 31,	2008	2007

Key executive, principal shareholder	$4,359	$4,224
Key executive split dollar	4,088	3,968
Group life	61,068	58,884

Total	$69,515	$67,076

The Company maintains key executive life insurance policies on certain principal shareholders. Under these policies, the Company receives benefits payable upon the death of the insured. The net cash surrender value of key executive, principal shareholder insurance policies was $4,359 and $4,224 at December 31, 2008 and 2007, respectively.

The Company also has life insurance policies covering selected other key officers. The net cash surrender value of these policies was $4,088 and $3,968 at December 31, 2008 and 2007, respectively. Under these policies, the Company receives benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with the selected key officers whereby a portion of the policy death benefit is payable to their designated beneficiaries. The endorsement split dollar agreement will provide postretirement coverage for those selected key officers meeting specified retirement qualifications. The Company expenses the earned portion of the post-employment benefit through the vesting period.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

The Company has a group life insurance policy covering selected officers of FIB. The net cash surrender value of the policy was $61,068 and $58,884 at December 31, 2008 and 2007, respectively. Under the policy, the Company receives benefits payable upon death of the insured. An endorsement split dollar agreement has been executed with the insured officers whereby a portion of the policy death benefit is payable to their designated beneficiaries if they are employed by the Company at the time of death. The marginal income produced by the policy is used to offset the cost of employee benefit plans of FIB.

(9)	DEPOSITS

Deposits are summarized as follows:

December 31,	2008	2007

Non-interest bearing demand	$985,155	$836,753

Interest bearing:
Demand	1,059,818	1,019,208
Savings	1,198,783	992,571
Time, $100 and over	821,437	464,560
Time, other	1,109,066	686,309

Total interest bearing	4,189,104	3,162,648

Total deposits	$5,174,259	$3,999,401

Maturities of time deposits at December 31, 2008 are as follows:

	Time, $100
	and Over	Total Time

2009	$691,285	$1,548,851
2010	98,458	260,400
2011	10,817	44,050
2012	10,511	43,021
2013	10,366	34,154
Thereafter	—	27

Total	$821,437	$1,930,503

Interest expense on time deposits of $100 or more was $28,794, $21,634 and $15,291 for the years ended December 31, 2008, 2007 and 2006, respectively.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

(10)	INCOME TAXES

Income tax expense consists of the following:

Year Ended December 31,	2008	2007	2006

Current:
Federal	$39,389	$34,669	$42,014
State	5,618	4,304	5,208

Total current	45,007	38,973	47,222

Deferred:
Federal	(6,691)	(2,031)	(5,005)
State	(887)	(149)	(718)

Total deferred	(7,578)	(2,180)	(5,723)

Balance at end of year	$37,429	$36,793	$41,499

Total income tax expense differs from the amount computed by applying the statutory federal income tax rate of 35 percent in 2008, 2007 and 2006 to income before income taxes as a result of the following:

Year Ended December 31,	2008	2007	2006

Tax expense at the statutory tax rate	$37,827	$36,902	$40,988
Increase (decrease) in tax resulting from:
Tax-exempt income	(4,028)	(3,434)	(2,915)
State income tax, net of federal income tax benefit	3,130	2,632	2,919
Amortization of nondeductible intangibles	34	28	28
Other, net	466	665	479

Tax expense at effective tax rate	$37,429	$36,793	$41,499

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

The tax effects of temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of the net deferred tax asset relate to the following:

December 31,	2008	2007

Deferred tax assets:
Loans, principally due to allowance for loan losses	$29,130	$18,182
Employee benefits	5,115	3,693
Investment securities, unrealized losses	—	904
Other	443	329

Deferred tax assets	34,688	23,108

Deferred tax liabilities:
Fixed assets, principally differences in bases and depreciation	(3,500)	(3,127)
Investment securities, unrealized gains	(6,014)	—
Investment in joint venture partnership, principally due to differences in depreciation of partnership assets	(832)	(902)
Prepaid amounts	(633)	(1,333)
Government agency stock dividends	(2,060)	(2,051)
Goodwill and core deposit intangibles	(12,215)	(3,214)
Mortgage servicing rights	(1,186)	(5,156)
Other	(847)	(584)

Deferred tax liabilities	(27,287)	(16,367)

Net deferred tax assets	$7,401	$6,741

The Company believes a valuation allowance is not needed to reduce the net deferred tax assets as it is more likely than not that the net deferred tax assets will be realized through recovery of taxes previously paid and/or future taxable income.

The Company had current income taxes payable of $7,126 at December 31, 2008 and income taxes receivable of $1,711 at December 31, 2007, which are included in accrued expenses.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

(11)	LONG-TERM DEBT AND OTHER BORROWED FUNDS

A summary of long-term debt follows:

December 31,	2008	2007

Parent Company:
6.81% subordinated term loan maturing January 9, 2018, principal due at maturity, interest payable quarterly	$20,000	$—
Variable rate term notes, principal and interest due quarterly, balloon payment due at maturity on January 10, 2013 (weighted average rate of 2.51% at December 31, 2008)	42,857	—
Variable rate revolving line of credit maturing January 10, 2011, principal due at maturity, interest payable quarterly	—	—
Subsidiaries:
Variable rate subordinated term loan maturing February 28, 2018, principal due at maturity, interest payable quarterly (rate of 4.20% at December 31, 2008)	15,000	—
Various notes payable to FHLB, interest due monthly at various rates and maturities through October 31, 2017 (weighted average rate of 4.12% at December 31, 2008)	4,413	3,237
8.00% capital lease obligation with term ending October 25, 2029	1,878	1,908

Total long-term debt	$84,148	$5,145

Maturities of long-term debt at December 31, 2008 are as follows:

2009	$9,010
2010	9,065
2011	7,388
2012	7,191
2013	14,538
Thereafter	36,956

Total	$84,148

Proceeds from the variable rate term notes, revolving line of credit and the 6.81% subordinated term loan were used to fund the First Western acquisition. See Note 24—Acquisitions.

On January 10, 2008, the Company entered into a credit agreement (“Credit Agreement”) with four syndicated banks. The Credit Agreement supersedes the Company’s unsecured revolving term loan with its primary lender and is secured by all of the outstanding stock of FIB. Under the terms of the Credit Agreement, the Company borrowed $50,000 on variable rate term notes (“Term Notes”) and $9,000 on a $25,000 revolving credit facility maturing on January 10, 2011, with interest payable quarterly.

On October 3, 2008, the Company entered into the first amendment to the Credit Agreement. The amendment reduced the maximum amount that may be advanced under the revolving credit facility from $25,000 to $15,000, increased the interest rate charged on the revolving credit facility and increased the annual commitment fee. As of December 31, 2008, the Company had no outstanding balances due under the revolving credit line. The revolving credit line requires an annual commitment fee ranging from 0.25% to 0.35% of the average daily unadvanced amount depending on the Company’s funded debt ratio.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

As of December 31, 2008, $42,857 was outstanding on the Term Notes bearing interest at a weighted average rate of 2.51%. The Term Notes mature January 10, 2013 and are payable in equal quarterly principal installments of $1,786 beginning March 31, 2008, with one final installment of $14,286 due at maturity. Interest on the Term Notes is payable quarterly. Under the terms of the Credit Agreement, as amended, the Company may elect at various dates to convert interest on the Term Notes to either (i) a fluctuating rate equal to the higher of the federal funds rate plus 0.50% or prime plus from 0.125% to 0.375% depending on the Company’s funded debt ratio at the date of the conversion, or (ii) a fixed rate equal to the London Interbank Offering Rate (“LIBOR”) divided by a percentage equal to 1.00 minus the applicable percentage prescribed by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirements applicable to eurodollar fundings plus 1.625% to 1.875%.

The Credit Agreement contains various covenants that, among other things, establish minimum capital and financial performance ratios; and, place certain restrictions on indebtedness, non-performing assets, the allowance for loan losses, the redemption and issuance of common stock and the amounts of dividends payable to shareholders. As of June 30, 2008, the Company was in violation of two financial performance covenants related to non-performing assets. The October 3, 2008 amendment to the Credit Agreement revised certain debt covenants related to non-performing assets and waived all debt covenant defaults resulting from breaches existing as of June 30, 2008. The Company paid amendment and waiver fees of $85. The Company was in compliance with all existing and amended debt covenants as of December 31, 2008.

On January 10, 2008, the Company borrowed $20,000 on a 6.81% unsecured subordinated term loan maturing January 9, 2018, with interest payable quarterly and principal due at maturity. The unsecured subordinated term loan qualifies as tier 2 capital under regulatory capital adequacy guidelines.

During February 2008, the Company borrowed $15,000 on a variable rate unsecured subordinated term loan maturing February 28, 2018, with interest payable quarterly and principal due at maturity. The Company may elect at various dates either prime or LIBOR plus 2.00%. The interest rate on the subordinated term loan was 4.20% as of December 31, 2008. The unsecured subordinated term loan qualifies as tier 2 capital under regulatory capital adequacy guidelines.

The notes payable to FHLB are secured by a blanket assignment of the Company’s qualifying residential and commercial real estate loans. The Company has available lines of credit with the FHLB of approximately $163,534, subject to collateral availability. As of December 31, 2008 and 2007, FHLB advances of $4,413 and $3,237, respectively, were included in long-term debt. As of December 31, 2008 and 2007, short-term FHLB advances of $75,000 and $0, respectively, were included in other borrowed funds.

The Company has a capital lease obligation on a banking office. The balance of the obligation was $1,878 and $1,908 as of December 31, 2008 and 2007, respectively. Assets acquired under capital lease, consisting solely of a building and leasehold improvements, are included in premises and equipment and are subject to depreciation.

Other borrowed funds consist of overnight and term borrowings with original maturities of less than one year.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

The following is a summary of other borrowed funds:

December 31,	2008	2007

Interest bearing demand notes issued to the United States Treasury, secured by investment securities (0.0% interest rate at December 31, 2008)	$4,216	$8,730
Various notes payable to the FHLB, principal and interest due at various rates and maturities through September 22, 2009 (weighted average rate of 3.37% at December 31, 2008)	75,000	—

	$79,216	$8,730

The Company has federal funds lines of credit with third parties amounting to $176,750, subject to funds availability. These lines are subject to cancellation without notice. The Company also has a line of credit with the Federal Reserve Bank for borrowings up to $305,076 secured by a blanket pledge of indirect consumer loans.

(12)	SUBORDINATED DEBENTURES HELD BY SUBSIDIARY TRUSTS

The Company sponsors seven wholly-owned business trusts, FIST, Trust I, Trust II, Trust III, Trust IV, Trust V and Trust VI (collectively, the “Trusts”). The Trusts were formed for the exclusive purpose of issuing an aggregate of $120,000 of 30-year floating rate mandatorily redeemable capital trust preferred securities (“Trust Preferred Securities”) to third-party investors. The Trusts also issued, in aggregate, $3,715 of common equity securities to the Parent Company. Proceeds from the issuance of the Trust Preferred Securities and common equity securities were invested in 30-year junior subordinated deferrable interest debentures (“Subordinated Debentures”) issued by the Parent Company. A summary of Subordinated Debenture issuances follows:

		Principal Amount Outstanding
		as of December 31,
Issuance	Maturity Date	2008	2007

March 2003	March 26, 2033	$41,238	$41,238
October 2007	January 1, 2038	10,310	10,310
November 2007	December 15, 2037	15,464	15,464
December 2007	December 15, 2037	20,619	20,619
December 2007	April 1, 2038	15,464	15,464
January 2008	April 1, 2038	10,310	—
January 2008	April 1, 2038	10,310	—

Total subordianted debentures held by subsidiary trusts		$123,715	$103,095

In March 2003, the Company issued $41,238 of Subordinated Debentures to FIST. The Subordinated Debentures bear a cumulative floating interest rate equal to LIBOR plus 3.15% per annum. As of December 31, 2008 the interest rate on the Subordinated Debentures was 4.62%.

In October 2007, the Company issued $10,310 of Subordinated Debentures to Trust II. The Subordinated Debentures bear a cumulative floating interest rate equal to LIBOR plus 2.25% per annum. As of December 31, 2008 the interest rate on the Subordinated Debentures was 6.13%.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

In November 2007, the Company issued $15,464 of Subordinated Debentures to Trust I. The Subordinated Debentures bear interest at a fixed rate of 7.50% for five years after issuance, and thereafter at a variable rate equal to LIBOR plus 2.75% per annum.

In December 2007, the Company issued $20,619 of Subordinated Debentures to Trust III. The Subordinated Debentures bear interest at a fixed rate of 6.88% for five years after issuance, and thereafter at a variable rate equal to LIBOR plus 2.40% per annum.

In December 2007, the Company issued $15,464 of Subordinated Debentures to Trust IV. The Subordinated Debentures bear a cumulative floating interest rate equal to LIBOR plus 2.70% per annum. As of December 31, 2008 the interest rate on the Subordinated Debentures was 6.58%.

In January 2008, the Company issued $10,310 of Subordinated Debentures to Trust V. The Subordinated Debentures bear interest at a fixed rate of 6.78% for five years after issuance, and thereafter at a variable rate equal to LIBOR plus 2.75% per annum.

In January 2008, the Company issued $10,310 of Subordinated Debentures to Trust VI. The Subordinated Debentures bear a cumulative floating interest rate equal to LIBOR plus 2.75% per annum. As of December 31, 2008, the interest rate on the Subordinated Debentures was 6.38%.

The Subordinated Debentures are unsecured with interest distributions payable quarterly. The Company may defer the payment of interest at any time provided that the deferral period does not extend past the stated maturity. During any such deferral period, distributions on the Trust Preferred Securities will also be deferred and the Company’s ability to pay dividends on its common shares is restricted. The Subordinated Debentures may be redeemed, subject to approval by the Federal Reserve Bank, at the Company’s option on or after five years from the date of issue, or at any time in the event of unfavorable changes in laws or regulations. Debt issuance costs consisting primarily of underwriting discounts and professional fees were capitalized and are being amortized through maturity to interest expense using the straight-line method.

The terms of the Trust Preferred Securities are identical to those of the Subordinated Debentures. The Trust Preferred Securities are subject to mandatory redemption upon repayment of the Subordinated Debentures at their stated maturity dates or earlier redemption in an amount equal to their liquidation amount plus accumulated and unpaid distributions to the date of redemption. The Company guarantees the payment of distributions and payments for redemption or liquidation of the Trust Preferred Securities to the extent of funds held by the Trusts.

The Trust Preferred Securities qualify as tier 1 capital of the Parent Company under the Federal Reserve Board’s capital adequacy guidelines. Proceeds from the issuance of the Trust Preferred Securities were used to fund acquisitions. For additional information regarding acquisitions, see Note 24—Acquisitions.

(13)	STOCK-BASED COMPENSATION

The Company has equity awards outstanding under three stock-based compensation plans; the 2006 Equity Compensation Plan (the “2006 Plan”), the 2001 Stock Option Plan and the 2004 Restricted Stock Benefit Plan. These plans were primarily established to enhance the Company’s ability to attract, retain and motivate employees. The Company’s Board of Directors or, upon delegation, the Compensation Committee of the Board of Directors (“Compensation Committee”) has exclusive authority to select employees, advisors and others, including directors, to receive awards and to establish the terms and conditions of each award made pursuant to the Company’s stock-based compensation plans.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

The 2006 Plan, approved by the Company’s shareholders in May 2006, was established to consolidate into one plan the benefits available under the 2001 Stock Option Plan and the 2004 Restricted Stock Award Plan (collectively, the “Previous Plans”). The Previous Plans continue with respect to awards made prior to May 2006. All shares of common stock available for future grant under the Previous Plans were transferred into the 2006 Plan. At December 31, 2008, there were 429,893 common shares available for future grant under the 2006 Plan.

Stock Options.  All options granted have an exercise price equal to the minority appraised value of the Company’s common stock at the date of grant, may be subject to vesting as determined by the Company’s Board of Directors or Compensation Committee and can be exercised for periods of up to ten years from the date of grant. Stock issued upon exercise of options is generally subject to a shareholder agreement prohibiting transfer of the stock for a period of six months following the exercise. In addition, the shareholder agreement grants the Company a right of first refusal to repurchase the stock at the then current minority appraised value and provides the Company a right to call some or all of the stock under certain conditions.

Compensation expense related to stock option awards of $896, $996 and $935 was included in salaries, wages and benefits expense on the Company’s consolidated income statements for the years ended December 31, 2008, 2007 and 2006, respectively. Related income tax benefits recognized for the years ended December 31, 2008, 2007 and 2006 were $342, $380 and $357, respectively.

The weighted average grant date fair value of options granted was $5.74, $7.89 and $5.95 during the years ended December 31, 2008, 2007 and 2006, respectively. The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The following table presents the weighted-average assumptions used in the option pricing model for the periods indicated:

Years Ended December 31,	2008	2007	2006

Expected volatility	6.91%	5.23%	5.87%
Expected dividend yield	3.11%	2.95%	3.01%
Risk-free interest rate	3.72%	4.80%	4.51%
Expected life of options (in years)	6.2	6.2	6.2

Expected dividend yield is based on the Company’s annualized expected dividends per share divided by the average common stock price. Risk-free interest rate is based on the U.S. treasury constant maturity yield for treasury securities with maturities approximating the expected life of the options granted on the date of grant. The Company has elected to use the “simplified” method to estimate expected life until its analysis of historical exercise and post-vesting employment termination behaviors is refined. Expected volatility is based on the historical volatility of the Company’s common stock calculated using the quarterly appraised value of a minority interest over the expected life of options.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

The following table summarizes stock option activity under the Company’s active stock option plans for the year ended December 31, 2008:

			Weighted-Average
	Number of	Weighted-Average	Remaining
	Shares	Exercise Price	Contract Life

Outstanding options, beginning of year	829,869	$57.33
Granted	161,081	83.52
Exercised	(93,093)	47.65
Forfeited	(8,302)	74.55
Expired	(6,300)	53.84

Outstanding options, end of year	883,255	$62.99	6.01 years

Outstanding options exercisable, end of year	673,943	$57.35	5.23 years

The total intrinsic value of fully-vested stock options outstanding as of December 31, 2008 was $15,575. The total intrinsic value of options exercised was $3,296, $6,631 and $3,630 during the years ended December 31, 2008, 2007 and 2006, respectively. The actual tax benefit realized for the tax deduction from option exercises totaled $1,178, $2,536 and $1,368 for the years ended December 31, 2008, 2007 and 2006, respectively. Cash received from stock option exercises during the years ended December 31, 2008, 2007 and 2006 was $1,741, $5,074 and $3,306, respectively.

Information with respect to the Company’s nonvested stock options as of and for the year ended December 31, 2008 follows:

	Number of	Weighted-Average
	Shares	Grant Date Fair Value

Nonvested stock options, beginning of year	196,543	$6.97
Granted	113,194	5.74
Vested	(92,123)	6.31
Forfeited	(8,302)	6.76

Nonvested stock options, end of year	209,312	$6.48

As of December 31, 2008, there was $770 of unrecognized compensation cost related to nonvested stock options granted under the Company’s active stock option plans. That cost is expected to be recognized over a weighted-average period of 1.71 years. The total fair value of shares vested during 2008 was $581.

Restricted Stock Awards.  Common stock issued under the Company’s restricted stock plans may not be sold or otherwise transferred until restrictions have lapsed or performance objectives have been obtained. During the vesting period, participants have voting rights and receive dividends on the restricted shares. Upon termination of employment, common shares upon which restrictions have not lapsed must be returned to the Company. Common stock issued under the Company’s restricted stock plans is also subject to a shareholder’s agreement granting the Company the right of first refusal to repurchase vested shares at the then current minority appraised value and providing the Company a right to call some or all of the vested shares under certain circumstances.

The fair value of restricted stock awards, based on the most recent quarterly minority appraised value of the Company’s common stock at the date of grant, is being amortized as compensation expense on a straight-line basis over the period restrictions lapse. Compensation

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

expense related to restricted share awards of $15, $97 and $393 was included in salaries, wages and benefits expense on the Company’s consolidated statements of income for the years ended December 31, 2008, 2007 and 2006, respectively.

The following table presents information regarding the Company’s restricted stock as of December 31, 2008:

		Weighted-Average
	Number of	Measurement Date
	Shares	Fair Value

Restricted stock, beginning of year	2,000	$65.00
Vested	(1,000)	65.00

Restricted stock, end of year	1,000	$65.00

As of December 31, 2008, there was $36 of unrecognized compensation cost related to nonvested restricted stock awards expected to be recognized over a period of 2.3 years.

(14)	EMPLOYEE BENEFIT PLANS

Profit Sharing Plan.  The Company has a noncontributory profit sharing plan. All employees, other than temporary employees, working 20 hours or more per week are eligible to participate in the profit sharing plan. Quarterly contributions are determined by the Company’s Board of Directors, but are not to exceed, on an individual basis, the lesser of 100% of compensation or $40 annually. Participants become 100% vested upon the completion of three years of vesting service. The Company accrued contribution expense for this plan of $2,739, $2,816 and $3,097 in 2008, 2007 and 2006, respectively.

Savings Plan.  In addition, the Company has a contributory employee savings plan. Eligibility requirements for this plan are the same as those for the profit sharing plan discussed in the preceding paragraph. Employee participation in the plan is at the option of the employee. The Company contributes $1.25 for each $1.00 of employee contributions up to 4% of the participating employee’s compensation. The Company accrued contribution expense for this plan of $3,896, $3,243 and $2,947 in 2008, 2007 and 2006, respectively.

Postretirement Healthcare Plan.  The Company sponsors a contributory defined benefit healthcare plan (the “Plan”) for active employees and employees and directors retiring from the Company at the age of at least 55 years and with at least 15 years of continuous service. Retired Plan participants contribute the full cost of benefits based on the average per capita cost of benefit coverage for both active employees and retired Plan participants.

The Plan’s unfunded benefit obligation of $1,042 and $926 as of December 31, 2008 and 2007, respectively, is included in accounts payable and accrued expenses in the Company’s consolidated balance sheets. Net periodic benefit costs of $152, $130 and $174 for the years ended December 31, 2008, 2007 and 2006, respectively, are included in salaries, wages and employee benefits expense in the Company’s consolidated statements of income.

Weighted average actuarial assumptions used to determine the postretirement benefit obligation at December 31, 2008 and 2007, and the net periodic benefit costs for the years then ended, included a discount rate of 5.8% and a 6.0% annual increase in the per capita cost of covered healthcare benefits. The estimated effect of a one percent increase or a one percent decrease in the assumed healthcare cost trend rate did not significantly impact the service and interest cost components of the net periodic benefit cost or the accumulated postretirement benefit obligation.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

Future benefit payments are expected to be $124, $147, $149, $141, $161 and $943 for 2009, 2010, 2011, 2012, 2013, and 2014 through 2018, respectively.

At December 31, 2008, the Company had accumulated other comprehensive loss related to the Plan of $452, or $282 net of related income tax benefit, comprised of net actuarial gains of $240 and unamortized transition asset of $692. The Company estimates $13 will be amortized from accumulated other comprehensive loss into net period benefit costs in 2009.

(15)	COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company is involved in various claims and litigation. In the opinion of management, following consultation with legal counsel, the ultimate liability or disposition thereof will not have a material adverse effect on the consolidated financial condition, results of operations or liquidity of the Company.

The Company had commitments under construction contracts of $26,716 and $1,713 as of December 31, 2008 and 2007, respectively.

The Company had commitments to purchase held-to-maturity municipal investment securities of $1,325 and available-for-sale mortgage-backed investment securities of $12,561 as of December 31, 2008.

The Company leases certain premises and equipment from third parties under operating leases. Total rental expense to third parties was $3,474 in 2008, $3,224 in 2007 and $3,166 in 2006.

The total future minimum rental commitments, exclusive of maintenance and operating costs, required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 2008, are as follows:

	Third	Related
	Parties	Partnership	Total

For the year ending December 31:
2009	$1,191	$1,903	$3,094
2010	1,184	1,903	3,087
2011	1,121	1,794	2,915
2012	796	1,674	2,470
2013	576	1,553	2,129
Thereafter	6,998	2,614	9,612

Total	$11,866	$11,441	$23,307

The Parent Company and the Billings office of FIB are the anchor tenants in a building owned by a partnership in which FIB is one of two partners, and has a 50% partnership interest.

(16)	FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recorded in the consolidated balance sheet. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management’s credit evaluation of the customer. Collateral

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

held varies but may include accounts receivable, inventory, premises and equipment, and income-producing commercial properties.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Generally, commitments to extend credit are subject to annual renewal. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments to extend credit to borrowers approximated $1,135,217 at December 31, 2008, which included $330,514 on unused credit card lines and $301,338 with commitment maturities beyond one year. Commitments to extend credit to borrowers approximated $1,112,651 at December 31, 2007, which included $313,621 on unused credit card lines and $302,489 with commitment maturities beyond one year.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Most commitments extend for no more than two years and are generally subject to annual renewal. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. At December 31, 2008 and 2007, the Company had outstanding stand-by letters of credit of $90,761 and $105,667, respectively. The estimated fair value of the obligation undertaken by the Company in issuing standby letters of credit is included in accounts payable and accrued expenses in the Company’s consolidated balance sheets.

(17)	CAPITAL STOCK AND DIVIDEND RESTRICTIONS

On January 10, 2008, the Company issued 5,000 shares of 6.75% Series A noncumulative redeemable preferred stock (“Series A Preferred Stock”) with an aggregate value of $50,000 as partial consideration for the acquisition of the First Western entities, see Note 24—Acquisitions. The Series A Preferred Stock was issued to the former owner of the First Western entities, an accredited investor, in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The Series A Preferred Stock ranks senior to the Company’s common stock with respect to dividend and liquidation rights and has no voting rights. Holders of the Series A Preferred Stock are entitled to receive, if and when declared, noncumulative dividends at an annual rate of $675 per share, based on a 360 day year. The Company may redeem all or part of the Series A Preferred Stock at any time after the fifth anniversary of the date issued at a redemption price of $10,000 per share plus all accrued and unpaid dividends. Following the tenth anniversary of the date issued, the Series A Preferred Stock may be converted, at the option of the holder, into shares of the Company’s common stock at a ratio of 80 shares of common stock for every one share of Series A Preferred Stock.

At December 31, 2008, 91.0% of common shares held by shareholders were subject to shareholder’s agreements (“Agreements”). Under the Agreements, shares may not be sold or transferred, except in limited circumstances, without triggering the Company’s right of first refusal to repurchase shares from the shareholder at fair value. Additionally, shares held under the Agreements are subject to repurchase under certain conditions.

The payment of dividends by subsidiary banks is subject to various federal and state regulatory limitations. In general, a bank is limited, without the prior consent of its regulators, to paying dividends that do not exceed current year net profits together with retained earnings from the two preceding calendar years. The Company’s debt instruments also include limitations on the payment of dividends.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

(18)	EARNINGS PER COMMON SHARE

The following table sets forth the computation of basic and diluted earnings per common share:

For the Year Ended December 31,	2008	2007	2006

Net income	$70,648	$68,641	$75,609
Less preferred stock dividends	3,347	—	—

Net income available to common shareholders, basic and diluted	$67,301	$68,641	$75,609

Weighted average common shares outstanding	7,871,034	8,126,804	8,112,610
Weighted average commons shares issuable upon exercise of stock options and restricted stock awards	157,134	195,676	191,380

Weighted average common and common equivalent shares outstanding	8,028,168	8,322,480	8,303,990

Basic earnings per common share	$8.55	$8.45	$9.32
Diluted earnings per common share	$8.38	$8.25	$9.11

The Company had 284,583, 137,092 and 10,732 stock options outstanding that were antidilutive as of December 31, 2008, 2007 and 2006, respectively.

(19)	CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

Following is condensed financial information of First Interstate BancSystem, Inc.

December 31,	2008	2007

Condensed balance sheets:
Cash and cash equivalents	$47,141	$8,443
Investment securities available-for-sale	—	99,977
Investment in subsidiaries, at equity:
Bank subsidiaries	683,509	424,108
Nonbank subsidiaries	2,562	8,454

Total investment in subsidiaries	686,071	432,562
Premises and equipment	1,584	1,765
Other assets	21,551	20,400

Total assets	$756,347	$563,147

Other liabilities	$25,362	$8,923
Advances from subsidiaries, net	5,351	6,686
Long-term debt	62,857	—
Subordinated debentures held by subsidiary trusts	123,715	103,095

Total liabilities	217,285	118,704
Stockholders’ equity	539,062	444,443

Total liabilities and stockholders’ equity	$756,347	$563,147

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

Years Ended December 31,	2008	2007	2006

Condensed statements of income:
Dividends from subsidiaries	$64,539	$74,548	$28,866
Other interest income	29	71	172
Other income, primarily management fees from subsidiaries	9,101	9,625	8,155
Gain on sale of nonbank subsidiary	27,096	—	—
Gain on sale of unconsolidated equity method joint venture	—	—	19,801

Total income	100,765	84,244	56,994

Salaries and benefits	9,030	10,687	10,052
Interest expense	12,075	4,588	4,031
Other operating expenses, net	7,713	6,475	6,399

Total expenses	28,818	21,750	20,482

Earnings before income tax benefit	71,947	62,494	36,512
Income tax expense (benefit)	2,814	(4,812)	2,522

Income before undistributed earnings of subsidiaries	69,133	67,306	33,990
Undistributed earnings of subsidiaries	1,515	1,335	41,619

Net income	$70,648	$68,641	$75,609

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

Years Ended December 31,	2008	2007	2006

Condensed statements of cash flows:
Cash flows from operating activities:
Net income	$70,648	$68,641	$75,609
Cumulative effect of adoption of new accounting principle	(560)	—	—
Adjustments to reconcile net income to cash provided by operating activities:
Undistributed earnings of subsidiaries	(1,515)	(1,335)	(41,619)
Depreciation and amortization	181	227	245
Provision for deferred income taxes	(706)	(539)	(59)
Stock-based compensation expense	911	1,093	1,239
Excess tax benefits from stock-based compensation	(1,140)	(2,508)	(1,344)
Gain on sale of nonbank subsidiary	(27,096)	—	—
Gain on sale of unconsolidated equity method joint venture	—	—	(19,801)
Other, net	11,868	(8,263)	7,102

Net cash provided by operating activities	52,591	57,316	21,372

Cash flows from investing activities:
Maturities of available-for-sale investment securities	100,000	—	—
Purchases of available-for-sale investment securities	—	(99,931)	—
Capital expenditures, net of sales	—	(47)	(8)
Capitalization of subsidiaries	(1,140)	(2,117)	(400)
Acquisition of banks and data service company, net of cash and cash equivalents received	(198,081)	—	—
Proceeds from disposition of nonbank subsidiary	41,026	—	—
Disposition of unconsolidated equity method joint venture	—	—	19,853

Net cash provided by (used in) investing activities	(58,195)	(102,095)	19,445

Cash flows from financing activities:
Net increase (decrease) in advances from nonbank subsidiaries	(1,634)	529	2,219
Borrowings of long-term debt	98,500	—	4,100
Repayments of long-term debt	(35,643)	—	(8,700)
Proceeds from issuance subordinated debentures	20,620	61,857	—
Net (increase) decrease in debt issuance costs	(468)	98	37
Preferred stock issuance costs	(38)	—	—
Proceeds from issuance of common stock	13,662	9,090	10,503
Excess tax benefits from stock-based compensation	1,140	2,485	1,344
Payments to retire common stock	(27,912)	(25,887)	(9,593)
Dividends paid on common stock	(20,578)	(24,255)	(18,413)
Dividends paid on preferred stock	(3,347)	—	—

Net cash provided by (used in) financing activities	44,302	23,917	(18,503)

Net change in cash and cash equivalents	38,698	(20,862)	22,314
Cash and cash equivalents, beginning of year	8,443	29,305	6,991

Cash and cash equivalents, end of year	$47,141	$8,443	$29,305

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

Noncash Investing and Financing Activities—During 2008, the Company transferred $38 from accrued liabilities to common stock in conjunction with the exercise of stock options. No transfers were made from accrued liabilities to common stock during 2007 or 2006.

In conjunction with the sale of a nonbank subsidiary in December 2008, the Parent Company settled intercompany balances through its investment in the i_Tech subsidiary. The settlement resulted in increases in other assets, accrued liabilities and long-term debt of $320, $1,188 and $299, respectively, with corresponding decreases in investment in subsidiary.

On January 10, 2008, the Company issued 5,000 shares of Series A Preferred Stock with an aggregate value of $50,000. The Series A Preferred Stock was issued in partial consideration for the First Western acquisition. For additional information regarding the acquisition, see Note 24—Acquisitions.

On March 27, 2008, the Company transferred $100,000 from retained earnings to common stock.

(20)	NON-CASH INVESTING AND FINANCING ACTIVITIES

The Company transferred loans of $5,645, $1,135 and $348 to other real estate owned in 2008, 2007 and 2006, respectively.

During 2008, the Company transferred accrued liabilities of $38 to common stock in conjunction with the exercise of stock options. No transfers were made from accrued liabilities to common stock during 2007 or 2006.

In conjunction with the sale of a nonbank subsidiary in December 2008, the Company divested assets and liabilities with book values of $9,299 and $128, respectively. For additional information regarding the sale, see Note 25—Disposals.

On January 10, 2008, the Company issued 5,000 shares of Series A Preferred Stock with an aggregate value of $50,000. The Series A Preferred Stock was issued in partial consideration for the First Western acquisition. For additional information regarding the acquisition, see Note 24—Acquisitions.

On March 27, 2008, the Company transferred $100,000 from retained earnings to common stock.

In conjunction with the sale of the net assets of a branch banking office in 2006, the Company divested assets and liabilities with book values of $542 and $3,082, respectively. For additional information regarding the sale, see Note 25—Disposals.

(21)	RELATED PARTY TRANSACTIONS

The Company conducts banking transactions in the ordinary course of business with related parties, including directors, executive officers, shareholders and their associates, on the same terms as those prevailing at the same time for comparable transactions with unrelated persons and that do not involve more than a normal risk of collectibility or present other unfavorable features.

Certain executive officers and directors of the Company and certain corporations and individuals related to such persons, incurred indebtedness in the form of loans, as customers, of $24,977 at December 31, 2008 and $24,974 at December 31, 2007. During 2008, new loans and advances on existing loans of $19,989 were funded and loan repayments totaled $19,793. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

at the time for comparable loans and are allowable under the Sarbanes Oxley Act of 2002. Additionally, during 2008, loans of $193 were removed due to changes in related parties from the prior year.

The Company purchases property, casualty and other insurance through an agency in which a director of the Company has a majority ownership interest. The Company paid insurance premiums to the agency of $649, $340, and $357 in 2008, 2007 and 2006, respectively. The Company leases aircraft from an entity wholly-owned by the chairman of the Company’s Board of Directors. Under the terms of the lease, the Company pays all of the third-party operating expenses of the aircraft, which totaled approximately $315, $325 and $246 in 2008, 2007 and 2006, respectively. In addition to paying the third-party operating expenses, the Company paid $143, $168 and $68 for use of the aircraft and received reimbursement of $140, $161 and $77 from the chairman for his personal use of the aircraft during 2008, 2007 and 2006, respectively.

The Company purchases services from a company in which seven directors of the Company, including the chairman and vice chairman of the Board of Directors, have an aggregate ownership interest of 17.1%. The Company paid fees and reimbursed out-of-pocket costs of $513, $384 and $336 in 2008, 2007 and 2006, respectively. Services provided for the Company’s benefit include majority shareholder education and communication, strategic enterprise planning and corporate governance consultation.

During 2008, the Company purchased real property previously owned by a director of the Company for $1,250. The Company purchased the property from a developer who had purchased it from the director immediately prior to the Company’s purchase. Prior to the purchase, the Company’s board of directors approved the transaction after reviewing fully the relationships and proposed terms regarding the transaction.

(22)	FAIR VALUE MEASUREMENTS

Effective January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives highest priority to unadjusted quoted prices in active markets for identical assets (level 1 measurements) and lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1—Unadjusted quoted market prices in active markets that are accessible at the measurement date for identical, unrestricted assets.

Level 2—Significant other observable inputs other than Level 1 prices such as quoted market prices in markets that are not active, quoted prices for similar assets, or other inputs that are observable, either directly or indirectly, for substantially the full term of the asset.

Level 3—Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general level of each instrument in the fair value hierarchy, is set forth below. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

Financial assets and financial liabilities measured at fair value on a recurring basis as of December 31, 2008 are as follows:

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in	Significant Other	Significant
	Active Markets for	Observable	Unobservable	Balance
	Identical Assets	Inputs	Inputs	as of
Assets	(Level 1)	(Level 2)	(Level 3)	12/31/2008

Investment securities available-for-sale	$—	$961,914	$—	$961,914
Mortgage servicing rights		11,832		11,832

Investment Securities Available for Sale.  Investment securities available for sale are generally classified within level 2 of the valuation hierarchy. The Company obtains fair value measurements for investment securities from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. In certain cases, where the pricing service cannot obtain fair values and/or there is limited activity or less transparency around inputs to the valuation, investment securities are classified within level 3 of the valuation hierarchy.

Mortgage Servicing Rights.  Mortgage servicing rights are initially recorded at fair value based on comparable market quotes and are amortized in proportion to and over the period of estimated net servicing income. Mortgage servicing rights are evaluated quarterly for impairment using an independent valuation service. The valuation service utilizes discounted cash flow modeling techniques, which consider observable data that includes consensus prepayment speeds and the predominant risk characteristics of the underlying loans including loan type, note rate and loan term.

The Company has certain other financial assets that are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). Financial assets and liabilities measured at fair value on a non-recurring basis include the following.

Mortgage Loans Held For Sale.  Mortgage loans held for sale are required to be measured at the lower of cost or fair value. The fair value of mortgage loans held for sale is based upon binding contracts or quotes or bids from third party investors. As of December 31, 2008, all mortgage loans held for sale were recorded at cost.

Impaired Loans.  Certain impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from collateral. Collateral values are estimated using Level 3 inputs based on observable market data and customized discounting criteria. During 2008, certain impaired loans were remeasured and reported at fair value through a specific valuation allowance allocation of the allowance for loan losses based upon the fair value of the underlying collateral. As of December 31, 2008, the Company had approximately $9,734 of impaired loans recorded at fair value.

As of December 31, 2008, the Company had not made any fair value elections with respect to any of its eligible assets or liabilities as permitted under the provisions of SFAS No. 159, “The Fair Value Option for Financial Assts and Financial Liabilities—Including an amendment of FASB Statement No. 115.”

The Company is required to disclose the fair value of financial instruments for which it is practical to estimate fair value. The methodologies for estimating the fair value of financial instruments that are measured at fair value on a recurring or non-recurring basis are discussed above. The

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

methodologies for estimating the fair value of other financial instruments are discussed below. For financial instruments bearing a variable interest rate where no credit risk exists, it is presumed that recorded book values are reasonable estimates of fair value.

Financial Assets.  Carrying values of cash, cash equivalents and accrued interest receivable approximate fair values due to the liquid and/or short-term nature of these instruments. Fair values of held-to-maturity investment securities are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. Fair values of fixed rate loans are calculated by discounting scheduled cash flows adjusted for prepayment estimates using discount rates based on secondary market sources, if available, or based on estimated market discount rates that reflect the credit and interest rate risk inherent in the loan category. Fair values of adjustable rate loans approximate the carrying values of these instruments due to frequent repricing, provided there have been no changes in credit quality since origination.

Financial Liabilities.  The fair values of demand deposits, savings accounts, federal funds purchased, securities sold under repurchase agreements and accrued interest payable are the amount payable on demand at the reporting date. The fair values of fixed-maturity certificates of deposit are estimated using external market rates currently offered for deposits with similar remaining maturities. The carrying values of the interest bearing demand notes to the United States Treasury are deemed an approximation of fair values due to the frequent repayment and repricing at market rates. The revolving term loans, floating rate subordinated debentures, floating rate subordinated term loan and unsecured demand notes bear interest at floating market rates and, as such, carrying amounts are deemed to approximate fair values, The fair value of notes payable to the FHLB, fixed rate subordinated term debt and capital lease obligations are estimated by discounting future cash flows using current rates for advances with similar characteristics.

Commitments to Extend Credit and Standby Letters of Credit.  The fair value of commitments to extend credit and standby letters of credit, based on fees currently charged to enter into similar agreements, is not significant.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

A summary of the estimated fair values of financial instruments follows:

	2008		2007
	Carrying	Estimated	Carrying	Estimated
As of December 31,	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and cash equivalents	$314,030	$314,030	$249,246	$249,246
Investment securities available-for-sale	961,914	961,914	1,014,280	1,014,280
Investment securities held-to-maturity	110,362	109,809	114,377	114,613
Net loans	4,685,497	4,696,287	3,506,625	3,489,199
Accrued interest receivable	38,694	38,694	32,215	32,215
Mortgage servicing rights, net	11,002	11,832	21,715	23,538

Total financial assets	$6,121,499	$6,132,566	$4,938,458	$4,923,091

Financial liabilities:
Total deposits, excluding time deposits	$3,243,756	$3,243,756	$2,848,532	$2,848,532
Time deposits	1,930,503	1,934,296	1,150,869	1,151,572
Federal funds purchased	30,625	30,625	—	—
Securities sold under repurchase agreements	525,501	525,501	604,762	604,762
Accrued interest payable	20,531	20,531	21,104	21,104
Other borrowed funds	79,216	79,216	8,730	8,730
Long-term debt	84,148	88,255	5,145	5,470
Subordinated debentures held by subsidiary trusts	123,715	119,608	103,095	104,410

Total financial liabilities	$6,037,995	$6,041,788	$4,742,237	$4,744,580

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

(23)	SEGMENT REPORTING

Selected operating segment information as of and for the years ended December 31, 2008, 2007 and 2006 follows.

The Other category includes the net funding cost and other expenses of the Parent Company and the operational results of consolidated nonbank subsidiaries.

	Community	Technology		Intersegment
For the Year Ended December 31, 2008	Banking	Services	Other	Eliminations	Total

Net interest income	$247,176	$80	$54,060	$(65,939)	$235,377
Provision for loan losses	33,356	—	—		33,356

Net interest income after provision for loan losses	213,820	80	54,060	(65,939)	202,021

Non-interest income:
External sources	83,083	18,592	26,707		128,382
Intersegment	30	12,622	11,249	(23,901)	—

Total non-interest income	83,113	31,214	37,956	(23,901)	128,382
Non-interest expense	200,899	26,459	18,869	(23,901)	222,326

Net income before income tax expense	96,034	4,835	73,147	(65,939)	108,077
Income tax expense	32,670	1,924	2,835		37,429

Net income	$63,364	$2,911	$70,312	$(65,939)	$70,648

Depreciation and core deposit intangible amortizaton	$17,346	$—	$246	$—	$17,592

Total assets as of December 31, 2008	$6,618,374	$—	$9,973	$—	$6,628,347

Investment in equity method investees as of December 31, 2008	$5,847	$—	$—	$—	$5,847

	Community	Technology		Intersegment
For the Year Ended December 31, 2007	Banking	Services	Other	Eliminations	Total

Net interest income	$202,653	$190	$71,469	$(74,709)	$199,603
Provision for loan losses	7,750	—	—		7,750

Net interest income after provision for loan losses	194,903	190	71,469	(74,709)	191,853

Non-interest income:
External sources	72,681	19,080	687		92,448
Intersegment	1	12,675	9,408	(22,084)	—

Total non-interest income	72,682	31,755	10,095	(22,084)	92,448
Non-interest expense	157,199	25,805	17,947	(22,084)	178,867

Net income before income tax expense	110,386	6,140	63,617	(74,709)	105,434
Income tax expense (benefit)	39,142	2,434	(4,783)		36,793

Net income	$71,244	$3,706	$68,400	$(74,709)	$68,641

Depreciation and core deposit intangible amortizaton	$14,092	$—	$227	$—	$14,319

Total assets as of December 31, 2007	$5,091,252	$7,120	$561,686	$(443,261)	$5,216,797

Investment in equity method investees as of December 31, 2007	$5,772	$—	$—	$—	$5,772

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

	Community	Technology		Intersegment
For the Year Ended December 31, 2006	Banking	Services	Other	Eliminations	Total

Net interest income	$191,073	$162	$66,713	$(70,485)	$187,463
Provision for loan losses	7,761	—	—		7,761

Net interest income after provision for loan losses	183,312	162	66,713	(70,485)	179,702

Non-interest income:
External sources	65,341	15,845	20,933		102,119
Intersegment	1	13,535	7,733	(21,269)	—

Total non-interest income	65,342	29,380	28,666	(21,269)	102,119
Non-interest expense	145,504	23,317	17,161	(21,269)	164,713

Net income before income tax expense	103,150	6,225	78,218	(70,485)	117,108
Income tax expense	36,459	2,464	2,576		41,499

Net income	$66,691	$3,761	$75,642	$(70,485)	$75,609

Depreciation and core deposit intangible amortizaton	$13,853	$—	$246	$—	$14,099

Total assets as of December 31, 2006	$4,949,955	$7,141	$474,126	$(457,088)	$4,974,134

Investment in equity method investees as of December 31, 2006	$5,439	$—	$—	$—	$5,439

(24)	ACQUISITIONS

On September 18, 2007, the Company entered into an agreement to purchase all of the outstanding stock of Sturgis, Wall and Data (collectively, “First Western”), from Christen Group, Inc., formerly known as First Western Bancorp, Inc. The acquisition, which was completed on January 10, 2008, allowed the Company to gain a significant market presence in South Dakota. Consideration for the acquisition of $248,081, consisted of cash of $198,081 and 5,000 shares of Series A Preferred Stock with an aggregate value of $50,000. See Note 17—Capital Stock and Dividend Restrictions for further information regarding the Series A Preferred Stock. The cash portion of the purchase price was funded through debt financing. See Note 11—Long-term Debt and Other Borrowed Funds and Note 12—Subordinated Debentures Held by Subsidiary Trusts for further information regarding debt financing.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

The premiums paid over the historical carrying value of net assts at the acquisition date are as follows:

	Sturgis	Wall	Data	Total

Consideration paid	$110,838	$136,827	$416	$248,081
Estimated acquisition costs	62	62	—	124

Total consideration paid for acquistion	110,900	136,889	416	248,205
Historical net assets carrying value	36,804	45,852	416	83,072

Premium paid over historical carrying value	$74,096	$91,037	$—	$165,133

The total cost of the acquisition has been allocated to the assets acquired and the liabilities assumed based upon their estimated fair values at the date of the acquisition. The increase (decrease) in net asset values as a result of estimated fair value adjustments are as follows:

	Sturgis	Wall	Data	Total

Intangible assets:
Goodwill	$62,384	$83,909	$—	$146,293
Core deposit intangible	6,263	8,665		14,928

Total intangible assets	68,647	92,574	—	161,221

Premises and equipment	8,991	6,138	—	15,129
Investments	191	652	—	843
Loans	(1,348)	(5,021)	—	(6,369)
Deposits	(745)	(1,191)	—	(1,936)
Accounts payable and accrued expenses	(1,475)	(1,484)	—	(2,959)
Other assets	(165)	(631)		(796)

Total assets	$74,096	$91,037	$—	$165,133

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

The premium paid and estimated fair value adjustments have been “pushed down” to the acquired entities. The estimated fair values of net assets at the acquisition date are summarized as follows:

	Sturgis	Wall	Data	Total

Cash and due from banks	$8,925	$11,004	$70	$19,999
Federal funds sold	29,500	13,000	—	42,500
Investment securities available-for-sale	44,787	51,227	—	96,014
Loans	315,828	405,052	—	720,880
Allowance for loan losses	(6,065)	(8,398)	—	(14,463)
Premises and equipment	17,931	23,543	224	41,698
Accrued interest receivable	3,499	4,482	—	7,981
Goodwill	62,384	83,909	—	146,293
Core deposit intangible	6,263	8,665		14,928
Other assets	644	1,407	178	2,229

	483,696	593,891	472	1,078,059

Deposits:
Noninterest bearing	57,595	74,906	—	132,501
Interest bearing	309,138	370,288	—	679,426

Total deposits	366,733	445,194	—	811,927
Securities sold under repurchase agreements	1,339	3,693	—	5,032
Accrued interest payable	1,178	1,456	—	2,634
Accounts payable and accrued expenses	2,636	3,330	56	6,022
Other borrowed funds	—	629		629
Long-term debt	910	2,700		3,610

	372,796	457,002	56	829,854

Consideration paid	$110,900	$136,889	$416	$248,205

During 2008, the Company finalized its preliminary purchase price allocation. Significant adjustments to the preliminary purchase price allocation included an increase in the fair values allocated to premises and equipment of $3,830 resulting from completion of independent appraisals on purchased properties and a decrease in fair value allocated to loans of $4,080 due to revisions of preliminary loan valuations.

Goodwill recognized in the transaction totaled $146,293, of which approximately $133,239 is expected to be deductible for income tax purposes. All goodwill was assigned to the Community Banking operating segment.

Core deposits intangible assets recognized in the transaction totaled $14,928 and have a weighted average amortization period of approximately 9.2 years.

The consolidated statement of income for the year ended December 31, 2008 includes the operating results of the acquired entities from the date of acquisition. The following table presents actual results of the acquired entities included in the consolidated statement of income for the year

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

ended December 31, 2008, and pro forma consolidated amounts as if the acquisition had occurred as of the beginning of each period presented.

		Pro Forma	Pro Forma
	Results of	Consolidated	Consolidated
	Acquired Entities	Statement of Income	Statement of Income
	Included in the	As if Acquisition	As if Acquisition
Year Ended December 31,	2008 Consolidated	had Occurred	had Occurred
(Unaudited)	Statement of Income	January 1, 2008	January 1, 2007

Interest income	$55,347	$357,477	$387,304
Interest expense	19,730	121,191	161,592

Net interest income	35,617	236,286	225,712
Provision for loan losses	7,696	33,356	16,575

Net interest income after provisions for loan losses	27,921	202,930	209,137

Non-interest income	9,666	128,516	78,770
Non-interest expense	27,086	222,743	184,535

Net income, before income tax	10,501	108,703	103,372
Income tax expense	4,044	37,648	39,147

Net income	6,457	71,055	64,225
Preferred stock dividends	—	3,347	3,347

Net income to common shareholders	$6,457	$67,708	$60,878

The unaudited pro forma information above has been prepared for comparative purposes only and does not purport to be indicative of the actual results that would have occurred if the operations had been combined during the period presented nor is it intended to be a projection of future results.

(25)	DISPOSALS

On December 31, 2008, the Company completed the sale of its technology services subsidiary, i_Tech, to Fiserv Solutions, Inc. (“Fiserv”), a wholly-owned subsidiary of Fiserv Inc. i_Tech represented the Company’s technology services operating segment. The aggregate sales price under the agreement was $41,180. Concurrent with the sale, the Company entered into a service agreement with Fiserv to receive data processing, electronic funds transfer and other technology services for a period of seven years at current market rates for such services. A net gain of $31,596 was recognized on the sale, of which $4,500 was deferred and will be amortized to outsourced technology services expense using the straight-line method over the term of the service agreement. The Company paid i_Tech $12,622, $12,675 and $13,535 for technology services during 2008, 2007 and 2006, respectively.

On December 7, 2006, the Company sold its equity interest in an unconsolidated joint venture. Aggregate consideration for the sale was $21,242, of which $19,853 was received in cash and $1,389 was placed in escrow to offset purchase price adjustments related to working capital (“Working Capital Escrow”) and indemnify potential loss claims (“Indemnity Escrow”) pursuant to the terms of the purchase agreement. At the date of sale, the Company’s equity investment was $192. A net gain of $19,801 was recognized on the sale and a receivable of $151 was recorded for the Working Capital Escrow funds during 2006. During March 2008, excess Working Capital Escrow and Indemnity Escrow funds of $1,083 were released to the Company and are included in other income.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

On January 27, 2006, the Company completed the sale of the net assets of a branch banking office. Included in the sale were loans of approximately $527 and deposits of approximately $3,070. In conjunction with the sale, the Company wrote-off goodwill of $10. A gain of $78 was recognized on the sale.

(26)	RECENT ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards.  In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” establishing a framework for measuring fair value and expanding fair value measurement disclosures. SFAS No. 157 establishes a fair value hierarchy that distinguishes between independent observable inputs and unobservable inputs based on the best information available. When issued, SFAS No. 157 was effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position (“FSP”) No. 157-2, “Effective Date of FASB Statement No. 157,” to allow entities to electively defer the effective date of SFAS No. 157 for nonfinancial assets and liabilities, except for those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until January 1, 2009. The Company adopted SFAS No. 157 effective January 1, 2008 for financial assets and liabilities and elected to defer adoption of SFAS No. 157 for nonfinancial assets and liabilities measured at fair value on a nonrecurring basis until January 1, 2009. The adoption of SFAS No. 157 for financial assets and liabilities did have a material impact on the Company’s consolidated financial statements, results of operations or liquidity. The Company does not expect adoption of SFAS No. 157 for nonfinancial assets and liabilities to have material impact on its consolidated financial statements, results of operations or liquidity.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities—including an amendment of FASB Statement No. 115,” which permits entities to choose to measure financial instruments and certain warranty and insurance contracts at fair value. SFAS No. 159 was effective for the Company on January 1, 2008. The adoption of SFAS No. 159 did not impact the Company’s consolidated financial statements, results of operations or liquidity.

In December 2007, the FASB issued SFAS No. 141(revised 2007), “Business Combinations.” SFAS No. 141(revised 2007) provides revised guidance on how acquirers recognize and measure the consideration transferred, identifiable assets acquired, liabilities assumed, contingencies, noncontrolling interests and goodwill acquired in a business combination. SFAS No. 141(revised 2007) also expands required disclosures surrounding the nature and financial effects of business combinations. SFAS No. 141(revised 2007) is effective, on a prospective basis, for fiscal years beginning after December 15, 2008. The adoption of SFAS No. 141(revised 2007) on January 1, 2009 will not have a material impact on the Company’s consolidated financial statements, results of operations or liquidity.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB 51,” establishing accounting and reporting standards for noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. Under the provisions of SFAS No. 160, a noncontrolling interest in a subsidiary is reported as equity in the consolidated financial statements and income attributable to both the parent company and the noncontrolling interest is included in the consolidated statement of income. SFAS No. 160 also establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and requires expanded disclosures in the consolidated financial statements. SFAS No. 160 is effective for the Company on January 1, 2009 with earlier adoption prohibited. The provisions of SFAS No. 160 are to be applied prospectively, except for the presentation and disclosure requirements which are to be applied retrospectively for all periods presented. The

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

adoption of SFAS No. 160 on January 1, 2009 will not have a material impact on the Company’s consolidated financial statements, results of operations or liquidity.

In March 2008, the FASB issued SFAS No. 161, “Disclosures About Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133.” SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. SFAS No. 161 will impact disclosures only and will not have an impact the Company’s consolidated financial statements, results of operations or liquidity.

Emerging Issues Task Force.  In September 2006, the EITF reached a final consensus on Issue No. 06-4 (“EITF 06-4”), “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” EITF 06-4 requires the recognition of a liability and related compensation expense for endorsement split dollar life insurance policies that provide a benefit to an employee that extends to postretirement periods. The Company adopted EITF 06-4 effective January 1, 2008 as a change in accounting principle through a cumulative-effect adjustment to retained earnings of $633. Compensation expense for the postretirement aspects of the Company’s endorsement split dollar life insurance policies of $70 in 2008 is included in salaries wages and employee benefits expense on the accompanying consolidated statements of income.

In June 2007, the EITF reached a final consensus on Issue No. 06-11 (“EITF 06-11”), “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.” EITF 06-11 requires realized income tax benefits from dividends paid to employees for equity classified nonvested equity shares to be recognized as an increase in additional paid in capital and be included in the pool of excess tax benefits available to absorb potential future tax deficiencies on share-based payment awards. The provisions of EITF 06-11 are effective for income tax benefits resulting from dividends declared subsequent to January 1, 2008. The adoption of EITF 06-11 did not have a significant impact on the Company’s consolidated financial statements, results of operations or liquidity.

In September 2008, the FASB ratified EITF Issue No. 08-5 (“EITF 08-5”), “Issuer’s Accounting for Liabilities Measured at Fair Value With a Third-Party Credit Enhancement.” EITF 08-5 provides guidance for measuring liabilities issued with an attached third-party credit enhancement such as a guarantee and clarifies that the issuer of a liability with a third-party credit enhancement should not include the effect of the credit enhancement in the fair value measurement of the liability. EITF 08-5 is effective for the Company on January 1, 2009. The adoption of EITF 08-5 on January 1, 2009 will not have a significant impact on the Company’s consolidated financial statements, results of operations or liquidity.

FASB Staff Positions.  In April 2008, the FASB issued FSP 142-3, “Determination of the Useful Life of Intangible Assets.” FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” FSP 142-3 is effective for the Company on January 1, 2009. The adoption of FSP 142-3 on January 1, 2009 will not have a significant impact on the Company’s consolidated financial statements, results of operations or liquidity.

In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” FSP EITF 03-6-1 clarified that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends participate in undistributed earnings with common shareholders. Awards of this nature are considered participating securities and the two-class method of computing basic and diluted earnings per share

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share and per share data)—(Continued)

must be applied. FSP EITF 03-6-1 is effective for the Company on January 1, 2009. The adoption of FSP EITF 03-6-1 on January 1, 2009 will not have a significant impact on the Company’s consolidated financial statements, results of operations or liquidity.

In October 2008, the FASB issued FSP 157-3, “Determining Fair Value of a Financial Asset in a Market That Is Not Active.” FSP 157-3 clarifies the application of SFAS No. 157 in an inactive market and demonstrates how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP 157-3 was effective upon issuance, including prior periods for which financial statements have not been issued. The adoption of FSP 157-3 did not have a material impact on the Company’s consolidated financial statements, results of operations or liquidity.

In December 2008, the FASB issued FSP 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interest in Variable Interest Entities.” This FSP was issued in advance of the finalization of other proposed amendments to SFAS No. 140 and Interpretation No. 46R and required additional disclosures about transfers of financial assets and about an entity’s involvement with variable interest entities. This FSP is effective for financial statements issued after December 15, 2008. Adoption of FSP 140-4 and FIN 46(R)-8 affects disclosures only and therefore, had no impact on the Company’s consolidated financial statements, results of operations or liquidity

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20. This FSP amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interest That Continue to be Held by a Transferor in Securitized Financial Assets,” to align it with the impairment guidance within SFAS No. 115 by removing from EITF 99-20 the requirement to place excusive reliance on market participants’ assumptions about future cash flows when evaluating an asset for other-than-temporary impairment. Both standards will now require that assumptions about future cash flows consider reasonable management judgment about the probability that the holder of an asset will be unable to collect all amounts due. FSP EITF 99-20-1 is effective for interim and annual reporting periods ending after December 15, 2008. The adoption of FSP EITF 99-20-1 did not impact the Company’s consolidated financial statements, operations or results of liquidity.

SEC Staff Accounting Bulletins.  In November 2007, the SEC issued Staff Accounting Bulletin No. 109 (“SAB 109”), “Written Loan Commitments Recorded at Fair Value Through Earnings.” SAB 109 supersedes SAB 105, “Application of Accounting Principles to Loan Commitments,” and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. The guidance in SAB 109 was effective for derivative loan commitments issued or modified by the Company subsequent to January 1, 2008. The adoption of SAB 109 did not have a significant impact on the Company’s consolidated financial statements, results of operations or liquidity.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	September 30,	December 31,
	2009	2008
	(In thousands, except share data)
	(Unaudited)

Assets
Cash and due from banks	$216,532	$205,070
Federal funds sold	294,279	107,502
Interest bearing deposits in banks	1,631	1,458

Total cash and cash equivalents	512,442	314,030

Investment securities:
Available-for-sale	1,165,315	961,914
Held-to-maturity (estimated fair values of $136,291 as of September 30, 2009 and $109,809 as of December 31, 2008)	132,530	110,362

Total investment securities	1,297,845	1,072,276

Loans	4,606,454	4,772,813
Less allowance for loan losses	101,748	87,316

Net loans	4,504,706	4,685,497

Premises and equipment, net	197,261	177,799
Goodwill	183,673	183,673
Company-owned life insurance	70,748	69,515
Accrued interest receivable	38,742	38,694
Other real estate owned	31,875	6,025
Mortgage servicing rights, net of accumulated amortization and impairment reserve	20,224	11,002
Core deposit intangible assets, net of accumulated amortization	11,082	12,682
Net deferred tax asset	—	7,401
Other assets	54,620	49,753

Total assets	$6,923,218	$6,628,347

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$1,051,721	$985,155
Interest bearing	4,631,409	4,189,104

Total deposits	5,683,130	5,174,259

Federal funds purchased	—	30,625
Securities sold under repurchase agreements	391,336	525,501
Accrued interest payable	19,145	20,531
Accounts payable and accrued expenses	51,951	51,290
Other borrowed funds	5,766	79,216
Long-term debt	77,491	84,148
Subordinated debentures held by subsidiary trusts	123,715	123,715

Total liabilities	6,352,534	6,089,285

Stockholders’ equity:
Nonvoting noncumulative preferred stock without par value; authorized 100,000 shares; issued and outstanding 5,000 shares as of September 30, 2009 and December 31, 2008	50,000	50,000
Common stock without par value; authorized 20,000,000 shares; issued and outstanding 7,859,248 shares as of September 30, 2009 and 7,887,519 shares as of December 31, 2008	113,313	117,613
Retained earnings	390,095	362,477
Accumulated other comprehensive income, net	17,276	8,972

Total stockholders’ equity	570,684	539,062

Total liabilities and stockholders’ equity	$6,923,218	$6,628,347

See accompanying notes to unaudited consolidated financial statements.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Consolidated Statements of Income

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
	(In thousands, except per share data)
	(Unaudited)

Interest income:
Interest and fees on loans	$70,335	$77,798	$210,108	$230,561
Interest and dividends on investment securities:
Taxable	10,430	10,475	30,651	32,933
Exempt from federal taxes	1,304	1,464	4,085	4,468
Interest on federal funds sold	253	14	501	964
Interest on deposits in banks	3	177	11	179

Total interest income	82,325	89,928	245,356	269,105

Interest expense:
Interest on deposits	18,206	23,207	56,639	74,345
Interest on federal funds purchased	10	554	20	1,326
Interest on securities sold under repurchase agreements	179	1,751	597	6,853
Interest on other borrowed funds	369	669	1,345	1,095
Interest on long-term debt	760	1,084	2,399	3,436
Interest on subordinated debentures held by subsidiary trusts	1,502	1,969	4,804	6,182

Total interest expense	21,026	29,234	65,804	93,237

Net interest income	61,299	60,694	179,552	175,868
Provision for loan losses	10,500	5,636	31,800	13,320

Net interest income after provision for loan losses	50,799	55,058	147,752	162,548

Non-interest income:
Income from origination and sale of loans	5,090	2,761	25,682	9,463
Other service charges, commissions and fees	8,056	7,293	21,623	21,319
Service charges on deposit accounts	5,436	5,464	15,285	15,309
Wealth management revenues	2,741	3,035	7,927	9,568
Investment securities gains, net	74	12	126	86
Technology services revenues	—	4,589	—	13,302
Other income	3,603	1,235	7,837	6,965

Total non-interest income	25,000	24,389	78,480	76,012

Non-interest expense:
Salaries, wages and employee benefits	28,035	27,671	85,589	85,736
Occupancy, net	3,914	4,000	11,656	12,243
FDIC insurance premiums	2,377	904	9,741	1,813
Furniture and equipment	2,993	4,588	9,016	14,101
Outsourced technology services	2,334	1,033	8,288	2,886
Mortgage servicing rights amortization	1,277	1,209	6,344	4,005
Other real estate owned expense, net of income	5,160	79	6,079	108
Core deposit intangible amortization	530	641	1,600	1,862
Mortgage servicing rights impairment (recovery)	296	1,640	(6,969)	895
Other expenses	10,460	13,424	31,214	34,385

Total non-interest expense	57,376	55,189	162,558	158,034

Income before income taxes	18,423	24,258	63,674	80,526
Income tax expense	6,105	8,362	21,332	27,928

Net income	12,318	15,896	42,342	52,598
Preferred stock dividends	862	863	2,559	2,484

Net income available to common stockholders	$11,456	$15,033	$39,783	$50,114

Basic earnings per common share	$1.47	$1.93	$5.08	$6.38

Diluted earnings per common share	$1.46	$1.89	$5.02	$6.25

See accompanying notes to unaudited consolidated financial statements.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Consolidated Statements of Changes In Stockholders’ Equity

	For the Nine Months Ended
	September 30,
	2009	2008
	(In thousands, except share and per share data)
	(Unaudited)

Total stockholders’ equity at beginning of period	$539,062	$444,443
Cumulative effect of adoption of new accounting principle on January 1, 2008	—	(633)
Comprehensive income:
Net income	42,342	52,598
Other comprehensive income (loss):
Post-retirement liability adjustment, net of income tax effect of $472 in 2009 and $10 in 2008	(730)	(15)
Unrealized gains on available-for-sale investment securities, net of income tax effect of $5,910 in 2009 and $2,896 in 2008	9,110	4,465
Less reclassification adjustments for gains included in net income, net of income tax effect of $50 in 2009 and $34 in 2008	(76)	(52)

Other comprehensive income	8,304	4,398

Total comprehensive income	50,646	56,996

Preferred stock transactions:
Preferred shares issued, 5,000 in 2008	—	50,000
Preferred stock issuance costs	—	(38)
Common stock transactions:
Non-vested common shares issued, 16,034 in 2009	—	—
Common shares issued, 63,539 in 2009 and 154,288 in 2008	3,813	11,884
Common shares retired, 136,357 in 2009 and 267,622 in 2008	(9,555)	(22,729)
Stock options exercised of 28,513 in 2009 and 43,820 in 2008, net of shares tendered in payment of option price and income tax withholding amounts of 40,981 in 2009 and 18,593 in 2008	77	1,371
Tax benefits related to stock compensation	725	868
Stock-based compensation expense	640	743
Cash dividends declared:
Common, $1.55 per share in 2009 and $1.95 per share in 2008	(12,165)	(15,423)
Preferred, 6.75% stated annual rate	(2,559)	(2,484)

Total stockholders’ equity at end of period	$570,684	$524,998

See accompanying notes to unaudited consolidated financial statements.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Nine Months
	Ended September 30,
	2009	2008
	(In thousands)
	(Unaudited)

Cash flows from operating activities:
Net income	$42,342	$52,598
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principle	—	(633)
Equity in undistributed earnings of unconsolidated subsidiaries and joint ventures	214	20
Provision for loan losses	31,800	13,320
Depreciation expense	9,039	11,406
Amortization of mortgage servicing rights	6,344	4,005
Net premium amortization on investment securities	638	604
Net gain on calls of available-for-sale investment securities	(126)	(86)
Net gain (loss) on sales of other real estate owned, premises and equipment	44	(1)
Other than temporary impairment on investment securities	—	1,286
Write-down of other real estate owned and equipment pending disposition	5,705	17
Amortization of core deposit intangible assets	1,600	1,862
Net impairment (recovery) on mortgage servicing rights	(6,969)	895
Net increase in cash surrender value of company-owned life insurance	(1,233)	(1,714)
Stock-based compensation expense	741	743
Excess tax benefits from stock-based compensation	(704)	(840)
Deferred income taxes	4,194	(353)
Changes in operating assets and liabilities:
Decrease (increase) in loans held for sale	4,733	(3,324)
Increase in accrued interest receivable	(48)	(2,375)
Increase in other assets	(3,703)	(11,802)
Decrease in accrued interest payable	(1,386)	(4,034)
Increase (decrease) in accounts payable and accrued expenses	(977)	3,313

Net cash provided by operating activities	92,248	64,907

Cash flows from investing activities:
Purchases of investment securities:
Held-to-maturity	(6,550)	(12,778)
Available-for-sale	(591,026)	(234,200)
Proceeds from maturities and paydowns of investment securities:
Held-to-maturity	13,959	15,248
Available-for-sale	370,563	431,250
Purchases and originations of mortgage servicing rights	(8,597)	(5,055)
Net extensions (repayments) of credit by customers	106,485	(468,468)
Recoveries of loans charged-off	1,817	1,533

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows—(Continued)

	For the Nine Months
	Ended September 30,
	2009	2008
	(In thousands)
	(Unaudited)

Proceeds from sales of other real estate owned	$4,677	$310
Net capital expenditures	(30,294)	(21,304)
Capital contributions to deconsolidated subsidiares	—	(620)
Acquistion of banks & data services company, net of cash and cash equivalents received	—	(135,706)

Net cash used in investing activities	(138,966)	(429,790)

Cash flows from financing activities:
Net increase in deposits	$508,871	$224,016
Net increase (decrease) in federal funds purchased	(30,625)	69,420
Net decrease in repurchase agreements	(134,165)	(99,337)
Net increase (decrease) in other borrowed funds	(73,450)	89,288
Borrowings of long-term debt	—	113,500
Repayments of long-term debt	(6,657)	(33,950)
Proceeds from issuance of subordinated debentures held by subsidiary trusts	—	20,620
Net decrease (increase) in debt issuance costs	95	(444)
Preferred stock issuance costs	—	(38)
Proceeds from issuance of common stock	4,636	14,085
Excess tax benefits from stock-based compensation	704	840
Purchase and retirement of common stock	(9,555)	(22,729)
Dividends paid on common stock	(12,165)	(15,423)
Dividends paid on preferred stock	(2,559)	(2,484)

Net cash provided by financing activities	245,130	357,364

Net increase (decrease) in cash and cash equivalents	198,412	(7,519)
Cash and cash equivalents at beginning of period	314,030	249,246

Cash and cash equivalents at end of period	$512,442	$241,727

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$67,190	$94,637
Income taxes	23,357	25,174

See accompanying notes to unaudited consolidated financial statements.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(In thousands, except share and per share data)

(1)	Basis of Presentation

In the opinion of management, the accompanying unaudited consolidated financial statements of First Interstate BancSystem, Inc. (the “Parent Company” or “FIBS”) and subsidiaries (the “Company”) contain all adjustments (all of which are of a normal recurring nature) necessary to present fairly the financial position of the Company at September 30, 2009 and December 31, 2008, the results of operations for each of the three and nine month periods ended September 30, 2009 and 2008 and the results of cash flows for each of the nine month periods ended September 30, 2009 and 2008, in conformity with U.S. generally accepted accounting principles (“GAAP”). The balance sheet information at December 31, 2008 is derived from audited consolidated financial statements. Certain reclassifications, none of which were material, have been made to conform prior year financial statements to the September 30, 2009 presentation.

These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Operating results for the three and nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009.

During third quarter 2009, the Company completed the merger of its three bank subsidiaries. First Western Bank, Wall, South Dakota (“Wall”) and The First Western Bank Sturgis, Sturgis, South Dakota (“Sturgis”) were merged into First Interstate Bank (“FIB”) on September 25, 2009. Subsequent to the merger, FIB is the Company’s only bank subsidiary.

(2)	Regulatory Capital

The Company is subject to the regulatory capital requirements administered by federal banking regulators and the Federal Reserve. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. On December 16, 2008, federal banking regulators approved a final rule permitting banking organizations to reduce the amount of goodwill deducted from tier 1 capital by the amount of any associated deferred tax liability. This rule, which became effective in January 2009, significantly increased the Company’s tier 1 and total risk-based capital ratios.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and tier 1 capital to risk-weighted assets, and of tier 1 capital to average assets, as defined in the regulations. As of September 30, 2009 and December 31, 2008, the Company exceeded all capital adequacy requirements to which it is subject.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(In thousands, except share and per share data)—(Continued)

The Company’s actual capital amounts and ratios and selected minimum regulatory thresholds as of September 30, 2009 and December 31, 2008 are presented in the following table:

	Actual		Adequately Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio

September 30, 2009:
Total risk-based capital:
Consolidated	$638,859	12.21%	$418,574	8.00%	NA	NA
FIB	644,727	12.37	416,962	8.00	$521,203	10.00%
Tier 1 risk-based capital:
Consolidated	538,008	10.28	209,287	4.00	NA	NA
FIB	564,125	10.82	208,481	4.00	$312,722	6.00%
Leverage capital ratio:
Consolidated	538,008	7.96	270,193	4.00	NA	NA
FIB	564,125	8.36	270,043	4.00	$337,553	5.00%

	Actual		Adequately Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2008:
Total risk-based capital:
Consolidated	$554,418	10.49%	$422,952	8.00%	NA	NA
FIB	459,785	10.33	356,100	8.00	$445,125	10.00%
Wall	51,417	12.13	33,907	8.00	42,383	10.00
Sturgis	48,432	12.42	31,184	8.00	38,980	10.00
Tier 1 risk-based capital:
Consolidated	453,070	8.57	211,476	4.00	NA	NA
FIB	388,966	8.74	178,050	4.00	$267,075	6.00%
Wall	46,062	10.87	16,953	4.00	25,460	6.00
Sturgis	43,529	11.17	15,592	4.00	23,388	6.00
Leverage capital ratio:
Consolidated	453,070	7.13	254,085	4.00	NA	NA
FIB	388,966	7.16	217,247	4.00	$271,559	5.00%
Wall	46,062	9.65	19,093	4.00	23,867	5.00
Sturgis	43,529	9.79	17,781	4.00	22,226	5.00

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(In thousands, except share and per share data)—(Continued)

(3)	Investment Securities

The following tables present the amortized costs, unrealized gains, unrealized losses and approximate fair values of investment securities at September 30, 2009 and December 31, 2008:

Available-for-Sale

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
September 30, 2009	Cost	Gains	Losses	Value

Obligations of U.S. government agencies	$444,390	$5,364	$—	$449,754
Residential mortgage-backed securities	692,629	23,223	(291)	715,561

Total	$1,137,019	$28,587	$(291)	$1,165,315

Held-to-Maturity

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
September 30, 2009	Cost	Gains	Losses	Value

State, county and municipal securities	$132,024	$3,794	$(33)	$135,785
Other securities	506	—	—	506

Total	$132,530	$3,794	$(33)	$136,291

There were no sales of investment securities during the nine months ended September 30, 2009.

Available-for-Sale

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
December 31, 2008	Cost	Gains	Losses	Value

Obligations of U.S. government agencies	$264,008	$6,371	$—	$270,379
Residential mortgage-backed securities	646,456	9,891	(1,088)	655,259
State, county and municipal securities	33,287	107	(8)	33,386
Other securities	2,891	1	(6)	2,886
Mutual funds	4	—	—	4

Total	$946,646	$16,370	$(1,102)	$961,914

Held-to-Maturity

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
December 31, 2008	Cost	Gains	Losses	Value

State, county and municipal securities	$109,744	$856	$(1,409)	$109,191
Other securities	618	—	—	618

Total	$110,362	$856	$(1,409)	$109,809

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(In thousands, except share and per share data)—(Continued)

Gross gains of $102 and gross losses of $1 were realized on the disposition of available-for-sale securities in 2008.

In conjunction with the merger of the Company’s bank subsidiaries on September 25, 2009, the Company transferred available-for-sale state, county and municipal investment securities with amortized costs and fair market values of $28,288 and $29,426, respectively, into the held-to-maturity category. Unrealized net gains of $1,138 included in accumulated other comprehensive income at the time of transfer are being amortized to yield over the remaining lives of the transferred securities of 3.4 years.

The following table shows the gross unrealized losses and fair values of investment securities, aggregated by investment category, and the length of time individual investment securities have been in a continuous unrealized loss position, as of September 30, 2009 and December 31, 2008.

	Less than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
September 30, 2009	Value	Losses	Value	Losses	Value	Losses

Available-for-Sale
Obligations of U.S. government agencies	$31,348	$—	$—	$—	$31,348	$—
Residential mortgage-backed securities	31,278	(291)	92	—	31,370	(291)

Total	$62,626	$(291)	$92	$—	$62,718	$(291)

Held-to-Maturity
State, county and municipal securities	$577	$(4)	$1,467	$(29)	$2,044	$(33)

	Less than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2008	Value	Losses	Value	Losses	Value	Losses

Available-for-Sale
Residential mortgage-backed securities	$102,193	$(699)	$61,782	$(389)	$163,975	$(1,088)
State, county and municipal securities	1,862	(8)	—	—	1,862	(8)
Other securities	997	(6)	—	—	997	(6)

Total	$105,052	$(713)	$61,782	$(389)	$166,834	$(1,102)

Held-to-Maturity
State, county and municipal securities	$28,537	$(1,002)	$11,278	$(407)	$39,815	$(1,409)

The investment portfolio is evaluated quarterly for other-than-temporary declines in the market value of each individual investment security. Consideration is given to the length of time and the extent to which the fair value has been less than amortized cost; adverse conditions related to the issuer; the issuer’s industry or geographic area; the historical and implied volatility of a security’s fair value; the payment structure of the security; the financial condition and near term prospects of the issuer including the issuer’s ability to make scheduled interest or principal payments; and, the intent of the

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(In thousands, except share and per share data)—(Continued)

Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Unrealized losses as of September 30, 2009 and December 31, 2008 related primarily to fluctuations in market interest rates or the widening of market spreads subsequent to the initial purchase of the securities, and are not due to concerns regarding the underlying credit of the issuers or the underlying collateral. As of September 30, 2009, the Company does not have the intent to sell any of the securities classified as available-for-sale in the above table and believes that it is more likely than not that the Company will not have to sell any such securities before a recovery of cost. The fair value is expected to recover as the investments approach their maturity or repricing dates or if market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of credit quality. Accordingly, as of September 30, 2009, management believes the impairments summarized in the table above are temporary and no impairment losses have been recorded in the Company’s consolidated statements of income.

Maturities of investment securities at September 30, 2009 are shown below. Maturities of mortgage-backed securities have been adjusted to reflect shorter maturities based upon estimated prepayments of principal. All other investment securities maturities are shown at contractual maturity dates.

	Available-for-Sale		Held-to-Maturity
	Amortized	Estimated	Amortized	Estimated
September 30, 2009	Cost	Fair Value	Cost	Fair Value

Within one year	$232,066	$239,729	$9,434	$9,538
After one year but within five years	741,223	756,811	35,466	35,050
After five years but within ten years	87,541	90,063	42,298	44,048
After ten years	76,189	78,712	44,826	47,149

Total	1,137,019	1,165,315	132,024	135,785
Investments with no stated maturity	—	—	506	506

Total	$1,137,019	$1,165,315	$132,530	$136,291

(4)	Impaired Loans

Impaired loans include non-consumer loans placed on nonaccrual or renegotiated in troubled debt restructurings. The following table sets forth information on impaired loans at the dates indicated:

	September 30,	December 31,	September 30,
	2009	2008	2008

Impaired loans with no allocated allowance	$63,075	$66,667	$69,986
Impaired loans with an allocated allowance	54,722	17,749	13,470

Recorded investment in impaired loans	$117,797	$84,416	$83,456

Allowance for loan losses allocated to impaired loans	$18,870	$8,015	$7,091

The average recorded investment in impaired loans was $119,767 and $101,270 for the three and nine months ended September 30, 2009, respectively, and $42,736 and $60,249 for the three and nine months ended September 30, 2008, respectively. If interest on impaired loans had been accrued, interest income on impaired loans during the three and nine months ended September 30, 2009 would have been approximately $1,812 and $3,023, respectively. If interest on impaired loans had been accrued, interest income on impaired loans during the three and nine months ended September 30, 2008 would have been approximately $708 and $2,082, respectively. At September 30, 2009, there

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(In thousands, except share and per share data)—(Continued)

were no material commitments to lend additional funds to borrowers whose existing loans have been renegotiated or are classified as nonaccrual.

(5)	Allowance for Loan Losses

A summary of changes in the allowance for loan losses follows:

	Nine Months Ended September 30,
	2009	2008

Balance at beginning of period	$87,316	$52,355
Allowance of acquired banking offices	—	14,463
Provision charged to operating expense	31,800	13,320
Less loans charged-off	(19,185)	(4,577)
Add back recoveries of loans previously charged-off	1,817	1,533

Balance at end of period	$101,748	$77,094

(6)	Long-Term Debt

In January 2008, the Company entered into a credit agreement (“Credit Agreement”) with four syndicated banks. The Credit Agreement contains various covenants that, among other things, establish minimum capital and financial performance ratios; and, place certain restrictions on indebtedness, non-performing assets, the allowance for loan losses, the redemption and issuance of common stock and the amounts of dividends payable to shareholders. As of September 30, 2009, June 30, 2009 and March 31, 2009, the Company was in violation of certain financial performance covenants related to non-performing assets. On October 28, 2009, the Company entered into an engagement letter with the administrative agent of the Credit Agreement to arrange with the syndicated banks, a waiver of all 2009 financial performance covenant violations and to amend the terms of the Credit Agreement in accordance with a proposed term sheet. The proposed term sheet amends the Credit Agreement to eliminate borrowing on the revolving credit facility, change the maturity date on the term notes from January 10, 2013 to December 31, 2010, increase the interest rate charged on the term notes to a maximum non-default rate of LIBOR plus 4.25% and eliminate the annual commitment fee on the revolving credit facility.

The proposed term sheet also includes revisions to certain debt covenants effective as of September 30, 2009 and waives all debt covenant defaults resulting from breaches existing as of March 31, 2009 and June 30, 2009. Upon acceptance of the proposed term sheet, the Company will pay amendment and waiver fees of 0.40% of all amounts outstanding under the Credit Agreement and an administrative fee of $63. If the proposed term sheet is not consummated, the syndicated banks will be entitled to pursue the remedies available under the Credit Agreement, including an acceleration of the full amount due thereunder.

As of September 30, 2009, the Company had $37,500 of term notes outstanding under the Credit Agreement. No advances were outstanding under the revolving credit facility during 2009.

(7)	Deferred Tax Liability

As of September 30, 2009, a net deferred tax liability of $315 was included in accounts payable and accrued expenses on the accompanying consolidated balance sheet.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(In thousands, except share and per share data)—(Continued)

(8)	Commitments and Guarantees

In the normal course of business, the Company is involved in various claims and litigation. In the opinion of management, following consultation with legal counsel, the ultimate liability or disposition thereof will not have a material adverse effect on the consolidated financial condition, results of operations or liquidity of the Company.

The Company had commitments under construction contracts of $6,452 as of September 30, 2009.

The Company participates in credit and debit card transactions through Visa, U.S.A., Inc. card association or its affiliates (collectively “Visa”). On October 3, 2007, Visa completed a restructuring and issued shares of Class B Visa, Inc. common Stock to its financial institution members, including 60,108 shares to the Company, in contemplation of an initial public offering, which occurred in March 2008. For purposes of converting Class B shares to Class A shares of Visa Inc., a conversion factor is applied, which is subject to adjustment depending on the outcome of certain specifically defined litigation against Visa. The Class B shares are not transferable, except to another member bank until the later of March 31, 2011 or the date on which certain specifically defined Visa litigation is resolved. The Company’s Class B shares were classified in other assets and accounted for at their basis of $0.

In September 2009, the Company sold all of its Class B shares for $2,128. In conjunction with the sale, the Company entered into a derivative contract with the purchaser whereby the Company will make or receive payments based on subsequent changes in the conversion rate of the Class B shares in Class A shares. The derivative contract terminates on March 31, 2011 or the date on which certain specifically defined Visa litigation has been resolved. A liability of $245 related to the derivative contract is included in accounts payable and accrued expenses on the accompanying consolidated balance sheet. The derivative contract is collateralized by $1,277 of U.S. government agency investment securities.

(9)	Financial Instruments with Off-Balance Sheet Risk

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At September 30, 2009, commitments to extend credit to existing and new borrowers approximated $1,142,259, which includes $399,011 on unused credit card lines and $258,074 with commitment maturities beyond one year.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. At September 30, 2009, the Company had outstanding standby letters of credit of $79,299. The estimated fair value of the obligation undertaken by the Company in issuing the standby letters of credit is included in other liabilities in the Company’s consolidated balance sheets.

(10)	Computation of Earnings per Common Share

Basic earnings per common share is calculated by dividing net income by the weighted average number of common shares outstanding during the period presented. Diluted earnings per

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(In thousands, except share and per share data)—(Continued)

common share is calculated by dividing net income by the weighted average number of common shares and potential common shares outstanding during the period.

The following table sets forth the computation of basic and diluted earnings per common share for the three and nine month periods ended September 30, 2009 and 2008.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net income available to common stockholders	$11,456	$15,033	$39,783	$50,114

Average outstanding common shares-basic	7,805,646	7,805,118	7,833,375	7,856,406
Add: effect of dilutive stock options and non-vested shares	66,652	149,933	92,443	162,358

Average outstanding common shares-diluted	7,872,298	7,955,051	7,925,818	8,018,764

Basic earnings per common share	$1.47	$1.93	$5.08	$6.38

Diluted earnings per common share	$1.46	$1.89	$5.02	$6.25

The Company had outstanding options to purchase 541,362 and 361,829 shares of common stock for the three and nine months ended September 30, 2009, respectively, that were not included in the computation of diluted earnings per common share because their effect would be anti-dilutive. The Company had outstanding options to purchase 276,876 and 307,696 shares of common stock for the three and nine months ended September 30, 2008, respectively, that were not included in the computation of diluted earnings per common share because their effect would be anti-dilutive.

(11)	Non-Cash Investing and Financing Activities

The Company transferred loans of $35,956 and $2,400 to other real estate owned during the nine months ended September 30, 2009 and 2008, respectively.

The Company transferred equipment pending disposal of $1,519 to other assets during the nine months ended September 30, 2009.

On March 27, 2008, the Company transferred $100,000 from retained earnings to common stock.

On January 8, 2008, the Company issued 5,000 shares of Series A Preferred Stock with an aggregate value of $50,000. The Series A Preferred stock was issued in partial consideration for an acquisition.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(In thousands, except share and per share data)—(Continued)

(12)	Fair Value Measurements

The following table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis as of September 30, 2009 and December 31, 2008:

	Fair Value Measurements Using
		Quoted Prices in	Significant Other	Significant
		Active Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
September 30, 2009	Total	(Level 1)	(Level 2)	(Level 3)

Investment securities available-for-sale	$1,165,315	$—	$1,165,315	$—
Mortgage servicing rights	20,276	—	20,276	—
Derivative contract	245	—	—	245

	Fair Value Measurements Using
		Quoted Prices in	Significant Other	Significant
		Active Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
December 31, 2008	Total	(Level 1)	(Level 2)	(Level 3)

Investment securities available-for-sale	$961,914	$—	$961,914	$—
Mortgage servicing rights	11,832	—	11,832	—

The following methods were used to estimate the fair value of each class of financial instrument above:

Investment Securities Available-for-Sale.  The Company obtains fair value measurements for investment securities available-for-sale from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.

Mortgage Servicing Rights.  Mortgage servicing rights are initially recorded at fair value based on comparable market quotes and are amortized in proportion to and over the period of estimated net servicing income. Mortgage servicing rights are evaluated quarterly for impairment using an independent valuation service. The valuation service utilizes discounted cash flow modeling techniques, which consider observable data that includes market consensus prepayment speeds and the predominant risk characteristics of the underlying loans including loan type, note rate and loan term. Management believes the significant inputs utilized in the valuation model are observable in the market.

Derivative Contract.  In connection with the sale of Visa Class B shares during third quarter 2009, the Company entered into a derivative contract whereby cash payments received or paid, if any, are based on the resolution of litigation involving Visa. The value of the derivative contract was estimated based on the Company’s expectations regarding the ultimate resolution of that litigation, which involved a high degree of judgment and subjectivity. See Note 8 for additional information regarding the derivative contract.

Additionally, from time to time, certain assets are measured at fair value on a non-recurring basis. These adjustments to fair value generally result from the application of lower-of-cost-or-market accounting or write-downs of individual assets due to impairment.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(In thousands, except share and per share data)—(Continued)

The following table presents information about the Company’s assets and liabilities measured at fair value on a non-recurring basis during the nine months ended September 30, 2009 and 2008:

	Fair Value Measurements Using
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable	Total
		Identical Assets	Inputs	Inputs	Gains
Nine Months Ended September 30, 2009	Total	(Level 1)	(Level 2)	(Level 3)	(Losses)

Impaired loans	$35,852	$—	$—	$35,852	$(18,870)
Other real estate owned	9,458	—	—	9,458	(5,455)
Long-lived asset to be disposed of by sale	1,269	—	—	1,269	(250)

Fair Value Measurements Using
		Quoted Prices	Significant
		in Active	Other	Significant
		Markets for	Observable	Unobservable	Total
		Identical Assets	Inputs	Inputs	Gains
Nine Months Ended September 30, 2008	Total	(Level 1)	(Level 2)	(Level 3)	(Losses)

Impaired loans	$6,379	$—	$—	$6,379	$(7,091)
Other real estate owned	385	—	—	385	(17)

Impaired Loans.  Impaired loans include collateral dependent loans reported at the fair value of the underlying collateral less estimated selling costs. Collateral values are estimated using inputs based upon observable market data and customized discounting criteria. When it is determined that the fair value of an impaired loan is less than the recorded investment in the loan, the carrying value of the loan is adjusted to fair value through a charge to the allowance for loan losses. During the nine months ended September 30, 2009, impaired loans with a carrying value of $54,722 were reduced by specific valuation allowance allocations of $18,870 resulting in a reported fair value of $35,852. During the nine months ended September 30, 2008, impaired loans with a carrying value of $13,470 were reduced by specific valuation allowance allocations of $7,091 resulting in a reported fair value of $6,379.

Other Real Estate Owned.  Other real estate owned (“OREO”) represents real estate acquired in full or partial satisfaction of a loan. OREO is carried at the lower of the Company’s recorded investment in the property at the date of foreclosure or the property’s current fair value less estimated selling costs. The fair values of foreclosed asset are determined by independent appraisals or are estimated using observable market data and customized discounting criteria. Upon initial recognition, write-downs based on the foreclosed asset’s fair value at foreclosure are reported through charges to the allowance for loan losses. Periodically, the fair value of foreclosed assets is remeasured with any subsequent write-downs charged to earnings in the period in which they are identified. During the nine months ended September 30, 2009, OREO with a carrying amount of $14,913 was written down to its fair value of $9,458, resulting in impairment charges of $5,455. During the nine months ended September 30, 2008, OREO with a carrying amount of $402 was written down to its fair value of $385, resulting in impairment charges of $17.

Long-lived Assets to be Disposed of by Sale.  Long-lived assets to be disposed of by sale are carried at the lower of carrying value or fair value less estimated costs to sell. The fair values of long-lived assets to be disposed of by sale are based upon observable market data and customized discounting criteria. During the nine months ended September 30, 2009, a long-lived asset to be

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(In thousands, except share and per share data)—(Continued)

disposed of by sale with a carrying amount of $1,519 was written down to its fair value of $1,269, resulting in an impairment charge of $250, which was included in other non-interest expense.

Mortgage Loans Held for Sale.  Mortgage loans held for sale are required to be measured at the lower of cost or fair value. The fair value of mortgage loans held for sale is based upon binding contracts or quotes or bids from third party investors. As of September 30, 2009 and December 31, 2008, all mortgage loans held for sale were recorded at cost.

The Company is required to disclose the fair value of financial instruments for which it is practical to estimate fair value. The methodologies for estimating the fair value of financial instruments that are measured at fair value on a recurring or non-recurring basis are discussed above. The methodologies for estimating the fair value of other financial instruments are discussed below. For financial instruments bearing a variable interest rate where no credit risk exists, it is presumed that recorded book values are reasonable estimates of fair value.

Financial Assets.  Carrying values of cash, cash equivalents and accrued interest receivable approximate fair values due to the liquid and/or short-term nature of these instruments. Fair values for investment securities held-to-maturity are obtained from an independent pricing service, which considers observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. Fair values of fixed rate loans are calculated by discounting scheduled cash flows adjusted for prepayment estimates using discount rates based on secondary market sources, if available, or based on estimated market discount rates that reflect the credit and interest rate risk inherent in the loan category. Fair values of adjustable rate loans approximate the carrying values of these instruments due to frequent repricing, provided there have been no changes in credit quality since origination.

Financial Liabilities.  The fair values of demand deposits, savings accounts, federal funds purchased, securities sold under repurchase agreements and accrued interest payable are the amount payable on demand at the reporting date. The fair values of fixed-maturity certificates of deposit are estimated using external market rates currently offered for deposits with similar remaining maturities. The carrying values of the interest bearing demand notes to the United States Treasury are deemed an approximation of fair values due to the frequent repayment and repricing at market rates. The floating rate term notes, floating rate subordinated debentures, floating rate subordinated term loan and unsecured demand notes bear interest at floating market rates and, as such, carrying amounts are deemed to approximate fair values. The fair values of notes payable to the FHLB, fixed rate subordinated term debt and capital lease obligation are estimated by discounting future cash flows using current rates for advances with similar characteristics.

Commitments to Extend Credit and Standby Letters of Credit.  The fair value of commitments to extend credit and standby letters of credit, based on fees currently charged to enter into similar agreements, is not significant.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(In thousands, except share and per share data)—(Continued)

A summary of the estimated fair values of financial instruments follows:

	As of September 30,		As of December 31,
	2009		2008
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and cash equivalents	$512,442	$512,442	$314,030	$314,030
Investment securities available-for-sale	1,165,315	1,165,315	961,914	961,914
Investment securities held-to-maturity	132,530	136,291	110,362	109,809
Net loans	4,504,706	4,496,064	4,685,497	4,696,287
Accrued interest receivable	38,742	38,742	38,694	38,694
Mortgage servicing rights, net	20,224	20,276	11,002	11,832

Total financial assets	$6,373,959	$6,369,130	$6,121,499	$6,132,566

Financial liabilities:
Total deposits, excluding time deposits	$3,499,989	$3,499,989	$3,243,756	$3,243,756
Time deposits	2,183,141	2,191,277	1,930,503	1,934,296
Federal funds purchased	—	—	30,625	30,625
Securities sold under repurchase agreements	391,336	391,336	525,501	525,501
Derivative contract	245	245	—	—
Accrued interest payable	19,145	19,145	20,531	20,531
Other borrowed funds	5,766	5,766	79,216	79,216
Long-term debt	77,491	78,823	84,148	88,255
Subordinated debentures held by subsidiary trusts	123,715	126,911	123,715	119,608

Total financial liabilities	$6,300,828	$6,313,492	$6,037,995	$6,041,788

(13)	Segment Reporting

An operating segment is defined as a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and evaluate performance. Beginning January 1, 2009, the Company has one operating segment, community banking, which encompasses commercial and consumer banking and financial services offered to individuals, businesses, municipalities and other entities. Activities conducted by the Parent Company and its nonbank subsidiaries are incidental to community banking and, therefore, are not considered operating segments.

Prior to 2009, the Company reported two operating segments, community banking and technology services. Technology services encompassed services provided through i_Tech Corporation (“i_Tech”), the Company’s wholly-owned technology services subsidiary, to affiliated and non-affiliated customers. On December 31, 2008, the Company sold i_Tech and moved certain operational functions previously provided by i_Tech to the Company’s bank subsidiary.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(In thousands, except share and per share data)—(Continued)

The following table presents prior year segment information. The “other” category includes the net funding costs and other expenses of the Parent Company, the operational results of consolidated nonbank subsidiaries and intercompany eliminations.

	Three Months Ended September 30, 2008
	Community	Technology		Intersegment
	Banking	Services	Other	Eliminations	Total

Net interest income (expense)	$63,490	$17	$16,257	$(19,070)	$60,694
Provision for loan losses	5,636	—	—	—	5,636
Non-interest income:
External	20,145	4,589	(345)	—	24,389
Intersegment	—	3,084	2,789	(5,873)	—
Non-interest expense	51,265	6,899	2,898	(5,873)	55,189

Net income (loss)	$26,734	$791	$15,803	$(19,070)	$24,258

Depreciation and core deposit intangibles amortization	$4,249	$—	$40	$—	$4,289

	Nine Months Ended September 30, 2008
	Community	Technology		Intersegment
	Banking	Services	Other	Eliminations	Total

Net interest income (expense)	$184,688	$65	$52,874	$(61,759)	$175,868
Provision for loan losses	13,320	—	—	—	13,320
Non-interest income:
External	61,040	14,195	777	—	76,012
Intersegment	—	9,380	8,500	(17,880)	—
Non-interest expense	144,912	21,280	9,722	(17,880)	158,034

Net income (loss)	$87,496	$2,360	$52,429	$(61,759)	$80,526

Depreciation and core deposit intangibles amortization	$13,083	$—	$185	$—	$13,268

(14)	New Authoritative Accounting Guidance

FASB ASC Topic 105, “Generally Accepted Accounting Principles.”  On September 15, 2009, the Company adopted new authoritative guidance under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 105, “Generally Accepted Accounting Principles.” ASC Topic 105 establishes the ASC as the source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in conformity with generally accepted accounting principles. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative guidance for SEC registrants. All guidance contained in the ASC carries an equal level of authority. All non-grandfathered, non-SEC accounting literature not included in the ASC is superseded and deemed non-authoritative. Adoption of ASC Topic 105 did not have a significant impact on the Company’s consolidated financial statements, results of operations or liquidity.

FASB ASC Topic 260, “Earnings Per Share.”  On January 1, 2009, the Company adopted new authoritative accounting guidance under ASC Topic 260, “Earnings Per Share,” which provides that

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(In thousands, except share and per share data)—(Continued)

unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. Adoption of ASC Topic 260 did not have a significant impact on the Company’s consolidated financial statements, results of operations or liquidity.

FASB ASC Topic 320, “Investments—Debt and Equity Securities.”  New authoritative accounting guidance under ASC Topic 320, “Investments—Debt and Equity Securities,” (i) changes existing guidance for determining whether an impairment is other than temporary to debt securities and (ii) replaces the existing requirement that an entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. Under ASC Topic 320, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income. The Company adopted the guidance provided under ASC Topic 320 during first quarter 2009. The adoption did not have a significant impact on the Company’s consolidated financial statements, results of operations or liquidity.

FASB ASC Topic 715, “Compensation—Retirement Benefits.”  New authoritative accounting guidance under ASC Topic 715, “Compensation—Retirement Benefits,” provides guidance related to an employer’s disclosures about plan assets of defined benefit pension or other post-retirement benefit plans. Under ASC Topic 715, disclosures should provide users of financial statements with an understanding of how investment allocation decisions are made, the factors that are pertinent to an understanding of investment policies and strategies, the major categories of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period and significant concentrations of risk within plan assets. The disclosures required by ASC Topic 715 will be included in the Company’s financial statements beginning with financial statements for the year ending December 31, 2009.

FASB ASC Topic 805, “Business Combinations.”  ASC Topic 805, “Business Combinations” applies to all transactions and other events in which one entity obtains control over one or more other businesses. ASC Topic 805 requires an acquirer, upon initially obtaining control of another entity, to recognize the assets, liabilities and any non-controlling interest in the acquiree at fair value as of the acquisition date. Contingent consideration is required to be recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of that consideration may be determinable beyond a reasonable doubt. Assets acquired and liabilities assumed in a business combination that arise from contingencies are to be recognized at fair value if fair value can be reasonably estimated. ASC Topic 805 also requires acquirers to expense acquisition-related costs as incurred. The guidance in ASC Topic 805 is applicable to the Company’s accounting for business combinations closing on or after January 1, 2009.

FASB ASC Topic 810, “Consolidation.”  Authoritative accounting guidance under ASC Topic 810, “Consolidation,” amends prior guidance to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Under ASC Topic 810, a non-controlling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, ASC Topic 810 requires consolidated net

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(In thousands, except share and per share data)—(Continued)

income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. The new authoritative guidance under ASC Topic 810 became effective for the Company on January 1, 2009 and did not have a significant impact on the Company’s consolidated financial statements, results of operations or liquidity.

Further new authoritative accounting guidance under ASC Topic 810 amends prior guidance to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The new authoritative accounting guidance requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements. The new authoritative accounting guidance under ASC Topic 810 will be effective for the Company on January 1, 2010 and is not expected to have a significant impact on the Company’s consolidated financial statements, results of operations or liquidity.

FASB ASC Topic 815, “Derivatives and Hedging.”  New authoritative accounting guidance under ASC Topic 815, “Derivatives and Hedging,” requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. Adoption of the new authoritative accounting guidance under ASC Topic 815 on January 1, 2009 did not impact the Company’s consolidated financial statements, results of operations or liquidity.

FASB ASC Topic 820, “Fair Value Measurements and Disclosures.”  New authoritative accounting guidance under ASC Topic 820,“Fair Value Measurements and Disclosures,” clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. ASC Topic 820 also requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. The new accounting guidance amended prior guidance to expand certain disclosure requirements. The Company adopted the new authoritative accounting guidance under ASC Topic 820 during the first quarter of 2009. The adoption did not impact the Company’s consolidated financial statements, results of operations or liquidity.

Further new authoritative accounting guidance (Accounting Standards Update No. 2009-5) under ASC Topic 820 provides guidance for measuring the fair value of a liability in circumstances in which a quoted price in an active market for the identical liability is not available. In such instances, a reporting entity is required to measure fair value utilizing a valuation technique that uses (i) the quoted price of the identical liability when traded as an asset, (ii) quoted prices for similar liabilities or similar liabilities when traded as assets, or (iii) another valuation technique that is consistent with the existing principles of ASC Topic 820, such as an income approach or market approach. The new authoritative accounting guidance also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. The forgoing new authoritative accounting guidance under ASC Topic 820 will be effective for the Company’s financial statements beginning October 1, 2009 and is not expected to have a significant impact on the Company’s consolidated financial statements, results of operations or liquidity.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(In thousands, except share and per share data)—(Continued)

FASB ASC Topic 825, “Financial Instruments.”  New authoritative accounting guidance under ASC Topic 825,“Financial Instruments,” requires an entity to provide disclosures about the fair value of financial instruments in interim financial information and amends prior guidance to require those disclosures in summarized financial information at interim reporting periods. The new interim disclosures required under Topic 825 are included in Note 12- Fair Value Measurements.

FASB ASC Topic 855, “Subsequent Events.”  New authoritative accounting guidance under ASC Topic 855, “Subsequent Events,” establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. ASC Topic 855 defines (i) the period after the balance sheet date during which a reporting entity’s management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (iii) the disclosures an entity should make about events or transactions that occurred after the balance sheet date. The new authoritative accounting guidance under ASC Topic 855 became effective for the Company’s financial statements for periods ending after June 15, 2009 and did not have a significant impact on the Company’s consolidated financial statements, results of operations or liquidity

FASB ASC Topic 860, “Transfers and Servicing.”  New authoritative accounting guidance under ASC Topic 860, “Transfers and Servicing,” amends prior accounting guidance to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. The new authoritative accounting guidance eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. The new authoritative accounting guidance also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. The new authoritative accounting guidance under ASC Topic 860 will be effective for the Company on January 1, 2010 and is not expected to have a significant impact on the Company’s consolidated financial statements, results of operations or liquidity

(15)	Subsequent Events

Subsequent events have been evaluated for potential recognition and disclosure through November 10, 2009, the date financial statements are filed with the SEC. Through that date, there were no events requiring disclosure.

           Shares

Class A Common Stock

Prospectus
, 2010

Barclays Capital

D.A. Davidson & Co.

Keefe, Bruyette & Woods

Sandler O’Neill + Partners, L.P.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of shares of our Class A common stock being registered, all of which will be paid by us. All of the amounts shown are estimates, except the SEC registration fee, the FINRA filing fee and the NASDAQ Stock Market listing fee.

Expense Category	Amount ($)

SEC Registration Fee		$8,200
FINRA Filing Fee		12,000
NASDAQ Stock Market Listing Fee		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Printing Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Blue Sky Qualification Fees and Expenses		*
Miscellaneous Fees		*

Total	$	*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers.

Sections 35-1-451 through 35-1-459 of the Montana Act provide that a corporation may indemnify its directors and officers. In general, the Montana Act provides that a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as a director or officer, unless limited by the articles of incorporation. Pursuant to the Montana Act, a corporation may indemnify a director or officer, if it is determined that the director engaged in good faith and meets certain standards of conduct. A corporation may not indemnify a director or officer under the Montana Act when a director is adjudged liable to the corporation, or when such person is adjudged liable on the basis that personal benefit was improperly received. The Montana Act also permits a director or officer of a corporation, who is a party to a proceeding, to apply to the courts for indemnification or advancement of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advancement of expenses under certain circumstances.

Our bylaws provide for the indemnification of directors and officers, including (1) the mandatory indemnification of a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding, (2) the permissible indemnification of directors and officers if a determination to indemnify such person has been made as prescribed by the Montana Act and (3) for the reimbursement of reasonable expenses incurred by a director or officer who is party to a proceeding in advance of final disposition of the proceeding, if the determination to indemnify has been made pursuant to the Montana Act. We have also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors may, in such capacities, incur. Section 35-1-458 of the Montana Act provides that a corporation may purchase and maintain insurance on behalf of director or officer of the corporation against liability asserted or incurred against such director or officer, while serving at the request of the corporation in such capacity, or arising from the individual’s status as a director or officer, whether or not the corporation would have power to indemnify the individual against the same liability under the Montana Act.

Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

On September 18, 2007, as consideration for our acquisition of banking and related data service subsidiaries of First Western Bancorp, Inc. of Huron, South Dakota, we issued 5,000 shares of Series A Preferred Stock to First Western, with an aggregate value of $50,000,000. The transaction was exempt from registration under Section 4(2) of the Securities Act.

On September 30, 2008, we sold 58,799 shares of our existing common stock to members or affiliates of the Scott family at a purchase price of $77.00 per share. The transaction was exempt from registration under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. Proceeds of the sale were used for working capital and general corporate purposes.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit
Number		Description

1	.1**	Underwriting Agreement
2.1		Stock Purchase Agreement dated as of September 18, 2007, by and between First Interstate BancSystem, Inc. and First Western Bancorp, Inc. (incorporated herein by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on September 19, 2007)
2.2		First Amendment to Stock Purchase Agreement dated as of January 10, 2008, between First Interstate BancSystem, Inc. and Christen Group, Inc. formerly known as First Western Bancorp, Inc. (incorporated herein by reference to Exhibit 10.20 of the Company’s Current Report on Form 8-K filed on January 16, 2008)
3.1		Restated Articles of Incorporation dated February 27, 1986 (incorporated herein by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1, No. 033-84540, filed on September 29, 1994)
3.2		Articles of Amendment to Restated Articles of Incorporation dated September 26, 1996 (incorporated herein by reference to the Company’s Current Report on Form 8-K, No. 033-64304, filed on October 15, 1996)
3.3		Articles of Amendment to Restated Articles of Incorporation dated September 26, 1996 (incorporated herein by reference to the Company’s Current Report on Form 8-K, No. 033-64304, filed on October 15, 1996)
3.4		Articles of Amendment to Restated Articles of Incorporation dated October 7, 1997 (incorporated herein by reference to Exhibit 3.4 of the Company’s Registration Statement on Form S-1, No. 333-37847, filed on October 14, 1997)
3.5		Articles of Amendment to Restated Articles of Incorporation dated September 27, 2007 (incorporated herein by reference to Exhibit 3.5 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007)
3.6		Restated Bylaws of First Interstate BancSystem, Inc. dated July 29, 2004 (incorporated herein by reference to Exhibit 4.10 of the Company’s Post-Effective Amendment No. 4 to Registration Statement on Form S-8, No. 333-76825, filed on August 13, 2004)
3	.7**	Amended and Restated Articles of Incorporation dated , 2010
3	.8**	Amended and Restated Bylaws dated , 2010
4	.1**	Specimen of Class A common stock certificate of First Interstate BancSystem, Inc.
4	.2**	Specimen of Class B common stock certificate of First Interstate BancSystem, Inc.
4.3		Specimen of Series A preferred stock certificate of First Interstate BancSystem, Inc. (incorporated herein by reference to Exhibit 4.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007)

Exhibit
Number		Description

4.4		Shareholder’s Agreement for non-Scott family members (incorporated herein by reference to the Company’s Post-Effective Amendment No. 3 to Registration Statement on Form S-1, No. 033-84540, filed on September 29, 1994)
4.5		Shareholder’s Agreement for non-Scott family members dated August 24, 2001 (incorporated herein by reference to Exhibit 4.26 of the Company’s Post-Effective Amendment No. 1 to Registration Statement on Form S-8, No. 333-76825, filed on September 6, 2001)
4.6		Shareholder’s Agreement for non-Scott family members dated August 19, 2002 (incorporated herein by reference to Exhibit 4.27 of the Company’s Post-Effective Amendment No. 2 to Registration Statement on Form S-8, No. 333-76825, filed on August 8, 2002)
4.7		First Interstate Stockholders’ Agreements with Scott family members dated January 11, 1999 (incorporated herein by reference to the Company’s Registration Statement on Form S-8, No. 333-76825, filed on April 22, 1999)
4.8		Specimen of Charity Shareholder’s Agreement with Charitable Shareholders (incorporated herein by reference to the Company’s Registration Statement on Form S-8, No. 333-76825, filed on April 22, 1999)
The other instruments defining the rights of holders of the long-term debt securities of the Registrant and its subsidiaries are omitted pursuant to section(b)(4)(iii)(A) of Item 601 of Regulation S-K. The Registrant hereby agrees to furnish copies of these instruments to the Securities and Exchange Commission upon request.
5	.1**	Opinion of Holland & Hart LLP
10.1		Credit Agreement dated as of January 10, 2008, among First Interstate BancSystem, Inc., as Borrower; Various Lenders; and Wells Fargo Bank, National Association, as Administrative Agent (incorporated herein by reference to Exhibit 10.22 of the Company’s Current Report on Form 8-K filed on January 16, 2008)
10.2		First Amendment to Credit Agreement dated as of October 3, 2008 among First Interstate BancSystem, Inc., as Borrower, Various Lenders and Wells Fargo Bank, National Association, as Administrative Agent (incorporated herein by reference to Exhibit 10.25 of the Company’s Current Report on Form 8-K filed on October 9, 2008)
10.3		Second Amendment to Credit Agreement dated as of November 19, 2009 among First Interstate BancSystem, Inc., as Borrower, Various Lenders and Wells Fargo Bank, National Association, as Administrative Agent (incorporated herein by reference to Exhibit 10.19 of the Company’s Current Report on Form 8-K filed on November 25, 2009)
10.4		Third Amendment to Credit Agreement dated as of December 31, 2009 among First Interstate BancSystem, Inc., as Borrower, Various Lenders and Wells Fargo Bank, National Association, as Administrative Agent (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on January 7, 2010)
10.5		Security Agreement dated as of January 10, 2008, between First Interstate BancSystem, Inc. and Wells Fargo Bank, National Association, as Administrative Agent (incorporated herein by reference to Exhibit 10.23 of the Company’s Current Report on Form 8-K filed on January 16, 2008)
10.6		Credit Agreement Re: Subordinated Term Note dated as of January 10, 2008, between First Interstate BancSystem, Inc. and First Midwest Bank (incorporated herein by reference to Exhibit 10.24 of the Company’s Current Report on Form 8-K filed on January 16, 2008)
10.7		Lease Agreement between Billings 401 Joint Venture and First Interstate Bank Montana dated September 20, 1985 and addendum thereto (incorporated herein by reference to Exhibit 10.4 of the Company’s Post-Effective Amendment No. 3 to Registration Statement on Form S-1, No. 033-84540, filed on September 29, 1994)
10.8		Stock Option and Stock Appreciation Rights Plan of First Interstate BancSystem, Inc., as amended (incorporated herein by reference to Exhibit 10.9 of the Company’s Post-Effective Amendment No. 3 to Registration Statement on Form S-1, No. 033-84540, filed on September 29, 1994)
10.9		2001 Stock Option Plan (incorporated herein by reference to Exhibit 4.12 of the Company’s Registration Statement on Form S-8, No. 333-106495, filed on June 25, 2003)

Exhibit
Number		Description

10.10		Employee Stock Purchase Plan of First Interstate BancSystem, Inc., as amended and restated, effective April 30, 2008 (incorporated herein by reference to Exhibit 4.30 of the Company’s Registration Statement on Form S-8, No. 333-153064, filed on August 18, 2008)
10.11		First Interstate BancSystem, Inc. Executive Non-Qualified Deferred Compensation Plan dated November 20, 1998 (incorporated herein by reference to Exhibit 10.13 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, No. 033-64304)
10.12		First Interstate BancSystem’s Deferred Compensation Plan dated December 6, 2000 (incorporated herein by reference to Exhibit 10.14 of the Company’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2002, No. 000-49733)
10.13		First Interstate BancSystem, Inc. 2004 Restricted Stock Award Plan, effective April 1, 2004 (incorporated herein by reference to Exhibit 10.15 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)
10.14		First Interstate BancSystem, Inc. 2006 Equity Compensation Plan (incorporated herein by reference to Appendix A of the Company’s 2006 Definitive Proxy Statement on Schedule 14A)
10.15		Form of First Interstate BancSystem, Inc. 2006 Equity Compensation Plan Restricted Stock Agreement (Time) for Certain Executive Officers (incorporated herein by reference to Exhibit 10.13 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, No. 000-49733)
10.16		Form of First Interstate BancSystem, Inc. 2006 Equity Compensation Plan Restricted Stock Agreement (Performance) for Certain Executive Officers (incorporated herein by reference to Exhibit 10.14 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, No. 000-49733)
10.17		First Interstate BancSystem, Inc. 2006 Equity Compensation Plan Restricted Stock Agreement (Performance) for Lyle R. Knight (incorporated herein by reference to Exhibit 10.15 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, No. 000-49733)
10.18		First Interstate BancSystem, Inc. 2006 Equity Compensation Plan Restricted Stock Agreement for Lyle R. Knight (incorporated herein by reference to Exhibit 10.16 of the Company’s Annual Report on Form 10-K, No. 000-49733)
10.19		Relocation Services Agreement between First Interstate BancSystem, Inc. and NRI Relocation, Inc. dated April 25, 2008 for the benefit of Julie Castle and related Memorandum Agreement between First Interstate BancSystem, Inc. and Julie Castle dated May 23, 2008 (incorporated herein by reference to Exhibit 10.17 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, No. 000-49733)
10.20		Trademark License Agreements between Wells Fargo & Company and First Interstate BancSystem, Inc. (incorporated herein by reference to Registration Statement on Form S-1, No. 333-25633)
21.1		Subsidiaries of First Interstate BancSystem, Inc. (incorporated herein by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, No. 000-49733)
23	.1*	Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm
23	.2**	Consent of Holland & Hart LLP (included in the opinion filed as Exhibit 5.1)
24.1		Power of Attorney (included in signature pages to the Registration Statement)

*	Filed herewith.

**	To be filed by amendment

(b) Financial Statements Schedules

None.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Billings, State of Montana, on January 15, 2010.

FIRST INTERSTATE BANCSYSTEM, INC.

By:	/s/ Lyle R. Knight
Name:     Lyle R. Knight

Title:	President and Chief Executive Officer

POWERS OF ATTORNEY

We, the undersigned directors and officers of First Interstate BancSystem, Inc., do hereby constitute and appoint each of Lyle R. Knight and Terrill R. Moore as our true and lawful attorney and agent, each with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments and any related registration statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended) hereto and we do hereby ratify and confirm that each said attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Lyle R. Knight Lyle R. Knight	President, Chief Executive Officer and Director (Principal Executive Officer)	January 15, 2010

/s/ Terrill R. Moore Terrill R. Moore	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 15, 2010

/s/ Steven J. Corning Steven J. Corning	Director	January 15, 2010

/s/ David H. Crum David H. Crum	Director	January 15, 2010

/s/ William B. Ebzery William B. Ebzery	Director	January 15, 2010

/s/ Charles W. Hart Charles E. Hart, M.D., M.S.	Director	January 15, 2010

Signature	Title	Date

/s/ James W. Haugh James W. Haugh	Director	January 15, 2010

/s/ Charles M. Heyneman Charles M. Heyneman	Director	January 15, 2010

/s/ Ross E. Leckie Ross E. Leckie	Director	January 15, 2010

/s/ Terry W. Payne Terry W. Payne	Director	January 15, 2010

/s/ James R. Scott James R. Scott	Director	January 15, 2010

/s/ Jonathan R. Scott Jonathan R. Scott	Director	January 15, 2010

/s/ Julie A. Scott Julie A. Scott	Director	January 15, 2010

/s/ Randall I. Scott Randall I. Scott	Director	January 15, 2010

/s/ Thomas W. Scott Thomas W. Scott	Director	January 15, 2010

/s/ Sandra A. Scott Suzor Sandra A. Scott Suzor	Director	January 15, 2010

/s/ Michael J. Sullivan Michael J. Sullivan	Director	January 15, 2010

/s/ Martin A. White Martin A. White	Director	January 15, 2010

EXHIBIT INDEX

Exhibit
Number		Description

1	.1**	Underwriting Agreement
2.1		Stock Purchase Agreement dated as of September 18, 2007, by and between First Interstate BancSystem, Inc. and First Western Bancorp, Inc. (incorporated herein by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on September 19, 2007)
2.2		First Amendment to Stock Purchase Agreement dated as of January 10, 2008, between First Interstate BancSystem, Inc. and Christen Group, Inc. formerly known as First Western Bancorp, Inc. (incorporated herein by reference to Exhibit 10.20 of the Company’s Current Report on Form 8-K filed on January 16, 2008)
3.1		Restated Articles of Incorporation dated February 27, 1986 (incorporated herein by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1, No. 033-84540, filed on September 29, 1994)
3.2		Articles of Amendment to Restated Articles of Incorporation dated September 26, 1996 (incorporated herein by reference to the Company’s Current Report on Form 8-K, No. 033-64304, filed on October 15, 1996)
3.3		Articles of Amendment to Restated Articles of Incorporation dated September 26, 1996 (incorporated herein by reference to the Company’s Current Report on Form 8-K, No. 033-64304, filed on October 15, 1996)
3.4		Articles of Amendment to Restated Articles of Incorporation dated October 7, 1997 (incorporated herein by reference to Exhibit 3.4 of the Company’s Registration Statement on Form S-1, No. 333-37847, filed on October 14, 1997)
3.5		Articles of Amendment to Restated Articles of Incorporation dated September 27, 2007 (incorporated herein by reference to Exhibit 3.5 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007)
3.6		Restated Bylaws of First Interstate BancSystem, Inc. dated July 29, 2004 (incorporated herein by reference to Exhibit 4.10 of the Company’s Post-Effective Amendment No. 4 to Registration Statement on Form S-8, No. 333-76825, filed on August 13, 2004)
3	.7**	Amended and Restated Articles of Incorporation dated , 2010
3	.8**	Amended and Restated Bylaws dated , 2010
4	.1**	Specimen of Class A common stock certificate of First Interstate BancSystem, Inc.
4	.2**	Specimen of Class B common stock certificate of First Interstate BancSystem, Inc.
4.3		Specimen of Series A preferred stock certificate of First Interstate BancSystem, Inc. (incorporated herein by reference to Exhibit 4.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007)
4.4		Shareholder’s Agreement for non-Scott family members (incorporated herein by reference to the Company’s Post-Effective Amendment No. 3 to Registration Statement on Form S-1, No. 033-84540, filed on September 29, 1994)
4.5		Shareholder’s Agreement for non-Scott family members dated August 24, 2001 (incorporated herein by reference to Exhibit 4.26 of the Company’s Post-Effective Amendment No. 1 to Registration Statement on Form S-8, No. 333-76825, filed on September 6, 2001)
4.6		Shareholder’s Agreement for non-Scott family members dated August 19, 2002 (incorporated herein by reference to Exhibit 4.27 of the Company’s Post-Effective Amendment No. 2 to Registration Statement on Form S-8, No. 333-76825, filed on August 8, 2002)
4.7		First Interstate Stockholders’ Agreements with Scott family members dated January 11, 1999 (incorporated herein by reference to the Company’s Registration Statement on Form S-8, No. 333-76825, filed on April 22, 1999)
4.8		Specimen of Charity Shareholder’s Agreement with Charitable Shareholders (incorporated herein by reference to the Company’s Registration Statement on Form S-8, No. 333-76825, filed on April 22, 1999)
The other instruments defining the rights of holders of the long-term debt securities of the Registrant and its subsidiaries are omitted pursuant to section(b)(4)(iii)(A) of Item 601 of Regulation S-K. The Registrant hereby agrees to furnish copies of these instruments to the Securities and Exchange Commission upon request.
5	.1**	Opinion of Holland & Hart LLP

Exhibit
Number	Description

10.1	Credit Agreement dated as of January 10, 2008, among First Interstate BancSystem, Inc., as Borrower; Various Lenders; and Wells Fargo Bank, National Association, as Administrative Agent (incorporated herein by reference to Exhibit 10.22 of the Company’s Current Report on Form 8-K filed on January 16, 2008)
10.2	First Amendment to Credit Agreement dated as of October 3, 2008 among First Interstate BancSystem, Inc., as Borrower, Various Lenders and Wells Fargo Bank, National Association, as Administrative Agent (incorporated herein by reference to Exhibit 10.25 of the Company’s Current Report on Form 8-K filed on October 9, 2008)
10.3	Second Amendment to Credit Agreement dated as of November 19, 2009 among First Interstate BancSystem, Inc., as Borrower, Various Lenders and Wells Fargo Bank, National Association, as Administrative Agent (incorporated herein by reference to Exhibit 10.19 of the Company’s Current Report on Form 8-K filed on November 25, 2009)
10.4	Third Amendment to Credit Agreement dated as of December 31, 2009 among First Interstate BancSystem, Inc., as Borrower, Various Lenders and Wells Fargo Bank, National Association, as Administrative Agent (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on January 7, 2010)
10.5	Security Agreement dated as of January 10, 2008, between First Interstate BancSystem, Inc. and Wells Fargo Bank, National Association, as Administrative Agent (incorporated herein by reference to Exhibit 10.23 of the Company’s Current Report on Form 8-K filed on January 16, 2008)
10.6	Credit Agreement Re: Subordinated Term Note dated as of January 10, 2008, between First Interstate BancSystem, Inc. and First Midwest Bank (incorporated herein by reference to Exhibit 10.24 of the Company’s Current Report on Form 8-K filed on January 16, 2008)
10.7	Lease Agreement between Billings 401 Joint Venture and First Interstate Bank Montana dated September 20, 1985 and addendum thereto (incorporated herein by reference to Exhibit 10.4 of the Company’s Post-Effective Amendment No. 3 to Registration Statement on Form S-1, No. 033-84540, filed on September 29, 1994)
10.8	Stock Option and Stock Appreciation Rights Plan of First Interstate BancSystem, Inc., as amended (incorporated herein by reference to Exhibit 10.9 of the Company’s Post-Effective Amendment No. 3 to Registration Statement on Form S-1, No. 033-84540, filed on September 29, 1994)
10.9	2001 Stock Option Plan (incorporated herein by reference to Exhibit 4.12 of the Company’s Registration Statement on Form S-8, No. 333-106495, filed on June 25, 2003)
10.10	Employee Stock Purchase Plan of First Interstate BancSystem, Inc., as amended and restated, effective April 30, 2008 (incorporated herein by reference to Exhibit 4.30 of the Company’s Registration Statement on Form S-8, No. 333-153064, filed on August 18, 2008)
10.11	First Interstate BancSystem, Inc. Executive Non-Qualified Deferred Compensation Plan dated November 20, 1998 (incorporated herein by reference to Exhibit 10.13 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, No. 033-64304)
10.12	First Interstate BancSystem’s Deferred Compensation Plan dated December 6, 2000 (incorporated herein by reference to Exhibit 10.14 of the Company’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2002, No. 000-49733)
10.13	First Interstate BancSystem, Inc. 2004 Restricted Stock Award Plan, effective April 1, 2004 (incorporated herein by reference to Exhibit 10.15 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)
10.14	First Interstate BancSystem, Inc. 2006 Equity Compensation Plan (incorporated herein by reference to Appendix A of the Company’s 2006 Definitive Proxy Statement on Schedule 14A)
10.15	Form of First Interstate BancSystem, Inc. 2006 Equity Compensation Plan Restricted Stock Agreement (Time) for Certain Executive Officers (incorporated herein by reference to Exhibit 10.13 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, No. 000-49733)
10.16	Form of First Interstate BancSystem, Inc. 2006 Equity Compensation Plan Restricted Stock Agreement (Performance) for Certain Executive Officers (incorporated herein by reference to Exhibit 10.14 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, No. 000-49733)

Exhibit
Number		Description

10.17		First Interstate BancSystem, Inc. 2006 Equity Compensation Plan Restricted Stock Agreement (Performance) for Lyle R. Knight (incorporated herein by reference to Exhibit 10.15 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, No. 000-49733)
10.18		First Interstate BancSystem, Inc. 2006 Equity Compensation Plan Restricted Stock Agreement for Lyle R. Knight (incorporated herein by reference to Exhibit 10.16 of the Company’s Annual Report on Form 10-K, No. 000-49733)
10.19		Relocation Services Agreement between First Interstate BancSystem, Inc. and NRI Relocation, Inc. dated April 25, 2008 for the benefit of Julie Castle and related Memorandum Agreement between First Interstate BancSystem, Inc. and Julie Castle dated May 23, 2008 (incorporated herein by reference to Exhibit 10.17 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, No. 000-49733)
10.20		Trademark License Agreements between Wells Fargo & Company and First Interstate BancSystem, Inc. (incorporated herein by reference to Registration Statement on Form S-1, No. 333-25633)
21.1		Subsidiaries of First Interstate BancSystem, Inc. (incorporated herein by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, No. 000-49733)
23	.1*	Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm
23	.2**	Consent of Holland & Hart LLP (included in the opinion filed as Exhibit 5.1)
24.1		Power of Attorney (included in signature pages to the Registration Statement)

*	Filed herewith.

**	To be filed by amendment